                                                            Registration No. 33-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-4

                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                          FIRST MIDWEST BANCORP, INC.
            (Exact name of registrant as specified in its charter)
                                     6022
           (Primary Standard Industrial Classification Code Number)

              DELAWARE                                        36-3161078
    (State or other jurisdiction                           (I.R.S. Employer
    of incorporation or organization)                     Identification No.)

  300 PARK BOULEVARD, SUITE 405, ITASCA, ILLINOIS 60143-0459, (630) 875-7450
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             DONALD J. SWISTOWICZ
                           EXECUTIVE VICE PRESIDENT
                          FIRST MIDWEST BANCORP, INC.
          300 PARK BOULEVARD, SUITE 405, ITASCA, ILLINOIS 60143-0459
                                (630) 875-7460
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                                  Copies to:

TIMOTHY M. SULLIVAN              JOHN E. FREECHACK              JOEL S. CORWIN
HINSHAW & CULBERTSON BARACK FERRAZZANO KIRSCHBAUM PERLMAN & NAGELBERG LAW OFFICES OF JOEL S. CORWIN
222 NORTH LASALLE STREET         333 WEST WACKER DRIVE          20 SOUTH CLARK STREET
SUITE 300                        SUITE 2700                     SUITE 2200
CHICAGO, ILLINOIS  60601-1081    CHICAGO, ILLINOIS 60606        CHICAGO, ILLINOIS 60603
(312) 704-3852                   (312) 984-3100                 (312) 357-0100

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Upon consummation of the Merger as described in the Registration Statement.

     If the only securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

                        CALCULATION OF REGISTRATION FEE
=================================================================================================================
                                                                 PROPOSED         PROPOSED
                                                    AMOUNT        MAXIMUM         MAXIMUM        AMOUNT OF
   TITLE OF EACH CLASS OF                            TO BE    OFFERING PRICE     AGGREGATE     REGISTRATION
SECURITIES TO BE REGISTERED                       REGISTERED    PER SHARE*    OFFERING PRICE*       FEE
-----------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 Par Value.............
Preferred Share Purchase Rights**.......          9,719,657      $41.59        $404,196,256      $122,484
=================================================================================================================

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) based on the average of the bid and asked price of Heritage Financial Services, Inc. Common Shares on March 2, 1998.

** The registrant is also registering Preferred Share Purchase Rights which are evidenced by the certificates for the Common Stock being registered in a ratio of one Preferred Share Purchase Right for each share of Common Stock.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                  PROSPECTUS
                              9,719,657 SHARES OF
                          FIRST MIDWEST BANCORP, INC.
                                 COMMON STOCK
                             JOINT PROXY STATEMENT
                                FOR MEETINGS OF
HERITAGE FINANCIAL SERVICES, INC. SHAREHOLDERS AND FIRST MIDWEST BANCORP, INC.
                                 STOCKHOLDERS
                         TO BE HELD ____________, 1998

     This Joint Proxy Statement/Prospectus relates to the consideration of the Agreement and Plan of Merger, dated January 14, 1998 (the "Merger Agreement"), by and between First Midwest Bancorp, Inc. ("First Midwest"), and First Midwest Acquisition Corporation, a wholly owned subsidiary of First Midwest ("Acquisition Corp"), and Heritage Financial Services, Inc. ("Heritage"), which is attached to this Joint Proxy Statement/Prospectus as Appendix A, which provides for the merger of Heritage into Acquisition Corp (the "Merger") and the issuance of shares of First Midwest Common Stock to the Shareholders of Heritage upon the consummation of the Merger (the "Issuance"). This Proxy Statement/Prospectus is first being mailed to First Midwest Stockholders, along with the First Midwest 1997 Annual Report, on or about _____________, 1998, and this Joint Proxy Statement/Prospectus is first being mailed to the Heritage Shareholders on or about __________, 1998.

     This Joint Proxy Statement/Prospectus is being furnished to the Shareholders of Heritage in connection with the solicitation of proxies by the Board of Directors of Heritage for use at a Special Meeting of Shareholders of Heritage to be held at ___________, local time, on __________, 1998, at ______________________________________________________, and at any and all
adjournments or postponements thereof.

     This Joint Proxy Statement/Prospectus is also being furnished to the Stockholders of First Midwest in connection with the solicitation of proxies by the Board of Directors of First Midwest for use at the Annual Meeting of Stockholders of First Midwest to be held at __________ a.m., local time, on ________________, 1998 at the ___________________________________________, and
at any and all adjournments or postponements thereof.

     This Joint Proxy Statement/Prospectus is a prospectus of First Midwest relating to its offering of shares of its Common Stock, $0.01 par value per share ("First Midwest Common Stock"), to the holders of the Common Shares of Heritage, no par value per share ("Heritage Common Stock"), in connection with the proposed Merger. If the Merger Agreement is approved by the requisite vote of Heritage Shareholders, if the Issuance and the proposed amendment to the Restated Certificate of Incorporation of First Midwest increasing the number of authorized shares of First Midwest Common Stock to 60,000,000 are approved by the requisite vote of First Midwest Stockholders and if, following the satisfaction of certain other conditions, the Merger is consummated, each issued and outstanding share of Heritage Common Stock (except for shares held by dissenting Heritage Shareholders) will be converted into and exchanged for
0.7695 of a share of First Midwest Common Stock (the "Exchange Ratio") as described herein and in the Merger Agreement (see "THE MERGER").

     Based on (i) 12,140,528 Heritage Common Shares outstanding on February 17, 1998, (ii) 490,605 Heritage Common Shares issuable upon the exercise of outstanding employee stock options on such date, and (iii) a 0.7695 Exchange Ratio, approximately 9,719,657 shares of First Midwest Common Stock will be issued in the Merger, which represents approximately ________ percent of the number of shares of First Midwest Common Stock outstanding on the First Midwest Record Date (as defined herein), plus the number of shares of First Midwest Common Stock to be issued in exchange for the Heritage Common Shares described in clauses (i) and (ii) above. The actual number of shares of First Midwest Common Stock to be issued in the Merger will depend on the number of Heritage Common Shares outstanding at the Effective Time (as defined herein), the number of Heritage Common Shares issuable upon the exercise of outstanding employee stock options on such date, the Exchange Ratio and the number of Heritage Common Shares held by dissenting Heritage Shareholders. The number of shares of First Midwest Common Stock indicated at the top of this page is the maximum number of shares of First Midwest Common Stock that is currently estimated to be issued in the Merger.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.  THE SECURITIES OFFERED
  HEREBY ARE NOT SAVINGS ACCOUNTS OR BANK DEPOSITS, ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF FIRST MIDWEST AND ARE NOT
 INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT
                                    AGENCY.

 The date of this Joint Proxy Statement/Prospectus is ___________________, 1998

                          FIRST MIDWEST BANCORP, INC.
                                      AND
                       HERITAGE FINANCIAL SERVICES, INC.
                        JOINT PROXY STATEMENT/PROSPECTUS

                               TABLE OF CONTENTS

TABLE OF CONTENTS........................................................  i

AVAILABLE INFORMATION....................................................  2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................  2

CAUTIONARY STATEMENT CONCERNING FORWARD-
   LOOKING INFORMATION...................................................  4

SUMMARY..................................................................  5
   The Parties...........................................................  9
   First Midwest Meeting................................................. 10
   Heritage Meeting...................................................... 11
   The Merger............................................................ 11
   Merger Consideration.................................................. 11
   Reasons for the Merger; Recommendations of the Boards of Directors.... 12
   Opinions of Financial Advisors........................................ 13
   Dissenters' Appraisal Rights.......................................... 13
   Effective Time; Closing Date.......................................... 14
   Interests of Certain Persons in the Merger............................ 14
   Regulatory Approvals.................................................. 16
   Conditions to the Merger.............................................. 16
   Waiver and Amendment; Termination..................................... 17
   Conduct of Business Pending the Merger................................ 17
   Expenses.............................................................. 17
   Accounting Treatment.................................................. 18
   Certain Federal Income Tax Consequences of the Merger................. 18
   Stock Option Agreement................................................ 18
   Resales of First Midwest Common Stock................................. 19
   Charter Amendment..................................................... 19
   Effects of the Merger on Rights of Shareholders of Heritage........... 20
   Preferred Share Purchase Rights....................................... 20
   Nasdaq Stock Market Listing........................................... 20
   Market and Market Prices.............................................. 20

SELECTED FINANCIAL DATA OF FIRST MIDWEST BANCORP, INC.................... 21

SELECTED FINANCIAL DATA OF HERITAGE FINANCIAL SERVICES, INC.............. 23

COMPARATIVE PER COMMON SHARE DATA........................................ 25

RECENT DEVELOPMENTS...................................................... 27

FIRST MIDWEST MEETING.................................................... 28
   Place, Time, Date and Record Date..................................... 28
   Matters to Be Considered.............................................. 28
   Vote Required......................................................... 29
   Proxies............................................................... 29
   Security Ownership.................................................... 31

HERITAGE MEETING......................................................... 33
   Place, Time, Date and Record Date..................................... 33
   Matters to Be Considered.............................................. 33
   Vote Required......................................................... 33
   Proxies............................................................... 34
   Security Ownership.................................................... 35

THE MERGER............................................................... 39
   General............................................................... 39
   Merger Consideration.................................................. 39
   Background of and Reasons for the Merger.............................. 41
   Recommendations of the Boards of Directors............................ 49
   Opinion of Heritage Financial Advisor................................. 49
   Opinion of First Midwest Financial Advisor............................ 57
   Effective Time; Closing Date.......................................... 62
   Exchange of Certificates by Heritage Shareholders..................... 62
   Dissenters' Appraisal Rights.......................................... 63
   Regulatory Approvals.................................................. 65
   Business Pending the Merger and Other Covenants....................... 67
   Environmental Investigation........................................... 70
   Representations and Warranties........................................ 71
   Conditions to the Merger.............................................. 71
   Waiver and Amendment; Termination..................................... 73
   Dividends............................................................. 74
   Operations of Heritage After the Merger............................... 74
   Interests of Certain Persons in the Merger............................ 75
   Effect on Employee Benefits........................................... 78

   Agreement of Affiliates............................................... 79
   Stock Option Agreement................................................ 79
   Certain Federal Income Tax Consequences of the Merger................. 83
   Accounting Treatment.................................................. 85
   Expenses.............................................................. 85
   Resale of First Midwest Common Stock.................................. 85

CHARTER AMENDMENT........................................................ 86
   General............................................................... 86
   Increase in Authorized Stock.......................................... 86
   Recommendation of First Midwest Board................................. 87

PRICE RANGE OF COMMON STOCK AND DIVIDENDS................................ 88
   Market Prices......................................................... 88
   Dividends............................................................. 88

PRO FORMA FINANCIAL INFORMATION.......................................... 89

SUPERVISION AND REGULATION............................................... 93
   General............................................................... 93
   Capital and Operational Requirements.................................. 94
   Dividends............................................................. 96
   Source of Strength Policy............................................. 96
   FDIC Insurance Assessments; DIFA...................................... 97

DESCRIPTION OF FIRST MIDWEST COMMON AND PREFERRED STOCK.................. 98

COMPARISON OF THE RIGHTS OF FIRST MIDWEST
   STOCKHOLDERS AND HERITAGE SHAREHOLDERS................................ 99
   General............................................................... 99
   Common and Preferred Stock............................................100
   Stockholder Rights Plan...............................................100
   Stockholder Action Without a Meeting; Power to Call Special Meetings
      and  Amendment of the Certificate and the Bylaws...................102
   Stockholder Vote Required to Approve Business Combinations............103
   Evaluation of Proposed Offer..........................................103
   Delaware and Illinois Law Affecting Business Combinations.............104
   Directors.............................................................105
   Liability of Directors; Indemnification...............................105
   Dissenters' Appraisal Rights..........................................106
   Advance Notice of Stockholder Proposals and Nominations...............107
   Anti-Takeover Effect..................................................108

FIRST MIDWEST DIRECTOR ELECTION..........................................109
   Election of Directors.................................................109
   Operations of the First Midwest Board.................................111
   Executive Officers and Executive Compensation.........................114
   Compensation Committee Report on Executive Compensation...............117
   Stock Performance Graph...............................................119
   Ownership Reports.....................................................120
   Certain Relationships and Related Transactions........................121
   Independent Auditors..................................................121

OPINIONS.................................................................121

EXPERTS..................................................................121

STOCKHOLDER PROPOSALS....................................................122

   Appendix A - Agreement and Plan of Merger
   Appendix B - Opinion of McDonald & Company Securities, Inc.
   Appendix C - Opinion of Goldman Sachs & Co.
   Appendix D - Sections 11.65 and 11.70 of the Illinois Business Corporation
                Act of 1983
   Appendix E - Stock Option Agreement

                             AVAILABLE INFORMATION

     First Midwest Bancorp, Inc. ("First Midwest"), and Heritage Financial Services, Inc. ("Heritage"), are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") (File Numbers 0-10967 and 0-15059, respectively). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at the following locations: Seven World Trade Center, Suite 1300, New York, New York, 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a website (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding First Midwest and Heritage that First Midwest and Heritage file electronically with the Commission. In addition, such reports, proxy statements, and other information concerning First Midwest and Heritage can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     This Joint Proxy Statement/Prospectus constitutes a part of a Registration Statement filed by First Midwest with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to First Midwest. Any statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have heretofore been filed by First Midwest or Heritage with the Commission are incorporated by reference in this Joint Proxy Statement/Prospectus: (1) First Midwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (2) First Midwest's Current Report on Form 8-K filed on January 23, 1998; (3) the description of First Midwest Common Stock, $0.01 par value per share, and Preferred Stock purchase rights associated with the Common Stock of First Midwest, as contained in First Midwest's Registration Statement on Form 8-A, dated February 17, 1989, as amended by subsequently filed reports; (4) Heritage's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (5) Heritage's Current Report on Form 8-K filed on January 27, 1998; and (6) the description of the Heritage Common Shares, no par value per share, as contained in Heritage's Registration Statement (No. 33-8693) on Form S-1, effective October 14, 1986, as amended by subsequently filed reports.

     All documents filed by First Midwest and Heritage with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the termination of the offering made by this Joint Proxy Statement/Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Joint Proxy Statement/Prospectus, except as so modified or superseded.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL

OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST. REQUESTS FOR DOCUMENTS RELATING TO FIRST MIDWEST SHOULD BE DIRECTED TO FIRST MIDWEST BANCORP, INC., 300 PARK BOULEVARD, SUITE 405, ITASCA, ILLINOIS 60143-0459, ATTENTION JAMES R. ROOLF, CORPORATE SECRETARY, TELEPHONE
NUMBER: (630) 875-7450. REQUESTS FOR DOCUMENTS RELATING TO HERITAGE SHOULD BE DIRECTED TO HERITAGE FINANCIAL SERVICES, INC., 12015 SOUTH WESTERN AVENUE, BLUE ISLAND, ILLINOIS 60406, ATTENTION RONALD P. GROEBE, SECRETARY, TELEPHONE NUMBER:
(708) 385-2900. IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY _______________, 1998. FIRST MIDWEST OR HERITAGE, AS THE CASE MAY BE, WILL SEND THE REQUESTED DOCUMENTS BY FIRST-CLASS MAIL WITHIN ONE BUSINESS DAY OF THE RECEIPT OF THE REQUEST. PERSONS REQUESTING COPIES OF EXHIBITS TO SUCH DOCUMENTS WILL BE CHARGED THE COSTS OF REPRODUCTION AND MAILING SUCH EXHIBITS.

                           _________________________

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN OR INCORPORATED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRST MIDWEST OR HERITAGE. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS IN ANY STATE OR TO ANY PERSON IN WHICH OR TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION INCLUDED HEREIN IS CORRECT AS OF ANY TIME AFTER ITS DATE.

     All information contained in this Joint Proxy Statement/Prospectus with respect to First Midwest and its subsidiaries has been supplied by First Midwest, and all information with respect to Heritage and its subsidiaries has been supplied by Heritage.

                           _________________________

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

     This Joint Proxy Statement/Prospectus (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of First Midwest and Heritage, including (i) statements relating to the cost savings estimated to result from the Merger, (ii) statements relating to revenues estimated to result from the Merger, (iii) statements relating to the restructuring charges estimated to be incurred in connection with the Merger and (iv) statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions. See "SUMMARY," "COMPARATIVE PER COMMON SHARE DATA," "RECENT DEVELOPMENTS," "THE MERGER -- BACKGROUND AND REASONS FOR THE MERGER," "-- OPINION OF FIRST MIDWEST FINANCIAL ADVISOR" and "-- OPINION OF HERITAGE FINANCIAL ADVISOR" and "PRO FORMA FINANCIAL INFORMATION." These forward-looking statements involve certain risks and uncertainties. Neither First Midwest nor Heritage undertake any obligation to reflect circumstances or events that arise after the date hereof. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (a) expected cost savings from the Merger may not be fully realized or realized within the expected time frame; (b) revenues following the Merger may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following the Merger may be greater than expected; (c) competitive pressures among depository and other financial institutions may increase significantly; (d) costs or difficulties related to the integration of the business of First Midwest and Heritage may be greater than expected; (e) changes in the interest rate environment may reduce margins; (f) general economic or business conditions, either nationally or in the states in which First Midwest is doing business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (g) legislative or regulatory changes may adversely affect the business in which First Midwest is engaged; and (h) changes may occur in the securities markets. The forward-looking earnings estimates included in this Joint Proxy Statement/Prospectus have not been examined or compiled by the independent public accountants of First Midwest or Heritage nor have such accountants applied any procedures thereto. Accordingly, such accountants do not express an opinion or any other form of assurance on them. Further information on other factors which could affect the financial results of First Midwest after the Merger is included in the Commission filings incorporated by reference herein.

                                    SUMMARY

     The following is a brief summary of certain information relating to the Merger. The summary is necessarily incomplete and selective and is qualified in its entirety by more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, including the Appendixes hereto and the documents incorporated by reference herein. All Stockholders of First Midwest and Shareholders of Heritage are urged to read carefully this entire Joint Proxy Statement/Prospectus, including the Appendixes hereto and the documents incorporated by reference herein.

                                  THE PARTIES

FIRST MIDWEST

     First Midwest, a Delaware corporation headquartered in the Chicago suburb of Itasca, Illinois, is Illinois' third largest publicly traded bank holding company, with assets of approximately $3.6 billion at December 31, 1997, before considering the proposed acquisition of Heritage. The subsidiaries of First Midwest include a commercial bank and three nonbank subsidiaries which offer trust and investment management, mortgage banking and credit life insurance related services.

     On a regular basis, First Midwest evaluates acquisition opportunities and conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions, and in some cases negotiations, take place, and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and, therefore, some dilution of First Midwest's book value and net income per common share may occur in connection with any future transactions.

     First Midwest Bank, N.A. (the "Bank"), is engaged in commercial and retail banking and offers a broad range of lending, depository and related financial services including accepting deposits; commercial and industrial, consumer and real estate lending; collections; safe deposit box operations; and other banking services tailored for individual, commercial and industrial, and governmental customers. Structurally, the Bank is comprised of two divisions, a sales division defined in four geographical regions and a support division providing corporate administrative and support services through various functional departments. At year end 1997, the Bank had approximately 1,250 full time equivalent employees operating in fifty-five banking offices, primarily in suburban metropolitan Chicago.

     Approximately 78% of the Bank's assets are located in the suburban metropolitan Chicago area. Within the Chicago metropolitan area, the Bank operates in three of the fastest growing counties in Illinois: Lake and McHenry Counties, north and northwest of the city of Chicago, and Will County, southwest of the city. Lake County has the highest average household income in the State of Illinois and the third highest employment rate, with employment growth rates estimated to be approximately 27% for the period 1997 through 2007. McHenry County, which is adjacent to Lake County on the west, has the fourth highest average household income and the eleventh highest employment rate in the State of Illinois, with the employment growth rate estimated to be approximately 17% for the same forward period. Will County ranks seventh and sixth by the same measures, respectively, and has employment growth rates estimated to be approximately 20% for the same forward period. The Bank currently has the second largest share of bank deposits in the Lake, McHenry and Will County markets with an estimated 8% of Lake County, 14% of McHenry County and 16% of Will County.

     Approximately 16% of the Bank's assets are located in the "Quad Cities" area of Western Illinois and Eastern Iowa which includes the Illinois cities of Moline and Rock Island and the Iowa cities of Davenport and Bettendorf. The Quad Cities region has a population of approximately 400,000, employment in excess of 200,000 jobs, and annual retail sales of approximately $2.5 billion. Employment growth in this market area is projected to be approximately 8% for the period 1997 through 2005. The Bank has an approximate 8% market share, or the second largest, in the Quad Cities.

     The Bank maintains branch operations in downstate Illinois primarily in Vermilion and Champaign Counties, that represent approximately 6% of the Bank's total assets. The Bank has approximately 17% of the total deposits in the Vermilion County market.

     A profile of banking and trust assets/offices and deposit market shares in each of the Bank's primary banking markets, as well as on a pro forma basis including Heritage, is shown on the map on page 7.

     First Midwest Trust Company, N.A. (the "Trust Company"), provides trust and investment management services to its clients, acting as executor, administrator, trustee, agent, and in various other fiduciary capacities. As of December 31, 1997, the Trust Company had approximately $1.6 billion in trust assets under management, comprised of accounts ranging from small personal investment portfolios to large corporate employee benefit plans. First Midwest Mortgage Corporation performs centralized residential real estate mortgage loan origination, sales and servicing operations previously conducted by the Bank. First Midwest Insurance Company operates as a reinsurer of credit life, accident and health insurance sold through the Bank, primarily in conjunction with the Bank's consumer lending operations.

     First Midwest's principal executive office is located at 300 Park Boulevard, Suite 405, Itasca, Illinois, 60143-3459, and its telephone number is
(630) 875-7450.

HERITAGE

     Heritage, an Illinois corporation headquartered in the Chicago suburb of Tinley Park, Illinois, had assets of approximately $1.3 billion at December 31, 1997. The subsidiaries of Heritage include a commercial bank, a trust company and a national trust bank which also conducts an insurance agency business.

     Heritage's commercial bank subsidiary, Heritage Bank, is engaged in a general commercial banking business which embraces all the usual functions of commercial and retail banking, including: accepting deposits; commercial and industrial, consumer and real estate lending;

collections; safe deposit box operations; and other banking services tailored for individual, commercial, industrial and governmental customers. Heritage Bank operates seventeen banking offices in the south and southwest suburbs of Chicago. Heritage Bank is the eighth largest banking institution in Will County in market share of deposits.

     Heritage Trust Company provides trust and investment management services to its clients, acting as executor, administrator, trustee, agent, and in various other fiduciary capacities. As of December 31, 1997, Heritage Trust Company had approximately $225 million in trust assets under management, comprised of accounts ranging from small personal investment portfolios to large corporate employee benefit plans. First National Bank of Lockport provides trust services and also acts as an insurance agency.

     Heritage's principal executive office is located at 17500 South Oak Park Avenue, Tinley Park, Illinois 60477, and its telephone number is (708) 532-8000.

ACQUISITION CORP

     Acquisition Corp is an Illinois corporation and wholly owned subsidiary of First Midwest and does not conduct any ongoing operations. The primary purpose of Acquisition Corp is to facilitate the Merger.

                            INSERT MAP ON THIS PAGE


                      FIRST MIDWEST BANCORP, INC. ("FMBI)
                                      AND
                  HERITAGE FINANCIAL SERVICES, INC. ("HERS")

           BANKING AND TRUST ASSETS/OFFICES AND DEPOSIT MARKET SHARE


                              [MAP APPEARS HERE]

                             FIRST MIDWEST MEETING

     Meeting and Record Dates. The Annual Meeting of the Stockholders of First Midwest will be held on _______________, 1998, at the ________________________,
at 10:00 a.m., local time, and any and all adjournments or postponements thereof (the "First Midwest Meeting"). Only holders of record of shares of First Midwest Common Stock at the close of business on ______________, 1998 (the "First Midwest Record Date") are entitled to notice of, and to vote at, the First Midwest Meeting. See "FIRST MIDWEST MEETING -- DATE, TIME, PLACE AND RECORD DATE."

     Matters to be Considered. At the First Midwest Meeting, First Midwest Stockholders will vote on the following proposals (the "First Midwest Proposals"): (i) the approval of the issuance of shares of First Midwest Common Stock to Shareholders of Heritage (the "Issuance") pursuant to the Agreement and Plan of Merger, dated as of January 14, 1998 (the "Merger Agreement"), by and between First Midwest and Acquisition Corp and Heritage, and the transactions contemplated thereby, including the merger of Heritage into Acquisition Corp (the "Merger"); (ii) the approval and adoption of an amendment to First Midwest's Restated Certificate of Incorporation to increase the number of authorized shares of First Midwest Common Stock from 30,000,000 to 60,000,000 (the "Charter Amendment"); and (iii) the election of C.D. Oberwortmann, John M. O'Meara and J. Stephen Vanderwoude to serve as directors of First Midwest (the "First Midwest Director Election"). Stockholders will also consider and vote upon such other matters as may properly be brought before the First Midwest Meeting. See "FIRST MIDWEST MEETING -- MATTERS TO BE CONSIDERED."

     Vote Required. The affirmative vote of the holders of a majority of the shares of First Midwest Common Stock represented at the First Midwest Meeting and entitled to vote thereon is required for the approval of the Issuance. The affirmative vote of the holders of a majority of the outstanding shares of First Midwest Common Stock is required for approval of the Charter Amendment. The First Midwest Director Election requires the vote of the holders of a plurality of the shares of First Midwest Common Stock represented at the First Midwest Meeting and entitled to vote thereon. As of the First Midwest Record Date, there were ______ shares of First Midwest Common Stock entitled to be voted at the First Midwest Meeting.

     With a quorum, or in the absence of such, the affirmative vote of the holders of a majority of the shares of First Midwest Common Stock represented at the First Midwest Meeting may authorize the adjournment of such meeting.

     Approval of the Issuance and the Charter Amendment by the Stockholders of First Midwest is a condition to, and required for, consummation of the Merger. See "THE MERGER -- CONDITIONS TO THE MERGER." The First Midwest Director Election has no effect on the consummation of the Merger. The approval of the Issuance is not a condition to the approval of the Charter Amendment; however, approval of the Charter Amendment is a condition to the Issuance. See "FIRST MIDWEST MEETING -- VOTE REQUIRED."

     Security Ownership. As of the First Midwest Record Date, directors and executive officers of First Midwest and their affiliates held in the aggregate ________ shares (excluding option shares), or approximately __%, of the First Midwest Common Stock. The directors and executive officers of First Midwest have indicated that they intend to vote such shares of First Midwest Common Stock for approval and adoption of the First Midwest Proposals at the First Midwest Meeting. As of the First Midwest Record Date, directors and executive officers of Heritage and their affiliates held no shares of First Midwest Common Stock. See "FIRST MIDWEST MEETING -- SECURITY OWNERSHIP."

                               HERITAGE MEETING

     Meeting and Record Dates. A Special Meeting of the Shareholders of Heritage will be held on ________, 1998 at the ______________________________,
at ________ a.m., local time, and any and all adjournments or postponements thereof (the "Heritage Meeting"). Only holders of record of Heritage Common Stock at the close of business on ______________, 1998 (the "Heritage Record Date") are entitled to notice of, and to vote at, the Heritage Meeting. See "HERITAGE MEETING -- DATE, TIME, PLACE AND RECORD DATE."

     Matters to be Considered. At the Heritage Meeting, Shareholders of Heritage will vote on the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger of Heritage into Acquisition Corp and the conversion of each share of Heritage Common Stock into
0.7695 of a share of First Midwest Common Stock. Heritage Shareholders will also consider and vote upon such other matters as may properly be brought before the Heritage Meeting. See "HERITAGE MEETING -- MATTERS TO BE CONSIDERED."

     Vote Required. Approval of the Merger at the Heritage Meeting will require the affirmative vote of the holders of a majority of the outstanding shares of
Heritage Common Stock.   As of February 17, 1998, there were 12,140,528 shares
of Heritage Common Stock entitled to be voted at the Heritage Meeting.

     With a quorum, or in the absence of such, the affirmative vote of the holders of a majority of the shares represented at the Heritage Meeting may authorize the adjournment of such meeting.

     Approval of the Merger Agreement by the Shareholders of Heritage is a condition to, and required for, consummation of the Merger. See "THE MERGER -- CONDITIONS TO THE MERGER."

     Security Ownership. As of February 17, 1998, directors and executive officers of Heritage held in the aggregate 2,275,665 shares (excluding option shares and shares held in the Heritage Financial Services, Inc. Profit Sharing
Plan), or approximately 18.7%, of the Heritage Common Stock. The directors and executive officers of Heritage have indicated that they intend to vote their shares of Heritage Common Stock for approval and adoption of the Merger Agreement at the Heritage Meeting. These individuals have entered into an Agreement of Affiliates with First Midwest which, among other things, requires them to vote their shares of Heritage Common Stock in favor of the Merger Agreement. See "HERITAGE MEETING -- SECURITY OWNERSHIP," and "THE MERGER -- AGREEMENT OF AFFILIATES."

     As of the Heritage Record Date, First Midwest held 45,300 shares of Heritage Common Stock, or less than 1% of the outstanding shares of Heritage Common Stock. First Midwest has indicated that it intends to vote such shares of Heritage Common Stock for approval and adoption of the Merger Agreement. First Midwest entered into a Stock Option Agreement with Heritage on January 14, 1998, pursuant to which Heritage granted to First Midwest an option to acquire, under certain limited and specifically defined circumstances (none of which, to the best of First Midwest's and Heritage's knowledge, has occurred as of the date of this Joint Proxy Statement/Prospectus), up to 2,400,000 shares of Heritage Common Stock (19.9% of the issued and outstanding Heritage Common Stock as of January 14, 1998). See "THE MERGER -- STOCK OPTION AGREEMENT." As of the Heritage Record Date, the directors and executive officers of First Midwest and their affiliates held no shares of Heritage Common Stock.

                                   THE MERGER

     The Shareholders of Heritage are each being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, pursuant to which Heritage will be merged with and into Acquisition Corp, with Acquisition Corp being the surviving entity. See "THE MERGER -- GENERAL."

                              MERGER CONSIDERATION

     Subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Heritage Common Stock issued and outstanding immediately prior to the Merger (except shares held by Heritage or First Midwest or shares for which Shareholders of Heritage have perfected dissenters' appraisal rights) will be converted into the right to receive 0.7695 (the "Exchange Ratio") of a share of First Midwest Common Stock (the "Merger Consideration"). The Merger Agreement provides that the Exchange Ratio will be appropriately adjusted in the event of any split, combination, stock dividend or stock distribution with respect to the First Midwest Common Stock effected by First Midwest prior to the consummation of the Merger. See "THE MERGER -- MERGER CONSIDERATION."

     Based on the $________ per share closing price of the First Midwest Common Stock reported on the Nasdaq Stock Market for _______________, 1998, the market value of the Merger Consideration would be $_________ per share of Heritage Common Stock as of such date. The number of shares of First Midwest Common Stock to be received for each share of Heritage Common Stock has been fixed at
0.7695. The market value of First Midwest Common Stock to be received in the Merger is subject to fluctuation. Accordingly, an increase in the market value of First Midwest Common Stock will increase the market value of the Merger Consideration to be received in the Merger. A decrease in the market value of First Midwest Common Stock will have the opposite effect.

     Heritage may, at its sole option, terminate the Merger Agreement (the "Termination Right"), renegotiate the Exchange Ratio with First Midwest or proceed with the Merger, if (i) the dollar amount (the "First Midwest Common Stock Price Per Share") equal to the volume weighted average of all transactions reported for First Midwest Common Stock on the Nasdaq Stock Market during the ten trading days immediately preceding the fifth trading day prior to the Closing Date (the "Pricing Period") is less than $33.90; and (ii) the percentage determined by dividing the First Midwest Common Stock Price Per Share by $42.37 (the closing price of First Midwest Common Stock as of the close of business on January 14, 1998) is more than 20 percentage points less than the percentage determined by dividing the weighted average of the closing prices of the common stocks of certain selected bank holding companies for the Pricing Period by the weighted average of the closing prices of the common stocks of such bank holding companies as of the close of business on January 14, 1998. If Heritage elects to exercise the Termination Right, it must give written notice to First Midwest as of the close of business on the second business day after the end of the Pricing Period. See "THE MERGER -- MERGER CONSIDERATION" and "-- WAIVER AND AMENDMENT; TERMINATION."

     Fractional share interests of First Midwest Common Stock will not be issued; instead, each Shareholder of Heritage who would be entitled to receive a fractional share interest will receive cash equal to the product achieved when such fractional share interest is multiplied by $42.37 (the closing price for the shares of First Midwest Common Stock on January 14, 1998).

       REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Heritage. The Heritage Board of Directors (the "Heritage Board") has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is fair to, and in the best interests of, Heritage and its Shareholders. THE HERITAGE BOARD THEREFORE RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.
                  ---

     For a discussion of the factors considered by the Heritage Board in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, see "THE MERGER -- BACKGROUND OF AND REASONS FOR THE MERGER -- Heritage's Reasons for the Merger."

     First Midwest. The First Midwest Board of Directors (the "First Midwest Board") has unanimously adopted and approved the Merger Agreement and the transactions contemplated thereby and has determined that the Merger and the Issuance of the shares of First Midwest Common Stock pursuant thereto are fair to, and in the best interests of, First Midwest and its Stockholders. THE FIRST MIDWEST BOARD THEREFORE RECOMMENDS A VOTE FOR APPROVAL OF THE ISSUANCE AND THE
                                          ---
CHARTER AMENDMENT.

     For a discussion of the factors considered by the First Midwest Board in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, see "THE MERGER -- BACKGROUND OF AND REASONS FOR THE MERGER -- First Midwest's Reasons for the Merger."

                         OPINIONS OF FINANCIAL ADVISORS

     Heritage. Heritage has retained McDonald & Company Securities, Inc. ("McDonald") as its financial advisor in connection with the transactions contemplated by the Merger Agreement and to evaluate the financial terms of the Merger. See "THE MERGER -- BACKGROUND OF AND REASONS FOR THE MERGER -- Heritage's Reasons for the Merger."

     On January 13, 1998, McDonald delivered its oral opinion to the Heritage Board that, as of such date, the Exchange Ratio to be paid by First Midwest for each share of Heritage Common Stock pursuant to the Merger Agreement was fair from a financial point of view to the Shareholders of Heritage. McDonald subsequently confirmed its earlier oral opinion by delivery of its written opinion dated as of the date of this Joint Proxy Statement/Prospectus.

     The full text of the written opinion of McDonald, dated as of the date of this Joint Proxy Statement/Prospectus, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B and is incorporated herein by reference. HOLDERS OF HERITAGE COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "THE MERGER -- OPINION OF HERITAGE FINANCIAL ADVISOR."

     First Midwest. On January 12, 1998, Goldman, Sachs & Co. ("Goldman Sachs") delivered its oral opinion to the First Midwest Board that, as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to First Midwest. Goldman Sachs subsequently confirmed its earlier oral opinion by delivery of its written opinion dated as of the date of this Joint Proxy Statement/Prospectus.

     The full text of the written opinion of Goldman Sachs, dated as of the date of this Joint Proxy Statement/Prospectus, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix C and is incorporated herein by reference. HOLDERS OF FIRST MIDWEST COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "THE MERGER -- OPINION OF FIRST MIDWEST FINANCIAL ADVISOR."

                          DISSENTERS' APPRAISAL RIGHTS

     Under Illinois law, each Shareholder of Heritage has dissenters' appraisal rights provided such Shareholder does not vote in favor of the Merger Agreement and complies with certain statutory procedures within the time frames specified by the Illinois Business Corporation Act of 1983, as amended (the "IBCA"). The value determined in such appraisal could be more than, the same as, or less than the value of the Merger Consideration, depending upon the results of the statutory appraisal process. Sections 11.65 and 11.70 of the IBCA, which contain the provisions relating to dissenters' appraisal rights, are set forth on Appendix D to this Joint Proxy Statement/Prospectus. IT IS A CONDITION TO FIRST MIDWEST'S OBLIGATION TO CONSUMMATE THE MERGER

THAT DISSENTERS' APPRAISAL RIGHTS NOT BE PERFECTED WITH RESPECT TO MORE THAN 5% OF THE OUTSTANDING SHARES OF HERITAGE COMMON STOCK. Under the Delaware General Corporation Law, First Midwest Stockholders do not have dissenters' appraisal rights in connection with their vote on the Issuance or the Charter Amendment. See "THE MERGER -- DISSENTERS' APPRAISAL RIGHTS" and "COMPARISON OF THE RIGHTS OF FIRST MIDWEST STOCKHOLDERS AND HERITAGE SHAREHOLDERS -- DISSENTERS' APPRAISAL RIGHTS."

                          EFFECTIVE TIME; CLOSING DATE

     The effective time of the Merger will be as of the close of business as of the day on which a Certificate of Merger is issued by the Secretary of State of Illinois (the "Effective Time"), which will occur only after receipt of all regulatory approvals and the approval of the Issuance and the Charter Amendment by the Stockholders of First Midwest and of the Merger Agreement by the Shareholders of Heritage and the satisfaction or waiver of all other conditions to the Merger. The closing of the Merger (the "Closing") will take place on a date mutually agreed upon by First Midwest and Heritage (the "Closing Date").
In the absence of such agreement, the Closing shall be held on the 30th calendar day after the receipt of all regulatory approvals and the requisite approvals of the Shareholders of Heritage and the Stockholders of First Midwest. See "THE MERGER -- EFFECTIVE TIME; CLOSING DATE."

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Heritage's management and the Heritage Board may be deemed to have certain interests in the Merger in addition to their interests as Shareholders of Heritage generally. These material interests include, among others, provisions in the Merger Agreement relating to indemnification, maintenance of director and officer liability insurance coverage and the appointment of three members of the Heritage Board (Richard T. Wojcik, Jack Payan and John L. Sterling) to the First Midwest Board following the consummation of the Merger. In addition, the consummation of the Merger will affect certain compensation benefits payable to the executive officers of Heritage and the Heritage stock options held by these officers.

     Eight of the executive officers of Heritage are covered by employment agreements or employment termination benefits agreements with Heritage (the "Heritage Employment Agreements"), which provide that in the event of the termination of the executive officer's employment (as defined in his or her Heritage Employment Agreement) following a change in control of Heritage, the executive officer (depending upon the terms of his or her Employment Agreement) will be eligible to receive compensation equal to one, two or three times his or her applicable compensation. In some cases, the applicable compensation is based on an average of taxable compensation for the five most recent calendar years ending prior to the occurrence of the change in control, while in others it is equal to an officer's current compensation. The applicable compensation would be payable over a one, two or three year period, depending upon the particular agreement, and in some cases, an executive officer who is to be paid over three years may elect to receive the payments over a two year period. In addition, Heritage is obligated to provide coverage to such executive officers under its employee group health/medical plans, at Heritage's expense, while such compensation payments are being made by Heritage.

     First Midwest has advised Heritage and these executive officers that the consummation of the Merger will constitute a change in control of Heritage and will result in a termination of the employment of these executive officers under the terms of the Heritage Employment Agreements. Based on each executive officer's applicable compensation, the maximum aggregate amount of cash compensation payable to these officers of Heritage is approximately $4,950,000. Under the terms of the Employment Agreements, these funds are to be deposited in a trust established for the benefit of these executive officers. First Midwest has agreed that it will deposit sufficient funds into the trust at the time of the Closing to permit the trust to satisfy these compensation obligations. In addition, First Midwest will extend coverage to such executive officers under its employee group health/medical plans at its expense for the required period. First Midwest may employ some or all of these officers following the consummation of the Merger.

     The executive officers of Heritage held stock options covering an aggregate of 490,605 shares of Heritage Common Stock as of February 17, 1998. Under the terms of the Merger Agreement, the Heritage stock option agreements will be amended, if necessary, prior to the consummation of the Merger to provide that existing Heritage stock options will be converted into options to purchase shares of First Midwest Common Stock. These options will continue to be governed by the terms and conditions of the Heritage stock option agreements and First Midwest will assume these options and honor these obligations.

     Each such stock option is accompanied by a limited stock appreciation right (an "LSAR") which grants the holder, following a change in control of Heritage (which will occur upon the approval of the Merger by the Heritage Shareholders), the right to receive shares of Heritage Common Stock with a value as of the LSAR exercise date equal to the difference between the fair market value of a share of Heritage Common Stock as of the date of the exercise of the LSAR and the purchase price per share under the accompanying stock option. The accompanying option terminates if an LSAR is exercised. Following the consummation of the Merger, holders of LSARs who exercise such LSARs will receive shares of First Midwest Common Stock rather than shares of Heritage Common Stock.

     Additionally, as a result of transactions contemplated by the Merger Agreement, the vesting of Heritage stock options held by two executive officers covering an aggregate of 3,863 shares of Heritage Common Stock will be accelerated and become immediately exercisable. Based on the closing price of First Midwest Common Stock of $42.37 as of January 14, 1998, the value of such options would be approximately $83,500, immediately following consummation of the Merger.

     Prior to the execution of the Merger Agreement, Heritage established a "stay bonus" program pursuant to which Heritage may offer cash payments to certain employees of Heritage and its subsidiaries (including executive officers of Heritage) to induce such employees to remain in the employment of Heritage or any of its subsidiaries. The aggregate payments made by Heritage under this program may not exceed $1,000,000. As of the date of this Joint Proxy Statement/Prospectus, stay bonus agreements have been entered into with certain Heritage employees.

     The Heritage Board was aware of all of the interests described above and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "THE MERGER -- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

                              REGULATORY APPROVALS

     The Merger is subject to the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Illinois Commissioner of Banks and Real Estate (the "Illinois Commissioner"). First Midwest filed applications for approval of the Merger with the Federal Reserve Board and the Illinois Commissioner on February 13, 1998. First Midwest anticipates obtaining the approval of the Federal Reserve Board and the Illinois Commissioner during the second quarter of 1998. There can be no assurance as to the timing of such approvals or that the Federal Reserve Board and the Illinois Commissioner will approve the Merger.

     It is a condition to the consummation of the Merger that the Federal Reserve Board and Illinois Commissioner approvals not contain any non-standard conditions or restrictions. If First Midwest reasonably determines that any such non-standard conditions or restrictions would be unduly burdensome to First Midwest or its subsidiaries, First Midwest will not be obligated to consummate the Merger. There can be no assurance that the Federal Reserve Board approval or the Illinois Commissioner approval will not contain conditions or restrictions which cause such approval to fail to satisfy such conditions to the consummation of the Merger. See "THE MERGER -- CONDITIONS TO THE MERGER" and "-
- REGULATORY APPROVALS."

                            CONDITIONS TO THE MERGER

     The respective obligations of the parties to consummate the Merger are subject to the fulfillment or waiver of certain conditions specified in the Merger Agreement. These include, among other things, the receipt of the requisite regulatory approvals and the approvals of the Stockholders of First Midwest and the Shareholders of Heritage, the accuracy of the representations and warranties contained therein, the performance of all obligations imposed thereby, the receipt by First Midwest of a certain accounting opinion, the receipt by First Midwest and Heritage of a certain tax opinion, the listing of the shares of First Midwest Common Stock to be issued in the Merger on the Nasdaq Stock Market and certain other conditions customary in transactions of this nature. There can be no assurance as to when and if such conditions will be satisfied or waived or that the Merger will be consummated. See "THE MERGER -- CONDITIONS TO THE MERGER."

                       WAIVER AND AMENDMENT; TERMINATION

     Prior to the Effective Time, the First Midwest and Heritage Boards may extend the time for performance of any obligations under the Merger Agreement, waive any inaccuracies in the representations and warranties contained in the Merger Agreement and waive compliance with any agreements or conditions contained in the Merger Agreement. Subject to applicable law, the Merger Agreement may be amended by action of the First Midwest and Heritage Boards at any time before or after approval of the Merger Agreement by the Stockholders of First Midwest and the Shareholders of Heritage. See "THE MERGER -- WAIVER AND AMENDMENT; TERMINATION."

     The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual agreement of the parties. In addition, the Merger Agreement may be terminated at any time prior to the Effective Time: (i) by a non-breaching party, if a party commits a breach of the Merger Agreement which will have, or would reasonably be expected to have, a Material Adverse Effect (as defined herein) upon the non-breaching party or its stockholders if the Closing were to occur, such breach is not waived and such breach cannot be or is not cured within thirty days after the delivery of a written notice by the non-breaching party; (ii) by the party for whose benefit a Closing condition exists, if the Closing condition has not been satisfied as of the Closing Date, or if satisfaction of such condition becomes impossible (other than due to the failure of a party for whose benefit the Closing condition exists to comply with its obligations under the Merger Agreement), the failure to satisfy such condition would reasonably be expected to have a Material Adverse Effect on First Midwest or its Stockholders or Heritage or its Shareholders if the Closing were to occur and such condition is not waived by the Closing Date by the party who for whose benefit such condition exists; (iii) by either party, if the Closing has not occurred (other than through the failure of the party seeking to terminate the Merger Agreement to comply fully with its obligations under the Merger Agreement) by October 14, 1998 (or January 14, 1999, in the event a protest is filed with bank regulatory authorities alleging the failure of either First Midwest or Heritage to comply with the Community Reinvestment Act of 1977, as amended); (iv) by First Midwest, if certain environmental conditions are discovered with respect to Heritage's properties (see "THE MERGER -- ENVIRONMENTAL INSPECTION"); and (v) by Heritage, if it elects to exercise the Termination Right (see "THE MERGER -- MERGER CONSIDERATION" and "-- WAIVER AND AMENDMENT; TERMINATION").

                     CONDUCT OF BUSINESS PENDING THE MERGER

     Each of First Midwest and Heritage has agreed to conduct its business prior to the Effective Time in accordance with certain guidelines set forth in the Merger Agreement. See "THE MERGER -- BUSINESS PENDING THE MERGER AND OTHER COVENANTS."

                                    EXPENSES

     All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses, except that First Midwest and Heritage shall bear equally: (i) all printing and mailing expenses associated with the

Registration Statement and this Joint Proxy Statement/Prospectus; and (ii) all expenses incurred in conducting initial environmental inspections of, and securing title commitments with respect to, Heritage's real estate. See "THE MERGER -- EXPENSES."

                              ACCOUNTING TREATMENT

     It is intended that the Merger will be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles. A condition to the consummation of the Merger is the receipt by First Midwest of a letter from Ernst & Young LLP, the independent accountant of First Midwest, to the effect that the Merger qualifies for pooling of interests accounting treatment. See "THE MERGER -- ACCOUNTING TREATMENT" and "-- CONDITIONS TO THE MERGER."

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     It is a condition to the obligation of First Midwest and Heritage to consummate the Merger that First Midwest and Heritage shall have received an opinion of Hinshaw & Culbertson, First Midwest's counsel, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and for federal income tax purposes no gain or loss will be recognized by First Midwest or Heritage, as a result of the Merger, and, accordingly, for federal income tax purposes, no gain or loss will be recognized by any Heritage Shareholder upon receipt solely of First Midwest Common Stock, pursuant to the Merger (except with respect to cash received by a Heritage Shareholder in lieu of a fractional share interest in First Midwest Common Stock or as the result of the exercise of dissenter's appraisal rights).

     BECAUSE CERTAIN TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF A HERITAGE SHAREHOLDER, SUCH SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF VARIOUS STATE, LOCAL AND FOREIGN TAX LAWS. See "THE MERGER -- CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" and "-- CONDITIONS TO THE MERGER."

                             STOCK OPTION AGREEMENT

     As an inducement to First Midwest to enter into the Merger Agreement, Heritage entered into a Stock Option Agreement with First Midwest on January 14, 1998, which provides First Midwest with an option (the "Option") to purchase up to 2,400,000 shares of Heritage Common Stock, subject to adjustment. The Option may be exercised upon the occurrence of certain limited and specifically defined events (none of which, to the best of First Midwest's and Heritage's knowledge, has occurred as of the date of this Joint Proxy Statement/Prospectus) at an exercise price of $21.25 per share, subject to adjustment. The Heritage Common Stock issuable upon exercise of the Option would represent approximately 19.9% of the then outstanding Heritage Common Stock, prior to the exercise of the Option. Under certain limited circumstances, First Midwest will have the right to require Heritage to repurchase the Option (or the shares of Heritage Common Stock purchased pursuant thereto).

     The purchase of shares of Heritage Common Stock pursuant to the Option is subject to compliance with applicable law, including the receipt of any necessary approvals of the Federal Reserve Board and the Illinois Commissioner. The issuance and exercise of the Option are not subject to approval by the Shareholders of Heritage. The Stock Option Agreement and the Option may discourage other competing offers to acquire Heritage and are intended to increase the likelihood that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. A copy of the Stock Option Agreement is attached to this Joint Proxy Statement/Prospectus as Appendix E. See "THE MERGER -- STOCK OPTION AGREEMENT."

                     RESALES OF FIRST MIDWEST COMMON STOCK

     The shares of First Midwest Common Stock into which shares of Heritage Common Stock are converted at the Effective Time will be freely transferable, except for the shares issued to "Affiliates" (as defined by Rule 145 of the Rules and Regulations of the Commission) of Heritage in connection with the Merger. The shares to be issued to such Affiliates may only be sold (a) under a separate registration for distribution (which First Midwest has not agreed to provide); (b) pursuant to Rule 145 under the Securities Act of 1933, as amended; or (c) pursuant to some other exemption from registration. Affiliates of Heritage and First Midwest, subject to certain exceptions, may not sell or otherwise dispose of shares of First Midwest Common Stock or Heritage Common Stock beneficially owned by them during a period commencing thirty days prior to the Effective Time and ending upon the publication by First Midwest of combined financial results covering at least thirty days of post-Merger combined operations of Heritage and First Midwest. First Midwest has agreed that it will use its best efforts to cause such financial results to be published as soon as possible after the Effective Time and that it will publish such financial results within ninety days of the Effective Time. See "THE MERGER -- RESALE OF FIRST MIDWEST COMMON STOCK."

                               CHARTER AMENDMENT

     First Midwest does not presently have enough authorized but unissued shares of Common Stock to consummate the Merger. Accordingly, the Stockholders of First Midwest are being asked to vote upon, among other things, the Charter Amendment which, if approved, would amend the Restated Certificate of Incorporation of First Midwest to increase the number of authorized shares of First Midwest Common Stock from 30,000,000 to 60,000,000. Approval of the Issuance and the Charter Amendment by the Stockholders of First Midwest is a condition to, and required for, consummation of the Merger. See "THE MERGER -- CONDITIONS TO THE MERGER" and "CHARTER AMENDMENT." The approval of the Issuance is not a condition to the approval of the Charter Amendment. The approval of the Charter Amendment, however, is a condition to the Issuance.

          EFFECTS OF THE MERGER ON RIGHTS OF SHAREHOLDERS OF HERITAGE

     As a result of the Merger, Shareholders of Heritage will become Stockholders of First Midwest. For a comparison of the charter, bylaw and corporate law provisions governing the rights of First Midwest Stockholders and Heritage Shareholders, see "COMPARISON OF THE RIGHTS OF FIRST MIDWEST STOCKHOLDERS AND HERITAGE SHAREHOLDERS."

                        PREFERRED SHARE PURCHASE RIGHTS

     Pursuant to the First Midwest Stockholder Rights Plan, each share of First Midwest Common Stock, including the First Midwest Common Stock to be issued in the Merger, entitles its holder to one right to purchase 1/100th of a share of First Midwest preferred stock under certain limited circumstances. See "COMPARISON OF THE RIGHTS OF FIRST MIDWEST STOCKHOLDERS AND HERITAGE SHAREHOLDERS -- STOCKHOLDER RIGHTS PLAN."

                          NASDAQ STOCK MARKET LISTING

     Both First Midwest Common Stock and Heritage Common Stock are currently included for quotation on the Nasdaq Stock Market (symbols: FMBI and HERS, respectively). It is a condition to consummation of the Merger that the First Midwest Common Stock to be issued to the Shareholders of Heritage pursuant to the Merger Agreement will be included for quotation on the Nasdaq Stock Market.

                            MARKET AND MARKET PRICES

     The following table sets forth the last sale prices for First Midwest Common Stock and Heritage Common Stock for the periods indicated, and the equivalent per share value for Heritage Common Stock giving effect to the Merger as of the same dates (see "PRICE RANGE OF COMMON STOCK AND DIVIDENDS"):

                               First
                              Midwest  Heritage   Equivalent
                              Common    Common    Per Share
MARKET PRICE PER SHARE AT:     Stock    Stock    Price/(2)/
----------------------------  -------  --------  -----------
December 31, 1997              $43.75    $29.00         $33.67
January 14, 1998/(1)/          $42.37    $30.25         $32.60
_______, 1998                     $        $              $
_______, 1998                     $        $              $

/(1)/  Trading date preceding public announcement of the proposed Merger.
/(2)/ The Equivalent Per Share Price of Heritage Common Stock is calculated based on the market value of First Midwest Common Stock, as of the dates indicated, multiplied by the Exchange Ratio of 0.7695 of a share of First Midwest Common Stock for each share of Heritage Common Stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                                       OF
                          FIRST MIDWEST BANCORP, INC.
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table sets forth in summary form certain historical consolidated financial data of First Midwest Bancorp, Inc. ("First Midwest"). Previously reported information set forth below has been restated to reflect the acquisition of SparBank, Incorporated in October, 1997 ("SparBank"), which was accounted for as a pooling of interests, and a five-for-four for stock split paid in December, 1996. The information set forth below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of First Midwest, including the notes thereto, which are incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                          YEARS ENDED DECEMBER 31,
                                                          ------------------------
                                         1997         1996         1995         1994         1993
                                     ----------   ----------   ----------   ----------   ----------
OPERATING RESULTS
Interest income....................  $  270,506   $  268,793   $  275,704   $  235,210   $  214,806
Interest expense...................     125,782      130,368      142,292      103,688       86,350
Net interest income................     144,724      138,425      133,412      131,522      128,456
Provision for loan losses/(1)/.....       8,765        7,790       11,454        8,653       12,217
Noninterest income.................      37,222       34,335       33,695       30,145       33,110
Noninterest expense................     108,364      104,480      104,554      104,470      104,312
Special charges (credits)/(2)/.....       5,446          287        3,529        3,900          ---
Income tax expense.................      20,556       20,331       16,166       15,168       13,739
Net income.........................      38,815       39,872       31,404       29,476       31,298
Net income - before
   special items/(3)/..............      43,897       39,644       34,580       31,855       31,298

-------------------------------------------------------------------------------

PER SHARE DATA
Net income, basic..................  $     1.94   $     1.96   $     1.55   $     1.47   $     1.53
Net income, assuming
  dilution.........................        1.92         1.95         1.53         1.46         1.53
Pro forma net income -
  before special items/(3)/........        2.20         1.95         1.71         1.59         1.53
Cash dividends declared............        .825         .704         .608         .544         .480
Book value at period end...........       16.82        15.52        14.61        12.46        12.87
Book value at period end,
   as adjusted/(4)/................       16.48        15.47        14.48        13.51        12.66
Market value at period end.........       43.75        32.63        23.10        19.19        20.19

-------------------------------------------------------------------------------

PERFORMANCE RATIOS
Return on average equity...........       12.13%       13.08%       11.29%       11.57%       12.59%
Pro-forma return on average
 equity-before special items/(3)/..       13.72%       13.00%       12.43%       12.51%       12.59%
Return on average assets...........        1.10%        1.12%         .87%         .86%        1.01%

Pro-forma return on average
 assets-before special items/(3)/..        1.25%        1.11%         .96%         .93%        1.01%

Net interest margin - tax
 equivalent........................        4.54%        4.31%        4.06%        4.25%        4.63%
Dividend payout ratio..............       42.53%       35.92%       39.23%       37.01%       31.37%
Equity to average assets ratio.....        8.08%        8.57%        7.69%        7.47%        8.03%

-------------------------------------------------------------------------------

                                                           YEARS ENDED DECEMBER 31,
                                                           ------------------------
                                         1997         1996         1995         1994         1993
                                     ----------   ----------   ----------   ----------   ----------
BALANCE SHEET HIGHLIGHTS
Total assets.......................  $3,614,173   $3,575,000   $3,660,811   $3,542,688   $3,305,584
Loans..............................   2,333,252    2,352,225    2,364,516    2,159,102    1,961,728
Deposits...........................   2,795,975    2,636,939    2,656,951    2,505,977    2,437,371
Stockholders' equity...............     337,512      312,443      297,060      250,719      259,319

--------------------------------------------------------------------------------

/(1)/ 1997 and 1995 include $1,296 and $548, respectively, in provisions for loan losses incident to conforming the credit policies of acquirees to those of First Midwest.
/(2)/ Special charges in 1997 and 1995 include acquisition costs and expenses incident to the SparBank and CF Bancorp, Inc. acquisitions, respectively. 1996 includes a special assessment expense for SAIF of $1,603, net of acquisition credits of $1,316. 1994 represents restructure expenses.
/(3)/ Represents net income, net income per share, return on average equity and return on average assets on a pro-forma basis excluding the after-tax effect of the provisions for loan losses and special charges (credits) described in (1) and (2) above.
/(4)/ Excludes the after-tax unrealized net appreciation/depreciation of securities available for sale existent as of the end of the year indicated.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                                       OF
                       HERITAGE FINANCIAL SERVICES, INC.
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table sets forth in summary form certain historical consolidated financial data of Heritage Financial Services, Inc. ("Heritage"). The financial data reflect the balances and results of operations of acquisitions which occurred in 1996 and 1994 which were accounted for using the purchase method. The per share data reflects a three-for-two stock split paid in June 1997. Earnings per share data has been presented or restated to reflect the adoption of SFAS No. 128. The information set forth below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of Heritage, including the notes thereto, which are incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                 YEARS ENDED DECEMBER 31,
                                                 ------------------------
                                     1997      1996      1995      1994      1993
                                   -------   -------   -------   -------   -------
SUMMARY OF OPERATIONS
Interest income..................  $91,156   $83,824   $73,860   $60,158   $55,529
Interest expense.................   42,736    38,606    33,364    22,116    21,122
                                   -------   -------   -------   -------   -------
  Net interest income............   48,420    45,218    40,496    38,042    34,137
Provision for loan losses........      600       400       200        90       500
Other income.....................    9,607     7,724     6,971     6,487     6,101
Other expense....................   31,765    30,801    27,670    26,218    24,220
                                   -------   -------   -------   -------   -------
  Income before income taxes.....   25,662    21,741    19,597    18,221    15,518
Income tax expense...............    7,869     6,903     6,303     5,804     4,493
                                   -------   -------   -------   -------   -------
Net income.......................  $17,793   $14,838   $13,294   $12,417   $11,025
                                   =======   =======   =======   =======   =======

-------------------------------------------------------------------------------

PER COMMON SHARE DATA
Net income, assuming
  dilution.......................  $  1.43   $  1.19   $  1.07   $  1.00   $   .89
Cash dividends paid..............      .40       .35       .29       .24       .21
Book value at year end...........    10.11      8.94      8.13      7.00      6.38
Market value at year end.........    29.00     14.17     12.83     11.00     10.67

-------------------------------------------------------------------------------

FINANCIAL RATIOS
Net interest margin (TE).........     4.45%     4.43%     4.58%     4.90%     4.82%
Return on average assets.........     1.40%     1.25%     1.31%     1.39%     1.33%
Return on average shareholders'
  equity.........................    16.12%    15.00%    15.10%    15.81%    15.77%
Dividend payout ratio............    27.15%    27.80%    26.27%    22.93%    22.73%
Average equity to
  average assets.................     8.71%     8.34%     8.65%     8.78%     8.45%
Tier 1 capital to total assets...     7.81%     7.19%     7.75%     7.41%     7.87%
Total capital to risk-adjusted
  assets.........................    15.17%    14.00%    14.66%    13.73%    14.45%

-------------------------------------------------------------------------------

                                                       AT DECEMBER 31,
                                                       ----------------
                                      1997      1996              1995    1994     1993
                                    ------    ------            ------   -----    -----
LOAN QUALITY
Net charge-offs (recoveries)
  to average loans...............      .06%      .11%              .08%   (.03%)    .13%
Allowance for loan losses
  to loans.......................     1.35%     1.47%             1.49%   1.66%    1.68%
Nonperforming loans to loans.....      .16%      .66%              .85%   1.04%    1.03%
Nonperforming assets to loans
  plus OREO......................      .26%      .75%              .98%   1.15%    1.15%

-------------------------------------------------------------------------------

                                      1997      1996              1995    1994     1993
                                    ------    ------            ------   -----    -----

YEAR END BALANCES (IN MILLIONS)
Total assets.....................   $1,319    $1,229            $1,066   $ 953    $ 834
Net loans........................      702       630               561     516      448
Total deposits...................    1,140     1,053               915     824      727
Total shareholders' equity.......      122       106                97      83       75

-------------------------------------------------------------------------------

                                      1997      1996              1995    1994     1993
                                    ------    ------            ------   -----    -----

AVERAGE BALANCES (IN MILLIONS)
Total assets.....................   $1,267    $1,187            $1,018   $ 895    $ 827
Total loans......................      676       616               545     489      454
Total deposits...................    1,092     1,021               877     776      724
Total shareholders' equity.......      110        99                88      79       70

-------------------------------------------------------------------------------

                       COMPARATIVE PER COMMON SHARE DATA

       The following table presents selected comparative unaudited per common share data for First Midwest Common Stock and Heritage Common Stock on a historical and pro forma combined basis and for Heritage Common Stock on a pro forma equivalent basis giving effect to the Merger on a pooling of interests accounting basis and assuming an Exchange Ratio of 0.7695 of a share of First Midwest Common Stock for each share of Heritage Common Stock. Such information does not include any material expenses related to the Merger. See "RECENT DEVELOPMENTS." The pro forma combined information is not necessarily indicative of the actual results that would have occurred had the Merger been consummated prior to the periods indicated, or of the future operations of the combined entity. This information should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of First Midwest and Heritage, including the respective notes thereto, which are incorporated by reference herein, and the pro forma financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. Stockholders of First Midwest and Shareholders of Heritage are urged to read such information carefully. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION," "RECENT DEVELOPMENTS" and "PRO FORMA FINANCIAL INFORMATION."


     Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of First Midwest and Heritage will be combined at the Effective Time and carried forward at their previously recorded amounts. The stockholders' equity accounts of First Midwest and Heritage will be combined on First Midwest's consolidated balance sheet, and no goodwill or other intangible assets will be created. Financial statements of First Midwest issued after the Merger will be restated retroactively to reflect the consolidated operations of First Midwest and Heritage as if the Merger had taken place prior to the periods covered by such financial statements.

       First Midwest and Heritage expect that the combined company will achieve substantial benefits from the Merger in the form of operating cost savings. However, the unaudited pro forma comparative per share data do not reflect any direct costs or potential savings which are expected to result from the consolidation of operations of First Midwest and Heritage, and, therefore, do not purport to be indicative of the results of future operations.

       The pro forma financial statements do not take into account the effect of the special charge for acquisition costs and related expenses and the effect of such charge on the financial condition, results of operations and reported per share amounts of the combined company.

                                              YEAR ENDED DECEMBER 31,
                                              -----------------------
                                               1997     1996    1995
                                               ----     ----    ----
FIRST MIDWEST-HISTORICAL
  Net Income, basic.........................   $ 1.94  $ 1.96  $ 1.55
  Cash dividends declared...................     .825    .704    .608
  Book value (at period end)................    16.82   15.52   14.61
HERITAGE-HISTORICAL
  Net Income, basic.........................   $ 1.48  $ 1.25  $ 1.12
  Cash dividends declared...................      .40     .35     .29
  Book value (at period end)................    10.11    8.94    8.13
FIRST MIDWEST-PROFORMA COMBINED:
  Net Income, basic/(1)/....................   $ 1.93  $ 1.86  $ 1.52
  Cash dividends declared/(2)/..............     .825    .704    .608
  Book value (at period end)/(3)/...........    15.26   14.30   13.35
HERITAGE-COMMON STOCK-EQUIVALENT PRO FORMA
COMBINED/(4)/
  Net income, basic.........................   $ 1.49  $ 1.43  $ 1.17
  Cash dividends declared...................     .635    .542    .468
  Book value (at period end)................    11.74   11.00   10.27

/(1)/ The pro forma combined net income per common share (based on weighted average shares outstanding) is based upon the combined historical net income for First Midwest and Heritage, divided by the average pro forma common shares of the combined entity.

/(2)/ The pro forma combined dividends declared assume no changes in historical dividends per share declared by First Midwest.

/(3)/ The pro forma combined book value per share of First Midwest Common Stock is based upon the combined historical total stockholders' equity of First Midwest and Heritage divided by total pro forma common shares of the combined entity assuming conversion of the Heritage Common Stock at the
       0.7695 Exchange Ratio (see "THE MERGER -- MERGER CONSIDERATION").

/(4)/ The equivalent pro forma combined income, dividends and book value per share of Heritage Common Stock represent the pro forma combined amounts multiplied by the Exchange Ratio of 0.7695, which is based on the terms of the Merger Agreement (see "THE MERGER --MERGER CONSIDERATION").

                              RECENT DEVELOPMENTS

       On January 23, 1998, First Midwest filed a Current Report on Form 8-K with the Commission (the "First Midwest Form 8-K"), which contains, among other things, certain financial and other information (the "First Midwest Form 8-K Materials") about the Merger. The First Midwest Form 8-K Materials contain certain forward-looking statements regarding First Midwest, Heritage and the combined organization following the Merger, including statements relating to estimated cost savings and enhanced revenues that may be realized from the Merger, and certain acquisition costs and charges expected to be incurred in connection with the Merger. Such forward-looking statements involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the First Midwest Form 8-K Materials and herein. Factors that might cause such a difference include, but are not limited to, those discussed in the First Midwest Form 8-K and First Midwest's Annual Report on Form 10-K for the year ended December 31, 1997, and Heritage's Annual Report on Form 10-K for the year ended December 31, 1997. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

       As indicated in the First Midwest Form 8-K:

          . First Midwest expects to realize before-tax expense savings resulting from the Merger of approximately $3.8 million and $9.6 million in 1998 and 1999, respectively, or approximately $2.3 million and $5.8 million after-tax, respectively. These estimates assume that approximately 30% of Heritage's 1997 annualized expenses are eliminated by the end of 1999.

          . First Midwest expects to record pre-tax acquisition costs and related charges currently estimated at $15.4 million upon the consummation of the Merger, as summarized below:

               Severance and Related Obligations...............  $ 8.0
               Investment Banker Fees and Expenses.............    4.7
               Professional and Filing Fees....................    1.2
               Contract Termination Fees.......................    0.8
               Other...........................................    0.7
                                                                   ---

               Total...........................................  $15.4
                                                                 =====

The estimates include assumptions about the timing of the consummation of the Merger and the number of employees whose employment will terminate as a result of the Merger. Changes in such assumptions could result in a change in the estimated total charge.

                        FIRST MIDWEST MEETING

PLACE, TIME, DATE AND RECORD DATE

       The Annual Meeting of the Stockholders of First Midwest will be held on __________, 1998, at the __________________________, at 10:00 a.m., local time, and any and all adjournments or postponements thereof (the "First Midwest Meeting"). This Joint Proxy Statement/Prospectus is being sent to First Midwest Stockholders and accompanies a form of proxy (the "First Midwest Proxy") which is being solicited by the Board of Directors of First Midwest (the "First Midwest Board") for use at the First Midwest Meeting and at any and all adjournments or postponements thereof.

       The First Midwest Board has fixed the close of business on ________, 1998, as the date for determining holders of First Midwest Common Stock who will be entitled to notice of, and to vote at, the First Midwest Meeting (the "First Midwest Record Date"). Only holders of record of shares of First Midwest Common Stock at the close of business on the First Midwest Record Date are entitled to notice of, and to vote at, the First Midwest Meeting. As of the First Midwest Record Date, there were outstanding and entitled to be voted _______ shares of First Midwest Common Stock.

MATTERS TO BE CONSIDERED

       At the First Midwest Meeting, First Midwest Stockholders will vote on the following proposals (the "First Midwest Proposals"): (i) in accordance with the rules and regulations of the Nasdaq Stock Market, the approval of the issuance of shares of First Midwest Common Stock (the "Issuance") to the Shareholders of Heritage pursuant to an Agreement and Plan of Merger, dated January 14, 1998 (the "Merger Agreement"), by and between First Midwest and First Midwest Acquisition Corporation, a wholly owned subsidiary of First Midwest ("Acquisition Corp"), and Heritage, and the transactions contemplated thereby, including the merger of Heritage into Acquisition Corp (the "Merger"); (ii) the approval and adoption of an amendment to First Midwest's Restated Certificate of Incorporation to increase the number of authorized shares of First Midwest Common Stock from 30,000,000 to 60,000,000 (the "Charter Amendment"); and (iii) the election of C.D. Oberwortmann, John M. O'Meara and J. Stephen Vanderwoude to serve as directors of First Midwest (the "First Midwest Director Election").
The Stockholders of First Midwest are being asked to vote on the Issuance pursuant to the rules and regulations of the Nasdaq Stock Market because the number of shares of First Midwest Common Stock to be issued in the Merger will exceed 20% of the shares of First Midwest Common Stock outstanding immediately prior to the consummation of the Merger. Under Delaware General Corporation Law, First Midwest is not required to obtain the approval of the Stockholders of First Midwest of the Merger Agreement because First Midwest is not a participant in the Merger. Stockholders will also consider and vote upon such other matters as may properly be brought before the First Midwest Meeting. As of the date hereof, the First Midwest Board knows of no business that will be presented for consideration at the First Midwest Meeting other than the matters described in this Joint Proxy Statement/Prospectus.

VOTE REQUIRED

       The affirmative vote of the holders of a majority of the shares of First Midwest Common Stock represented at the First Midwest Meeting and entitled to vote thereon is required for the approval of the Issuance. The First Midwest Director Election requires the vote of the holders of a plurality of the shares of First Midwest Common Stock represented at the First Midwest Meeting and entitled to vote thereon. BECAUSE STOCKHOLDERS WHO ABSTAIN FROM VOTING ARE DEEMED TO BE PRESENT AND ELIGIBLE TO VOTE ON THESE TWO PROPOSALS ("ABSTENTIONS"), ABSTENTIONS WILL BE COUNTED AND WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THESE TWO PROPOSALS. Because shares represented by proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons as to certain proposals on which such beneficial owners or persons are entitled to vote their shares but with respect to which the brokers or nominees have no discretionary power to vote without such instructions ("broker non-votes") are deemed to be present but not eligible to vote, broker non-votes will not affect the vote on these two proposals. The affirmative vote of the holders of a majority of the outstanding shares of First Midwest Common Stock is required for approval of the Charter Amendment. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST THE CHARTER AMENDMENT.

       Each holder of record of shares of First Midwest Common Stock on the First Midwest Record Date will be entitled to cast one vote per share on the First Midwest Proposals at the First Midwest Meeting. Such vote may be exercised in person or by properly executed proxy. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of First Midwest Common Stock entitled to vote at the First Midwest Meeting is necessary to constitute a quorum. With a quorum, or in the absence of such, the affirmative vote of the majority of shares of First Midwest Common Stock represented at the First Midwest Meeting may authorize adjournment of the meeting. Abstentions and broker non-votes will be treated as shares present at the First Midwest Meeting for purposes of determining the presence of a quorum.

       Approval of the Issuance and the Charter Amendment by the Stockholders of First Midwest is a condition to, and required for, consummation of the Merger. See "THE MERGER --CONDITIONS TO THE MERGER." The Election of Directors has no effect on the consummation of the Merger. The approval of the Merger Agreement is not a condition to the adoption of the Charter Amendment. The approval of the Charter Amendment, however, is a condition of the Issuance.

PROXIES

       Shares of First Midwest Common Stock represented by properly executed proxies received prior to or at the First Midwest Meeting will, unless such proxies have been revoked, be voted at the First Midwest Meeting and any adjournments or postponements thereof, in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed First Midwest Proxy, the shares will be voted FOR the First Midwest
                                                       ---
Proposals.

       Any First Midwest Proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted either (i) by delivering to the Secretary of First

Midwest at 300 Park Boulevard, Suite 405, Itasca, Illinois 60143-0459 on or before the taking of the vote at the First Midwest Meeting, a written notice of revocation bearing a later date than the date of the First Midwest Proxy or a later dated proxy relating to the same shares or (ii) by attending the First Midwest Meeting and voting in person. Attendance at the First Midwest Meeting will not in itself constitute the revocation of a proxy.

       If any matters are properly presented at the First Midwest Meeting for consideration, the persons named in the First Midwest Proxy or acting thereunder will have discretion to vote on such matters in accordance with their best judgment. As of the date of this Joint Proxy Statement/Prospectus, the First Midwest Board knows of no such other matters.

       In addition to solicitation by mail, directors, officers and employees of First Midwest, who will not be specifically compensated for such services, may solicit First Midwest Proxies from the Stockholders of First Midwest, personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. First Midwest will bear its own expenses in connection with the solicitation of First Midwest Proxies for the First Midwest Meeting. See "THE MERGER -- EXPENSES."

       Voting of Shares in the First Midwest Bancorp, Inc. Dividend Reinvestment Plan. First Midwest's Stock Transfer Agent, as agent under the First Midwest Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan (the "Reinvestment Plan"), is the record owner of all shares of First Midwest Common Stock held by participants in the Reinvestment Plan. Each such participant will receive a single First Midwest Proxy covering those shares of First Midwest Common Stock
(i) credited to the participant's account under the Reinvestment Plan; and (ii) registered in the participant's name that are not held by the Reinvestment Plan.

       Direction Cards for Participants in the First Midwest Bancorp Employee Stock Ownership Plan and the First Midwest Bancorp Savings and Profit Sharing Plan. First Midwest Trust Company, N.A., as Trustee under the First Midwest Bancorp Employee Stock Ownership Plan (the "ESOP") and the First Midwest Bancorp Savings and Profit Sharing Plan (the "First Midwest Profit Sharing Plan"), is the record owner, respectively, of all shares of First Midwest Common Stock held by participants in the ESOP and the First Midwest Profit Sharing Plan. The Trustee will vote the shares held for the account of each participant in the ESOP and the First Midwest Profit Sharing Plan, in accordance with the directions received from such participant. In order to obtain such voting directions, the Trustee will forward this Joint Proxy Statement/Prospectus and a direction card (buff-colored and blue-colored, respectively) to each participant in the ESOP and First Midwest Profit Sharing Plan. The direction card(s) must be executed and returned if the shares held pursuant to the ESOP and First Midwest Profit Sharing Plan are to be voted, provided that shares held in the First Midwest Profit Sharing Plan for which no directions are received will be voted by the Trustee proportionally in the same manner as it votes shares for which directions were received. If no instructions are indicated on a properly executed direction card, the shares will be voted FOR the First Midwest
                                                  ---
Proposals. All direction cards returned will be kept confidential by the Trustee or its tabulating agent and will not be disclosed to First Midwest or any of its
employees.   Because ESOP and First Midwest Profit Sharing Plan participants are not the record owners of the related shares, such shares may not be voted in person by participants in the ESOP or the First Midwest Profit Sharing Plan at the First Midwest Meeting.

       HOLDERS OF FIRST MIDWEST COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING FIRST MIDWEST PROXY AND RETURN IT PROMPTLY TO FIRST MIDWEST IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

SECURITY OWNERSHIP

       As of the First Midwest Record Date, directors and executive officers of First Midwest and their affiliates held in the aggregate ________ shares (excluding option shares), or approximately __%, of the First Midwest Common Stock. The directors and executive officers of First Midwest have indicated that they intend to vote such shares of First Midwest Common Stock for approval and adoption of the First Midwest Proposals at the First Midwest Meeting. As of the First Midwest Record Date, directors and executive officers of Heritage and their affiliates held no shares of First Midwest Common Stock.

       The following table sets forth, as of the First Midwest Record Date, certain information as to (i) those persons who were known by management of First Midwest to be beneficial owners of more than 5% of the outstanding shares of First Midwest Common Stock and (ii) the shares of First Midwest Common Stock beneficially owned by each director of First Midwest, each person nominated to serve as a director of First Midwest (a "Director Nominee") and each executive officer of First Midwest named in the Summary Compensation Table of First Midwest (see "FIRST MIDWEST DIRECTOR ELECTION -- EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION"), and by all directors, Director Nominees and executive officers of First Midwest as a group:

                               NUMBER OF SHARES
                                OF COMMON STOCK
                               BENEFICIALLY OWNED
                            AS OF THE FIRST MIDWEST          PERCENT
5% OWNER                    RECORD DATE /(1)(2)(3)/          OF CLASS
--------                    -----------------------          --------
Geraldine C. Cowlin               2,310,153                   11.5%
41 North Virginia Street
Crystal Lake, Illinois 60014

                                   NUMBER OF SHARES
                                    OF COMMON STOCK                   NUMBER OF VESTED,
                                  BENEFICIALLY OWNED                  UNEXERCISED STOCK
 DIRECTORS, DIRECTOR NOMINEES   AS OF THE FIRST MIDWEST   PERCENT    OPTIONS INCLUDED IN
    AND EXECUTIVE OFFICERS      RECORD DATE /(1)(2)(3)/  OF CLASS   SHARES LISTED TO LEFT
------------------------------  -----------------------  ---------  ---------------------
Andrew B. Barber                        405,820            1.95%              0
Vernon A. Brunner                         1,674            0.01%              0
Bruce S. Chelberg                         8,750            0.04%              0
William J. Cowlin /(4)/                   8,689            0.04%              0
O. Ralph Edwards                          1,976            0.01%              0
Joseph W. England                         5,478            0.03%              0
Thomas M. Garvin                          6,666            0.03%              0
C.D. Oberwortmann                       426,304            2.06%              0
John M. O'Meara /(5)/                   460,587            2.22%         95,090
Robert P. O'Meara                       511,443            2.47%        122,301
J. Stephen Vanderwoude                    1,250            0.01%              0
Donald J. Swistowicz                     89,991            0.43%         37,818

       As a group (twelve persons), all directors, Director Nominees and executive officers own 1,911,311 shares (9.23%) of First Midwest Common Stock.

______________________

/(1)/ The number of shares stated are based on information furnished by the persons listed and include shares personally owned of record by each person and shares which under applicable regulations are deemed to be otherwise beneficially owned by each person including shares allocated to directors and officers from the ESOP and the First Midwest Profit Sharing Plan. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to the security. Voting power includes the power to vote or to direct the voting of the security. Investment power includes the power to dispose or to direct the disposition of the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within sixty days.

/(2)/ The First Midwest Profit Sharing Plan and the ESOP own, respectively, 932,934 (or 4.45 %) and 85,825 (or 0.41%) shares of First Midwest Common Stock. Pursuant to the First Midwest Profit Sharing Plan and the ESOP, participants exercise voting rights with respect to the portion of the shares of First Midwest Common Stock allocated to their accounts, and also direct the Trustee with respect to the investment of their accounts among the investment funds maintained under the First Midwest Profit Sharing Plan. Accordingly, only those shares of First Midwest Common Stock attributable to the First Midwest Profit Sharing Plan and the ESOP accounts of the persons and groups listed are included in the above table.

/(3)/ Following the consummation of the Merger, three of the current directors of Heritage (Richard T. Wojcik, Jack Payan and John L. Sterling) will become directors of First Midwest. See "HERITAGE MEETING -- SECURITY OWNERSHIP," for a description of their ownership of shares of First Midwest Common Stock following the consummation of the Merger.

/(4)/ The above amount does not include the 2,310,153 shares (11.5%) held by Geraldine C. Cowlin, the spouse of William J. Cowlin.

/(5)/ The amount shown for John M. O'Meara includes 126,482 shares of First Midwest Common Stock which are owned by trusts over which Mr. O'Meara exercises voting and investment rights. Beneficial ownership of such shares is disclaimed by Mr. O'Meara.

       Right of First Refusal Agreements. On June 22, 1994, First Midwest entered into Right of First Refusal Agreements with certain of its Stockholders who directly own approximately 12% of the outstanding Common Stock of First Midwest. The Agreements provide that if a Stockholder dies and the Stockholder's representative desires to sell any of the Stockholder's shares of First Midwest

Common Stock, the representative must first offer such shares to First Midwest. The Agreements impose no obligation on First Midwest to purchase any such shares. If First Midwest elects to purchase such shares, the price to be paid would be equal to the fair market value of such shares as determined by reference to transactions reported for First Midwest Common Stock on the Nasdaq Stock Market. The directors who are parties to, or are affected by, these Agreements are: Andrew B. Barber; C.D. Oberwortmann; John M. O'Meara; and Robert P. O'Meara. Former director Robert E. Joyce is a party to such an Agreement.

                                HERITAGE MEETING

PLACE, TIME, DATE AND RECORD DATE

     A Special Meeting of the Shareholders of Heritage will be held on _____________, 1998, at the ________________________________________________, at
_______ a.m., local time, and any and all adjournments or postponements thereof (the "Heritage Meeting"). This Joint Proxy Statement/Prospectus is being sent to Heritage Shareholders and accompanies a form of proxy (the "Heritage Proxy") which is being solicited by the Board of Directors of Heritage (the "Heritage Board") for use at the Heritage Meeting and at any and all adjournments or postponements thereof.

     The Heritage Board has fixed the close of business on ________, 1998 (the "Heritage Record Date"), as the date for determining holders of Heritage Common Stock who will be entitled to notice of, and to vote at, the Heritage Meeting. Only holders of record of shares of Heritage Common Stock at the close of business on the Heritage Record Date are entitled to notice of, and to vote at, the Heritage Meeting. As of February 17, 1998, there were outstanding and entitled to be voted 12,140,528 shares of Heritage Common Stock.

MATTERS TO BE CONSIDERED

     At the Heritage Meeting, Heritage Shareholders will vote on the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger of Heritage with and into Acquisition Corp and the conversion of each share of Heritage Common Stock into 0.7695 of a share of First Midwest Common Stock upon the consummation of the Merger. Shareholders will also consider and vote upon such other matters as may properly be brought before the Heritage Meeting. As of the date hereof, the Heritage Board knows of no business that will be presented for consideration at the Heritage Meeting other than the matters described in this Joint Proxy Statement/Prospectus.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the outstanding shares of Heritage Common Stock is required for approval of the Merger Agreement. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST THIS PROPOSAL.

     Each holder of record of shares of Heritage Common Stock on the Heritage Record Date will be entitled to cast one vote per share on the Merger Agreement at the Heritage Meeting. Such vote may be exercised in person or by properly executed proxy. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Heritage Common Stock entitled to vote at the Heritage Meeting is necessary to constitute a quorum. With a quorum, or in the absence of such, the affirmative vote of the majority of shares of Heritage Common Stock represented at the Heritage Meeting may authorize adjournment of the meeting. Abstentions and broker non-votes will be treated as shares present at the Heritage Meeting for purposes of determining the presence of a quorum.

     Approval of the Merger Agreement by the Shareholders of Heritage is a condition to, and required for, consummation of the Merger. See "THE MERGER -- CONDITIONS TO THE MERGER."

PROXIES

     Shares of Heritage Common Stock represented by properly executed proxies received prior to or at the Heritage Meeting will, unless such proxies have been revoked, be voted at the Heritage Meeting and any adjournments or postponements thereof, in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed Heritage Proxy, the shares will be voted FOR the Merger Agreement.
              ---

     Any Heritage Proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted either: (i) by delivering to the Secretary of Heritage at 12015 South Western Avenue, Blue Island, Illinois 60406 on or before the taking of the vote at the Heritage Meeting, a written notice of revocation bearing a later date than the date of the Heritage Proxy or a later dated proxy relating to the same shares or (ii) by attending the Heritage Meeting and voting in person. Attendance at the Heritage Meeting will not in itself constitute the revocation of a proxy.

     If any matters are properly presented at the Heritage Meeting for consideration, the persons named in the Heritage Proxy or acting thereunder will have discretion to vote on such matters in accordance with their best judgment. As of the date hereof, the Heritage Board knows of no such other matters.

     In addition to solicitation by mail, directors, officers and employees of Heritage, who will not be specifically compensated for such services, may solicit Heritage Proxies from the Shareholders of Heritage, personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Harris Trust and Savings Bank, Heritage's transfer agent, will perform certain of these functions. Heritage will bear its own expenses in connection with the solicitation of Heritage Proxies for the Heritage Meeting. See "THE MERGER -- EXPENSES."

     The trustees of the Heritage Financial Services, Inc. Profit Sharing Plan (the "Heritage Profit Sharing Plan") will vote the shares of Heritage Common Stock held in the Heritage Profit Sharing Plan in accordance with their best judgment.

     HOLDERS OF HERITAGE COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING HERITAGE PROXY AND RETURN IT PROMPTLY TO HERITAGE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

SECURITY OWNERSHIP

     As of February 17, 1998, directors and executive officers of Heritage and their affiliates held in the aggregate 2,275,665 shares (excluding option shares and shares held in the Heritage Profit Sharing Plan), or approximately 18.7%, of the Heritage Common Stock. The directors and executive officers of Heritage have indicated that they intend to vote such shares of Heritage Common Stock for approval and adoption of the Merger Agreement at the Heritage Meeting. These individuals have entered into an Agreement of Affiliates with First Midwest which requires them, among other matters, to vote their shares of Heritage Common Stock in favor of the Merger Agreement. See "THE MERGER -- AGREEMENT OF AFFILIATES."

     As of February 17, 1998, First Midwest held 45,300 shares of Heritage Common Stock, or less than 1% of such shares. First Midwest has indicated that it intends to vote such shares of Heritage Common Stock for approval and adoption of the Merger Agreement. First Midwest entered into a Stock Option Agreement with Heritage on January 14, 1998, pursuant to which Heritage granted to First Midwest an option to acquire, under certain limited circumstances, up to 2,400,000 shares of Heritage Common Stock (19.9% of such shares as of January
14, 1998).   This option has not been exercised as of the date of this Joint
Proxy Statement/Prospectus. See "THE MERGER -- STOCK OPTION AGREEMENT." As of February 17, 1998, directors and executive officers of First Midwest and their affiliates held no shares of Heritage Common Stock.

     The following tabulation shows, as of February 17, 1998 unless otherwise indicated, the name, address and Common Share ownership for certain Shareholders of Heritage including each person known by Heritage to be the beneficial owner of more than five percent of Heritage's outstanding Common Shares (the only class of voting securities outstanding). Information with respect to beneficial ownership is based on information furnished to Heritage by such Shareholders or contained in the records of Heritage.

     Carl C. Greer has sole voting power over all of the 757,620 shares referred to below under his heading, 390,315 as sole beneficial owner and 367,305 as President of Martin Marketing Corporation ("Martin Marketing"), the sole general partner of Martin Oil Marketing, Ltd. ("Martin Oil Marketing") which holds such shares. Mr. Greer has sole dispositive power over all his own shares and dispositive power (which may be shared with certain Martin Marketing officers) over the Martin Oil Marketing shares.

     Joyce M. Brown, Eloise W. Martin and Melinda M. Sullivan, as the three trustees of each of five testamentary trusts under the Will of Harold T. Martin, deceased, share voting and dispositive power over 725,730 shares held by the trusts. In addition, Ms. Sullivan herself owns 13,256 shares, as to which she has sole voting and dispositive power.

                        NAMES AND                                 NUMBER OF                    PERCENT OF
                       ADDRESSES OF                              COMMON SHARES                    COMMON
                        BENEFICIAL                                BENEFICIALLY                    SHARES
                         OWNERS                                       OWNED                    OUTSTANDING
                     -------------                               ---------------            ----------------
SHARES AS TO WHICH CARL C. GREER HAS SOLE VOTING POWER (1):

Carl C. Greer...................................                 390,315                    3.2%
Martin Marketing Corporation....................                 367,305 (2)                3.0%
                                                                 ---------

Total...........................................                 757,620 (3)                6.2% (3)
                                                                 =========                  ===

SHARES AS TO WHICH THE TRUSTEES OF THE HAROLD T. MARTIN TRUSTS/TRUST FUNDS HAVE SOLE OR SHARED
 VOTING POWER (4):

Melinda M. Sullivan.............................                  13,256                    *
Trusts/Trust Funds under
  the Will of Harold T.
  Martin, deceased..............................                 725,730                    6.0%
                                                                 ---------                  ---

Total...........................................                 738,986                    6.1%
                                                                 =========                  ===

HERITAGE FINANCIAL SERVICES
PROFIT SHARING TRUST (5)........................                 712,818                    5.9%

FIRST MIDWEST BANCORP, INC. (6)

______________
* Not greater than 1%

/(1)/ The address for the persons listed under the Greer heading in the table is P.O. Box 298, Blue Island, Illinois 60406. The nature of their beneficial ownership is sole voting and investment power, except as described above and set forth in the footnotes below.

/(2)/  All such shares are held by Martin Oil Marketing.

/(3)/ Mr. Greer has sole voting power over such 757,620 shares, 390,315 as beneficial owner and 367,305 as President of Martin Marketing.

/(4)/ The address for the three trustees of the testamentary trusts created under the Will of Harold T. Martin, deceased, is 4501 W. 127th Street, Alsip, Illinois 60803.

/(5)/ As of December 31, 1997. The address for the Trust is 17500 S. Oak Park Avenue, Tinley Park, Illinois 60477. The nature of beneficial ownership is sole voting power, with no investment power. The shares are voted by the five trustees, Richard T. Wocjik, Frederick J. Sampias, Ronald P. Groebe, John E. Barry and Susan G. Peterson, all executive officers of Heritage.

/(6)/ Information as to First Midwest's ownership of Heritage Common Stock and its option to acquire up to 2,400,000 shares of Heritage Common Stock is set forth above.

     The following tabulation shows the Common Share ownership (including exercisable options) for each Heritage director and executive officer and all directors and executive officers as a group.

                                                               PERCENT OF
                                               COMMON        OUTSTANDING
                                               SHARES           COMMON
                                            BENEFICIALLY        SHARES
NAME OF BENEFICIAL OWNER                     OWNED(1)           OWNED
------------------------                    ------------        -----

Richard T. Wojcik .....................        500,019(2)           4.1%
Frederick J. Sampias ..................        320,355(3)           2.6%
Ronald P. Groebe ......................        232,764(4)           1.9%
John J. Gallagher......................         82,017                *
Lael W. Mathis ........................        131,475(5)           1.1%
Jack Payan.............................         14,355(6)             *
Arthur E. Sieloff......................         16,125(7)             *
John L. Sterling.......................        146,706(8)           1.2%
Chester Stranczek .....................        495,900(9)           4.1%
Arthur G. Tichenor.....................        557,344              4.6%
Dominick J. Velo ......................         11,372(10)            *
John E. Barry..........................        140,147(11)          1.2%
Paul A. Eckroth........................        121,650(12)          1.0%
Ramesh L. Ajwani.......................        129,083(13)          1.1%
Susan G. Peterson......................         28,128(14)            *
Albert A. Stroka.......................         43,286(15)            *
All directors and
executive officers
as a group (16 persons)................      2,970,726(16)         24.4%

______________
* Not greater than 1%

/(1)/ As of February 17, 1998, except as otherwise indicated. The nature of beneficial ownership is sole voting and investment power, except as set forth in the footnotes below. Information with respect to beneficial ownership is based on information furnished to Heritage by the Shareholders or contained in the records of Heritage. Fractional shares subject to options are not reflected. All of the directors and executive officers have entered into an Affiliate's Letter and an Agreement of Affiliates which indicate that they will vote their shares in favor of the Merger and which specify restrictions on the disposition of such shares.

/(2)/ Includes 28,712 shares held in a self-directed IRA trust and Keogh trust for the benefit of Mr. Wojcik, 314,584 shares held in trust by Mr. Wojcik and 96,800 shares which may be acquired upon the exercise of stock options. Includes 59,922 shares held for the benefit of Mr. Wojcik in the Heritage Profit Sharing Trust as of December 31, 1997, but excludes the other shares referred to in footnote 16 below.

/(3)/ Includes 135,179 shares held in trust by Mr. Sampias, 8,364 shares held in custody for the benefit of Mr. Sampias, 3,972 shares held in trust for the benefit of Mr. Sampias, 110,044 shares which may be acquired upon the exercise of stock options, 12,375 shares held in trust by his wife, 3,981 shares held in trust for the benefit of his wife, 2,250 shares held by his wife as custodian for their son and 450 shares held by their son. Includes 43,739 shares held for the benefit of Mr. Sampias in the Heritage Profit Sharing Trust as of December 31, 1997, but excludes the other shares referred to in footnote 16 below.

/(4)/ Includes 20,194 shares held in a self-directed IRA trust and Keogh Plan for the benefit of Mr. Groebe, 2,046 shares held in trust for the benefit of his wife and 68,962 shares which may be acquired upon the exercise of stock options. Includes 41,563 shares held for the benefit of Mr. Groebe in the Heritage Profit Sharing Trust as of December 31, 1997, but excludes the other shares referred to in footnote 16 below.

/(5)/ Includes 63,900 shares held in trust by Mr. Mathis and 67,575 shares held in trust by his wife.

/(6)/ Includes 4,230 shares held in trust by Mr. Payan, 8,625 shares held in trust by his wife and 1,500 shares held by a corporation owned by Mr. Payan and his wife.

/(7)/  Includes 15,000 shares held in joint tenancy with Mr. Sieloff's wife.

/(8)/ Includes 12,000 shares held in joint tenancy with his wife, 122,763 shares held in trust for the benefit of Mr. Sterling and his wife and 11,643 shares held by Mr. Sterling's son.

/(9)/ Includes 379,500 shares held in trust by Mr. Stranczek, 108,150 shares held in trust for the benefit of Mr. Stranczek and 7,500 shares held by Mr. Stranczek's wife as trustee for a relative.

/(10)/ Includes 1,372 shares held for the benefit of Mr. Velo by the D.J. Velo &
       Company Profit Sharing Trust as of October 31, 1997, for which Mr. Velo is the Trustee. Excludes the remaining 51,609 shares in such Trust voted by Mr. Velo but held for the benefit of others. Includes 10,000 shares held in joint tenancy with Mr. Velo's wife.

/(11)/ Includes 74,887 shares which may be acquired upon the exercise of stock options and 13,142 shares held for the benefit of Mr. Barry in the Heritage Profit Sharing Trust as of December 31, 1997, but excludes the other shares referred to in footnote 16 below.

/(12)/ Includes 72,000 shares held by Mr. Eckroth in joint tenancy with his wife and 49,650 shares which may be acquired upon the exercise of stock options.

/(13)/ Includes 6,000 shares held as trustee for the benefit of Mr. Ajwani's son, 10,125 shares held as trustee for the benefit of Mr. Ajwani's daughter, 1,500 shares held by his wife as custodian for their son, 24,375 shares held in trust by his wife, 75,300 shares which may be acquired upon the exercise of stock options and 11,783 shares held for the benefit of Mr. Ajwani in the Heritage Profit Sharing Trust as of December 31, 1997.

/(14)/ Includes 5,136 shares held in trust by Ms. Peterson, 7,087 shares which may be acquired upon the exercise of stock options and 10,842 shares held for the benefit of Ms. Peterson in the Heritage Profit Sharing Trust as of December 31, 1997, but excludes the other shares referred to in footnote 16 below.

/(15)/ Includes 9,171 shares held in trust by Mr. Stroka, 2,775 shares held by his wife as custodian for their sons, 4,013 shares which may be acquired upon the exercise of stock options and 27,327 shares held for the benefit of Mr. Stroka in the Heritage Profit Sharing Trust as of December 31, 1997.

/(16)/ Excludes 712,818 shares as of December 31, 1997 voted by Messrs. Wojcik,
       Sampias, Groebe and Barry and Ms. Peterson as the trustees of the Heritage Profit Sharing Trust, except to the extent held for such named officers' individual benefit and hence included as indicated in the foregoing footnotes.

                                   THE MERGER

    The information in this Joint Proxy Statement/Prospectus concerning the terms of the Merger is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which (excluding the Exhibits and Schedules thereto) is attached hereto as Appendix A and incorporated by reference herein, and the other information contained elsewhere in this Joint Proxy Statement/Prospectus, including the Appendixes hereto and the documents
incorporated by reference herein.   All Stockholders of First Midwest and
Shareholders of Heritage are urged to read carefully this entire Joint Proxy Statement/Prospectus, including the Appendixes hereto and the documents incorporated by reference herein.

GENERAL

    Pursuant to the Merger Agreement, Heritage will be merged with and into Acquisition Corp, with Acquisition Corp being the surviving entity. As soon as possible after the conditions to consummation of the Merger described below have been satisfied or waived, and unless the Merger Agreement has been terminated as provided below, First Midwest and Heritage will file Articles of Merger with the Secretary of State of the State of Illinois with respect to the Merger. The Merger will become effective upon the close of business on the day when a Certificate of Merger has been issued by the Secretary of State of the State of Illinois (the "Effective Time"). It is presently contemplated that the Effective Time will be as soon as practicable following the fulfillment or waiver of each of the conditions to the Merger. See "-- EFFECTIVE TIME; CLOSING DATE," "-- CONDITIONS TO THE MERGER" and "--WAIVER AND AMENDMENT; TERMINATION."

    Upon consummation of the Merger, the Shareholders of Heritage shall be entitled to receive the Merger Consideration (as defined herein) in consideration for their shares of Heritage Common Stock and thereupon shall cease to be Shareholders of Heritage, and the separate existence and corporate organization of Heritage shall cease. Acquisition Corp shall succeed to all the rights and property of Heritage.

MERGER CONSIDERATION

    Subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Heritage Common Stock issued and outstanding immediately prior to the consummation of the Merger (except shares held by Heritage or First Midwest or shares for which Shareholders of Heritage have perfected dissenters' appraisal rights) will be converted into the right to receive 0.7695 (the "Exchange Ratio") of a share of First Midwest Common Stock (the "Merger Consideration"). The Merger Agreement provides that the Exchange Ratio will be appropriately adjusted in the event of any split, combination, stock dividend or stock distribution with respect to shares of First Midwest Common Stock effected by First Midwest prior to the Effective Time.

    Based on the $________ per share closing price of the First Midwest Common Stock reported on the Nasdaq Stock Market for _______________, 1998, the market value of the Merger

Consideration would be $_________ per share of Heritage Common Stock as of such
date.   The number of shares of First Midwest Common Stock to be received for each share of Heritage Common Stock has been fixed at 0.7695. The market value of First Midwest Common Stock to be received in the Merger is subject to fluctuation. Accordingly, an increase in the market value of First Midwest Common Stock will increase the market value of the Merger Consideration to be received in the Merger. A decrease in the market value of First Midwest Common Stock will have the opposite effect.

    Heritage will have the right to terminate the Merger Agreement (the "Termination Right"), seek to renegotiate the Exchange Ratio with First Midwest or proceed with the Merger, if (i) the First Midwest Common Stock Price Per Share (as defined below) is less than $33.90 for the Pricing Period (as defined below); and (ii) the percentage (the "First Midwest Ratio") determined by dividing the First Midwest Common Stock Price Per Share by $42.37 (the closing price of First Midwest Common Stock as of the close of business on January 14,
1998) is more than 20 percentage points less than the percentage (the "Comparison Stocks Ratio") determined by dividing the Aggregate Purchase Price Per Share of the Comparison Stocks (as defined below) for each of the ten trading days immediately preceding the fifth trading day prior to the Closing Date (the "Pricing Period") by the Aggregate Price Per Share of the Comparison Stocks as of the close of business on January 14, 1998. The "First Midwest Common Stock Price Per Share" means the dollar amount equal to the volume weighted average of all transactions reported for First Midwest Common Stock on the Nasdaq Stock Market for the Pricing Period. The "Aggregate Price Per Share of the Comparison Stocks" means the weighted average of the closing prices of all of the Comparison Stocks (as defined herein) as reported in the Wall Street Journal (or an equivalent source) for each day in question. The "Comparison Stocks" consist of a list of twenty-two bank holding companies, the common stock of which is publicly traded. Under certain circumstances, a bank holding company may be removed from this list.

    Certain possible effects of the above provisions may be illustrated by the following three scenarios:

    (i) if the First Midwest Common Stock Price Per Share is at or more than $33.90 for the Pricing Period, Heritage will not be permitted to exercise the Termination Right;

    (ii) if the First Midwest Common Stock Price Per Share is less than $33.90 for the Pricing Period, but the difference between the Comparison Stocks Ratio and the First Midwest Ratio is less than 20 percentage points, then Heritage will not be permitted to exercise the Termination Right; or

    (iii) if the First Midwest Common Stock Price Per Share is less than $33.90 for the Pricing Period, and the difference between the Comparison Stocks Ratio and the First Midwest Ratio is 20 percentage points or more, then Heritage will be permitted to exercise the Termination Right.

If the conditions described in subparagraph (iii) above exist as of the end of the Pricing Period, Heritage may, at its sole option, exercise the Termination Right, seek to renegotiate the Exchange Ratio with First Midwest or proceed with the Merger. If Heritage elects to exercise the Termination Right, it must give written notice to First Midwest as of the close of business on the second business day after the end of the Pricing Period. See "-- WAIVER AND AMENDMENT; TERMINATION."

    Whether Heritage will have the Termination Right pursuant to the preceding paragraphs will not be known until the end of the Pricing Period. As of the date of this Joint Proxy Statement/Prospectus, no such Termination Right would exist, based on the prevailing market price of First Midwest Common Stock. The Heritage Board has made no decision as to whether it would exercise the Termination Right if such a right did arise. In the event such a situation occurs, the Heritage Board would, consistent with its fiduciary duties, take into account all relevant facts and circumstances as they exist at such time and would consult with its financial advisors and legal counsel. Approval of the Merger Agreement by the Heritage Shareholders at the Heritage Meeting will confer on the Heritage Board, the power, should such an event occur, and consistent with the fiduciary duties of such Board, to elect to terminate the Merger Agreement, seek to renegotiate the Exchange Ratio or consummate the Merger without any further action by, or resolicitation of the votes of, the Shareholders of Heritage.

    No certificates or scrip representing fractional shares of First Midwest Common Stock will be issued upon the surrender for exchange of certificates representing Heritage Common Stock, no dividend or distribution of First Midwest will relate to any fractional shares, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a Stockholder of First Midwest. Each Shareholder of Heritage who would be entitled to a fractional share in the Merger will receive a cash payment (without interest) determined by multiplying $42.37 (the closing price for shares of First Midwest Common Stock on January 14, 1998) by the fractional share interest to which the holder would otherwise be entitled pursuant to the terms of the Merger Agreement.

BACKGROUND OF AND REASONS FOR THE MERGER

    Background of the Merger. Early in the fourth quarter of 1997, Heritage received an unsolicited expression of interest from a large financial services holding company. At the suggestion of Heritage's outside counsel, Joel S. Corwin, Heritage engaged Barack Ferrazzano Kirschbaum Perlman & Nagelberg ("Barack Ferrazzano") in October, 1997 as special legal counsel to work with Mr. Corwin, with respect to Heritage's strategic alternatives and fiduciary duties. At a special meeting of the Heritage Board held on November 5, 1997, the Heritage Board considered the expression of interest and developed a process to investigate its strategic alternatives. At the meeting, Barack Ferrazzano reviewed the fiduciary duties owed by the Heritage Board to Heritage and Heritage's Shareholders in connection with the review of its strategic alternatives. A Corporate Developments Committee consisting of two outside directors and one management director was appointed to assist in the investigation of Heritage's strategic options, including a possible sale. The Corporate Developments Committee was specifically directed to participate in retaining a financial advisor to assist in the process and to explore certain executive compensation and benefits issues with Barack Ferrazzano and Arthur Andersen LLP, Heritage's independent certified public accountants ("Arthur Andersen"). Heritage's chief financial officer was instructed to serve on the committee in an ex officio capacity.
                                           -- -------

    On November 7, 1997 and on November 13, 1997, the Corporate Developments Committee met with Barack Ferrazzano to discuss certain issues relating to the possible sale process, to the engagement of a financial advisor and to the retention of Heritage's franchise value in the possible sale process, including employee-related issues. On November 10, 1997, McDonald & Company Securities, Inc. ("McDonald") was engaged to serve as Heritage's financial advisor.

    In recent years, the financial services industry has witnessed substantial and rapid change characterized by increasing consolidation, intensifying competition and acquisitive growth of many of the larger domestic banking organizations. Based upon the terms of recently announced bank transactions, substantial premiums are being paid and bank stock prices are at historically high levels. During this period of changing regulatory and market conditions, Heritage has regularly considered possible strategies and transactions to enhance its profitability, competitive position and strategic focus, and thereby increase shareholder value. As part of this ongoing process, on November 18, 1997, the Heritage Board met with McDonald and Barack Ferrazzano to review, among other things, the short- and long-term strategic options available to Heritage. The Heritage Board discussed with its advisors the advantages and disadvantages of various alternatives, including continued growth as an independent company, expansion of its operations through an acquisition, merger of equals or strategic alliance transaction and pursuit of a transaction involving the possible sale of Heritage.

    At its November 18, 1997 meeting, after further review of the strategic options available to Heritage and a review of the various contacts from interested third parties, the Heritage Board authorized senior management and McDonald to conduct exploratory discussions concerning a possible business combination transaction. McDonald was instructed to contact a select group of banking institutions, including First Midwest, that were deemed likely to be interested in such a transaction based on earlier contacts or other information obtained by Heritage's senior management and McDonald. Over the ensuing month, McDonald conducted preliminary discussions with several potential merger partners. Where necessary or appropriate, Heritage required such parties to execute customary confidentiality agreements to preserve the confidential nature of any proprietary information of Heritage disclosed during the course of such preliminary discussions.

    At the December 16, 1997 Heritage Board meeting, McDonald presented to the Heritage Board the results of its preliminary conversations with certain potential merger partners, including First Midwest. Through its exploratory discussions with these various banking institutions, Heritage received preliminary indications of interest in a possible business combination from four institutions, with First Midwest's valuation being one of the two highest.
These indications of interest involved different combinations of cash and/or stock as consideration. The Heritage Board authorized Heritage's senior management and McDonald to continue discussions regarding the two highest proposals, including discussions with First Midwest. McDonald was directed to concentrate on developing those two proposals, allowing each organization to perform limited due diligence. Final proposals would then be solicited for the Heritage Board's analysis and consideration. Barack

Ferrazzano was directed to prepare a draft of a form of definitive agreement for submission to each organization for its review and comment. The Heritage Board based its action on the perceived level of interest by the two organizations in pursuing a transaction, the likelihood that a transaction with one of them would be consummated if mutually acceptable terms could be agreed upon, their prior records in making acquisitions, their large market capitalizations and financial positions, their existing presence in the Chicago area, the potential synergies resulting from a business combination with either of them and the expectation that a negotiated transaction with one of the organizations would result in the highest value per share for Heritage's Shareholders. During the following weeks, having already executed confidentiality agreements, the two organizations began conducting their limited due diligence reviews of Heritage and its business operations.

    The Corporate Developments Committee of the Heritage Board met on December 31, 1997 with McDonald and Barack Ferrazzano to review the status of the proposals. McDonald reported at the meeting that only one of the two interested parties submitted a final proposal. The Corporate Developments Committee determined, with the assistance of McDonald, that First Midwest's proposal should be pursued as the best strategic alternative for Heritage and its Shareholders. Various factors were considered in reaching this conclusion, including, among other things, the indicated levels of consideration from First Midwest and the other organizations which had expressed interest in entering into a possible transaction with Heritage; prevailing economic, market and monetary conditions; Heritage's future prospects as an independent institution; the future financial and operating prospects of the organizations that submitted preliminary indications of value after giving effect to a business combination involving an acquisition of Heritage; and the likely organizational and operating structures of the business combinations contemplated by the preliminary indications of interest submitted by the interested organizations.

    McDonald, on behalf of Heritage, advised First Midwest on December 31, 1997, that the Corporate Developments Committee of the Heritage Board had elected to pursue negotiations with First Midwest. First Midwest's preliminary indication of interest was subject to a number of ordinary and customary conditions regarding the negotiation of a definitive agreement and the receipt of all relevant regulatory and shareholder approvals. Subsequent discussions and negotiations over the next two weeks between First Midwest, its counsel and its financial advisor, and Heritage, its counsel and its financial advisor, resulted in First Midwest making a formal offer for Heritage as set forth in the Merger Agreement.

    During that period, Heritage and its advisors conducted a due diligence review of First Midwest, which included, among other things: (i) meetings with senior officers of First Midwest to review First Midwest's strategic plans and objectives; (ii) a review of First Midwest's financial information and projections; (iii) a review of lending reports and other management reports of First Midwest; (iv) discussions with management of First Midwest regarding loan policies, loan portfolios, delinquent and problem loans and loan loss reserves;
(v) a review of First Midwest's asset/liability and investment policies and its rate sensitivity position; and (vi) a review of certain of First Midwest's pending litigation and employee policies and handbook.

    At a meeting of the Heritage Board held on January 13, 1998, management presented the First Midwest proposal to the Heritage Board and reviewed with the Heritage Board the events leading up to the First Midwest proposal, including senior management's negotiations with and due diligence review of First Midwest. McDonald reviewed the First Midwest proposal for the Heritage Board and provided its analyses. McDonald also reviewed its draft fairness opinion with the Heritage Board. Barack Ferrazzano reviewed the fiduciary duties owed by the Heritage Board to Heritage's Shareholders in connection with the proposed transaction and reviewed the terms of the Merger Agreement, the Stock Option Agreement and the proposed resolutions concerning the Merger.

    Following a review and discussion of the proposed terms of the transaction, consideration of the fairness opinion of McDonald and numerous other relevant factors, the Heritage Board, by a unanimous vote of all directors present at the January 13, 1998 meeting, authorized and approved the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby, subject to the agreement by First Midwest to certain specific conditions and the receipt thereafter by Heritage's Chairman of the oral fairness opinion of McDonald. THE HERITAGE BOARD ALSO DIRECTED THAT THE MERGER AGREEMENT BE SUBMITTED TO A VOTE OF THE HERITAGE SHAREHOLDERS AND UNANIMOUSLY RECOMMENDED THAT SUCH SHAREHOLDERS APPROVE THE MERGER AGREEMENT. Following discussions between the parties on January 13, 1998, the outstanding conditions specified by the Heritage Board were each agreed to by First Midwest on January 14, 1998, after which McDonald formally delivered its oral fairness opinion to Heritage's Chairman that the consideration to be received was fair from a financial point of view to the Heritage Shareholders. The parties executed the Merger Agreement and Stock Option Agreement on January 14, 1998.

    Heritage Board's Reasons for the Merger. After careful study and evaluation, the Heritage Board has unanimously approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, Heritage and the Heritage Shareholders. The Heritage Board believes that the Merger will enable Heritage Shareholders to realize significant value on their investment and also will enable them to participate in opportunities for growth that Heritage believes the Merger makes possible.

    In reaching its determination that the Merger is fair to, and in the best interests of, Heritage and its Shareholders, the Heritage Board carefully considered a variety of factors with the assistance of its legal and financial advisors. Among the factors it considered were the following:

       (a) Heritage considered its business, financial condition, results of operations and prospects, including, but not limited to, its potential growth, development, productivity and profitability were it to remain independent. In the Heritage Board's opinion, a business combination with a larger bank holding company such as First Midwest would provide both greater short-term and long-term value to Heritage Shareholders than other alternatives available. Such a business combination would enhance Heritage's competitiveness and its ability to serve its depositors, customers and the communities in which it operates. The increased competitive advantage would result primarily from the ability of Heritage to offer new and enhanced products and services already developed and tested by First Midwest, the cost savings from combining operations and support functions, and the increased access to capital that First Midwest could provide. Such an increased competitive advantage would be likely to result in an increase in the value of First Midwest Common Stock that will be received by Heritage Shareholders.

       (b) The current and prospective environments in which Heritage operates, including national and local economic conditions, the current regulatory environment and the trend toward consolidation in the financial services industry generally and in the Chicago metropolitan market, specifically, were also factors in the Heritage Board's decision. The increases in competition, together with increased bank regulatory reporting and other requirements, have made it more difficult for independent community banks to compete with the banking affiliates of much larger institutions with respect to the range of products and services offered and the costs at which such products and services can be offered. First Midwest's philosophy of relationship banking and allowing each of its banking centers to continue to operate as community banks within their own local markets, focusing on servicing the needs of their particular communities, should provide an opportunity for Heritage to compete more effectively with larger institutions but still maintain its community banking approach. This compatibility of businesses and management philosophies of Heritage and First Midwest constituted a significant additional factor in the Heritage Board's decision.

       (c) The strategic, competitive advantage that First Midwest will have through its combination with Heritage was considered by the Heritage Board. As a result of the Merger, the resulting institution will have the largest deposit market share in Will County, Illinois and will have a significant presence in south and southwest Cook County, Illinois thereby enhancing the value of First Midwest's franchise and the potential value to Heritage Shareholders.

       (d) The Heritage Board considered the business, results of operations, financial condition and asset quality of First Midwest, as well as its future growth prospects following the Merger. The Merger presents an opportunity for potential synergies and cost savings by integrating the responsibilities for functions such as the following: product development; training in product sales and services which First Midwest has had in place for several years; internal audit, loan review and compliance training; and stockholder record keeping and communications. First Midwest's established operational and training systems are expected to result in cost savings from economies of scale as well as being able to provide Heritage employees with a higher level of training to meet customer needs.

       (e) The Heritage Board also determined that the Merger offered Heritage Shareholders the prospects for higher dividends, and a higher current trading value for their shares as a result of greater liquidity and better prospects for future growth than if Heritage were to remain independent.

       (f) Based upon the financial terms of other recent business combinations in the financial services industry and information concerning the business, financial condition, results of operations and prospects of First Midwest, the Heritage Board solicited an opinion from McDonald regarding the fairness of the Exchange Ratio, from a financial point of view, to the Shareholders of Heritage. Based upon the opinion of McDonald, the anticipated tax free nature of the Merger for federal income tax purposes to Heritage Shareholders, and the likelihood that the proposed transaction would be consummated, the Heritage Board determined that the Merger was preferable to other alternatives available to Heritage, such as being acquired by a different company or remaining independent and growing internally.

    While each member of the Heritage Board individually evaluated each of the foregoing as well as other factors, the Heritage Board collectively did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Heritage Board collectively made its determination with respect to the Merger based on the unanimous conclusion reached by its members that the Merger, in light of the factors that each director, individually, considered as appropriate, is fair and in the best interests of the Heritage Shareholders.

    In approving the Merger, the Heritage Board was aware that (i) the Merger Agreement contains certain provisions prohibiting Heritage from soliciting, facilitating or accepting other offers or agreements to acquire Heritage and
(ii) First Midwest would be able to exercise the Option granted by Heritage to First Midwest in the Stock Option Agreement in certain circumstances generally relating to a failure of First Midwest to consummate the Merger because of another offer for Heritage or a material change or potential material change in the ownership of Heritage. However, the Heritage Board was also aware that such terms were specifically bargained for and insisted upon by First Midwest as inducements to enter into the Merger Agreement. In addition, in connection with its approval of the proposed Merger, the Heritage Board was advised by McDonald that the indicated value of the Merger (i) exceeded the upper end of McDonald's range of estimates of Heritage's stand-alone value and (ii) was at the upper end of McDonald's range of estimates of Heritage's likely value in an acquisition transaction. In presenting this advice, McDonald stated that these findings were necessarily based upon economic, market, monetary and other conditions as they existed and could be evaluated at the time, represented its best business judgment under the circumstances and should not be construed in any way as a financial fairness or other form of expert opinion. McDonald's fairness opinion is described below and is included as Appendix B to this Joint Proxy Statement/Prospectus. See "-- OPINION OF HERITAGE FINANCIAL ADVISOR."

    First Midwest Board's Reasons for the Merger.    First Midwest's strategy
for increasing long-term value for First Midwest Stockholders has been to build a banking organization primarily focused on the Chicago metropolitan suburban banking market (consisting of the Illinois counties of Lake, McHenry, DuPage, Kane and Will as well as suburban Cook County), that continuously gains efficiency, spreads costs over a growing asset base and provides innovative products and services over a growing customer base. Presently, First Midwest is the second largest deposit based financial institution in Lake, McHenry and Will Counties. In addition, First Midwest has expended a great deal of time and effort to expand its technological capacities. First Midwest believes that by doing so, First Midwest can enhance its future earnings potential and become a financial services company capable of taking full advantage of technological developments and changes in the financial services industry.

    By acquiring Heritage, First Midwest will significantly expand its operations in southern and southwestern Cook County, Illinois and Will County, Illinois. Heritage currently operates seventeen offices in these areas. Following the consummation of the Merger, First Midwest will operate approximately fifty-six offices in the Chicago suburban metropolitan banking market. First Midwest's deposit base in the Chicago metropolitan suburban banking market will increase from $2.3 billion to approximately $3.4 billion, or by approximately 48%. Following the consummation of the Merger and the subsequent merger of the subsidiaries, First Midwest will be the largest bank (by deposits) in Will County and the fourteenth largest in Cook County. In addition, First Midwest will continue to be the second largest bank (by deposits) in Lake and McHenry Counties. The acquisition of Heritage is consistent with First Midwest's strategy of focusing its growth primarily on the Chicago metropolitan suburban banking market.

    The First Midwest Board believes that the Merger and the Merger Consideration is fair to, and in the best interests of, First Midwest and its Stockholders. Accordingly, the First Midwest Board has unanimously approved the Merger Agreement and recommends that the Stockholders of First Midwest vote FOR the approval and adoption of the First Midwest Proposals.

    In negotiating the terms of the Merger and in considering its recommendation for approval of the First Midwest Proposals, the First Midwest Board considered a number of factors including, without limitation, the following:

       (i) The Merger Consideration to be paid to the Heritage Shareholders in relation to the market value, book value, earnings per share and dividend rates of the First Midwest Common Stock and Heritage Common Stock.

       (ii) The expansion of First Midwest's services into a number of new communities in Will County and southern and southwest Cook County.

       (iii) The First Midwest Board's review, based in part on a presentation by First Midwest management with respect to such management's due diligence review of Heritage, of the business, operations and financial condition of Heritage, the prospects of the combined institution, and the increased market presence, economies of scale, cost savings opportunities and enhanced opportunities for growth made possible by the Merger; in this regard, the First Midwest Board noted that the combined institution: (a) would create a $5.0 billion bank holding company with approximately $1.2 billion in market capitalization; (b) would have a significantly increased presence in southern and southwest Cook County, where it currently has no banking operations of consequence; and (c) would significantly increase its deposit market share in Will County, giving it the largest market share in Will County. The First Midwest Board took into account that: (w) there would be some dilution in 1998 earnings per share before the Merger would have an expected accretive effect in 1999; (x) there may be some adverse impact on the First Midwest Common Stock price following announcement of the transaction because of such dilution, the activities of arbitrageurs and the investment objectives of certain First Midwest Stockholders; (y) a one-time, pre-tax acquisition charge of $15.4 million would be taken in the quarter the Merger is closed; and (z) there would be some dilution to the book-value per share of the First Midwest Common Stock.

       (iv) The short-term and long-term impact the Merger is anticipated to have on First Midwest's consolidated results of operations, including anticipated cost savings resulting from consolidation in certain areas.

       (v) The oral opinion of Goldman Sachs delivered to the First Midwest Board to the effect that, as of January 12, 1998, the Exchange Ratio pursuant to the Merger Agreement was fair to First Midwest from a financial point of view (see "-- OPINION OF FIRST MIDWEST FINANCIAL ADVISOR").

       (vi) The impact of the Merger on depositors, employees, customers and communities served by First Midwest and Heritage.

       (vii) The expectation that the Merger will generally be a tax-free transaction to First Midwest and its Stockholders and that the Merger will be accounted for under the pooling of interests method of accounting (see "-
    - CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" and "-- ACCOUNTING TREATMENT").

       (viii) The terms of the Merger Agreement, the Stock Option Agreement, the Agreement of Affiliates and the other documents executed in connection with the Merger. (see "-- STOCK OPTION AGREEMENT" and "-- AGREEMENT OF AFFILIATES").

       (ix) The effectiveness of the Merger as a method of implementing and accelerating First Midwest's strategy for long-term growth and enhanced Stockholder value. This included (a) the strong Heritage banking franchise with a corporate banking, retail and middle-market focus in important markets in south and southwest suburban Cook County and in Will County, (b) the fact that the Heritage franchise overlaps with First Midwest's Will County banking franchise, (c) an opportunity for additional acquisitions that could be negotiated by a company with First Midwest's post-merger market capitalization, (d) a respected Heritage senior management team with similar approaches to customer service, credit quality, expense reduction and growth, (e) opportunities to leverage capacity in technology over a larger asset and customer base and to realize other additional expense savings, (f) the Merger as a significant contributor to building a recognized name in the financial services area in the Chicago metropolitan suburban banking market with a resulting institution that would have a significant market share in one of the country's most attractive banking markets, and (g) the expense savings as discussed in "RECENT DEVELOPMENTS."

       (x) The likelihood of the Merger being approved by the appropriate regulatory authorities. See "-- REGULATORY APPROVALS."

    In view of the wide variety of factors considered in connection with its evaluation of the Merger, the First Midwest Board did not find it practicable to, and did not quantify or otherwise attempt to, assign relative weights to the specific factors considered in reaching its determination.

 RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    Heritage Board. The Heritage Board of Directors has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is fair to, and in the best interests of, Heritage and its Shareholders. THE HERITAGE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF HERITAGE VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

    First Midwest Board. The First Midwest Board has unanimously adopted and approved the Merger Agreement and the transactions contemplated thereby, including the Issuance and the Charter Amendment, and has determined that the Merger and such transactions are fair to, and in the best interests of, First Midwest and its Stockholders. THE FIRST MIDWEST BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF FIRST MIDWEST VOTE FOR THE FIRST MIDWEST PROPOSALS.

 OPINION OF HERITAGE FINANCIAL ADVISOR

    Merger - General. Pursuant to an engagement letter dated November 10, 1997, between Heritage and McDonald, Heritage retained McDonald to act as its sole financial advisor in connection with the Merger and related matters. As part of its engagement, McDonald agreed, if requested by Heritage, to render an opinion with respect to the fairness, from a financial point of view, to Heritage Shareholders of the consideration to be received by Heritage in the Merger. McDonald is a nationally recognized specialist in the financial services industry, in general and in Midwestern banks and thrifts in particular.
McDonald is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. Heritage selected McDonald as its financial advisor based upon its qualifications, expertise and reputation in such capacity.

    Following the January 13, 1998 meeting of the Heritage Board, on January 14, 1998, McDonald delivered its oral opinion to Heritage's Chairman that the consideration to be received by Heritage in the Merger (the amount of which was determined by Heritage and First Midwest on the basis of arm's-length negotiation between Heritage and First Midwest), was fair to Heritage Shareholders, from a financial point of view, as of January 14, 1998. McDonald subsequently delivered to the Heritage Board a written opinion dated as of the date of this Joint Proxy Statement/Prospectus confirming its opinion. No limitations were imposed by Heritage on McDonald with respect to the investigations made or the procedures followed in rendering its opinion.

    THE FULL TEXT OF MCDONALD'S WRITTEN OPINION TO THE HERITAGE BOARD, DATED AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS

CONSIDERED AND EXTENT OF REVIEW BY MCDONALD, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONJUNCTION WITH THIS JOINT PROXY STATEMENT/PROSPECTUS. THE FOLLOWING SUMMARY OF MCDONALD'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. MCDONALD'S OPINION IS ADDRESSED TO THE HERITAGE BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF HERITAGE AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE HERITAGE MEETING.

     In connection with its opinion, McDonald has, among other things: (i) reviewed the Merger Agreement and other related documents and this Joint Proxy Statement/Prospectus; (ii) reviewed certain historical business and financial information relating to Heritage and First Midwest; (iii) reviewed other pertinent internally-generated reports with regard to the separate businesses and prospects of Heritage and First Midwest including, among other things, the strategic objectives of each corporation and the potential benefits which might be realized through consummation of the Merger; (iv) participated in senior management discussions between Heritage and First Midwest with regard to said strategic objectives which might be realized through consummation of the Merger;
(v) reviewed public information regarding other selected comparable publicly traded companies deemed relevant to the proposed business combination; (vi) reviewed the financial terms and data of selected comparable combinations between banks and bank holding companies deemed relevant to the proposed business combination; (vii) reviewed the historical market performance and trading volume of Heritage Common Stock and First Midwest Common Stock; (viii) reviewed certain information pertaining to prospective cost savings and/or revenue enhancements relative to the proposed business combination; (ix) reviewed and evaluated the current stock distribution and ownership of Heritage Common Stock and First Midwest Common Stock, as well as the pro forma distribution and ownership following consummation of the Merger, based upon the contribution of, among other things, Heritage's assets, liabilities, shareholders' equity and earnings to the combined entity; and (x) conducted such other financial studies, analyses and investigations as McDonald deemed appropriate. The oral and written opinions provided by McDonald to Heritage were necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

     In connection with its review and arriving at its opinion, McDonald relied upon the accuracy and completeness of the financial information and other pertinent information provided by Heritage to McDonald for purposes of rendering its opinion. McDonald did not assume any obligation to independently verify any of the provided information as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for Heritage and First Midwest with the input of the respective managements, as well as projections of cost savings, revenue enhancements and operating synergies, McDonald assumed that these materials had been reasonably prepared on bases reflecting the best available estimates and judgments of Heritage and First Midwest as to the future performance of the separate and combined entities and that the projections provided a reasonable basis upon which McDonald could formulate its opinion. Neither Heritage nor First Midwest publicly discloses such internal management projections of the type utilized by McDonald in connection with McDonald's role as financial advisor to Heritage with respect to review of the Merger. Therefore, such projections cannot be assumed to have been prepared with a view toward public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, but notwithstanding, factors relative to the general economic and competitive conditions facing Heritage and First Midwest. Accordingly, actual results could vary significantly from those set forth in the respective projections.

     McDonald does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for Heritage and First Midwest are adequate to cover such losses. In addition, McDonald does not assume responsibility for the review of individual credit files, did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Heritage or First Midwest, nor was McDonald provided with such appraisals. Furthermore, McDonald assumes that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any waiver of any material terms or conditions by Heritage and that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on either separate institution or combined entity. Moreover, in each analysis that involves per share data for Heritage, McDonald adjusted the data to reflect full dilution, i.e., the exercise of all outstanding options and/or warrants (utilizing the treasury stock method). In particular, McDonald assumes that the Merger will be recorded as a "pooling-of-interests" in accordance with generally accepted accounting principles.

     In connection with rendering its opinion to the Heritage Board, McDonald performed a variety of financial and comparative analyses which are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by McDonald. Moreover, McDonald believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, McDonald also accounted for the assessment of general economic, financial market and other financial conditions. Furthermore, McDonald drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in McDonald's analyses were not necessarily indicative of future results or values which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals or necessarily reflect the prices at which companies or their respective securities actually may be sold. Most notably, none of the analyses performed by McDonald were assigned a greater significance by McDonald than any other in deriving its opinion.

     Comparable Company Analysis: McDonald reviewed and compared actual stock market data and actual and estimated selected financial information for Heritage with corresponding information for seventeen publicly traded Midwestern banks with assets between $1 billion and $2 billion (the "Heritage Peer Group"). The Heritage Peer Group included: Area Bancshares Corporation, Owensboro, Kentucky; Community Trust Bancorp, Inc., Pikeville, Kentucky; Republic Bancorp Inc., Owosso, Michigan; Chemical Financial Corporation, Midland, Michigan; Brenton Banks, Inc.,

Des Moines, Iowa; Grand Premier Financial, Inc., Wauconda, Illinois; First Financial Corporation, Terre Haute, Indiana; F&M Bancorporation, Inc., Kaukauna, Wisconsin; First Federal Financial Services Corp, Wooster, Ohio; Mid-America Bancorp, Louisville, Kentucky; Mississippi Valley Bancshares, Inc., St. Louis, Missouri; National City Bancshares, Inc., Evansville, Indiana; BancFirst Ohio Corp., Zanesville, Ohio; Citizens Bancshares, Inc., Salineville, Ohio; CBT Corporation, Paducah, KY; Pinnacle Banc Group, Inc., Oak Brook, Illinois; and First Merchants Corporation, Muncie, Indiana.

     The analysis of the Heritage Peer Group indicated, among other things, that, based on market prices as of January 9, 1998, and the latest publicly available financial data based on September 30, 1997: (i) the mean and median multiples of price to respective last twelve months' earnings were 20.9 and 20.6, respectively, as compared to 20.7 for Heritage; (ii) the mean and median multiples of price to estimated 1997 earnings were 18.4 and 18.5, respectively, as compared to 20.6 for Heritage; (iii) the mean and median multiples of price to estimated 1998 earnings were 17.2 and 16.4, respectively, as compared to 18.0 for Heritage; (iv) the mean and median multiples of price to book value were 245% and 226%, respectively, as compared to 290% for Heritage; (v) the mean and median multiples of price to tangible book value were 269% and 243%, respectively, as compared to 339% for Heritage; (vi) the mean and median dividend yields were 2.0% and 2.1%, respectively, as compared to 1.4% for Heritage; (vii) the mean and median return on average assets ("ROAA") ratios for the last twelve months were 1.14% and 1.10%, respectively, as compared to 1.33% for Heritage; (viii) the mean and median return on average equity ("ROAE") ratios for the last twelve months were 12.21% and 11.72%, respectively, as compared to 15.50% for Heritage; (ix) the mean and median ratios of tangible equity to tangible assets were 8.89% and 9.38%, respectively, as compared to 7.83% for Heritage; (x) the mean and median ratios of non-performing assets to assets were 0.41% and 0.35%, respectively, as compared to 0.19% for Heritage;
(xi) the mean and median ratios of loan loss reserves to non-performing loans were 356% and 253%, respectively, as compared to 539% for Heritage; and (xii) the mean and median efficiency ratios for the last twelve months were 59.6% and 58.2%, respectively, as compared to 56.0% for Heritage.

     McDonald also reviewed and compared actual stock market data and actual and estimated selected financial information for First Midwest with corresponding information for fifteen publicly traded Midwestern banks with assets between $2 billion and $20 billion (the "First Midwest Peer Group"). The First Midwest Peer Group included: Marshall & Ilsley Corporation, Milwaukee, Wisconsin; Old Kent Financial Corporation, Grand Rapids, Michigan; Star Banc Corporation, Cincinnati, Ohio; Associated Banc-Corp, Green Bay, Wisconsin; Commerce Bancshares, Inc., Kansas City, Missouri; TCF Financial Corporation, Minneapolis, Minnesota; Magna Group, Inc., St. Louis, Missouri; CNB Bancshares, Inc., Evansville, Indiana; FirstMerit Corporation, Akron, Ohio; Old National Bancorp, Evansville, Indiana; Citizens Banking Corporation, Flint, Michigan; Community First Bankshares, Inc., Fargo, North Dakota; Fort Wayne National Corporation, Fort Wayne, Indiana; First Financial Bancorp, Hamilton, Ohio; and Park National Corporation, Newark, Ohio.

     The analysis of the First Midwest Peer Group indicated, among other things, that, based on market prices as of January 9, 1998, and the latest publicly available financial data based on

September 30, 1997: (i) the mean and median multiples of price to respective last twelve months' earnings were 20.5 and 20.0, respectively, as compared to
19.0 for First Midwest; (ii) the mean and median multiples of price to estimated 1997 earnings were 19.8 and 19.3, respectively, as compared to 18.6 for First Midwest; (iii) the mean and median multiples of price to estimated 1998 earnings were 17.4 and 17.3, respectively, as compared to 16.8 for First Midwest; (iv) the mean and median multiples of price to book value were 305% and 288%, respectively, as compared to 246% for First Midwest; (v) the mean and median multiples of price to tangible book value were 357% and 325%, respectively, as compared to 258% for First Midwest; (vi) the mean and median dividend yields were both 2.0%, as compared to 2.2% for First Midwest; (vii) the mean and median ROAA ratios for the last twelve months were 1.32% and 1.21%, respectively, as compared to 1.23% for First Midwest; (viii) the mean and median ROAE ratios for the last twelve months were 14.63% and 13.76%, respectively, as compared to 13.55% for First Midwest; (ix) the mean and median ratios of tangible equity to tangible assets were 7.86% and 7.70%, respectively, as compared to 8.95% for First Midwest; (x) the mean and median ratios of non-performing assets to assets were both 0.39%, as compared to 0.51% for First Midwest; (xi) the mean and median ratios of loan loss reserves to non-performing loans were 355% and 264%, respectively, as compared to 263% for First Midwest; and (xii) the mean and median efficiency ratios for the last twelve months were 58.9% and 59.8%, respectively, as compared to 60.2% for First Midwest.

     Comparable Transactions Analysis: McDonald reviewed and compared actual information for comparable pending or closed transactions it deemed pertinent to the Merger, including: (i) nineteen bank merger or/and acquisition transactions with seller's assets between $500 million and $2 billion and ROAA greater than 1.25% (the "ROAA Transactions I"); (ii) ten bank merger or/and acquisition transactions with seller's assets between $1 billion and $10 billion and ROAA greater than 1.25% (the "ROAA Transactions II"); and (iii) nineteen bank merger or/and acquisition transactions where the announced transaction as a percentage of seller's assets exceeded 30% (the "Price-to-Assets Transactions").

     The ROAA Transactions I were (seller in italics): Regions Financial, Birmingham, Alabama/First State Corp, Albany, Georgia; F&M Bancorporation, Kaukauna, Wisconsin/BancSecurity Corp., Marshalltown, Iowa; Commercial Federal, Omaha, Nebraska/Liberty Financial, West Des Moines, Iowa; Fulton Financial Corp, Lancaster, Pennsylvania/Keystone Heritage, Lebanon, Pennsylvania; Western Bancorp, Laguna Niguel, California/Santa Monica Bank, Santa Monica, California; Hibernia Corporation, New Orleans, Louisiana/ArgentBank, Thibodaux, Louisiana; Wachovia Corp, Winston-Salem, North Carolina/1st United Bancorp, Boca Raton, Florida; Keystone Financial, Harrisburg, Pennsylvania/Financial Trust Corp, Carlisle, Pennsylvania; First Virginia Banks, Falls Church, Virginia/Premier Bankshares, Bluefield, Virginia; Huntington Bancshares, Columbus, Ohio/Citi-Bancshares, Inc, Leesburg, Florida; Summit Bancorp., Princeton, New Jersey/BMJ Financial Corp., Bordentown, New Jersey; Regions Financial, Birmingham, Alabama /Allied Bankshares, Thomson, Georgia; Hibernia Corporation, New Orleans, Louisiana /C M Bank Holding Co., Lake Charles, Louisiana; Firstar Corp, Milwaukee, Wisconsin/American Bancorp., St. Paul, Minnesota; HUBCO, Inc, Mahwah, New Jersey/Lafayette American, Bridgeport, Connecticut; Peoples Heritage Financial, Portland, Maine/Bank of NH Corp, Manchester, New Hampshire; Meridian Bancorp, Reading, Pennsylvania/United Counties Bancorp,

Cranford, New Jersey; Washington Mutual, Seattle, Washington/Western Bank, Coos Bay, Oregon; and Huntington Bancshares, Columbus, Ohio/Peoples Bank-Lakeland, Lakeland, Florida.

     The analysis of the ROAA Transactions I indicated, among other things, that, based on the announced transaction value: (i) the mean and median multiples of transaction value to respective last twelve months' earnings were
16.9 and 17.0, respectively, as compared to an implied valuation of 23.6 times Heritage earnings in this transaction; (ii) the mean and median ratios of transaction value to book value were 242% and 251%, respectively, as compared to an implied valuation of 342% of Heritage book value; (iii) the mean and median ratios of transaction value to tangible book value were 248% and 252%, respectively, as compared to an implied valuation of 399% of Heritage tangible book; and (iv) the mean and median ratios of transaction value to total assets were 25.2% and 26.1%, respectively, as compared to an implied valuation of 30.9% of Heritage total assets.

     The ROAA Transactions II were (seller in italics): First American Corp, Nashville, Tennessee/Deposit Guaranty, Jackson, Mississippi; Banc One Corporation, Columbus, Ohio/First Commerce Corp, New Orleans, Louisiana; Wachovia Corp, Winston-Salem, North Carolina/Jefferson Bankshares, Charlottesville, Virginia; Allied Irish Banks, Dublin, Ireland/Dauphin Deposit Corp, Harrisburg, Pennsylvania; Keystone Financial, Harrisburg, Pennsylvania/Financial Trust Corp, Carlisle, Pennsylvania; Mercantile Bancorp, St Louis, Missouri/Mark Twain Bancshares, St. Louis, Missouri; Firstar Corp, Milwaukee, Wisconsin/American Bancorp., St. Paul, Minnesota; UJB Financial, Princeton, New Jersey/Summit Bancorp, Chatham, New Jersey; Meridian Bancorp, Reading, Pennsylvania/United Counties Bancorp, Cranford, New Jersey; and First Bank System, Minneapolis, Minnesota/FirsTier Financial, Omaha, Nebraska.

     The analysis of the ROAA Transactions II indicated, among other things, that, based on the announced transaction value: (i) the mean and median multiples of transaction value to respective last twelve months' earnings were
20.3 and 19.2, respectively, as compared to an implied valuation of 23.6 times Heritage earnings in this transaction; (ii) the mean and median ratios of transaction value to book value were 260% and 250%, respectively, as compared to an implied valuation of 342% of Heritage book value; (iii) the mean and median ratios of transaction value to tangible book value were 278% and 260%, respectively, as compared to an implied valuation of 399% of Heritage tangible book; and (iv) the mean and median ratios of transaction value to total assets were 25.8% and 24.1%, respectively, as compared to an implied valuation of 30.9% of Heritage total assets.

     The Price-to-Assets Transactions were (seller in italics): BB&T Corp, Winston-Salem, North Carolina/Franklin Bancorp, Washington, D.C.; Regions Financial, Birmingham, Alabama/First State Corp, Albany, Georgia; First American Corp, Nashville, Tennessee/Deposit Guaranty, Jackson, Mississippi; National City Corp., Cleveland, Ohio/First of America, Kalamazoo, Michigan; Citizens Bancshares, Salineville, Ohio/Century Financial, Rochester, Pennsylvania; First Union Corp., Charlotte, North Carolina/CoreStates Financial, Philadelphia, Pennsylvania; Community First Banks, Fargo, North Dakota/Pioneer Bank, Longmont, Colorado; Banc One Corporation, Columbus, Ohio/First Commerce Corp, New Orleans, Louisiana; Triangle Bancorp, Raleigh, North Carolina/Guaranty State Bancorp, Durham, North Carolina; Wayne Bancorp, Wooster,

Ohio/Chippewa Valley Bank, Rittman, Ohio; WesBanco, Wheeling, West Virginia/Commercial Bancshares, Parkersburg, West Virginia; Colonial BancGroup, Montgomery, Alabama/United American Holdings, Orlando, Florida; NationsBank Corp., Charlotte, North Carolina/Barnett Banks Inc., Jacksonville, Florida; Fulton Financial Corp, Lancaster, Pennsylvania/Keystone Heritage, Lebanon, Pennsylvania; Hibernia Corporation, New Orleans, Louisiana/ArgentBank, Thibodaux, Louisiana; First Charter Corp, Concord, North Carolina/Carolina State Bank, Shelby, North Carolina; Keystone Financial, Harrisburg, Pennsylvania/Financial Trust Corp, Carlisle, Pennsylvania; S&T Bancorp, Indiana, Pennsylvania/Peoples Bank of Unity, Pittsburg, Pennsylvania; and Centura Banks, Rocky Mount, North Carolina/First Commercial Holding, Asheville, North Carolina.

     The analysis of the Price-to-Assets Transactions indicated, among other things, that, based on the announced transaction value: (i) the mean and median multiples of transaction value to respective last twelve months' earnings were
24.0 and 23.1, respectively, as compared to an implied valuation of 23.6 times Heritage earnings in this transaction; (ii) the mean and median ratios of transaction value to book value were 346% and 348%, respectively, as compared to an implied valuation of 342% of Heritage book value; (iii) the mean and median ratios of transaction value to tangible book value were 367% and 361%, respectively, as compared to an implied valuation of 399% of Heritage tangible book; and (iv) the mean and median ratios of transaction value to total assets were 32.4% and 31.7%, respectively, as compared to an implied valuation of 30.9% of Heritage total assets.

     Contribution Analysis: McDonald analyzed the contribution of each of Heritage and First Midwest to the pro forma assets, gross loans, deposits, equity, tangible equity, earnings for the last twelve months, 1997 estimated earnings, 1998 estimated earnings and market value. This analysis demonstrated that Heritage contributed approximately 26.3% of assets, 23.0% of gross loans, 28.4% of deposits, 25.8% of equity, 23.6% of tangible equity, 27.4% of earnings for the last twelve months, 27.2% of 1997 estimated earnings, 27.9% of 1998 estimated earnings, and 29.1% of current aggregate market value. The Exchange Ratio implies that Heritage shareholders will own approximately 32.5% of pro forma shares outstanding upon completion of the Merger.

     Accretion/Dilution Analysis: On the basis of long-term financial projections prepared by McDonald, with the assistance of both of the management teams, and estimates of on-going cost savings accruing to the pro forma company provided to McDonald by management, as well as estimated one-time costs related to the transaction, McDonald compared pro forma earnings, cash dividends, book value and tangible book value to the stand-alone projections of both Heritage and First Midwest.

     The accretion/dilution analysis demonstrated, among other things, that the Merger would result in (i) zero dilution to pro forma company earnings from 1998 through 2001 and accretion to Heritage Shareholders ranging from 12.9% to 19.8% over the same time period; (ii) zero dilution to pro forma company estimated cash dividends from 1998 through 2001 and accretion to Heritage Shareholders ranging from 45.3% to 55.0% over the same time period; (iii) dilution to pro forma company book value ranging from 7.4% to 10.5% from 1998 through 2001 and accretion to Heritage

Shareholders ranging from 14.1% to 20.8% over the same time period; and (iv) dilution to pro forma company tangible book value ranging from 9.3% to 13.3% from 1998 through 2001 and accretion to Heritage Shareholders ranging from 20.6% to 32.8% over the same time period.

     Discounted Cash Flow Analysis: McDonald performed a discounted cash flow analysis with regard to Heritage on a stand-alone basis, as based on the above-mentioned long-term projections. This analysis utilized a discount rate of 15% based on McDonald's prediction as to what gain an intelligent investor might realize with a portfolio of banking company stocks, and a range of estimated terminal multiples from 18.0 to 24.0 as applied to calendar year 2002 projected earnings. The analysis resulted in a range of present values of $24.90 to $32.68 per share for Heritage on a stand-alone basis.

     Other Analyses: McDonald also reviewed certain other information including selected pro forma industry rankings, pro forma estimated balance sheet composition and pro forma financial performance.

     No other company used as a comparison in the above analyses is identical to Heritage, First Midwest or the combined entity and no other transaction is identical to the Merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, it involves complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which Heritage, First Midwest and the combined entity are being compared.

     Through the date of this Joint Proxy Statement/Prospectus, Heritage has paid McDonald aggregate fees of $400,000 for its financial advisory services.
If the Closing of the Merger occurs, McDonald will be paid an additional $100,000, plus 3% of the amount, if any, by which the total average value of the First Midwest Common Stock (for the twenty trading days ending on the fifth trading day immediately prior to the date of such Closing), including stock issuable to Heritage officers pursuant to outstanding stock options, to be received by Heritage Shareholders exceeds $370 million, plus 1.5% of the amount, if any, by which such total value exceeds $400 million. In no event, however, can the total amount payable under such percentage formula, exclusive of the fixed cash amounts, exceed $2.6 million. In addition, Heritage has agreed to reimburse McDonald for all reasonable out-of-pocket expenses, not to exceed $10,000, incurred by it on Heritage's behalf, as well as indemnify McDonald against certain liabilities, including any which may arise under the federal securities laws.

     McDonald is a member of all principal securities exchanges in the United States; and in its conduct of its broker-dealer activities has from time to time purchased securities from, and sold securities to, Heritage and/or First Midwest. As a market maker, McDonald may also have purchased and sold the securities of First Midwest for McDonald's own account and for the accounts of its customers.

OPINION OF FIRST MIDWEST FINANCIAL ADVISOR

     On January 12, 1998, Goldman Sachs delivered its oral opinion to the First Midwest Board that, as of the date of such opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to First Midwest. Goldman Sachs subsequently confirmed its earlier oral opinion by delivery of its written opinion dated as of the date of this Joint Proxy Statement/Prospectus.

     THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF FIRST MIDWEST COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

     In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Registration Statement, including this Joint Proxy Statement/Prospectus;
(ii) the Merger Agreement; (iii) Annual Reports to Stockholders and Annual Reports on Form 10-K of First Midwest for the five years ended December 31, 1996; (iv) certain interim reports to Stockholders and Quarterly Reports on Form 10-Q of First Midwest; and (v) certain internal financial analyses and forecasts for First Midwest prepared by its management. In addition, Goldman Sachs reviewed financial and operational information for Heritage which included, among other things, (i) Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 1996, and unaudited full-year financial statements for 1997; (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and (iii) certain internal financial analyses and forecasts for Heritage prepared by its management. Goldman Sachs also held discussions with members of the senior management of First Midwest and Heritage regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies and the strategic rationale for, and benefits of, the Merger. Goldman Sachs also reviewed with members of the senior management of First Midwest the results of First Midwest's due diligence examination of Heritage. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of First Midwest Common Stock and Heritage Common Stock, compared certain financial information for First Midwest and Heritage with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial banking industry and performed such other studies and analyses as it considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with First Midwest's consent, that the financial forecasts, including, without limitation, projected cost savings and operating synergies resulting from the Merger and projections regarding under-performing and non-performing assets and net charge-offs, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of First Midwest and Heritage and that such forecasts will be realized in the amounts and at the times contemplated thereby.

     Goldman Sachs is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and has assumed, with First Midwest's consent, that such allowances for each of First Midwest and Heritage are in the aggregate adequate to cover all such losses. In addition, Goldman Sachs did not review individual credit files nor did it make an independent evaluation or appraisal of the assets and liabilities of First Midwest or Heritage or any of their respective subsidiaries and was not furnished with any such evaluation or appraisal. Goldman Sachs assumed, with First Midwest's consent, that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles ("GAAP").

     Goldman Sachs' advisory services and its opinion expressed herein were provided for the information and assistance of the First Midwest Board in connection with its consideration of the transaction contemplated by the Merger Agreement and do not constitute a recommendation as to how any holder of First Midwest Common Stock should vote with respect to such transaction.

     The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its January 12, 1998 oral opinion to the First Midwest Board. Goldman Sachs used substantially the same type of financial analyses in connection with providing the written opinion attached hereto as Appendix C.

          (i) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples relating to First Midwest and Heritage to corresponding financial information, ratios and public market multiples for fourteen publicly traded banking organizations: AMCORE Financial, Inc., Firstbank of Illinois Co., Corus Bankshares, Inc., Grand Premier Financial, Inc., Pinnacle Banc Group, Inc., Old Second Bancorp, Inc., Beverly Bancorporation, Inc., First Oak Brook Bancshares, Inc., CNB Bancshares, Inc., UMB Financial Corporation, Community First Bankshares, Inc., Citizens Banking Corporation, First Financial Bancorp. and Fort Wayne National Corporation (the "Selected Companies"). The Selected Companies were chosen because they are publicly-traded banking organizations with operations that, for purposes of analysis, may be considered similar to certain operations of First Midwest and Heritage. Goldman Sachs calculated financial multiples and ratios for First Midwest, Heritage and the Selected Companies based on publicly available market data and estimates provided by the Institutional Brokers Estimate System ("IBES") as of January 9, 1998.

          Goldman Sachs' analyses of price/earnings ("P/E") ratios indicated that 1997 estimated P/E ratios ranged from 14.6x to 22.4x for the Selected Companies, compared to 20.6x for Heritage and 18.6x for First Midwest and 1998 estimated P/E ratios ranged from 13.5x to 20.0x for the Selected Companies, compared to 18.7x for Heritage and 16.9x for First Midwest.

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

          Based on reported book values, Goldman Sachs calculated stockholders' common equity as a percentage of total assets ranging from 6.4% to 12.3% for the Selected Companies, compared to 9.0% for Heritage and 9.2% for First Midwest and tangible stockholders' common equity as a percentage of tangible assets ranging from 4.2% to 11.9% for the Selected Companies, compared to 7.8% for Heritage and 8.7% for First Midwest. Goldman Sachs also calculated for the Selected Companies the return on average assets ("ROAA") and the return on average equity ("ROAE"). Such calculations indicated that ROAA ranged from 0.63% to 1.86% for the Selected Companies, compared to 1.35% for Heritage and 1.19% for First Midwest and ROAE ranged from 6.9% to 22.7% for the Selected Companies, compared to 15.8% for Heritage and 13.7% for First Midwest.

          Goldman Sachs' analyses indicated that market capitalization as a multiple of book value ranged from 1.72x to 3.35x for the Selected Companies, compared to 2.90x for Heritage and 2.48x for First Midwest, and market capitalization as a multiple of tangible book value ranged from 1.88x to 5.20x for the Selected Companies, compared to 3.39x for Heritage and 2.64x for First Midwest.

          Goldman Sachs also analyzed for the Selected Companies the dividend yield and, for the last twelve months ("LTM") ended September 30, 1997, the non-interest income as a percentage of revenue and the efficiency ratio (i.e., non-interest expense as a percentage of revenue). Such analyses indicated that the dividend yield ranged from 1.0% to 3.2% for the Selected Companies, compared to 1.4% for Heritage and 2.2% for First Midwest; LTM non-interest income as a percentage of revenue ranged from 16% to 38% for the Selected Companies, compared to 14% for Heritage and 20% for First Midwest; and the efficiency ratio ranged from 37% to 71% for the Selected Companies, compared to 49% for Heritage and 60% for First Midwest.

          (ii) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the Midwest commercial banking industry between 1995 and 1997 (the "Selected Midwest Transactions"). Such analysis indicated that for the Selected Transactions:
     (i) announced deal price as a multiple of book value ranged from 1.2x to 2.8x, (ii) announced deal price as a multiple of tangible book value ranged from 1.4x to 3.1x, (iii) announced deal price as a multiple of LTM earnings per share ("EPS") ranged from 12.7x to 24.4x, (iv) the premium (measured as deal price less tangible common equity) as a percentage of core deposits ranged from 5.9% to 22.4%, and (v) the premium of deal price to current market capitalization ranged from 12.4% to 53.4%.

          Goldman Sachs also analyzed certain information relating to recent transactions throughout the United States in the commercial banking industry since 1997, where the aggregate consideration exceeded $200 million (the "Selected Recent Transactions"). Such analysis indicated that for the Selected Recent Transactions: (i) announced deal price as a multiple of book value ranged from 1.5x to 5.4x, (ii) announced deal price as a multiple of tangible book value ranged from 1.5x to 5.8x, (iii) announced deal price as a multiple of LTM EPS ranged from 16.6x to 51.0x,
     (iv) the premium (measured as deal price less tangible

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

     common equity) as a percentage of core deposits ranged from 10.0% to 45.6%, and (v) the premium of deal price to current market capitalization ranged from 5.5% to 69.1%.

          (iii) Contribution Analysis. Goldman Sachs analyzed certain historical and estimated balance sheet and net income financial information for First Midwest, Heritage and the pro forma combined entity resulting from the proposed transaction based on First Midwest and Heritage managements' respective estimates. This analysis indicated that, based on the September 30, 1997 balance sheet, First Midwest and Heritage would contribute on a pro forma basis, 74% and 26%, respectively, to combined assets; 74% and 26%, respectively, to combined stockholders' common equity; and 76% and 24%, respectively, to combined stockholders' tangible common equity. This analysis further indicated that First Midwest and Heritage would contribute to pro forma combined net income an estimated 71% and 29%, respectively, in 1997 and an estimated 72% and 28%, respectively, in 1998. Based on the Exchange Ratio, the analysis further indicated that, on a pro forma basis, the First Midwest Stockholders and the Heritage Shareholders would receive 68% and 32%, respectively, of the outstanding shares of the combined entity.

          (iv) Analysis at Various Prices. Goldman Sachs analyzed at various price levels the aggregate consideration to be received by Heritage as a multiple of estimated and actual net income, net income assuming the achievement of synergies of 30%, and book value, for each of 1996, LTM, and estimated years 1997, 1998 and 1999 (the "Estimated Periods"), respectively. Goldman Sachs also calculated based on the various price levels the premium as a percentage of total deposits.

          Based on an exchange ratio of 0.7695x and a per share price of First Midwest Common Stock ranging from $39.13 to $43.13, Goldman Sachs' analysis indicated that: (i) consideration per share ranged from $30.11 to $33.18,
     (ii) premium of consideration per share to current market price ranged from 7.5% to 18.5%, (iii) aggregate consideration as a multiple of net income ranged from 25.4x to 28.0x for 1996; 22.4x to 24.7x for LTM; and from 18.8x to 23.4x for the Estimated Periods, (iv) aggregate consideration as a multiple of earnings assuming achievement of certain synergies ranged from 16.7x to 18.4x for LTM and from 14.6x to 17.7x for the Estimated Periods,
     (v) aggregate consideration as a multiple of stated book value ranged from 3.08x to 3.40x; as a multiple of tangible book value ranged from 3.56x to 3.92x; and as a multiple of normalized adjusted tangible book value (i.e., tangible book value as adjusted to represent 6% tangible common equity to tangible assets ratio) ranged from 4.82x to 5.32x, and (vi) the premium (measured as deal price less tangible common equity) to total deposits ranged from 24.4% to 27.8%.

          (v) Pro Forma Merger Analysis. Goldman Sachs prepared pro forma analyses of the financial impact of the transaction on EPS, book value per share and capital ratios based on an exchange ratio of 0.7695x and using a price of $41.13 per share, the closing price of First Midwest Common Stock on the Nasdaq Stock Market on January 9, 1998. Assuming achievement of certain synergies, such analyses indicated that, on a pro forma basis, the transaction would be: (i) dilutive to GAAP EPS by 3.55% in 1998 and accretive to GAAP

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

     EPS by 0.68% in 1999, and (ii) dilutive to book value per share (on a fully-diluted basis) by 12.07% at announcement and dilutive also to tangible book value per share (on a fully-diluted basis) by 14.30% at announcement. In addition, the analyses estimated that First Midwest's Stockholders' common equity as a percentage of total assets would decline from 9.24% to 9.19% and First Midwest's tangible Stockholders' common equity as a percentage of tangible assets would decline from 8.71% to 8.16%.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to First Midwest or Heritage or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the First Midwest Board as to the fairness from a financial point of view of the Exchange Ratio and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control the parties or their respective advisors, none of First Midwest, Heritage, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the First Midwest Board was one of many factors taken into consideration by the First Midwest Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Appendix C hereto.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. First Midwest selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to this one.

     Goldman Sachs is familiar with First Midwest, having provided certain investment banking services from time to time, including having acted as First Midwest's financial advisor in connection with a Stockholder protection review in 1991, having acted as First Midwest's financial advisor in connection with its acquisition of an auto loan portfolio from Cole Taylor Bank in January 1997, having acted as First Midwest's financial advisor in connection with its acquisition of SparBank, Incorporated in June 1997, and having also acted as First Midwest's financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. Goldman Sachs is a full service securities firm and in the course of its trading activities may from time to time effect transactions and hold positions in securities of First Midwest.

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

     Pursuant to a letter agreement dated November 26, 1997 (the "Engagement Letter"), First Midwest engaged Goldman Sachs to act as its financial advisor in connection with the possible acquisition of all or a portion of the stock or assets of Heritage. Pursuant to the terms of the Engagement Letter, First Midwest has agreed to pay Goldman Sachs a transaction fee of $1.5 million upon consummation of the Merger. First Midwest has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

EFFECTIVE TIME; CLOSING DATE

     In order to consummate the Merger, First Midwest and Heritage must file Articles of Merger with the Secretary of State of the State of Illinois. Such filing will occur only after the receipt of all regulatory approvals and the approval of the Issuance and the Charter Amendment by the Stockholders of First Midwest and of the Merger Agreement by the Shareholders of Heritage and the satisfaction or waiver of all other conditions to the Merger (see "-- CONDITIONS TO THE MERGER"). The closing of the Merger (the "Closing") will take place on a date mutually agreed upon by First Midwest and Heritage (the "Closing Date").
In the absence of such agreement, the Closing shall be held on the 30th day after the last to occur of: (i) the receipt of all approvals and consents of government regulatory authorities as legally required to consummate the Merger and the expiration of all statutory waiting periods; and (ii) the approval of the Merger Agreement by the Shareholders of Heritage and the approval of the Issuance and the Charter Amendment by the Stockholders of First Midwest. The parties will execute, acknowledge and file with the Secretary of State of the State of Illinois, in accordance with governing corporate law, the Articles of Merger on the Closing Date upon the satisfaction of all conditions precedent to the consummation of the transactions contemplated by the Merger Agreement. The Effective Time of the Merger will be as of the close of business as of the day on which the Certificate of Merger is issued by the Secretary of State of the State of Illinois.

EXCHANGE OF CERTIFICATES BY HERITAGE SHAREHOLDERS

     No later than ten business days after the date of the Heritage Meeting, First Midwest will cause American Securities Transfer & Trust, Inc. (the "Exchange Agent") to mail to each holder of record of Heritage Common Stock transmittal materials for use in effecting the surrender of such holder's Heritage Common Stock certificates (the "Heritage Certificates") for certificates representing shares of First Midwest Common Stock (the "First Midwest Certificates").

     HERITAGE SHAREHOLDERS SHOULD NOT SEND IN THEIR HERITAGE CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT.

     Following the consummation of the Merger, upon the delivery by a Heritage Shareholder to the Exchange Agent of all necessary transmittal materials and the Heritage Certificates, there will be mailed to such Shareholder a First Midwest Certificate or First Midwest Certificates to which such Shareholder is entitled and, where applicable, a check for the amount representing any fractional share. A First Midwest Certificate may be issued in a name other than the name in which the surrendered Heritage Certificate is registered only if the Heritage Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect a transfer to the new name and by evidence that any applicable stock transfer taxes have been paid.

     No dividends or other distributions declared after the Effective Time with respect to First Midwest Common Stock payable to the holders of record thereof after the Effective Time will be paid to the holder of any unsurrendered Heritage Certificate (with respect to First Midwest Common Stock represented thereby) until the holder of record shall deliver such Heritage Certificate, along with the transmittal materials, to the Exchange Agent. Subject to the effect, if any, of applicable law, after the subsequent delivery and exchange of a Heritage Certificate, the holder thereof will be entitled to receive any such dividends or distributions, without interest thereon, which theretofore became payable with respect to First Midwest Common Stock represented by such Heritage Certificate. All dividends or other distributions declared on or after the Effective Time with respect to First Midwest Common Stock and payable to the holders of record thereof on or after the Effective Time which are payable to the holder of a Heritage Certificate not theretofore delivered and exchanged for First Midwest Common Stock shall be paid or delivered by First Midwest to the Exchange Agent, in trust, for the benefit of such holders.

     All such dividends and distributions held by the Exchange Agent for payment or delivery to the holders of undelivered Heritage Certificates unclaimed at the end of one year from the Effective Time shall be repaid or redelivered by the Exchange Agent to First Midwest, after which time any holder of Heritage Certificates who has not theretofore delivered such Heritage Certificates to the Exchange Agent shall, subject to applicable law, be treated as a general creditor with respect to such amounts and shall look only to First Midwest for payment or delivery of such dividends or distributions, as the case may be. Any shares of First Midwest Common Stock delivered or made available to the Exchange Agent and not exchanged for Heritage Certificates within one year after the Effective Time shall be returned by the Exchange Agent to First Midwest which will thereafter act as Exchange Agent subject to the rights of holders of unsurrendered Heritage Certificates.

DISSENTERS' APPRAISAL RIGHTS

     Any Shareholder of Heritage who does not vote in favor of the Merger Agreement and who gives written notice prior to the vote by the Shareholders of Heritage on the Merger Agreement may demand dissenters' appraisal rights pursuant to Sections 11.65 and 11.70 of the Illinois Business Corporation Act of 1983, as amended (the "IBCA"). Copies of these sections are attached as Appendix D hereto. Dissenting Shareholders may elect to receive payment in cash in an amount equal to the estimated "fair value" of their shares, which will be the value of the shares immediately before the consummation of the Merger excluding any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable. The following is a summary of the procedural steps which must be taken to ensure that a dissenting Shareholder's appraisal rights are recognized.

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

     IT IS A CONDITION TO FIRST MIDWEST'S OBLIGATION TO CONSUMMATE THE MERGER, THAT DISSENTERS' APPRAISAL RIGHTS NOT BE PERFECTED WITH RESPECT TO MORE THAN 5% OF THE OUTSTANDING HERITAGE COMMON STOCK. SEE "-- CONDITIONS TO THE MERGER."

     A HERITAGE SHAREHOLDER DESIRING TO PERFECT HIS OR HER RIGHT TO PAYMENT FOR HIS OR HER SHARES MUST MAIL OR DELIVER TO HERITAGE (ATTENTION: RONALD P. GROEBE, SECRETARY, HERITAGE FINANCIAL SERVICES, INC., 12015 SOUTH WESTERN AVENUE, BLUE ISLAND, ILLINOIS 60406), A WRITTEN DEMAND FOR PAYMENT OF HIS OR HER SHARES BEFORE THE VOTE ON THE MERGER AGREEMENT IS TAKEN, AND SUCH SHAREHOLDER MUST NOT VOTE IN FAVOR OF THE MERGER AGREEMENT. THE DELIVERY OF A PROXY WITH INSTRUCTIONS TO VOTE THE SHARES REPRESENTED THEREBY AGAINST APPROVAL OF THE MERGER AGREEMENT WILL NOT, BY ITSELF, SATISFY THE REQUIREMENT OF A WRITTEN DEMAND.

     Only a holder of record is entitled to request dissenters' appraisal rights and payment for the shares registered in his or her name. A record owner of shares may assert dissenters' appraisal rights as to fewer than all of the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies Heritage in writing of the name and address of each person on whose behalf the record owner asserts dissenters' appraisal rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares held by such holder of record are recorded in the names of different Heritage Shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' appraisal rights as to shares held on such person's behalf only if the beneficial owner submits to Heritage the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' appraisal rights.

     A demand must reasonably inform Heritage of the identity of the holder of record of the Heritage Common Stock covered by the demand and that such holder of record demands payment for such shares. The demand should be executed by or for the Heritage Shareholder of record, fully and correctly, as such Shareholder's name appears on the Heritage Certificate(s).

     A Heritage Shareholder who makes written demand for payment retains all other rights of a Shareholder until those rights are cancelled or modified at the Effective Time by the consummation of the Merger. Within ten days after the Effective Time, First Midwest shall send each dissenting Heritage Shareholder who has delivered a written demand for payment, a statement setting forth the opinion of First Midwest as to the estimated fair value of the shares of Heritage Common Stock, Heritage's 1997 financial statements and Heritage's latest available interim financial statements, and a commitment to pay for the shares of the dissenting Shareholder the estimated fair value thereof upon transmittal to First Midwest of the Heritage Certificate or Certificates.

     Upon consummation of the Merger, and given demand for payment by a dissenting Shareholder, First Midwest shall, upon receipt of the Heritage Certificate, pay the amount First Midwest estimates to be the fair value of the shares, plus accrued interest, if any. An explanation of how the interest was calculated will be provided by First Midwest to the dissenting Shareholder at the time that First Midwest pays the amount it estimates to be the fair value of the shares.

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

     If the dissenting Heritage Shareholder does not agree with the opinion of First Midwest as to the estimated fair value of the shares, or the amount of interest due, he or she shall, within thirty days from the delivery of First Midwest's statement of value, notify First Midwest in writing of such Shareholder's determination of the estimated fair value and interest due relating to the shares, and demand payment of the difference.

     If within sixty days after delivery of such written notification by a dissenting Heritage Shareholder, First Midwest and the dissenting Shareholder are unable to agree as to the value of the shares, First Midwest shall either pay the difference in value demanded by the Shareholder, with interest, or file a petition in the Circuit Court of Cook County, Illinois requesting a determination of the fair value of the shares and the interest due. All Shareholders who have perfected their dissenters' appraisal rights and who have not settled with First Midwest will be made parties to this proceeding. The cost of the proceedings may be assessed against one or more parties to the proceedings as the court may consider equitable. Failure of First Midwest to commence an action shall not limit or affect the right of the dissenting Shareholder to otherwise commence an action as permitted by law.

     The foregoing is only a summary of the provisions of the IBCA and is qualified in its entirety by reference to the text of Sections 11.65 and 11.70 of the IBCA which are set forth in Appendix D hereto and incorporated by reference herein. ANY SHAREHOLDER OF HERITAGE WHO DESIRES TO EXERCISE HIS OR HER DISSENTERS' APPRAISAL RIGHTS SHOULD CAREFULLY REVIEW APPENDIX D AND CONSULT A LEGAL ADVISOR BEFORE ELECTING OR ATTEMPTING TO EXERCISE SUCH RIGHTS.

     The holders of First Midwest Common Stock do not have dissenters' appraisal rights in connection with the Merger because Heritage is merging with Acquisition Corp. First Midwest is not a participant in the Merger and, therefore, under the Delaware General Corporation Law (the "DGCL"), no dissenters' appraisal rights are available.

REGULATORY APPROVALS

     The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System ("Federal Reserve Board") and the Illinois Commissioner of Banks and Real Estate (the "Illinois Commissioner"). First Midwest filed applications for approval of the Merger with the Federal Reserve Board and the Illinois Commissioner on February 13, 1998. First Midwest anticipates obtaining the approval of the Federal Reserve Board and the Illinois Commissioner during the second quarter of 1998. There can be no assurance as to the timing of such approvals or that the Federal Reserve Board and the Illinois Commissioner will approve the Merger.

     The Merger is subject to prior approval by the Federal Reserve Board under
Section 3 of the Bank Holding Company Act of 1956, as amended (the "BHCA").
Section 3 of the BHCA requires the Federal Reserve Board, when considering a transaction such as the Merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal stockholders), and the future prospects of the existing and proposed institutions and the convenience to and the needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve Board will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction and of the resulting institutions.

     The BHCA prohibits the Federal Reserve Board from approving a merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if its effect in any section of the country would be to substantially lessen competition or to tend to create a monopoly, or if it would in any other respect result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the merger are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

     The Federal Reserve Board will furnish notice and a copy of the application for approval of the Merger to the FDIC and the Office of the Comptroller of the Currency (the "OCC"). These agencies have thirty days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from the FDIC or the OCC within such thirty day period. Furthermore, applicable federal law provides for the publication of notice and public comment on applications filed with the Federal Reserve Board and authorizes such agency to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger.

     In addition, under federal law, a period of thirty days must expire following approval by the Federal Reserve Board within which period the United States Department of Justice (the "Department of Justice") may file objections to the Merger under the federal antitrust laws. The Department of Justice could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger, unless divestiture of an acceptable number of branches to a competitively suitable purchaser could be made. While First Midwest believes that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such a proceeding.

     The Merger may not be consummated until the 30th day (or, with the consent of the relevant agencies, the 15th day) following the date of the requisite Federal Reserve Board approval, during which period the Department of Justice may comment adversely on the Merger (which has the effect of extending the waiting period to the 30th day following approval) or challenge the Merger on antitrust grounds. The commencement of an antitrust action would delay the effectiveness of such an approval unless a court specifically orders otherwise.

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

     It is a condition to the consummation of the Merger that the Federal Reserve Board and Illinois Commissioner approvals not contain any non-standard conditions or restrictions. If First Midwest reasonably determines that any such non-standard conditions or restrictions would be unduly burdensome to First Midwest or its subsidiaries, First Midwest will not be obligated to consummate the Merger. There can be no assurance that the Federal Reserve Board approval or the Illinois Commissioner approval will not contain conditions or restrictions which cause such approval to fail to satisfy such conditions to the consummation of the Merger.

     THE MERGER WILL NOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED, AND IF THE MERGER IS APPROVED, THERE CAN BE NO ASSURANCE AS TO THE DATE OF ANY SUCH APPROVAL. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR RESTRICTION WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT. THERE CAN LIKEWISE BE NO ASSURANCE THAT THE DEPARTMENT OF JUSTICE OR A STATE ATTORNEY GENERAL WILL NOT CHALLENGE THE MERGER, OR IF SUCH A CHALLENGE IS MADE, AS TO THE OUTCOME THEREOF.

BUSINESS PENDING THE MERGER AND OTHER COVENANTS

     First Midwest and Heritage have agreed to conduct their respective businesses in accordance with certain guidelines contained in the Merger Agreement. Until the consummation of the Merger, Heritage and First Midwest have each agreed, among other things, that each of them (and each of their respective subsidiaries) will:

          (a) conduct its businesses only in the ordinary course;

          (b) use its best efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and agents and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it, and each of First Midwest and Heritage will inform the other as soon as it becomes aware of the potential loss or diminution in the relationship with any consequential customer;

          (c) confer with each other concerning operational matters that would reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement and below, see "-- CONDITIONS TO THE MERGER") on either First Midwest or Heritage;

          (d) enter into loan and other business transactions only in accordance with current credit and other internal policies (and not amend such policies except as may be required by any bank regulatory authority) and only on terms and conditions consistent with arm's-length transactions and conduct investment and asset liability management activities only in accordance

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

with current investment and asset liability management policies (and not amend such policies except as may be required by any bank regulatory authority);

          (e) consistent with past practice, maintain a reserve for possible loan and lease losses which is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable);

          (f) maintain all assets necessary for the conduct of business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon such assets and with respect to the conduct of such business in amounts and kinds comparable to that in effect on the date of the Merger Agreement and pay all premiums on such policies when due;

          (g) file in a timely manner all required filings with all regulatory authorities and cause such filings to be true and correct in all material respects; and

          (h) maintain books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and comply in all material respects with all legal requirements applicable to it.

     The Merger Agreement also provides that prior to the Effective Time, without the other party's prior written consent (and except as provided in the Merger Agreement), each of First Midwest and Heritage may not, and may not allow their respective subsidiaries to, among other things: (a) change its authorized or issued capital stock; (b) grant any stock option or right to purchase shares of capital stock; (c) issue or redeem any of its capital stock; (d) amend its charter or bylaws; (e) pay or increase any bonuses, salaries or other compensation to any Shareholder or Stockholder, director, officer or employee or enter into any employment, severance or similar contract with any director, officer or employee; (f) adopt or amend in any material manner (except in order to comply with any legal requirements), or terminate, or increase the payments to or benefits under, any employee benefit plan; (g) terminate any material contract; (h) materially change any existing material lease of real or personal property; (i) sell, lease or otherwise dispose of any material asset or property or mortgage, pledge or impose any lien or otherwise encumber any material asset or property; (j) incur any obligation or liability (fixed or contingent) other than in the ordinary course of business; or (k) enter into any transaction providing for the borrowing or loaning of monies, other than in the ordinary course of business. In addition, Heritage has agreed that it will not merge or consolidate with or into any other person, or acquire any stock, equity interest or business of any other person.

     Heritage has also agreed that prior to the Effective Time, neither Heritage (nor its subsidiaries) nor any of their representatives will: (i) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or the making of any proposal relating to an Acquisition Transaction (as defined below) or a potential Acquisition Transaction with respect to itself or its subsidiaries; or (ii) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or proposal or enter into any agreement, arrangement, or understanding, regarding any proposal or transaction providing for or requiring it to abandon, terminate or fail to consummate the Merger Agreement, or compensating it or its subsidiaries under any of the instances described. Heritage is to instruct and otherwise use its best efforts to cause its representatives (including any representative of any of its subsidiaries) to comply with such prohibitions. Heritage is also obligated to cease and cause to be terminated any activities, discussions, or negotiations with any persons conducted before January 14, 1998 with respect to such activities.

     Notwithstanding the foregoing, Heritage may provide information at the request of, or enter into discussions or negotiations with, a person with respect to an Acquisition Transaction if the Heritage Board determines, in good faith, that the exercise of its fiduciary duties to the Heritage Shareholders under applicable law requires it to take such action. Heritage may not, in any event, provide to such person any information which it has not provided to First Midwest. Heritage must promptly notify First Midwest orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries.

     "Acquisition Transaction" as defined in the Merger Agreement shall, with respect to Heritage, mean any of the following: (i) a merger or consolidation, or any similar transaction of any company with either Heritage or a significant subsidiary, as defined by Rule 1.02 of Regulation S-X of the Commission, of Heritage; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either Heritage or a significant subsidiary of Heritage; (iii) a purchase or other acquisition of beneficial ownership by any person or group which would cause such person or group to become the beneficial owner of securities representing 20% or more of the voting power of either Heritage or a significant subsidiary of Heritage; (iv) a bona fide tender or exchange offer to acquire securities representing 20% or more of the voting power of Heritage; (v) a public proxy or consent solicitation made to Shareholders of Heritage, seeking proxies in opposition to any proposal relating to any of the transactions contemplated by the Merger Agreement; (vi) the filing of an application or notice with the Federal Reserve Board or any other federal or state regulatory authority seeking approval to engage in one or more of the transactions referenced in (i) through (iv) above; or (vii) the making of a bona fide proposal to Heritage or its Shareholders by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

     Heritage has also agreed to: (i) recommend to its Shareholders approval of the Merger Agreement; and (ii) solicit proxies in favor of the Merger Agreement from its Shareholders.

     In the Merger Agreement, Heritage and First Midwest have agreed to use their best efforts in good faith to satisfy the various covenants and conditions to Closing applicable to First Midwest or Heritage, as the case may be, contained in the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement as promptly as possible. Furthermore, the Merger Agreement provides that neither First Midwest nor Heritage will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of the Merger Agreement or would cause its representations and warranties to be or become untrue.

Between January 14, 1998 and the Closing Date, Heritage will, and will cause its subsidiaries to, cooperate with First Midwest with respect to all filings that are contemplated by the Merger Agreement or required to be made in connection with the transactions contemplated by the Merger Agreement.

     Between January 14, 1998 and the Closing Date, each of First Midwest or Heritage will promptly notify the other in writing if it acquires knowledge of any fact or condition that causes or constitutes a breach of any of its representations and warranties as of the date of the Merger Agreement, or if it acquires knowledge of the occurrence after the date of the Merger Agreement of any fact or condition that would (except as expressly contemplated by the Merger Agreement) cause or constitute a breach of any of its representations or warranties had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, First Midwest and Heritage will promptly notify the other of the occurrence of any breach of any covenant in the Merger Agreement or of the occurrence of any event that may make the satisfaction of the conditions to Closing impossible or unlikely.

     The Merger Agreement prohibits Heritage and First Midwest and their subsidiaries from taking any voluntary action that would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" that would be tax free or deferred to the Shareholders of Heritage. See "-- ACCOUNTING TREATMENT" and "-- CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER." First Midwest is also obligated to use its best efforts to list the First Midwest Common Stock to be issued in the Merger for trading on the Nasdaq Stock Market.

ENVIRONMENTAL INVESTIGATION

     The Merger Agreement provides that Heritage must engage an environmental consultant acceptable to First Midwest to conduct a preliminary ("Phase I") environmental assessment of each of the parcels of real estate used in the operation of the businesses of Heritage and any Heritage subsidiary and any other real estate owned by Heritage or a Heritage Subsidiary (other than single family residences). The fees and expenses of the consultant with respect to the Phase I assessments will be shared equally by First Midwest and Heritage. If any environmental conditions are found, suspected, or would tend to be indicated by the report of the consultant which may be contrary to the representations and warranties of Heritage set forth in the Merger Agreement, then the parties shall obtain from one or more mutually acceptable consultants or contractors, as appropriate, an estimate of the cost of any further environmental investigation, sampling, analysis, remediation or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations.

     Upon receipt of the estimate of the costs of all follow-up work to the Phase I assessments or any subsequent investigation phases that may be conducted, the parties will attempt to agree upon a course of action for further investigation and remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the Phase I assessments. All post-Phase I investigations or assessments (the cost of which will be paid by Heritage), all work plans for any post-Phase I assessments or remediation, and any removal or remediation actions that may be performed, will be mutually satisfactory to First Midwest and Heritage. If such work plans or removal or remediation actions would cost more than $3,000,000 (individually or in the aggregate on a tax affected basis) to complete, First Midwest and Heritage shall discuss a mutually acceptable modification of the Merger Agreement. First Midwest and Heritage will cooperate in the review, approval and implementation of all work plans.

     If the parties are unable to agree upon a course of action for further investigation and remediation of an environmental condition or issue raised by an environmental assessment and/or a mutually acceptable modification to the Merger Agreement, and the condition or issue is not one for which it can be determined to a reasonable degree of certainty that the risk and expense to which the Acquisition Corp and its subsidiaries would be subject as owner of the property involved can be quantified, in good faith, and limited to an amount less than $3,000,000 (on a tax affected basis), then First Midwest may terminate the Merger Agreement by the earlier to occur of (i) 120 days after the receipt of the Phase I assessments, or (ii) the receipt of all consents and approvals of government regulatory authorities as legally required to consummate the Merger and the expiration of all statutory waiting periods.

REPRESENTATIONS AND WARRANTIES

     First Midwest and Heritage made a series of representations and warranties to each other in the Merger Agreement which are customary for a transaction of this type. It is a condition of the Closing that each party's representations and warranties must be accurate in all material respects as of the Closing Date. See "-- CONDITIONS TO THE MERGER." As of the date of this Joint Proxy Statement/Prospectus, neither First Midwest nor Heritage has any knowledge that this condition will not be satisfied as of the Closing Date.

CONDITIONS TO THE MERGER

     The obligations of First Midwest and Heritage to consummate the Merger are subject to the satisfaction or waiver by First Midwest or Heritage, as the case may be, of the following conditions, among others: (i) the representations and warranties made by a party in the Merger Agreement (considered collectively) must have been accurate in all material respects as of the date of the Merger Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to any schedules; (ii) all of the covenants and obligations that a party is required to perform or to comply with pursuant to the Merger Agreement at or prior to the Closing (considered collectively) must have been duly performed and complied with in all material respects; (iii) all proceedings, corporate or other, to be taken by a party in connection with the transactions contemplated by the Merger Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the other party and its counsel; (iv) since the date of the Merger Agreement, there must not have been commenced or threatened against a party, or against any affiliate of a party, any proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by the Merger Agreement; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by the Merger Agreement, in either case that would reasonably be expected to have a Material Adverse Effect on such party;
(v) there shall be and have been no event or occurrence that had or would reasonably be expected to have a Material Adverse Effect on First Midwest or Heritage, as the case may be; (vi) any consents or approvals required to be secured by a party by the terms of the Merger Agreement or otherwise reasonably necessary in the opinion of the other party to consummate the transactions contemplated by the Merger Agreement shall have been obtained and shall be reasonably satisfactory to the other party, and all applicable waiting periods shall have expired; (vii) neither the consummation nor the performance of any of the transactions contemplated by the Merger Agreement will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of, or cause a party or any affiliate of a party to suffer any adverse consequence under: (a) any applicable legal requirement or order; or (b) any legal requirement or order that has been published, introduced, or otherwise proposed by or before any regulatory authority, where any of the foregoing would reasonably be expected to have a Material Adverse Effect on First Midwest or Heritage, as the case may be; (viii) the Registration Statement filed by First Midwest with the Commission with respect to the First Midwest Common Stock to be issued pursuant to the Merger Agreement shall have become effective and no stop order proceedings with respect thereto shall be pending or threatened; (ix) in the case of First Midwest, the Merger Agreement and the transactions contemplated thereby shall have been duly and validly authorized as required by all applicable legal requirements by the Shareholders of Heritage and the Stockholders of First Midwest; (x) in the case of First Midwest, the total number of shares of Heritage Common Stock for which Heritage Shareholders have perfected dissenters' appraisal rights shall be no greater than 5% of the number of shares of Heritage Common Stock issued and outstanding immediately prior to the Effective Time; (xi) the opinion received by First Midwest from Goldman Sachs and the opinion received by Heritage from McDonald shall not have been withdrawn or materially modified prior to the Closing (see "-- OPINION OF FIRST MIDWEST FINANCIAL ADVISOR" and "-- OPINION OF HERITAGE FINANCIAL ADVISOR"); (xii) in the case of First Midwest, First Midwest shall have received an opinion from Ernst & Young LLP to the effect that the Merger shall be accounted for on the pooling of interests method of accounting (see "-- ACCOUNTING TREATMENT"); (xiii) First Midwest and Heritage shall have received a tax opinion (see "-- CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER"); and (xiv) in the case of Heritage, First Midwest shall have delivered to Heritage satisfactory evidence that commencing immediately after the Effective Time, the officers and directors of Heritage and its subsidiaries will be covered for events occurring after the Effective Time under First Midwest's directors' and officers' liability insurance policy.

     As of the date of this Joint Proxy Statement/Prospectus, neither First Midwest nor Heritage has any knowledge that any of the aforementioned Closing conditions will not be satisfied by the Closing Date. For purposes of the Merger Agreement, a "Material Adverse Effect" means a material adverse effect on the consolidated financial condition, assets or business of First Midwest and its subsidiaries or Heritage and its subsidiaries, as the case may be. To the extent an effect is quantifiable, a "Material Adverse Effect" shall also mean an effect that would cause or would reasonably be likely to cause such party to reduce its consolidated stockholders' equity by more than $3,000,000 in the case of Heritage and $8,400,000 in the case of First Midwest.

WAIVER AND AMENDMENT; TERMINATION

     Prior to the Effective Time, the First Midwest and Heritage Boards may extend the time for performance of any obligation under the Merger Agreement, waive any inaccuracies in the representations and warranties contained in the Merger Agreement and waive compliance with any agreements or conditions contained in the Merger Agreement. Subject to applicable law, the Merger Agreement may be amended by action of the First Midwest and Heritage Boards at any time before or after approval of the Merger Agreement by the Stockholders of First Midwest and the Shareholders of Heritage.

     The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual agreement of the parties. In addition, the Merger Agreement may be terminated at any time prior to the Effective Time, (i) by a non-breaching party, if a party commits a breach of the Merger Agreement which will have, or would reasonably be expected to have, a Material Adverse Effect upon the non-breaching party or its stockholders if the Closing were to occur, such breach is not waived and such breach cannot be or is not cured within thirty days after the delivery of a written notice by the non-breaching party; (ii) by the party for whose benefit a Closing condition exists, if a Closing condition has not been satisfied as of the Closing Date, or if satisfaction of such condition becomes impossible (other than due to the failure of a party for whose benefit the Closing condition exists, to comply with its obligations under the Merger Agreement), the failure to satisfy such condition would reasonably be expected to have a Material Adverse Effect on First Midwest or its Stockholders or Heritage or its Shareholders if the Closing were to occur and such condition is not waived by the Closing Date by the party for whose benefit such condition exists; (iii) by either party, if the Closing has not occurred (other than through the failure of the party seeking to terminate the Merger Agreement to comply fully with its obligations under the Merger Agreement) by October 14, 1998 (or January 14, 1999, in the event a protest is filed with the bank regulatory authorities alleging the failure of either First Midwest or Heritage to comply with the CRA); (iv) by First Midwest, if certain environmental conditions are discovered with respect to Heritage's properties (see "-- ENVIRONMENTAL INVESTIGATION"); and (v) by Heritage, if it elects to exercise the Termination Right (see also "-- MERGER CONSIDERATION").

     If (i) the First Midwest Common Stock Price Per Share is less than $33.90 for the Pricing Period; and (ii) the difference between the Comparison Stocks Ratio and the First Midwest Ratio is 20 percentage points or more, then Heritage will be permitted to exercise the Termination Right, renegotiate the Exchange Ratio with First Midwest or proceed with the Merger. If Heritage elects to exercise the Termination Right, it must give written notice to First Midwest as of the close of business on the second business day after the end of the Pricing Period (see "--MERGER CONSIDERATION").

     The Comparison Stocks consist of twenty-two bank holding companies selected by First Midwest and Heritage as being directly relevant for purposes of distinguishing changes in First Midwest's stock prices that are unique from those reflective of general changes in comparable companies. These companies (along with their weighted averages) are: First Citizens BancShares (6.78); UMB Financial Corp. (5.48); Old National Bancorp (6.55); Valley National Bancorp (7.94);

Cullen/Frost Bankers Inc. (6.34); One Valley Bancorp Inc. (5.20); Citizens Banking Corp. (4.40); Fulton Financial Corp. (6.54); Whitney Holding Corp. (5.77); Bancorp South Inc. (5.02); Commerce Bancorp Inc. (3.70); AMCORE Financial Inc. (3.36); Banknorth Group Inc. (2.44); First Commonwealth Financial (3.33); United Bankshares Inc. (3.62); F&M National Corp. (3.40); Hancock Holding Co. (3.38); TrustCo Bank Corp. of NY (3.29); Park National Corp. (4.54); Corus Bankshares Inc. (3.05); Mid Am Inc. (3.42); and Chittenden Corp. (2.44).

     If in the event that the common stock of any such company ceases to be publicly traded or there has been, between the date of the Merger Agreement and the end of the Pricing Period, a publicly announced proposed merger, acquisition or business combination of such company or a tender offer, exchange offer or other transaction involving the acquisition of such company or the publicly announced proposed merger, acquisition or business combination by such company involving the acquisition of another company or companies in transactions with an aggregate value exceeding 20% of the acquiring company's market capitalization as of the date of the Merger Agreement, such company shall be removed from the Comparison Stocks, and the weights (which have been determined based on the publicly reported number of outstanding shares of common stock on the date of the Merger Agreement) shall be redistributed proportionately for purposes of determining the Aggregate Price Per Share of the Comparison Stocks as of the date of the Merger Agreement and during the Pricing Period. Further, if any of the companies comprising the Comparison Stocks declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between January 14, 1998 and the end of the Pricing Period, the price for the common stock of such company shall be appropriately adjusted.

DIVIDENDS

     Under the Merger Agreement, Heritage will be permitted to declare regular quarterly cash dividends of $0.11 per share. Heritage cannot make any changes in its normal practice of establishing dividend record or dividend payment dates. Heritage cannot pay a dividend during the quarter that the Merger is to be consummated if Heritage Shareholders would be entitled to receive a dividend from First Midwest during that quarter. The intent is to provide that the holders of Heritage Common Stock will receive either the payment of cash dividends on their shares of Heritage Common Stock or the payment of cash dividends as the holders of shares of First Midwest Common Stock received in the Merger in exchange for the shares of Heritage Common Stock for the calendar quarter in which the Effective Time occurs.

     First Midwest is permitted to pay its regular quarterly cash dividend in accordance with its past practices.

OPERATIONS OF HERITAGE AFTER THE MERGER

     In the Merger, Heritage will be merged into Acquisition Corp and the separate corporate existence of Heritage will cease. First Midwest will thereby acquire control of the subsidiaries of Heritage. After the Effective Time, First National Bank of Lockport and Heritage Bank will be merged into First Midwest's national bank subsidiary, which will retain Heritage Bank's existing offices as branches, and Heritage Trust Company will be merged into First Midwest Trust Company, N.A. Immediately following the Merger, Acquisition Corp will be completely liquidated into First Midwest by means of a merger and Acquisition Corp's existence will cease.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     General. Certain members of Heritage's management and Heritage's Board may be deemed to have certain interests in the Merger in addition to their interests as Shareholders of Heritage generally. These material interests include, among others, provisions in the Merger Agreement relating to indemnification, maintenance of director and officer liability insurance coverage and the appointment of three members of the Heritage Board (Richard T. Wojcik, Jack Payan and John L. Sterling) to the First Midwest Board following the
consummation of the Merger.   In addition, the consummation of the Merger will
affect certain compensation benefits payable to the executive officers of Heritage and the Heritage stock options held by these officers. The Heritage Board was aware of all of the interests discussed below and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     Employment Termination Benefits and Agreements. Eight of the executive officers of Heritage are covered by employment agreements or employment termination benefits agreements with Heritage (the "Heritage Employment Agreements"), which provide that in the event of the termination of the executive officer's employment (as defined in his or her Heritage Employment Agreement) following a change in control of Heritage, the executive officer (depending upon the terms of his or her Employment Agreement) would be eligible to receive compensation equal to one, two or three times his or her applicable compensation. In some cases, the applicable compensation is based on an average of taxable compensation for the five most recent calendar years ending prior to the occurrence of a change in control, while in others it is equal to an officer's current compensation. The applicable compensation would be payable over a one, two or three year period, depending on the particular agreement, and in some cases, an executive officer who may be paid over three years may elect to receive the payments over a two year period. In addition, Heritage is obligated to provide coverage to such executive officers under its employee group health/medical plans, at Heritage's expense, while such compensation payments are being made by Heritage.

     First Midwest has advised Heritage and these executive officers that the consummation of the Merger will constitute a change in control of Heritage and result in the termination of the employment of these executive officers under the terms of the Heritage Employment Agreements. Based on each executive officer's applicable compensation, the maximum aggregate amount of cash compensation payable to these officers of Heritage is approximately $4,950,000. Under the terms of the Employment Agreements, these funds are to be deposited in a trust established for the benefit of these executive officers. First Midwest has agreed that it will deposit sufficient funds into the trust at the time of the Closing to permit the trust to satisfy these compensation obligations. In addition, First Midwest will extend coverage to such executive officers under its employee group health/medical plans at its expense for the required period. First Midwest may employ some or all of these officers following the consummation of the Merger.

     The estimated aggregate amount of the compensation payments that would be due (and payable over one, two or three years) to each executive officer of Heritage who is covered by an Employment Agreement following the consummation of the Merger based on applicable compensation levels is as follows: Wojcik -- $1,642,300; Sampias -- $1,191,100; Groebe -- $695,600; Eckroth $481,900; Barry -
- $417,900; Ajwani -- $175,500; Peterson -- $175,000; and Stroka --$168,000.
The payments are to be made in equal monthly installments as follows: (a) Wojcik, Sampias, Groebe and Eckroth -- payable over three years, unless the executive officer elects to receive the payments over two years; (b) Barry -- payable over two years; and (c) Ajwani, Peterson and Stroka -- payable over one year.

     Directors and Officers Indemnification Rights. The Merger Agreement provides that, upon consummation of the Merger, First Midwest will maintain, except as may be limited by applicable law, all rights of indemnification currently provided by Heritage and Heritage's subsidiaries in favor of their current and former employees, directors, officers and agents on terms no less favorable than those provided in the Articles of Incorporation or Bylaws of Heritage or otherwise in effect on December 31, 1997, for a period of not less than four (4) years from the Effective Time with respect to matters occurring prior to the Effective Time. See "COMPARISON OF THE RIGHTS OF FIRST MIDWEST STOCKHOLDERS AND HERITAGE SHAREHOLDERS -- LIABILITY OF DIRECTORS;
INDEMNIFICATION."   In addition, First Midwest has agreed that, prior to or at the Effective Time, it will provide coverage under its directors' and officers' liability insurance policy: (a) for acts and omissions occurring prior to the Effective Time for current and former officers and directors of Heritage and Heritage's subsidiaries for at least four (4) years; and (b) for events occurring after the Effective Time, for the current directors and officers of Heritage and its subsidiaries. First Midwest will secure such insurance coverages prior to the Effective Time.

     Heritage Stock Options. As of February 17, 1998, the executive officers of Heritage held stock options covering an aggregate of 490,605 shares of Heritage Common Stock ("Heritage Stock Options"), which were granted pursuant to Heritage's 1987 Stock Option Plan and 1990 Executive Equity Incentive Plan (the "Stock Option Plans"). These options include options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as nonqualified stock options. In accordance with the terms of the Merger Agreement, Heritage will amend the Stock Option Plans immediately prior to the Effective Time, if necessary, to provide that each Heritage Stock Option outstanding under the Stock Option Plans as of the Effective Time will be converted into an option to purchase shares of First Midwest Common Stock and shall otherwise remain subject to the same terms and conditions of the Stock Option Plans as in effect prior to the Effective Time. At the Effective Time, each then outstanding Heritage Stock Option will be assumed and honored in accordance with its terms by First Midwest and will be converted into and represent an option solely to purchase a number of shares of First Midwest Common Stock, increased to the nearest full share, determined by multiplying (i) the number of shares of Heritage Common Stock subject to such Heritage Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at a per share exercise price achieved by dividing the per share exercise price under such Heritage Stock Option by the Exchange Ratio and rounding down to the nearest cent.

     Set forth below is certain information with respect to Heritage Stock Options held by Heritage's executive officers as of February 17, 1998 and the effect of the Merger on such options. The information assumes that no options will be exercised prior to the Effective Time.

                                                                 EQUIVALENT
                           OPTIONS FOR      EQUIVALENT SHARES  FIRST MIDWEST
                        SHARES OF HERITAGE  OF FIRST MIDWEST   AVERAGE PRICE
EXECUTIVE OFFICERS         COMMON STOCK       COMMON STOCK      PER SHARE *
------------------         ------------       ------------      -----------
Richard T. Wojcik              96,800             74,490           $ 9.05
Frederick J. Sampias          110,044             84,681             8.30
Ronald P. Groebe               68,962             53,069             8.79
John E. Barry                  74,887             57,629             8.32
Paul A. Eckroth                49,650             38,209             8.54
Ramesh L. Ajwani               75,300             57,946             8.73
Susan G. Peterson               8,887              6,840            14.25
Albert A. Stroka                6,075              4,676            14.22
                              -------            -------
           Total              490,605            377,540
                              =======            =======

     *Based on the Heritage Stock Option exercise prices ($4.73 to $11.00) divided by the Exchange Ratio.

     As a result of transactions contemplated by the Merger Agreement, the vesting of certain of the Heritage Stock Options held by two executive officers covering an aggregate of 3,863 shares of Heritage Common Stock will be accelerated and become immediately exercisable. Based on the closing price of First Midwest Common Stock of $42.37 as of January 14, 1998, the value of such options would be approximately $83,500 immediately following consummation of the Merger.

     Each of the Heritage Stock Options is accompanied by a limited stock appreciation right (an "LSAR"). Each LSAR will be exercisable upon the occurrence of a change in control of Heritage (which will occur upon the approval of the Merger by the Heritage Shareholders) and will remain exercisable for a period of sixty days following a change in control. The exercise of an LSAR will result in the cancellation of the accompanying Heritage Stock Option. Within three days of the exercise of an LSAR, Heritage must distribute to the holder thereof for each LSAR exercised shares of Heritage Common Stock with a value as of the LSAR exercise date equal to the difference between the fair market value of one share of Heritage Common Stock on the date of the exercise of the LSAR and the purchase price per share under the accompanying Heritage Stock Option (the "LSAR Benefit").

     Following the consummation of the Merger, holders of LSARs, who exercise such LSARs, will receive shares of First Midwest Common Stock rather than shares of Heritage Common Stock upon such exercise. The number of LSARs, the LSAR Benefit and the number of shares of First

Midwest Common Stock to be received in lieu of shares of Heritage Common Stock following the consummation of the Merger will be adjusted by the Exchange Ratio.

     Based on the closing market price of Heritage Common Stock on February 17, 1998, of $29.63 per share, the estimated number of shares of Heritage Common Stock distributable as a result of the potential exercise of outstanding LSARs as of such date was as follows: Wojcik -- 74,032; Sampias -- 86,305; Groebe -- 53,207; Eckroth 38,634; Barry -- 58,689; Ajwani -- 58,225; Peterson --5,597; and
Stroka -- 3,830.

     The shares of First Midwest Common Stock which will be acquired upon the exercise of the Heritage Stock Options will be covered by an effective registration statement filed by First Midwest with the Commission, and such shares shall be duly authorized, validly issued, fully paid and nonassessable.

     Stay Bonus Program. Prior to the execution of the Merger Agreement, Heritage established a "stay bonus" program pursuant to which Heritage may offer cash payments to certain employees of Heritage and its subsidiaries (including executive officers of Heritage) to induce such employees to remain in the employment of Heritage or any of its subsidiaries. The aggregate payments made by Heritage under this program may not exceed $1,000,000. As of the date of this Joint Proxy Statement/Prospectus, stay bonus agreements have been entered into with certain Heritage employees.

     Directorships. The Merger Agreement provides that Richard T. Wojcik, Jack Payan and John L. Sterling (current directors of Heritage) will be appointed to serve as directors of First Midwest as soon as practicable after the Effective Time. Their terms will expire at the Annual Meeting of First Midwest Stockholders to be held in the year 2001. See "FIRST MIDWEST DIRECTOR ELECTION -
- ELECTION OF DIRECTORS."

EFFECT ON EMPLOYEE BENEFITS

     The Merger Agreement provides, among other things, that Heritage and First Midwest will cooperate in effecting the following treatment of the Heritage employee benefit plans, except as mutually agreed upon by First Midwest and Heritage prior to the Effective Time: (a) at the Effective Time, First Midwest will be substituted for Heritage as a sponsoring employer under those Heritage employee benefit plans with respect to which Heritage or its subsidiary is a sponsoring employer immediately prior to the Effective Time, and will assume and be vested with all of the powers, including the power to amend or terminate such plans consistent with applicable law, rights, duties, obligations and liabilities previously vested in Heritage or its subsidiary with respect to each such plan; and (b) at or as promptly as practicable after the Effective Time as First Midwest will reasonably determine, First Midwest will provide, or cause any First Midwest subsidiary to provide, to each employee of Heritage and any Heritage subsidiary as of the Effective Time (a "Heritage Employee") the opportunity to participate in each employee benefit plan and program maintained by First Midwest or First Midwest's subsidiaries for similarly situated employees (the "First Midwest Benefit Plans") provided that with respect to such First Midwest Benefit Plans, a Heritage Employee will be given credit for service with Heritage or any Heritage subsidiary in determining eligibility for, vesting in and accrual of, benefits thereunder, but not for purposes of benefit accruals under First Midwest's pension plan. To the extent that the initial period coverage for a Heritage Employee under any First Midwest Benefit Plan that is an employee welfare benefit plan (as defined in the Merger Agreement) is not a full 12-month period coverage, a Heritage Employee will be given credit under the applicable First Midwest Benefit Plan for any deductibles and coinsurance payments made by such a Heritage Employee under the Heritage employee benefit plans during the balance of such 12-month period of coverage.

AGREEMENT OF AFFILIATES

     In conjunction with the execution of the Merger Agreement, each of the directors and executive officers of Heritage (the "Heritage Affiliates") executed an Agreement of Affiliates. This agreement provides that each Heritage Affiliate will use all reasonable efforts to cause the Merger Agreement to be adopted by the Heritage Shareholders. It further obligates each Heritage Affiliate to cause all shares owned or controlled by him or her to be voted in favor of the Merger Agreement. The Heritage Affiliates own or control approximately 2,275,665 shares (18.7%) of the Heritage Common Stock, other than option shares and shares held by the Heritage Profit Sharing Plan. This agreement prohibits a Heritage Affiliate from entering into negotiations or discussions concerning a possible Acquisition Transaction and from selling or agreeing to sell or dispose of in any manner any shares of his or her Heritage Common Stock. The agreement, however, does permit a Heritage Affiliate to dispose of his or her shares if such shares are transferred to a relative or a charity, provided that the transferee agrees to be bound by the terms and conditions of the agreement.

STOCK OPTION AGREEMENT

     The Stock Option Agreement provides for the purchase by First Midwest of up to 2,400,000 shares (the "Option Shares") of Heritage Common Stock at an exercise price of $21.25 per share, subject to adjustment as provided therein, payable in cash. The Option Shares, if issued pursuant to the Option Agreement, would represent 19.9% of the Heritage Common Stock issued and outstanding on January 14, 1998, before giving any effect to the issuance of any shares of Heritage Common Stock subject to the Option.

     The issuance of the Option Shares is not subject to the approval of the Shareholders of Heritage. The Stock Option Agreement and the Option may discourage offers to acquire Heritage and are intended to increase the likelihood that the Merger will be consummated. First Midwest advised Heritage that First Midwest would not execute the Merger Agreement and proceed with the Merger unless Heritage agreed to execute the Stock Option Agreement. A copy of the Stock Option Agreement is attached hereto as Appendix E to this Joint Proxy Statement/Prospectus.

     Upon any exercise of the Option, in the event the Aggregate Value of the Option, as defined below, exceeds the Aggregate Value Cap (as defined below), the exercise price of the Option Shares shall be increased so that the Aggregate Value is reduced to the Aggregate Value Cap. The term "Aggregate Value" shall mean the amount arrived at by (i) subtracting the exercise price from the market value of a share of Heritage Common Stock at the time of exercise, and (ii) multiplying the result by the total number of Option Shares purchasable upon exercise of the Option. The market value of a share of Heritage Common Stock shall be the most recent closing sale price for a share as reported on any exchange or the Nasdaq Stock Market as of the close of the business day preceding the date on which First Midwest consummates its purchase of the Option Shares, or, if the shares of Heritage Common Stock are not traded on an exchange or such market, the value of a share of Heritage Common Stock as determined as of such business day by a nationally recognized investment banking firm selected by First Midwest. The term "Aggregate Value Cap" means $12,000,000 reduced by the sum of the Aggregate Values of all previous Option exercises.

     The number of shares of Heritage Common Stock subject to the Option will be increased to the extent that additional shares of Heritage Common Stock are issued or otherwise become outstanding (otherwise than pursuant to an exercise of the Option) such that, after such issuance, the number of Option Shares continues to equal 19.9% of the Heritage Common Stock then issued and outstanding before giving effect to the issuance of any shares of Heritage Common Stock subject to the Option. The number of shares of Heritage Common Stock subject to the Option, and the applicable exercise price per Option Share, also will be appropriately adjusted in the event of any stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares, or the like, relating to Heritage.

     First Midwest may exercise the Option, in whole or in part, subject to regulatory approval, after a Purchase Event (as defined below) has occurred and
prior to termination of the Option.   To the best of the knowledge of First
Midwest and Heritage, no Purchase Event has occurred as of the date of this Joint Proxy Statement/Prospectus. Any exercise of the Option shall be deemed to occur on the date notice of exercise is sent by First Midwest to Heritage.

     As used in the Option Agreement, "Purchase Event" shall mean: (i) the Board of Directors of Heritage shall not have recommended that the Shareholders of Heritage reject a publicly disclosed offer to Heritage's Shareholders to engage in an Acquisition Transaction with any person other than First Midwest or its subsidiaries; (ii) Heritage, without having received First Midwest's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any person (other than First Midwest or its subsidiaries); (iii) Heritage or any of its representatives shall have breached
Section 6.7 of the Merger Agreement (which, among other things, prohibits Heritage from soliciting other offers); or (iv) a proposal is made by a third party to Heritage or its Shareholders to engage in an Acquisition Transaction and Heritage shall have willfully breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would entitle First Midwest to terminate the Merger Agreement (without regard to the cure periods provided for therein), and such breach shall not have been cured prior to the date on which First Midwest elects to exercise the Option. If more than one of the transactions giving rise to a Purchase Event is undertaken or effected, then all such transactions shall be deemed to give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes until all such transactions are abandoned.

     To the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect (i) at the Effective Time of the Merger;
(ii) upon a termination of the Merger Agreement by the agreement of First Midwest and Heritage; (iii) upon the termination of the Merger Agreement by
Heritage: (a) due to a breach of the Merger Agreement by First Midwest which would have a Material Adverse Effect on Heritage or its Shareholders, (b) due to a failure of a Closing condition applicable to Heritage which would have a Material Adverse Effect on First Midwest or its Stockholders or Heritage or its Shareholders, (c) because the Closing has not occurred within the time frames specified in the Merger Agreement, or (d) because of Heritage's election to exercise its Termination Right; (iv) on the 360th day after the termination of the Merger Agreement (such 360-day period after termination of the Merger Agreement is referred to herein as the "Post-Termination Period") for any other reason if no Purchase Event has occurred or continued during the term of the Merger Agreement or during the Post-Termination Period; or (v) on the 360th day after the discontinuance of all Purchase Events that occurred or continued during the term of the Merger Agreement or during the Post-Termination Period if a Purchase Event occurred or continued during any such term or period.

     In the event First Midwest elects to sue Heritage for damages because of Heritage's breach of the Merger Agreement, First Midwest will not thereafter be able to exercise the Option. Conversely, if First Midwest exercises the Option, it will not thereafter be able to sue Heritage for damages because of Heritage's breach of the Merger Agreement.

     In the event that any person, other than First Midwest or any of its subsidiaries, acquires beneficial ownership of 20% or more of the outstanding shares of Heritage Common Stock; or the Heritage Board shall accept or publicly recommend that the Heritage Shareholders accept an offer from a person, other than First Midwest or its subsidiaries, to acquire 20% or more of either the outstanding shares of Heritage Common Stock or the consolidated assets of Heritage (a "Repurchase Event"), at the request of First Midwest and subject to any regulatory requirements, Heritage shall repurchase the Option from First Midwest together with any of the Option Shares purchased by First Midwest pursuant thereto, at a price equal to the sum of:

                    (i) the exercise price paid by First Midwest for any of the Option Shares;

                    (ii) the difference between the "market/tender offer price" (as defined below) for shares of Heritage Common Stock and the exercise price as determined pursuant to the Option Agreement, multiplied by the number of shares of Heritage Common Stock with respect to which the Option has not been exercised, but only if the market/tender offer price is greater than such exercise price;

                    (iii) the difference between the market/tender offer price (as defined below) and the exercise price paid by First Midwest for any Option Shares, multiplied by the number of shares so purchased, but only if the market/tender offer price is greater than such exercise price;

                    (iv) First Midwest's costs and expenses as provided in the Merger Agreement; provided, however, that there will be no duplication of the payment by Heritage of the expenses of First Midwest under the Stock Option Agreement and the Merger Agreement; and

                    (v) notwithstanding the foregoing, the maximum amount payable by Heritage to First Midwest pursuant to the provisions of the Option Agreement shall not exceed the sum of (i) the aggregate exercise price paid by First Midwest to Heritage in connection with the actual purchase by First Midwest of any Option Shares, (ii) $12,000,000 and (iii) First Midwest's costs and expenses as discussed in (iv) above.

As used in the Option Agreement, the phrase "market/tender offer price" shall mean the greater of (x) the price per share at which a tender or exchange offer has been made if such tender or exchange offer shall have given rise to the Repurchase Event or (y) the highest price paid by a person, whose actions shall have given rise to the Repurchase Event, for shares of Heritage Common Stock at any time after the date of the Option Agreement, or (z) the highest closing price for shares of Heritage Common Stock within the four-month period immediately preceding the date First Midwest gives notice of the required repurchase of the Option. In the event the consideration used in a Repurchase Event is payable, in whole or in part, in securities or other property, the value of such securities or other property shall be determined by a nationally recognized investment banking firm selected by First Midwest.

     At Heritage's option, Heritage may repurchase the Option from First Midwest at the price specified in the preceding paragraph at any time beginning on the 360th day after the discontinuance of all Purchase Events that occurred or continued during the term of the Merger Agreement or during the Post-Termination Period if a Purchase Event occurred or continued during any such term or period.

     Neither First Midwest nor Heritage may assign any of its respective rights and obligations under the Option Agreement or the Option to any other person without the express written consent of the other party, except that if a Purchase Event occurs prior to termination of the Option, First Midwest, subject to the terms of the Option Agreement, may assign in whole or in part its rights and obligations thereunder; provided, however, that until the date thirty days following the date on which the Federal Reserve Board approves an application by Grantee (as defined below) under the BHCA to acquire the shares of the Heritage Common Stock subject to the Option, if such approvals are necessary, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of two percent of the voting shares of Heritage, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board. "Grantee" means

First Midwest or any person, corporation or other entity to which the Option Agreement or the Option is assigned pursuant to the Option Agreement.

     The rights and obligations of First Midwest and Heritage under the Option Agreement are subject to receipt of any required regulatory approvals. Without the prior approval of the Federal Reserve Board, First Midwest may not acquire more than 5% of the outstanding shares of Heritage Common Stock. First Midwest intends to file applications for such approvals as soon as practicable.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     THE FOLLOWING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL TAX EFFECTS OF THE MERGER. THE DISCUSSION MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS HERITAGE SHAREHOLDERS, IF ANY, (A) WHO RECEIVED HERITAGE COMMON STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, (B) THAT HOLD HERITAGE COMMON STOCK AS PART OF A "STRADDLE" OR "CONVERSION TRANSACTION," OR (C) THAT ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS. THIS DISCUSSION DOES NOT COVER ANY ASPECT OF STATE, LOCAL OR FOREIGN TAXATION. THIS DISCUSSION IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY WITH RETROACTIVE EFFECT) BY LEGISLATION, ADMINISTRATIVE ACTION OR JUDICIAL DECISION. NO RULING HAS BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE ON ANY TAX MATTER RELATING TO THE TAX CONSEQUENCES OF THE MERGER.

     EACH HERITAGE SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

     First Midwest and Heritage expect that the Merger, and the subsequent liquidation and merger of Acquisition Corp with and into First Midwest, will qualify as a tax-free reorganization under Section 368(a) of the Code. Accordingly, Heritage and First Midwest will recognize no gain or loss for federal income tax purposes as a result of the Merger and no gain or loss will be recognized for federal income tax purposes by any Heritage Shareholder upon receipt of First Midwest Common Stock in exchange for Heritage Common Stock pursuant to the Merger (except upon the receipt of cash in lieu of fractional shares of First Midwest Common Stock). The Internal Revenue Service ("Service") has not been asked to rule upon the tax consequences of the Merger, and such request will not be made. Instead, First Midwest and Heritage will rely upon the opinion of Hinshaw & Culbertson as to certain federal income tax consequences of the Merger. The opinion of Hinshaw & Culbertson is based entirely upon the Code, regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change. Unlike a ruling from the Service, an opinion of counsel is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more positions reflected herein or that the opinion of counsel will be upheld by the courts if challenged by the Service.

     Based upon the opinion of Hinshaw & Culbertson (which is dated as of the date of this Joint Proxy/Prospectus), which in turn is based upon various representations and subject to various assumptions and qualifications, the following federal income tax consequences to the Heritage Shareholders will result from the Merger:

     (a) the Merger, and the subsequent liquidation and merger of Acquisition Corp with and into First Midwest, will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and First Midwest and Heritage will each be a party to the reorganization;

     (b) the exchange in the Merger of First Midwest Common Stock for Heritage Common Stock will not give rise to the recognition of any income, gain or loss to First Midwest, or the Heritage Shareholders with respect to such exchange, including the receipt by Heritage Shareholders of Rights (as defined herein, see "COMPARISON OF THE RIGHTS OF FIRST MIDWEST STOCKHOLDERS AND HERITAGE SHAREHOLDERS -- STOCKHOLDER RIGHTS PLAN"), except, with respect to the Shareholders of Heritage to the extent of any cash paid in lieu of fractional shares;

     (c) the aggregate adjusted tax basis of the First Midwest Common Stock received by Heritage Shareholders who exchange all of their shares of Heritage Common Stock in the Merger will be the same as the aggregate adjusted tax basis of the shares of the Heritage Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received);

     (d) the holding period of the shares of the First Midwest Common Stock received in the Merger will include the period during which the shares of Heritage Common Stock surrendered in exchange therefor were held, provided such shares of Heritage Common Stock were held as capital assets at the Effective Time; and

     (e) a Heritage Shareholder who receives cash in lieu of a fractional share of First Midwest Common Stock will generally recognize gain or loss equal to the difference, if any, between the amount of cash received and such Heritage Shareholder's adjusted tax basis in the fractional share interest.

     The consummation of the Merger is conditioned, among other things, upon the receipt by First Midwest and Heritage of an opinion from Hinshaw & Culbertson, dated as of the Effective Time, to the foregoing effect. See "-- CONDITIONS TO THE MERGER."

ACCOUNTING TREATMENT

     The parties anticipate accounting for the Merger as a pooling of interests, and it is a condition to First Midwest's obligation to consummate the Merger that it shall have received a letter from Ernst & Young LLP to the effect that the Merger will qualify for pooling of interests accounting treatment.

     Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of First Midwest and Heritage will be combined as of the Effective Time and carried forward at their previously recorded amounts. The stockholders' equity accounts of First Midwest and Heritage will be combined on First Midwest's consolidated balance sheet, and no goodwill or other intangible assets will be created. Financial statements of First Midwest issued after the Merger will be restated retroactively to reflect the consolidated operations of First Midwest and Heritage as if the Merger had taken place prior to the periods covered by such financial statements.

EXPENSES

     All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses, except that First Midwest and Heritage shall bear equally (i) all printing and mailing expenses associated with the Registration Statement and this Joint Proxy Statement/Prospectus; and (ii) all expenses incurred in conducting initial environmental inspections of, and securing title commitments with respect to, Heritage's real estate.

RESALE OF FIRST MIDWEST COMMON STOCK

     Shares of First Midwest Common Stock issued to Shareholders of Heritage will be transferable without restriction upon disposition, except shares issued to any person who may be considered an "Affiliate" of Heritage, as defined by the rules and regulations of the Commission under the Securities Act. Pursuant to the Merger Agreement, Heritage has delivered to First Midwest a written undertaking from each Affiliate of Heritage to the effect that he or she will not sell or dispose of First Midwest Common Stock, acquired by him or her in connection with the Merger, other than in accordance with the Securities Act, except under (i) a separate registration statement for distribution (which First Midwest has not agreed to provide), or (ii) Rule 145 promulgated thereunder by the Commission, or (iii) pursuant to some other exemption from registration.

     In addition, Heritage Shareholders who become Affiliates of First Midwest will be subject to similar sale restrictions for as long as they remain Affiliates of First Midwest. Furthermore, Affiliates of Heritage and First Midwest, subject to certain exceptions, will be subject to prohibitions on sales of shares of First Midwest Common Stock or Heritage Common Stock commencing thirty days prior to the Effective Time and ending when financial results covering at least thirty days post-Merger combined operations of Heritage and First Midwest have been published. First Midwest has agreed that it will use its best efforts to cause such financial results to be published as soon as possible after the Effective Time and that it will publish such financial results within ninety days of the Effective Time. Generally, persons who are not officers, directors or greater than 10% Shareholders of Heritage will not be considered Affiliates of Heritage in the absence of other factors indicating a control relationship.

                               CHARTER AMENDMENT

GENERAL

     The First Midwest Board has approved the Charter Amendment which, if approved by the First Midwest Stockholders, would increase the number of authorized shares of First Midwest Common Stock from 30,000,000 to 60,000,000. Approval of the Charter Amendment by the requisite vote of First Midwest Stockholders is a condition to the consummation of the Merger. Approval of the Issuance by the First Midwest Stockholders is not a condition to the adoption of the Charter Amendment.

INCREASE IN AUTHORIZED STOCK

     First Midwest is currently authorized to issue 30,000,000 shares of First Midwest Common Stock. As of the First Midwest Record Date, ________ shares of First Midwest Common Stock were issued and outstanding, ______ shares were reserved for issuance pursuant to the First Midwest employee benefit plans, _____ shares were reserved for issuance upon the consummation of the Merger to the Heritage Shareholders (including shares to be issued upon First Midwest's assumption of the Heritage Stock Options), and _____ shares were held in the treasury of First Midwest. Following the consummation of the Merger, ____ shares of First Midwest Common Stock will be issued and outstanding, ____ shares will be reserved for issuance under First Midwest employee benefit plans (including shares reserved for issuance pursuant to First Midwest's assumption of the Heritage Stock Options), and _____ shares will be held in the treasury of First Midwest. An increase in the number of authorized shares of First Midwest Common Stock is, therefore, necessary so that First Midwest will have a sufficient number of shares available for issuance upon the consummation of the Merger and the exercise of Heritage Stock Options assumed by First Midwest.

     The First Midwest Board also believes that the authorization of additional shares of First Midwest Common Stock is advisable to provide First Midwest with the flexibility to take advantage of opportunities to issue such stock in order to obtain capital, as consideration for possible acquisitions or for other purposes (including, without limitation, the issuance of additional shares of First Midwest Common Stock through additional stock splits and stock dividends in appropriate circumstances). There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of First Midwest Common Stock except for the shares to be issued (i) pursuant to the Merger, (ii) upon the exercise of Heritage Stock Options which have been converted into options to acquire shares of First Midwest Common Stock, (iii) upon the exercise of First Midwest stock options currently outstanding, and (iv) to First Midwest's retirement plans, both ERISA qualified and nonqualified, its nonqualified stock option gain deferred plan and its dividend reinvestment and optional cash payment plan.

     Uncommitted authorized but unissued shares of First Midwest Common Stock may be issued from time to time to such persons and for such consideration as the First Midwest Board may determine, and holders of the then-outstanding shares of First Midwest Common Stock may or may not be given the opportunity to vote with respect to such issuance, depending upon the nature of any such transactions, applicable law, the rules and regulations of the Nasdaq Stock Market and the judgment of the First Midwest Board regarding the submission of such issuance to a vote of the First Midwest Stockholders. First Midwest Stockholders have no preemptive rights to subscribe for newly issued shares.

     Moreover, it is possible that additional shares of First Midwest Common Stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in First Midwest more difficult, time-consuming or costly or to otherwise discourage an attempt to acquire control of First Midwest. Under such circumstances the availability of authorized and unissued shares of First Midwest Common Stock may make it more difficult for First Midwest Stockholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of First Midwest by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the First Midwest Board in opposing such an attempt by a third party to gain control of First Midwest or could also be used to dilute ownership of a person or entity seeking to obtain control of First Midwest. Although First Midwest does not currently contemplate taking such action, shares of First Midwest Common Stock could be issued for the purposes and effects described above and the First Midwest Board reserves its rights (if consistent with its fiduciary responsibilities) to issue such stock for such purposes.

RECOMMENDATION OF FIRST MIDWEST BOARD

     Because First Midwest does not have sufficient uncommitted authorized but unissued shares of First Midwest Common Stock to consummate the Merger without approval of the Charter Amendment, approval of the Charter Amendment is required for, and a condition to, consummation of the Merger, which the First Midwest Board believes is in the best interests of First Midwest and its Stockholders. In addition, as described above, the First Midwest Board believes that the proposed increase in the number of authorized shares of First Midwest Common Stock will provide flexibility needed to meet corporate objectives and is in the best interests of First Midwest and its Stockholders. AS A CONSEQUENCE, THE FIRST MIDWEST BOARD RECOMMENDS THAT THE STOCKHOLDERS OF FIRST MIDWEST VOTE FOR THE APPROVAL OF THE CHARTER AMENDMENT.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

MARKET PRICES

     First Midwest Common Stock is listed on the Nasdaq Stock Market under the trading symbol "FMBI." As of the First Midwest Record Date, First Midwest Common Stock was held of record by approximately _______ persons. Heritage Common Stock is listed on the Nasdaq Stock Market under the trading symbol "HERS." As of February 17, 1998, Heritage Common Stock was held of record by approximately 780 persons. The following table sets forth the high and low closing sale prices of the First Midwest Common Stock and the Heritage Common Stock as reported on the Nasdaq Stock Market for the periods indicated.

                                                                           HERITAGE
                                                   FIRST MIDWEST             SALES
                                                   SALES PRICES(1)         PRICES(2)
                                                   ---------------         ---------

                                                   HIGH       LOW        HIGH       LOW
                                                   ----       ---        ----       ---
YEAR ENDED DECEMBER 31, 1996:
First Quarter................................     $24.00    $21.38     $12.83      $12.17
Second Quarter...............................      23.38     22.19      14.50       12.33
Third Quarter................................      24.38     21.38      14.50       13.83
Fourth Quarter...............................      33.00     23.81      14.67       13.83

YEAR ENDED DECEMBER 31, 1997:
First Quarter................................     $32.50    $29.38     $17.00      $14.33
Second Quarter...............................      33.88     29.50      20.75       16.50
Third Quarter................................      37.75     31.25      21.25       19.13
Fourth Quarter...............................      45.25     36.00      29.00       19.75

YEAR ENDING DECEMBER 31, 1998:
First Quarter................................
Second Quarter (through ________, 1998)......

_____________________
(1) Adjusted to reflect a five-for-four stock split paid in December 1996.
(2) Adjusted to reflect a three-for-two stock split paid in June 1997.

DIVIDENDS

     The following table sets forth dividends declared per share of First Midwest Common Stock and Heritage Common Stock, respectively, for the periods indicated. The ability of either First Midwest or Heritage to pay dividends to the respective holders of its Common Stock is subject to certain restrictions. See "SUPERVISION AND REGULATION OF FIRST MIDWEST AND HERITAGE."

                                        FIRST MIDWEST     HERITAGE
                                        DIVIDENDS (1)     DIVIDENDS (2)
                                        -------------     -------------
YEAR ENDED DECEMBER 31, 1996:
First Quarter........................       $0.168            $0.087
Second Quarter.......................        0.168             0.087
Third Quarter........................        0.168             0.087
Fourth Quarter.......................         0.20             0.087

YEAR ENDED DECEMBER 31, 1997:
First Quarter.................................    $ 0.20         $0.10
Second Quarter................................      0.20          0.10
Third Quarter.................................      0.20          0.10
Fourth Quarter................................     0.225          0.10

YEAR ENDING DECEMBER 31, 1998:
First Quarter.................................    $0.225         $0.11
Second Quarter (through _________, 1998)......

_____________________________
(1) Adjusted to reflect a five-for-four stock split paid in December 1996.
(2) Adjusted to reflect a three-for-two stock split paid in June 1997.

                        PRO FORMA FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following unaudited Pro Forma Condensed Statement of Condition as of December 31, 1997, combines, under the pooling of interests method of accounting, the historical consolidated statements of condition of First Midwest and Heritage as if the Merger had been effective on December 31, 1997. The following unaudited Pro Forma Condensed Statements of Income for the years ended December 31, 1997, December 31, 1996 and December 31, 1995 present the combined results of operations of First Midwest and Heritage, under the pooling of interests method of accounting, as if the Merger had been effective at January 1, 1995.

     The pro forma combined information is not necessarily indicative of the actual results that would have occurred had the Merger been consummated prior to the periods indicated, or of the future operations of the combined entity. This information should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of First Midwest and Heritage, including the respective notes thereto, which are incorporated by reference herein, and the comparative per common share data, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. Stockholders of First Midwest and Shareholders of Heritage are urged to read such information carefully. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION," "RECENT DEVELOPMENTS" and "COMPARATIVE PER COMMON SHARE DATA."

     Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of First Midwest and Heritage will be combined as of the Effective Time and carried forward at their previously recorded amounts. The stockholders' equity accounts of First Midwest and Heritage will be combined on First Midwest's consolidated balance sheet, and no goodwill or other intangible assets will be created. Financial statements of First Midwest issued after the Merger will be restated retroactively to reflect the consolidated operations of First Midwest and Heritage as if the Merger had taken place prior to the periods covered by such financial statements.

     First Midwest and Heritage expect that the combined company will achieve substantial benefits from the Merger in the form of operating cost savings. However, the unaudited pro forma financial information does not reflect any direct costs or potential savings which are expected to result from the consolidation of operations of First Midwest and Heritage, and, therefore, do not purport to be indicative of the results of future operations.

     The pro forma financial statements do not take into account the effect of the special charge for acquisition costs and related expenses and the effect of such charge on the financial condition, results of operations and reported per share amounts of the combined company.

                                                  PRO FORMA CONDENSED STATEMENT OF CONDITION (UNAUDITED)
                                                                   DECEMBER 31, 1997
                                                  ------------------------------------------------------
                                                                 Historical           Pro Forma
                                                       -------------------------
ASSETS                                                 First Midwest     Heritage   Consolidated
                                                       -------------     --------   -------------
Cash and due from banks..............................     $  117,974   $   48,214     $  166,188
Funds sold and other short-term investments..........         31,055        2,864         33,919
Mortgages held for sale..............................         26,857           --         26,857
Securities available for sale........................        974,467      407,087      1,381,554
Securities held to maturity..........................         20,323      113,101        133,424
Trading account securities...........................            ---          450            450
Loans................................................      2,333,252      711,541      3,044,793
Reserve for loan losses..............................        (37,344)      (9,621)       (46,965)
                                                          ----------   ----------     ----------
   Net Loans.........................................     $2,295,908   $  701,920     $2,997,828
                                                          ----------   ----------     ----------

Premises, furniture and equipment....................         59,219       19,585         78,804
Accrued interest receivable and other assets.........         88,370       26,100        114,470
                                                          ----------   ----------     ----------
   Total Assets......................................     $3,614,173   $1,319,321     $4,933,494
                                                          ==========   ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits.............................................     $2,795,975   $1,139,631     $3,935,606
Short-term borrowings................................        438,032       45,569        483,601
Accrued interest payable and other liabilities.......         42,654       11,915         54,569
                                                          ----------   ----------     ----------
   Total liabilities.................................      3,276,661    1,197,115      4,473,776
                                                          ----------   ----------     ----------
Stockholders' equity.................................        337,512      122,206        459,718
                                                          ----------   ----------     ----------
   Total Liabilities and Stockholders' Equity........     $3,614,173   $1,319,321     $4,933,494
                                                          ==========   ==========     ==========

                                                    PRO FORMA CONDENSED STATEMENT OF INCOME (UNAUDITED)
                                                                   DECEMBER 31, 1997
                                                    --------------------------------------------------
                                                                 Historical           Pro Forma
                                                       -------------------------
ASSETS                                                 First Midwest     Heritage   Consolidated
                                                       -------------     --------   -------------
Interest and fees on loans...........................     $  209,003   $   57,772     $  266,775
Interest on securities...............................         59,005       32,960         91,965
Interest on funds sold and other short-term
   investments.......................................          2,498          424          2,922
                                                          ----------   ----------     ----------
   Total interest income.............................        270,506       91,156        361,662
                                                          ----------   ----------     ----------

INTEREST EXPENSE
Interest on deposits.................................         99,973       40,692        140,665
Interest on short-term borrowings....................         25,809        2,044         27,853
                                                          ----------   ----------     ----------
   Total interest expense............................        125,782       42,736        168,518
                                                          ----------   ----------     ----------
   Net interest income...............................        144,724       48,420        193,144

PROVISION FOR LOAN LOSSES............................          8,765          600          9,365
                                                          ----------   ----------     ----------
   Net interest income after provision
     for loan losses.................................        135,959       47,820        183,779
                                                          ----------   ----------     ----------

NONINTEREST INCOME...................................         37,222        9,607         46,829
NONINTEREST EXPENSE..................................        113,810       31,765        145,575
                                                          ----------   ----------     ----------

   Income before income tax expense..................         59,371       25,662         85,033
INCOME TAX EXPENSE...................................         20,556        7,869         28,425
                                                          ----------   ----------     ----------

   Net Income........................................     $   38,815   $   17,793     $   56,608
                                                          ==========   ==========     ==========
   Net Income Per Share/(1)/.........................          $1.94                       $1.93
                                                          ==========                  ==========
   Net Income Per Share, assuming dilution/(2)/......          $1.92                       $1.90
                                                          ==========                  ==========
   Average Shares Outstanding/(1)/...................         19,986                      29,260
                                                          ==========                  ==========
   Average Shares Outstanding,
    assuming dilution/(2)/...........................         20,238                      29,828
                                                          ==========                  ==========

                                                  PRO FORMA CONDENSED STATEMENT OF INCOME (UNAUDITED)
                                                                   DECEMBER 31, 1996
                                                  --------------------------------------------------
                                                                 Historical          Pro Forma
                                                       --------------------------
INTEREST INCOME                                        First Midwest     Heritage   Consolidated
                                                       -------------     --------   ------------
Interest and fees on loans...........................     $  202,953   $   52,907     $  255,860
Interest on securities...............................         62,397       30,223         92,620
Interest on funds sold and other short-term
   investments.......................................          3,443          694          4,137
                                                          ----------   ----------     ----------
   Total interest income.............................        268,793       83,824        352,617
                                                          ----------   ----------     ----------

INTEREST EXPENSE
Interest on deposits.................................        100,142       36,327        136,469
Interest on short-term borrowings....................         30,226        2,279         32,505
                                                          ----------   ----------     ----------
   Total interest expense............................        130,368       38,606        168,974
                                                          ----------   ----------     ----------
   Net interest income...............................        138,425       45,218        183,643

PROVISION FOR LOAN LOSSES............................          7,790          400          8,190
                                                          ----------   ----------     ----------
   Net interest income after provision
    for loan losses..................................        130,635       44,818        175,453
                                                          ----------   ----------     ----------
NONINTEREST INCOME...................................         34,335        7,724         42,059
NONINTEREST EXPENSE..................................        104,767       30,801        135,568
                                                          ----------   ----------     ----------

   Income before income tax expense..................         60,203       21,741         81,944
INCOME TAX EXPENSE...................................         20,331        6,903         27,234
                                                          ----------   ----------     ----------

   Net Income........................................     $   39,872   $   14,838     $   54,710
                                                          ==========   ==========     ==========
   Net Income Per Share/(1)/.........................          $1.96                       $1.86
                                                          ==========                  ==========
   Net Income Per Share, assuming dilution/(2)/......          $1.95                       $1.82
                                                          ==========                  ==========
   Average Shares Outstanding/(1)/...................         20,314                      29,470
                                                          ==========                  ==========
   Average Shares Outstanding,
    assuming dilution/(2)/...........................         20,467                      30,076
                                                          ==========                  ==========

                                                   PRO FORMA CONDENSED STATEMENT OF INCOME (UNAUDITED)
                                                                   DECEMBER 31, 1995
                                                   ---------------------------------------------------
                                                                 Historical          Pro Forma
                                                       --------------------------
INTEREST INCOME                                        First Midwest   Heritage     Consolidated
                                                       -------------   ----------   ------------
Interest and fees on loans...........................     $  203,884   $   48,156     $  252,040
Interest on securities...............................         69,148       23,326         92,474
Interest on funds sold and other short-term
   investments.......................................          2,672        2,378          5,050
                                                          ----------   ----------     ----------
   Total interest income.............................        275,704       73,860        349,564
                                                          ----------   ----------     ----------

INTEREST EXPENSE
Interest on deposits.................................         97,602       31,516        129,118
Interest on short-term borrowings....................         44,690        1,848         46,538
                                                          ----------   ----------     ----------
   Total interest expense............................        142,292       33,364        175,656
                                                          ----------   ----------     ----------
   Net interest income...............................        133,412       40,496        173,908

PROVISION FOR LOAN LOSSES............................         11,454          200         11,654
                                                          ----------   ----------     ----------
   Net interest income after provision
    for loan losses..................................        121,958       40,296        162,254
                                                          ----------   ----------     ----------

NONINTEREST INCOME...................................         33,695        6,971         40,666
NONINTEREST EXPENSE..................................        108,083       27,670        135,753
                                                          ----------   ----------     ----------

   Income before income tax expense..................         47,570       19,597         67,167
INCOME TAX EXPENSE...................................         16,166        6,303         22,469
                                                          ----------   ----------     ----------

   Net Income........................................     $   31,404   $   13,294     $   44,698
                                                          ==========   ==========     ==========
   Net Income Per Share..............................          $1.55                       $1.52
                                                          ==========                  ==========
   Net Income Per Share, assuming dilution/(2)/......          $1.53                       $1.49
                                                          ==========                  ==========
   Average Shares Outstanding/(1)/...................         20,229                      29,391
                                                          ==========                  ==========
   Average Shares Outstanding
    assuming dilution/(2)/...........................         20,476                      30,067
                                                          ==========                  ==========

_______________________________
FOOTNOTES TO PRO FORMA COMBINING FINANCIAL STATEMENTS:

/(1)/ The pro forma combined net income per share and average shares outstanding is based upon the historical net income for First Midwest and Heritage divided by the total pro forma average shares of the combined entity assuming conversion of the Heritage Common Stock at the 0.7695 Exchange Ratio (see "THE MERGER -- MERGER CONSIDERATION").

/(2)/ The pro forma combined net income per share assuming dilution and average shares outstanding assuming dilution is based upon the historical net income of First Midwest and Heritage divided by the total pro forma average shares of the combined entity, adjusted for the potential dilutive effect of shares issued under the entities stock option plans, assuming conversion of the Heritage Common Stock at the 0.7695 Exchange Ratio (see "THE MERGER-- MERGER CONSIDERATION").

           SUPERVISION AND REGULATION OF FIRST MIDWEST AND HERITAGE

     As bank holding companies, First Midwest and Heritage are subject to regulation under the BHCA. The following discussion sets forth certain of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and provides certain specific information relevant to First Midwest and Heritage. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the applicable statutory and regulatory provisions. A change in applicable statutes, regulations or regulatory policy may have a material effect on the business of First Midwest and Heritage.

GENERAL

     As registered bank holding companies, First Midwest and Heritage are subject to the supervision of, and to regular inspection by, the Federal Reserve Board. The bank subsidiary of First Midwest is organized as a national banking association, which is subject to regulation, supervision and examination by the OCC, and the principal bank subsidiary of Heritage is organized as an Illinois state chartered bank, which is subject to regulation, supervision and examination by the Illinois Commissioner. These banks are also subject to regulation by either the Federal Reserve Board or the FDIC, and other federal regulatory agencies. In addition to banking laws and regulations and the supervisory policies of the bank regulatory agencies, First Midwest and Heritage and their subsidiaries and affiliates are subject to various other laws and regulations and supervision and examination by other regulatory agencies, all of which directly or indirectly affect the operations and management of First Midwest and Heritage and their ability to pay dividends. The following discussion summarizes certain aspects of those laws and regulations that affect First Midwest and Heritage.

     The activities of First Midwest and Heritage and those of the companies which each controls or in which either holds more than 5% of the voting stock are limited to banking, managing or controlling banks, furnishing services to or performing services for their subsidiaries or any other activity which the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies, such as First Midwest and Heritage, are required to obtain prior approval of the Federal Reserve Board to engage in any new activity or to acquire more than 5% of any class of voting stock of any company.

     Bank holding companies are also required to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of any class of voting stock of any bank which is not already majority-owned by the bank holding company. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branching Act"), bank holding companies became able to acquire banks in states other than their home state beginning September 29, 1995, without regard to the permissibility of such acquisitions under state law, but subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, prior to or following the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and less than 30% of such deposits in that state (or such lesser or greater amount set by state law).

     The Interstate Banking and Branching Act also authorizes banks to merge across state lines, thereby creating interstate branches. This provision, which was effective June 1, 1997, allowed each state, prior to the effective date, the opportunity to "opt out" of this provision, thereby prohibiting interstate branching within that state. Neither of the states in which First Midwest's banking subsidiaries are located (Illinois and Iowa) has adopted legislation to "opt out" of the interstate branching provisions. Furthermore, pursuant to the Interstate Banking and Branching Act, a bank is now able to open new branches in a state in which it does not already have banking operations if such state enacts a law permitting such de novo branching.

     Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. The likelihood and timing of any such proposals or bills being enacted and the impact they might have on First Midwest, Heritage and their subsidiaries cannot be determined at this time.

CAPITAL AND OPERATIONAL REQUIREMENTS

     The Federal Reserve Board, the OCC and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of the nature of its operations, its financial condition or its actual or anticipated growth. The Federal Reserve Board risk-based guidelines define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. Tier 2 capital consists of subordinated and other qualifying debt, and the allowance for possible loan and lease losses up to 1.25% of risk-weighted assets. The sum of Tier 1 and Tier 2 capital, less investments in unconsolidated subsidiaries, represents qualifying total capital, at least 50% of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet exposures to one of four categories of risk weights, based primarily on relative credit risk. The minimum Tier 1 risk-based capital ratio is 4% and the minimum total risk-based capital ratio is 8%. First Midwest's Tier 1 and total risk-based capital ratios under these guidelines at December 31, 1997 were 11.7% and 12.9%, respectively, and Heritage's were 13.9% and 15.2%, respectively.

     The leverage ratio is determined by dividing Tier 1 capital by adjusted average total assets. Although the stated minimum ratio is 3%, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3%. First Midwest's and Heritage's leverage ratios at December 31, 1997 were 8.9% and 7.8%, respectively.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective Federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became "undercapitalized" or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness related generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

     The various regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by FDICIA, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of a least 5% and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least 4%, a total capital ratio of at least 8% and a leverage ratio of at least 4%, or 3% in some cases. Under these guidelines, each of the banking subsidiaries of First Midwest and Heritage is considered well capitalized.

     The banking agencies have also adopted final regulations which mandate that regulators take into consideration concentrations of credit risk and risks from nontraditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. This evaluation will be made as a part of the institution's regular safety and soundness examination. Banking agencies also have adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance sheet positions) in the determination of a bank's capital adequacy.

DIVIDENDS

     First Midwest and Heritage both derive funds for cash dividends to their respective stockholders from a variety of sources, including cash and temporary investments. The primary source of such funds, however, is dividends received from their banking subsidiaries. Each of their banking subsidiaries is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine, under certain circumstances relating to the financial condition of the bank or bank holding company, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

     A major portion of First Midwest's revenues results from dividends paid to it by its national bank subsidiary. The prior approval of the OCC is required for the payment of any dividend by a national bank if the total of all dividends declared by the board of directors of such bank in any calendar year will exceed the sum of such bank's year-to-date net profits for such year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits any national bank from paying dividends which would be greater than such bank's undivided profits after deducting statutory bad debt in excess of such bank's allowance for loan losses. Under Illinois law, Illinois banks, such as Heritage Bank, are subject to similar prohibitions.

     Under the foregoing dividend restrictions and certain restrictions applicable to certain of First Midwest's nonbanking subsidiaries, as of December 31, 1997, First Midwest's subsidiaries, without obtaining affirmative governmental approvals, could pay aggregate dividends of approximately $35.8 million to First Midwest. During 1997, First Midwest's subsidiaries paid $33.4 million in cash dividends to First Midwest.

     In addition to the foregoing, the ability of First Midwest, Heritage and their respective banking subsidiaries to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA, as described above. The right of First Midwest, Heritage, their respective Stockholders and Shareholders and their respective creditors to participate in any distribution of the assets or earnings of their respective subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.

SOURCE OF STRENGTH POLICY

     According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary bank. This support may be required at times when a bank holding company may not be able to provide such support. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, in the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a banking or thrift subsidiary of a bank holding company such as First Midwest or Heritage or the provision of FDIC assistance to a subsidiary in danger of default -- the other banking subsidiaries of such bank holding company may be assessed for the FDIC's loss, subject to certain exceptions.

FDIC INSURANCE ASSESSMENTS; DIFA

     As FDIC-insured institutions, First Midwest and Heritage Bank are required to pay deposit insurance premium assessments to the FDIC. The FDIC has adopted a risk-based assessment system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their respective levels of capital and results of supervisory evaluations. Institutions classified as "well-capitalized" (as defined by the FDIC) and considered healthy pay the lowest premium while institutions that are less than "adequately capitalized" (as defined by the FDIC) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

     As of December 31, 1997, the subsidiary commercial banks of First Midwest and Heritage were "well capitalized" banks for this purpose and their deposits were insured by the Bank Insurance Fund ("BIF"). Certain deposits of First Midwest and Heritage were also insured by the Savings Association Insurance Fund ("SAIF"). For the semi-annual assessment period beginning January 1, 1998, BIF and SAIF assessment rates will range from 0% of deposits to 0.27% of deposits. The subsidiary commercial banks of First Midwest and Heritage did not pay any BIF or SAIF assessments during 1997 and are not expected to pay such assessments during 1998.

     The Deposit Insurance Funds Act of 1996, which was enacted on September 30, 1996 ("DIFA"), reduced the amount of semi-annual FDIC insurance premiums for savings association deposits acquired by banks and insured by the SAIF to the same levels assessed for deposits insured by BIF. DIFA also provided for a special one-time assessment imposed on deposits insured by SAIF, including such deposits held by banks, to bring the SAIF up to statutorily required levels. First Midwest accrued for the one-time assessment in the third quarter of 1996 in the amount of $1.6 million in connection with the SAIF recapitalization.

     The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, order, or any condition imposed in writing by, or written agreement with, the FDIC. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital. Management of First Midwest is not aware of any activity or condition that could result in termination of the deposit insurance of First Midwest Bank or Heritage Bank.

            DESCRIPTION OF FIRST MIDWEST COMMON AND PREFERRED STOCK

     The information supplied herein outlines certain provisions of the Restated Certificate of Incorporation and the Amended and Restated Bylaws of First Midwest. This information does not purport to be complete and is qualified in all respects by reference to such documents.

     The authorized stock of First Midwest is divided into two classes, Preferred Stock, $0.01 par value, of which First Midwest is authorized to issue 1,000,000 shares, and Common Stock, $0.01 par value, of which First Midwest is authorized to issue 30,000,000 shares. Assuming the Stockholders of First Midwest approve the Charter Amendment, First Midwest will be authorized to issue 60,000,000 shares of Common Stock. See "CHARTER AMENDMENT."

     As of the First Midwest Record Date, First Midwest had _____ shares of Common Stock issued and outstanding, _____ shares reserved for issuance under its employee benefit plans, _____ shares reserved for issuance in connection with the Merger (including shares to be issued upon First Midwest's assumption of the Heritage Stock Options), and _____ shares held in treasury. Assuming the Merger is consummated, it is anticipated that First Midwest will have _____ shares of Common Stock issued and outstanding, _____ shares reserved for issuance under its employee benefit plans (including shares reserved for issuance pursuant to First Midwest's assumption of the Heritage Stock Options), and _____ shares held in treasury.

     Preferred Stock. First Midwest is authorized to issue shares of Preferred Stock from time to time in one or more series. Preferred Stock may have such designations, powers, preferences and relative participating, optional or other rights and such qualifications, limitations or restrictions as may be provided for the issue of such series by resolution adopted by the First Midwest Board. Such Preferred Stock may have priority over First Midwest Common Stock as to dividends and as to distribution of First Midwest's assets upon any liquidation, dissolution or winding up of First Midwest. Such Preferred Stock may be redeemable for cash, property or rights of First Midwest, may be convertible into shares of First Midwest Common Stock, and may have voting rights entitling the holder to not more than one vote per share. See "COMPARISON OF THE RIGHTS OF FIRST MIDWEST STOCKHOLDERS AND HERITAGE SHAREHOLDERS -- STOCKHOLDER RIGHTS PLAN."

     Common Stock. Holders of First Midwest Common Stock are entitled to dividends out of funds legally available for that purpose when, as and if declared by the First Midwest Board. The dividend rights of First Midwest Common Stock are also subject to the rights of First Midwest Preferred Stock which has been or may be issued.

     Each holder of First Midwest Common Stock is entitled to one vote for each share held. Generally, the presence of a majority of the issued and outstanding shares of First Midwest Common Stock entitled to vote thereat is necessary for a quorum at a meeting of Stockholders and a majority of the votes represented at such a meeting and entitled to vote thereon is sufficient to authorize action upon routine matters. First Midwest directors are elected by a plurality of the votes present at a meeting and entitled to vote thereon. Generally speaking, significant corporate actions (such as,

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

business combinations and charter amendments) must be approved by the holders of a majority of the issued and outstanding shares of First Midwest Common Stock. Certain corporate actions may require a super-majority vote. See "COMPARISON OF THE RIGHTS OF FIRST MIDWEST STOCKHOLDERS AND HERITAGE SHAREHOLDERS -- STOCKHOLDER VOTE TO APPROVE BUSINESS COMBINATIONS" and "-- DELAWARE LAW AFFECTING BUSINESS COMBINATIONS." First Midwest Common Stock does not have any preemptive rights, cumulative voting rights, conversion rights or redemption rights.

     In the case of any liquidation, dissolution or winding up of the affairs of First Midwest, holders of First Midwest Common Stock will be entitled to receive, pro rata, any assets distributable to First Midwest Stockholders in respect to the number of shares held by them. The liquidation rights of First Midwest Common Stock are subject to the rights of holders of First Midwest Preferred Stock which has been or may be issued.

     All outstanding shares of First Midwest Common Stock are, and shares to be issued pursuant to the Merger Agreement will be when issued, fully paid and nonassessable.

     American Securities Transfer & Trust, Inc. acts as the transfer agent and registrar for the First Midwest Common Stock.

            COMPARISON OF THE RIGHTS OF FIRST MIDWEST STOCKHOLDERS
                           AND HERITAGE SHAREHOLDERS

     The information supplied herein outlines certain provisions of the Restated Certificate of Incorporation and the Amended and Restated Bylaws of First Midwest, the DGCL, and the Articles of Incorporation and Bylaws of Heritage and the IBCA. The information does not purport to be complete and is qualified in all respects by reference to such documents and statutes. The following summary does not reflect any rules of the Nasdaq Stock Market that may apply to First Midwest or Heritage in connection with the matters discussed.

GENERAL

     First Midwest is incorporated under the laws of the State of Delaware and Heritage is incorporated under the laws of the State of Illinois. Shareholders of Heritage, whose rights are governed by the IBCA, and by Heritage's Articles of Incorporation (the "Articles") and Bylaws (the "Heritage Bylaws") will, upon consummation of the Merger, become Stockholders of First Midwest. Their rights as First Midwest Stockholders will then be governed by the DGCL and by First Midwest's Restated Certificate of Incorporation (the "Certificate") and First Midwest's Amended and Restated Bylaws (the "Bylaws"). Set forth below are the material differences between the rights of a Heritage Shareholder under the Articles, the Heritage Bylaws and the IBCA, on the one hand, and the rights of a First Midwest Stockholder under the Certificate, the First Midwest Bylaws and the DGCL, on the other hand.

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

COMMON AND PREFERRED STOCK

     Common Stock. Each holder of First Midwest Common Stock and Heritage Common Stock is entitled to one vote for each share held. First Midwest and Heritage directors are elected by a plurality of the votes present at a meeting and entitled to vote thereon. Generally speaking, significant corporate actions (such as business combinations and charter amendments) must be approved by the holders of a majority of the issued and outstanding shares of First Midwest Common Stock or Heritage Common Stock, as the case may be. Certain corporate actions, however, may require a super-majority vote. See "-- STOCKHOLDER VOTE TO APPROVE BUSINESS COMBINATIONS" and "-- DELAWARE LAW AFFECTING BUSINESS COMBINATIONS." Shares of First Midwest Common Stock and Heritage Common Stock do not have any preemptive rights, cumulative voting rights, conversion rights or redemption rights. The dividend, liquidation and dissolution rights pertaining to the shares of First Midwest Common Stock and Heritage Common Stock are similar. See "DESCRIPTION OF FIRST MIDWEST COMMON AND PREFERRED STOCK."

     Preferred Stock. Each of the First Midwest Board and the Heritage Board is authorized to issue shares of their respective company's Preferred Stock with such designations, powers, preferences and rights as such Board may determine. See "DESCRIPTION OF FIRST MIDWEST COMMON AND PREFERRED STOCK."

STOCKHOLDER RIGHTS PLAN

     On February 15, 1989, the First Midwest Board adopted a Stockholder Rights Plan, which was amended and restated on November 15, 1995 and amended on June 18, 1997 (the "Rights Plan"). The Rights Plan is intended to ensure that all First Midwest Stockholders receive fair treatment in the event of any proposed acquisition of First Midwest and to guard against partial tender offers and other abusive tactics aimed at gaining control of First Midwest without paying all Stockholders a full and fair price.

     The First Midwest Board declared a dividend of one right for each share of First Midwest Common Stock outstanding as of March 1, 1989, and issued thereafter (a "Right"). The Rights will expire on November 15, 2005. The Rights are not currently exercisable and currently certificates evidencing First Midwest Common Stock also evidence the Rights. When the Rights first become exercisable, a holder of one Right will be entitled to buy from First Midwest one one-hundredth of a share of Series A Preferred Stock of First Midwest for an exercise price of $100.00. Each one one-hundredth of a share of Series A Preferred Stock is designed to have economic and voting terms similar to those of one share of First Midwest Common Stock. The Rights exercise price and the number of Rights outstanding, or in certain circumstances the securities purchasable upon the exercise of the Rights, are subject to adjustment upon the occurrence of certain events.

     The Rights currently trade automatically with the First Midwest Common Stock. However, approximately ten business days (subject to extension by the First Midwest Board) after a person or group acquires 10% or more of the outstanding shares of First Midwest Common Stock, or

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

announces an offer to acquire enough shares to give such person or group ownership of 10% or more of such shares, the Rights will become exercisable and separate certificates representing the Rights will be distributed. At no time will the Rights have any voting power or dividend rights.

     If any person or group acquires 10% or more of the First Midwest Common Stock, then ten days thereafter (or such later date as the First Midwest Board may determine) each Right (other than Rights beneficially owned by holders of 10% or more of the First Midwest Common Stock or transferees thereof, which Rights become void) will entitle its holders to purchase, for the exercise price, a number of shares of Series A Preferred Stock having a market value of twice the exercise price. If any person or group acquires between 10% and 50% of the First Midwest Common Stock, the First Midwest Board may, at its option, exchange one share of Common Stock or one one-hundredth of a share of Series A Preferred Stock for each Right. Also, if at any time prior to the expiration of the Rights, First Midwest is involved in a merger or other business combination or sells more than 50% of its assets or earning power, at a time when there is a 10% or greater holder of First Midwest Common Stock and such holder controls the First Midwest Board, First Midwest must take action to ensure that the Rights will entitle a holder of Rights to buy a number of the acquiring company's common shares having a market value of twice the exercise price of each Right.

     First Midwest is permitted to redeem the Rights for $0.01 per Right at any time prior to the close of business on the tenth business day (or such later date as may be fixed by the First Midwest Board) following the day of announcement that a person has become a 10% or greater owner of Common Stock. First Midwest may elect to pay the $0.01 redemption price in First Midwest Common Stock rather than cash.

     Pursuant to the Rights Plan, each share of First Midwest Common Stock issued to Heritage Shareholders upon the consummation of the Merger will also evidence one Right under the Rights Plan.

     The Rights will not prevent a takeover of First Midwest. The Rights, however, may cause substantial dilution to a person or group that acquires 10% or more of the First Midwest Common Stock unless the Rights are first redeemed or terminated by the First Midwest Board. Nevertheless, the Rights should not interfere with a transaction that is in the best interests of First Midwest and its Stockholders because the Rights can be redeemed or terminated, as hereinabove described, before the consummation of such transaction.

     The complete terms of the Rights are set forth in the Rights Agreement entered into by First Midwest and First Midwest Trust Company. The foregoing description of the Rights and the Rights Agreement is qualified in its entirety by reference to such document. The Rights Agreement is incorporated by reference as an exhibit to the Registration Statement.

     Heritage does not have a rights plan or any comparable plan.

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

STOCKHOLDER ACTION WITHOUT A MEETING; POWER TO CALL SPECIAL MEETINGS AND AMENDMENT OF THE CERTIFICATE AND THE BYLAWS

     The Certificate states that Stockholder action may be taken only at a meeting of First Midwest Stockholders and that the power of Stockholders to take action by written consent is specifically denied. The Certificate further provides that special meetings of First Midwest Stockholders may only be called by the First Midwest Board, the Chairman of the Board or the President of First Midwest. However, the holders of at least 51% of the voting power of the then outstanding shares of capital stock of First Midwest entitled to vote generally in the election of directors (the "First Midwest Voting Stock") may call a special meeting solely for the purpose of removing a director or directors for "cause." The inability of Stockholders to take action by written consent or to call special Stockholders' meetings may make it more difficult to take Stockholder action opposed by the First Midwest Board.

     The Heritage Articles state that Shareholder action may only be taken at a meeting of Heritage Shareholders and that the power of Shareholders to take action by written consent is specifically denied. The Heritage Bylaws provide that special meetings of Shareholders may be called only pursuant to a resolution adopted by a majority of the Heritage Board. Shareholders are not authorized to call a special meeting.

     The Certificate provides that it may only be amended by the affirmative vote of the holders of at least 80% of the First Midwest Voting Stock, voting together as a single class. However, if an amendment to the Certificate is approved by the affirmative vote of at least 80% of all of the members of the First Midwest Board, the amendment need only then be approved by the holders of a majority of the outstanding shares of First Midwest Common Stock. The Charter Amendment was approved unanimously by the First Midwest Board. The First Midwest Board, by resolution adopted by the affirmative vote of at least a majority of all members thereof, has concurrent power with the Stockholders to adopt, amend or repeal the First Midwest Bylaws. The First Midwest Bylaws may not be adopted, amended or repealed by the Stockholders except by the affirmative vote of the holders of at least 67% of the First Midwest Voting Stock, voting together as a single class.

     The Heritage Articles provide that the adoption of any amendment, alteration, change or repeal of any provision of the Articles requires the affirmative vote of holders of at least 80% of all shares of Heritage stock entitled to vote in the election of directors (the "Heritage Voting Stock"), considered for this purpose as one class. If, however, such amendment is approved by two-thirds of all of the members of the Heritage Board, then it need only be approved by persons holding a majority of the Heritage Voting Stock, considered for this purpose as one class. The Heritage Board, by resolution adopted by a majority vote, has concurrent power with the Shareholders to adopt, amend or repeal the Heritage Bylaws. The Articles provide that certain provisions of the Heritage Bylaws may only be amended by a majority of the Heritage Board or by the holders of at least 80% of the Heritage Voting Stock, considered for this purpose as one class.

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

STOCKHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATIONS

     The Certificate requires the affirmative vote of the holders of not less than 80% of the First Midwest Voting Stock (the "First Midwest Vote Requirement") to authorize a Business Combination with an Interested Stockholder. The definition of "Business Combination" includes virtually every significant transaction between an Interested Stockholder and First Midwest or a subsidiary of First Midwest, as well as reclassifications and recapitalizations involving the Common Stock of First Midwest within two years after an Interested Stockholder becomes an Interested Stockholder. Among the transactions included in the definition of "Business Combination" are mergers, consolidations and sales, leases, exchanges, transfers or other dispositions of assets having an aggregate fair market value of $5,000,000 or more. Also included in the definition of "Business Combinations" are the issuance or transfer of any securities of First Midwest or a subsidiary in exchange for cash, securities or other property which have an aggregate value of $5,000,000 or more, the adoption of any plan or proposal of liquidation or dissolution of First Midwest or any reclassification or recapitalization of First Midwest.

     An "Interested Stockholder" is generally any person, other than First Midwest and its subsidiaries, which together with such person's "affiliates" and "associates," beneficially owns or has owned during the past two years 5% or more of the Voting Stock. This definition is intended to encompass all forms of ownership and all types of arrangements that give a person actual or potential voting or investment rights with respect to the Common Stock of First Midwest.

     The First Midwest Vote Requirement does not apply to the following transactions: (i) a Business Combination which is approved by a majority of the Disinterested Directors (Disinterested Directors, in general, are members of the First Midwest Board who are unaffiliated with the Interested Stockholder), or
(ii) Business Combinations in which certain price and procedural requirements have been met. The transactions described in this Joint Proxy Statement/Prospectus were approved by more than a majority of the Disinterested Directors of First Midwest.

     The Heritage Articles require the affirmative vote of holders of 80% of the Heritage Voting Stock (the "Heritage Vote Requirement"), with respect to certain corporate actions, including (a) a merger or consolidation; (b) the transfer of substantially all of Heritage's assets; (c) a share exchange; or (d) the dissolution or liquidation of Heritage. The Heritage Vote Requirement does not apply if such corporate action is approved by two-thirds of the members of the Heritage Board. The transactions described in this Joint Proxy Statement/Prospectus were approved by more than two-thirds of the members of the Heritage Board.

 EVALUATION OF PROPOSED OFFER

     Under the Certificate, in connection with the exercise of its judgment in determining what is in the best interests of First Midwest and its Stockholders when evaluating a proposal, by another person to make a tender or exchange offer for any equity security of First Midwest or any subsidiary, to merge or consolidate with First Midwest or any subsidiary or to purchase or otherwise acquire all or substantially all of the assets of First Midwest or any subsidiary, the First Midwest Board shall,

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

in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant: (a) the social and economic effects of the transaction on First Midwest and its subsidiaries, the employees, depositors, loan and other customers and creditors of First Midwest and its subsidiaries and the other elements of the communities in which First Midwest and its subsidiaries operate or are located; (b) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon First Midwest and its subsidiaries and the other elements of the communities in which First Midwest and its subsidiaries operate or are located; and (c) the competence, experience and integrity of the acquiring person or persons and its or their management.

     The Heritage Articles provide that when evaluating an Acquisition Proposal (as defined below), the Heritage Board may consider: (a) the best interests of the Heritage Shareholders; and (b) such other factors as the Heritage Board determines to be relevant, including, among other factors, the effects, including, without limitation, the social, legal and economic effects, of any action upon employees, suppliers, customers and business of Heritage, communities in which offices or other establishments of Heritage are located and all other pertinent factors. An "Acquisition Proposal" means any proposal of any person (a) for a tender offer or exchange offer for any equity security of Heritage, (b) to merge or consolidate Heritage with or into another corporation or (c) to purchase or otherwise acquire all or substantially all of the properties and assets of Heritage.

DELAWARE AND ILLINOIS LAW AFFECTING BUSINESS COMBINATIONS

     The DGCL prohibits First Midwest from engaging in a business combination (as defined by the DGCL) with an Interested Stockholder (a person who owns, directly or indirectly, 15% or more of First Midwest's voting stock) for a three year period from the date (the "Acquisition Date") the person became an Interested Stockholder unless: (a) prior to the Acquisition Date, the First Midwest Board approved the business combination or the transaction which resulted in the Stockholder becoming an Interested Stockholder; (b) upon consummation of the transaction in which the Stockholder becomes an Interested Stockholder, the Stockholder owns at least 85% of First Midwest's voting stock (that is, a non-interested Stockholder must acquire at least 85% of the voting stock in one transaction), excluding stock held by officers and directors and employee stock plans in which participants do not have the right to determine confidentially whether shares held by the plan will be tendered in an exchange offer or a tender offer; or (c) on or after the Acquisition Date, the business combination is approved: (i) by the First Midwest Board, and (ii) by the First Midwest Stockholders, at a meeting duly called, provided that Stockholders owning at least two-thirds of the First Midwest voting stock approve the business combination. When determining whether the two-thirds vote requirement has been satisfied, voting stock held by the Interested Stockholder is not included.

     The IBCA provides that certain business combinations (as defined therein) with an Interested Shareholder (a Shareholder owning 15% or more of the outstanding voting shares of Heritage) require the approval of the holders of at least 80% of the Heritage Voting Stock and a majority of the shares of Heritage Common Stock other than those held by the Interested Shareholder and its

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

affiliates. The higher voting requirements of this provision are not applicable to a business combination with an Interested Shareholder if either two-thirds of the disinterested directors (as defined in the IBCA) approve the business combination or certain fair price and procedural requirements are met.

 DIRECTORS

     As provided in the Certificate, the First Midwest Board consists of 11 directors, divided into three classes. Directors serve for terms of three years, staggered by class with each class being substantially equal in size. The classification of the First Midwest Board decreases the number of directors that could otherwise be elected annually by anyone who obtains a controlling interest in First Midwest Common Stock and thereby could impede a change in control of First Midwest.

     A director of First Midwest may be removed only for cause upon the vote of persons owning 67% of First Midwest's Voting Stock. Since there is no controlling definition of "cause," the resolution of any dispute as to what constitutes "cause" may become a matter for the courts to resolve.

     Under the Heritage Articles, Heritage's Board is divided into three Classes with directors serving three year terms, staggered by class. A director of Heritage may be removed only for "cause" upon the vote of persons owning 80% of the Heritage Voting Stock.

LIABILITY OF DIRECTORS; INDEMNIFICATION.

     The Certificate provides that a director or officer shall be indemnified by First Midwest to the fullest extent authorized by the DGCL. Under the DGCL, First Midwest may indemnify any person who was or is a party to an action (other than an action by or in the right of First Midwest) against all expenses, liability and loss reasonably incurred or suffered by such person in connection with his activities as a director or officer of First Midwest or as a director or officer of another company, if the director or officer held such position at the request of First Midwest. The DGCL requires that such director, officer, employee or agent, in order to be indemnified, must have acted in good faith and in a manner reasonably believed to be not opposed to the best interests of First Midwest, and, with respect to any criminal action or proceeding, did not have reasonable cause to believe his conduct would be unlawful. The DGCL permits First Midwest to indemnify a person against expenses incurred in connection with the defense or settlement of any action by or in the right of First Midwest if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of First Midwest. However, if a person is judged liable to First Midwest, indemnification is only permitted to the extent the court deems proper.

     The Certificate and the DGCL also provide that the indemnification provisions are not exclusive of any other right which a person seeking indemnification may have or later acquire under any statute, provision of the Certificate, Bylaws, agreement, vote of Stockholders or disinterested directors or otherwise.

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

     In addition, the Certificate and the DGCL provide that First Midwest may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of First Midwest or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether First Midwest has the power to indemnify such person against such expense, liability or loss under the DGCL.

     The Heritage Bylaws contain substantially similar indemnification provisions as permitted by the IBCA.

     First Midwest currently provides its directors and certain of its officers with explicit indemnification agreements as allowed by its Certificate and Bylaws and maintains insurance on behalf of its directors and officers.

     Heritage provides similar agreements to its directors and certain of its officers and maintains insurance coverage on behalf of its directors and officers.

     The Certificate, as permitted by the DGCL, provides that directors of First Midwest shall not be liable to First Midwest or its Stockholders for monetary damages for breaches of their fiduciary duties, except to the extent that such a limitation of liability contravenes the DGCL. These provisions eliminate the personal liability of directors of First Midwest in their capacity as directors (but not in their capacity as officers) to First Midwest and its Stockholders for breaches of their fiduciary duties to the full extent permitted by the DGCL.

     The Heritage Articles contain a substantially similar provision limiting the personal liability of Heritage's directors as permitted by the IBCA.

DISSENTERS' APPRAISAL RIGHTS

     Under Section 262 of the DGCL, stockholders of a corporation who dissent from a merger or consolidation of the corporation in the manner provided by the DGCL are entitled to receive payment of the fair value of their stock, as determined by the Delaware Court of Chancery. Generally speaking, such right is not available to stockholders of a corporation involved in a merger or consolidation if the shares of the corporation are listed on a national exchange, quoted on the Nasdaq Stock Market or held of record by more than 2,000 stockholders. Such stockholders will have appraisal rights, however, if they are required to accept in the merger or consolidation anything other than: (i) stock of the surviving corporation; (ii) shares of stock of a corporation that will be listed on a national exchange, traded on the Nasdaq Stock Market or held of record by more than 2,000 stockholders; and (iii) cash for fractional shares. Shares of First Midwest Common Stock are traded on the Nasdaq Stock Market. In addition, the Common Stock of First Midwest is held by more than 2,000 Stockholders. Under the DGCL, stockholders do not have dissenters' appraisal rights with respect to any transaction involving the sale, lease or exchange of all or substantially all of the assets of the corporation.

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

     The holders of the Common Stock of First Midwest do not have dissenters' appraisal rights in connection with the Merger because Heritage is merging with Acquisition Corp. First Midwest is not a participant in the Merger and, under the DGCL, no dissenters' appraisal rights are available.

     The IBCA provides that Heritage Shareholders have dissenters' appraisal rights with respect to mergers, consolidations and share exchanges in which Heritage is a party if Shareholder authorization is required under the IBCA or the Articles. Heritage Shareholders also have dissenters' appraisal rights with respect to a sale, lease or exchange of all or substantially all of Heritage's assets and amendments to its Articles if such amendments alter or abolish certain rights. See also "THE MERGER -- DISSENTERS' APPRAISAL RIGHTS."

ADVANCE NOTICE OF STOCKHOLDER PROPOSALS AND NOMINATIONS

     The Certificate provides that at any meeting of Stockholders of First Midwest, proposals by Stockholders and nominations by Stockholders of persons to serve as directors will be considered only if advance notice thereof has been timely given by a Stockholder of record. Notice of any proposal to be presented or the nomination of any person to serve as a director of First Midwest must be delivered to First Midwest not less than 120 nor more than 180 days prior to the date of the meeting (the "Notice"). If the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 130 days prior to the date of the meeting, such Notice must be given not more than ten days after such date is first so announced or disclosed.

     Any Stockholder of First Midwest submitting a proposal must deliver the text of the proposal and a brief written statement of the reasons why such Stockholder favors the proposal and setting forth such Stockholder's name and address, the number and class of all shares of each class of stock of First Midwest beneficially owned by such Stockholder and any material interest of such Stockholder in the proposal (other than as a Stockholder). Any Stockholder submitting a nomination must deliver with the Notice a statement in writing setting forth: (a) the name of the person to be nominated; (b) the number and class of all shares of each class of stock of First Midwest beneficially owned by such person: (c) such other information as would be required to be disclosed by the Commission for a person seeking to be elected to serve as a director of First Midwest; (d) such person's signed consent to serve as a director of First Midwest, if elected; (e) the nominating Stockholder's name and address; and (f) the number and class of all shares of each class of stock of First Midwest beneficially owned by the nominating Stockholder. The person presiding at the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall determine whether such Notice has been duly given and shall direct that proposals and nominees not be considered if such Notice has not been given.

     Under the Articles of Heritage, any Heritage Shareholder may nominate one or more persons for election as directors at a meeting only if written notice of the Heritage Shareholder's intent to make such nomination or nominations has been given to Heritage not later than (i) with respect to an election to be held at an annual meeting, ninety days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting, the close of business on the seventh day following the date on which notice of such meeting is first given to Shareholders. Each such notice shall set forth: (a) the name and address of (i) the Shareholder who intends to make the nomination and (ii) the person or persons to be nominated; (b) a representation that the Shareholder is a record owner of shares of Heritage and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the Shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Shareholder; (d) such other information regarding each nominee proposed by the Shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission; and (e) the executed consent of each such nominee to serve as a director of Heritage if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure, or applicable law.

     There is no provision in the Heritage Articles or Bylaws which regulates the submission of proposals by Shareholders at a meeting of Shareholders.

ANTI-TAKEOVER EFFECT

     The Certificate and Bylaws contain a number of provisions which, when coupled with the Rights Plan and the DGCL provision relating to takeovers, may be deemed to have the effect of discouraging or delaying attempts to gain control of First Midwest.

     Furthermore, the Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given sixty days' prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to thirty additional days the period during which such a disapproval may be issued, or unless the acquisition is subject to Federal Reserve Board approval under the BHCA. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under
Section 12 of the Exchange Act, such as First Midwest, would, under the circumstances set forth in the presumption, constitute the acquisition of control.

     In addition, any company would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding shares of First Midwest Common Stock, or otherwise obtaining control over First Midwest. Under the BHCA, "control" generally means (i) the ownership or control of 25% or more of any class of voting securities of the bank holding company, (ii) the ability to elect a majority of the bank holding company's directors, or (iii) the ability otherwise to exercise a controlling influence over the management and policies of the bank holding company.

     In addition to the foregoing, in certain instances the ability of the First Midwest Board to issue authorized but theretofore unissued shares of First Midwest Common Stock or First Midwest Preferred Stock may have an anti-takeover effect.

     The existence of the foregoing provisions could (i) result in First Midwest being less attractive to a potential acquiror, or (ii) result in First Midwest Stockholders receiving less for their shares of First Midwest Common Stock than otherwise might be available in the event of a takeover attempt.

                        FIRST MIDWEST DIRECTOR ELECTION

ELECTION OF DIRECTORS

     At its regular meeting of November 21, 1997, the First Midwest Board was formally advised by Director Sister Norma Janssen, O.S.F., of her resignation, allowing her to dedicate a greater amount of time to her work within the health care industry. Director Janssen has served with distinction since 1993 and First Midwest thanks her for her advice, counsel and many contributions.

     As a result of the foregoing, on February 18, 1998, the First Midwest Board reduced the number of directors comprising the Board from twelve to eleven. The directors are divided into three Classes, approximately equal in number. Each year the Stockholders elect the members of a Class of directors for a term of three years. The Director Nominees named below have been nominated for election for a term to end at the Annual Meeting of Stockholders in the year 2001 or until their successors are elected. The First Midwest Board has no reason to believe that any of the Director Nominees will not be available for election. However, if any of the Director Nominees is not available for election, proxies may be voted for the election of other persons selected by the Nominating Committee of the First Midwest Board. Proxies cannot, however, be voted for a greater number of persons than the number of Director Nominees named. To be elected as a director, each Director Nominee must receive the favorable vote of a plurality of the shares present and entitled to vote at the First Midwest Meeting.

     As required by the Merger Agreement, three directors of Heritage (Richard
T. Wojcik, Jack Payan and John L. Sterling) will be appointed to the First Midwest Board following the consummation of the Merger (the "Heritage Directors"). Each Heritage Director will be appointed to serve for a term to end at the Annual Meeting of Stockholders in the year 2001 or until their successors are elected.

     Certain biographical information (including principal occupation or employment for the past five years) concerning each Director Nominee, Continuing Director and Heritage Director, as of the First Midwest Record Date, is set forth below:

Director Nominees To Serve Until The Year 2001

     C.D. OBERWORTMANN, 89 (DIRECTOR SINCE 1982). Mr. Oberwortmann is Chairman of the Board of First Midwest and is Chairman of First Midwest's Executive Committee.

     JOHN M. O'MEARA, 52 (DIRECTOR SINCE 1982). Mr. O'Meara is Executive Vice President and Chief Operating Officer of First Midwest. He is a member of First Midwest's Executive Committee and is the brother of Robert P. O'Meara.

     J. STEPHEN VANDERWOUDE, 54 (DIRECTOR SINCE 1991). Mr. Vanderwoude is Chairman and Chief Executive Officer of Madison River Telephone Company (telephone system acquiror and operator), Chapel Hill, North Carolina. From 1993 to 1995, he was President and Chief Executive Officer (retired, 1995) of Video Lottery Technologies, Inc. From 1989 to 1993, he was President of Centel Corporation; Centel Corporation was acquired by Sprint Corporation in 1993, at which time he became President of Sprint's Local Telecomm Division. He is a director of V-Band Corporation. Mr. Vanderwoude is a member of First Midwest's Compensation Committee.

Continuing Directors Serving Until The Year 1999

     ANDREW B. BARBER, 89 (DIRECTOR SINCE 1982). Mr. Barber is Vice Chairman of the Board of First Midwest and is a member of First Midwest's Executive Committee.

     VERNON A. BRUNNER, 57 (DIRECTOR SINCE 1997). Mr. Brunner is Executive Vice President-Marketing, Walgreen Co. (retail drug store chain), Deerfield, Illinois. Mr. Brunner is a member of First Midwest's Executive Committee.

     O. RALPH EDWARDS, 63 (DIRECTOR SINCE 1988). Mr. Edwards is Corporate Vice President-Human Resources (retired, 1992) of Abbott Laboratories (health care products manufacturer), Abbott Park, Illinois. Mr. Edwards is Chairman of First Midwest's Compensation Committee and is a member of its Nominating Committee.

     THOMAS M. GARVIN, 62 (DIRECTOR SINCE 1989). Mr. Garvin is Chairman and Chief Executive Officer of G.G. Products Company (food business acquiror), Oak Brook, Illinois. Prior to 1993, he was the President and Chief Executive Officer of the Keebler Company. He is a director of Corporate Renaissance Group, Inc. Mr. Garvin is a member of First Midwest's Executive and Audit Committees.

Continuing Directors Serving Until The Year 2000

     BRUCE S. CHELBERG, 63 (DIRECTOR SINCE 1989). Mr. Chelberg is Chairman and Chief Executive Officer of Whitman Corporation (diversified, multinational holding company), Rolling Meadows, Illinois. He is a director of Whitman Corporation, Snap-On Tools Corporation and Northfield Laboratories, Inc. Mr. Chelberg is Chairman of First Midwest's Nominating Committee and is a member of its Audit and Executive Committees.

     WILLIAM J. COWLIN, 67 (DIRECTOR SINCE 1997). Mr. Cowlin is Attorney and Counselor at Law of William J. Cowlin, LTD., Crystal Lake, Illinois. Prior to 1997, Mr. Cowlin was Chairman of the Board and Chief Executive Officer of SparBank which was acquired by First Midwest on October 1, 1997. Under the terms of the acquisition agreement between First Midwest and SparBank, Mr. Cowlin was appointed to serve as a director of First Midwest until the its Annual Meeting of Stockholders in the year 2000. In addition, this agreement requires that Mr. Cowlin (or such other nominee of Geraldine C. Cowlin, his spouse) will be nominated to serve as a director of First Midwest upon the expiration of his term in the year 2000 for a three year term expiring at the Annual Meeting of Stockholders in the year 2003.

     JOSEPH W. ENGLAND, 57 (DIRECTOR SINCE 1986). Mr. England is Senior Vice President of Deere & Company (mobile power equipment manufacturer), Moline, Illinois. Mr. England is Chairman of First Midwest's Audit Committee.

     ROBERT P. O'MEARA, 60 (DIRECTOR SINCE 1982). Mr. O'Meara is President and Chief Executive Officer of First Midwest. He is a member of First Midwest's Executive Committee and is the brother of John M. O'Meara.

Heritage Directors Serving Until The Year 2001

     RICHARD T. WOJCIK, 59. Mr. Wojcik is Chairman and Chief Executive Officer of Heritage. Mr. Wojcik has served as a director of Heritage since its inception in 1981.

     JACK PAYAN, 67. Mr. Payan is a senior executive of Payan, Alberts & Thompson, Ltd., an independent insurance agency. Mr. Payan has served as a director of Heritage since 1995.

     JOHN L. STERLING, 54. Mr. Sterling is the President and owner of Sterling Lumber Company. Mr. Sterling has served as a director of Heritage since its inception in 1981.

OPERATIONS OF THE FIRST MIDWEST BOARD

     First Midwest Board and Committee Meetings. The First Midwest Board has established Executive, Audit, Compensation and Nominating Committees, and may periodically establish other Committees as deemed advisable.

     The members of the Executive Committee are: C.D. Oberwortmann, Chairman; Andrew B. Barber; Vernon A. Brunner; Bruce S. Chelberg; Thomas M. Garvin; John
M. O'Meara; and Robert P. O'Meara. The function of this Committee is to exercise certain powers of the First Midwest Board, as defined by First Midwest's ByLaws, between First Midwest Board meetings. The Executive Committee met five times during 1997.

     The members of the Compensation Committee during 1997 were: O. Ralph Edwards, Chairman; Sister Norma Janssen until her resignation in November 1997, and subsequent to her resignation, J. Stephen Vanderwoude. The functions of this Committee are to determine and recommend to the First Midwest Board the compensation of First Midwest's directors and to review the propriety of First Midwest's compensation and benefits programs. The Compensation Committee met four times in 1997. As of the First Midwest Record Date, the members of the Compensation Committee were: O. Ralph Edwards, Chairman, and J. Stephen Vanderwoude.

     Audit Committee members during 1997 were: Joseph W. England, Chairman; Bruce S. Chelberg; Thomas M. Garvin; and J. Stephen Vanderwoude. In order to effect his appointment to the Compensation Committee, as discussed earlier, Mr. Vanderwoude resigned from the Audit Committee in 1997. The functions of this Committee are to: select and recommend the independent auditors to the First Midwest Board; review the plans for, and the findings from, the independent and internal audits; and review the results of the regulatory agency examinations of First Midwest. The Audit Committee met four times in 1997. As of the First Midwest Record Date, the members of the Audit Committee were: Joseph W. England, Chairman, Bruce S. Chelberg and Thomas M. Garvin.

     The members of the Nominating Committee are: Bruce S. Chelberg, Chairman; and O. Ralph Edwards. The functions of this Committee are to establish criteria for the nomination of directors and identify and recommend to the First Midwest Board candidates for director nomination. The Nominating Committee did not meet during 1997.

     The First Midwest Board held four meetings during 1997. Each Director attended at least 75% of the aggregate of the total number of meetings held by the First Midwest Board and the various Committees of the First Midwest Board on which he/she served.

     First Midwest Board Compensation. Non-employee members of the First Midwest Board are compensated by First Midwest through an annual $11,000 retainer, payable quarterly, and a $750 fee for each First Midwest Board meeting attended. Non-employee Chairpersons of First Midwest Board Committees receive an additional $1,500 annual retainer, payable quarterly. Non-employee Committee members, including the Chairperson, also receive a $750 fee for each Committee meeting attended. The median total compensation paid in 1997 to non-employee directors was $17,750. Employee members of the First Midwest Board (i.e., C. D. Oberwortmann, John M. O'Meara and Robert P. O'Meara) receive no First Midwest Board compensation.

     Deferred Compensation Plan for Non-employee Directors. The Deferred Compensation Plan for Non-employee Directors allows non-employee directors to defer receipt of either 50% or 100% of any director fees and retainers due such directors. The deferred director fees and retainers are payable at the director's election either as a lump sum or in installments over a period not to exceed ten years. Payments under this plan begin at the date specified by the director or upon cessation of service as a director.

     Non-Employee Directors' 1997 Stock Option Plan. During 1997, First Midwest's Board established the Non-Employee Directors' 1997 Stock Option Plan (the "Directors' Plan") to advance the interests of First Midwest and its Stockholders by augmenting First Midwest's traditional compensation program for non-employee directors with awards of non-qualified stock options. A maximum of 25,000 shares of Common Stock are available for the grant of options under the Directors' Plan.

     Under the Directors' Plan, each non-employee director receives an annual non-qualified stock option grant. In connection with the inception of the Directors' Plan, the grant date for 1997 was November 19, 1997. On that date, an option to purchase 850 shares of Common Stock at a price per share of $37.75 was granted to each of the non-employee directors. The value of each option granted to a non-employee director as of December 31, 1997 was $5,104.25 (which represents the difference between the closing price ($43.75) of the Common Stock on December 31, 1997, and the exercise price of the options).

     For 1998 and each year thereafter, the grant date will be the date of that year's first regularly scheduled meeting of the First Midwest Board. The number of shares covered by the option is determined by dividing the average cash compensation paid to non-employee directors during the immediately preceding calendar year by the fair market value of a share of First Midwest Common Stock on the grant date. The first regularly scheduled meeting for 1998 was held February 18, 1998 and on that date an option to purchase 455 shares of First Midwest Common Stock at a price of $40.6875 per share was granted to each non-employee director. In addition, for any individual who first becomes a non-employee director after the date of the first First Midwest Board meeting in 1998, the date such individual becomes a director shall be a grant date.

     The exercise price per share for all options under the Directors' Plan is 100% of the fair market value of a share of First Midwest Common Stock on the grant date. The exercise price may be paid in cash or by surrendering previously-acquired shares of First Midwest Common Stock, or a combination of both, having a combined value equal to the aggregate exercise price for the options being exercised. The options are not exercisable until the first anniversary of the grant date, subject to accelerated vesting in the event of death or disability, or a change in control of First Midwest. The option will remain exercisable until the tenth anniversary of the grant date unless the recipient ceases to be a director, in which case the option will expire on the third anniversary of the termination of the individual's Board membership (the first anniversary in the event of death).

     First Midwest Board Retirement Policy. The First Midwest Board Retirement Policy requires a director to resign upon attainment of age seventy or upon the occurrence of certain defined events. Directors Barber and Oberwortmann have been deemed by the First Midwest Board to be "founding directors" of First Midwest not subject to the retirement provisions until January 1, 1999, which date may be extended as the First Midwest Board deems appropriate.

     Retired directors may be considered for appointment as nonvoting "Emeritus Directors" upon the recommendation of the Nominating Committee. Emeritus Directors will be available for advice and counsel to First Midwest and will receive an annual $1,000 retainer, payable quarterly. Robert E. Joyce is First Midwest's only Emeritus Director.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

     First Midwest's executive officers are elected annually by the First Midwest Board. Certain information regarding First Midwest's executive officers is set forth below.

                                                                                     Executive
Name (Age as of                                                                      Officer
First Midwest Record Date)       Position or Employment for Past Five Years          Since
-------------------------------  ------------------------------------------          -----
Clarence D. Oberwortmann (89)    Chairman of the Board                                1982
Andrew B. Barber (89)            Vice Chairman of the Board                           1982
Robert P. O'Meara (60)           President & Chief Executive Officer                  1982
John M. O'Meara (52)             Executive Vice President & Chief Operating Officer   1987
Donald J. Swistowicz (46)        Executive Vice President & Chief Financial Officer   1982

     Summary Compensation Table. The following table sets forth certain information with respect to annual and other compensation paid to First Midwest's chief executive officer and the other highest paid executive officers of First Midwest whose annual base salary and bonus for the last fiscal year exceeded $100,000:

                                                                                 Long-Term
                                                                                Compensation
                                                                                   Awards
                                                                                 Securities
Name and                          Fiscal            Annual     Compensation      Underlying         All Other
Principal Position                 Year            Salary $        Bonus         Options (#)     Compensation ($)
-----------------------          --------         ----------  --------------   --------------   ------------------
Robert P. O'Meara                  1997            $433,000      $131,449           9,453            $56,052
President & Chief                  1996             416,000       100,825          12,773             58,313
Executive Officer                  1995             400,000        91,071          13,861             55,907

John M. O'Meara                    1997             352,000       106,858           7,685             48,187
Executive Vice                     1996             338,000       106,921          10,378             53,130
President & Chief                  1995             325,000       123,996          11,263             45,433
Operating Officer

Donald J. Swistowicz               1997             172,000        45,304           3,219             21,638
Executive Vice President           1996             165,000        34,079           4,343             22,852
& Chief Financial and              1995             152,000        33,717           4,515             20,600
Accounting Officer

     NOTE "All Other Compensation" represents contributions by First Midwest to First Midwest's qualified and non-qualified defined contribution retirement plans.

Stock Option Grants in 1997

                                             Individual Grants
----------------------------------------------------------------------------------------------------------------
                             # of
                          Securities
                          Underlying      % of Total       Per
                            Options        Options        Share
                           Granted in     Granted to     Exercise                             Grant Date
Name                           1997       Employees      Price ($)       Exp. Date          Present Value ($)
----                   ----------------- ------------   -----------   --------------     -----------------------
Robert P. O'Meara             9,453          8.3%         $32.06      Feb. 19, 2007             $72,505
John M. O'Meara               7,685          6.8%         $32.06      Feb. 19, 2007              58,944
Donald J. Swistowicz          3,219          2.8%         $32.06      Feb. 19, 2007              24,690

  NOTES

  The "Grant Date Present Value," above, was determined using the so-called "Black-Scholes" option pricing model. The significant factors or assumptions incorporated into the Black-Scholes model in estimating the Grant Date Present Value were as follows:

     . An exercise price of each option of $32.06, which is equal to the fair market value of a share of First Midwest Common Stock on the date of grant, and an option term of ten years.

     . An interest rate of 6.3% that represents the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the expected life of the option.

     . Volatility of 18.1% calculated using monthly stock prices for a four-year period.

     . A dividend yield of 2.63%, reflecting a three-year average of dividends paid with respect to a share of First Midwest Common Stock.

     . A six year expected life of the option to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

  The ultimate value of the options will depend on the future market price of First Midwest Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an executive may realize upon the exercise of an option will depend on the excess of the market price of First Midwest Common Stock, on the date the option is exercised, over the exercise price of the option.

Aggregated Option Exercises in 1997 and Option Value Table as of December 31,
1997

                           Shares                       Number of Securities
                         Acquired                      Underlying Unexercised        Value of Unexercised In-the-
                            on          Value          Options at Dec. 31, 1997     Money Optins at Dec. 31, 1997
      Name               Exercise     Realized         Exercisable   Unexercisable     Exercisable  Unexercisable
---------------------  -----------  ------------      ----------------------------- -------------------------------
Robert P. O'Meara           N/A          N/A             115,371         29,156         $3,123,661     $541,282
John M. O'Meara             N/A          N/A              89,459         23,694          2,484,803      439,843
Donald J. Swistowicz        N/A          N/A              35,560          9,819            987,943      181,762

  NOTES "N/A" denotes that, since the inception of the First Midwest Bancorp, Inc. 1989 Omnibus Stock and Incentive Plan, no stock option exercises by the named executives have occurred. Additionally, options are considered "in-the-money" if the fair market value of the underlying First Midwest Common Stock exceeds the exercise price of the related stock option. For "in-the-money" options, the "Value of Unexercised In-the-Money Options at December 31, 1997" represents the difference between the closing price ($43.75) of the Common Stock on December 31, 1997 and the exercise price of the underlying options, multiplied by the number of applicable options. Since the inception of such Plan, no stock options have been repriced.

Defined Benefit or Actuarial Pension and Retirement Plans

                           CONSOLIDATED PENSION PLAN

     Average
     Final                                           Years of  Service
                          ------------------------------------------------------------------------
     Earnings               10            15           20          25          30            35
     --------             -------       -------      -------     -------     -------       -------
     $125,000            $10,139       $15,209      $20,278     $25,348     $30,418       $35,487
      150,000             12,589        18,884       25,178      31,473      37,768        44,062
      175,000             15,039        22,559       30,078      37,598      45,118        52,637
      200,000             17,489        26,234       34,978      43,723      52,468        61,212
      225,000             19,939        29,909       39,878      49,848      59,818        69,787

     The table above illustrates the amount of annual retirement income, computed on an actuarial basis using the "straight-life annuity method," provided by First Midwest's consolidated defined benefit pension plan at normal retirement age (65) in specified average earnings and service classifications. (Benefits are payable for life, or if spousal benefits are elected, a reduced amount is payable for the life of the employee and of the surviving spouse.)

     "Average Final Earnings" are determined substantially on the basis of the annual compensation included in the Summary Compensation Table, subject to the provisions of the Code limiting the amount of annual compensation which may be taken into account. (The limitation for 1997 was $160,000. For the five years prior to 1997, the limitations were as follows: 1996 -$150,000; 1995 - $150,000; 1994 - $150,000; 1993 - $235,840; and 1992 - $228,860.) The amounts shown in the pension table, above, are not offset by any available Social Security benefits. At December 31, 1997, the years of credited service for First Midwest's consolidated defined benefit pension plan for the individuals named in the Summary Compensation Table were as follows: Robert P. O'Meara - eighteen; John M. O'Meara - eighteen; and Donald J. Swistowicz - sixteen.

     Nonqualified Pension Plan. Because benefits from First Midwest's consolidated defined benefit pension plan are subject to limitations under the Code, during 1989 the First Midwest Board authorized the establishment of a nonqualified pension plan (the "nonqualified plan"). The nonqualified plan provides for additional pension payments from the general assets of First Midwest of amounts which would have been paid to participants under the actuarially-based pension formula of First Midwest's consolidated defined benefit pension plan absent the compensation limitations of the Code. In order to reduce the administrative burden associated with the maintenance of a nonqualified plan, the First Midwest Board approved the crediting as deferred compensation, to all employees participating in the nonqualified plan, of the present value of the nonqualified vested pension benefits accrued during the year. Amounts credited in 1997 as deferred compensation for 1997 service to the executives listed in the Summary Compensation Table were as follows: Robert P. O'Meara -$70,807; John M. O'Meara - $38,066; and Donald J. Swistowicz - $6,328.

     Executive Employment Agreements. In order to advance the interests of First Midwest by enabling First Midwest to attract and retain the services of key executives upon which the successful operations of First Midwest are largely dependent, in 1990 the First Midwest Board authorized the Compensation Committee to tender Employment/Change in Control Agreements to such key executives (the "Agreements"). The Compensation Committee has determined that the following executives are eligible for such Agreements: Class I Agreements -- Robert P. O'Meara and John M. O'Meara; Class II Agreements -- Donald J. Swistowicz and thirteen other senior executives of First Midwest's subsidiaries; and Class III Agreements -- twenty-four other senior executives of First Midwest or its subsidiaries.

     The Agreements are for a base term of two years for Classes I and II and one year for Class III Agreements and automatically renew unless ninety days notice of non-renewal is provided to the other party. If an executive's employment is terminated prior to the expiration of the Agreement or by the providing of notice of non-renewal, or if the executive is constructively discharged (for example, as a result of a material reduction in responsibilities or compensation, or other material breach of the Agreement by First Midwest), the executive is entitled to a severance benefit of: twelve months base pay for Class I executives and six months base pay for Class II and III executives; a pro rata short-term bonus award; and a limited amount of health care and outplacement counseling benefits. If the executive remains unemployed at the end of such time periods, an additional amount of limited benefits may be provided at the discretion of First Midwest.

     Upon a change in control, as defined, the term of each of the Agreements is extended three, two and one year(s) for Class I, II and III executives, respectively, from the date of the change in control. An executive who is terminated or constructively discharged after a change in control is entitled to a lump sum payment of the aggregate value (three, two and one time(s) such value for Classes I, II and III, respectively) of the following benefits: severance pay (base salary and short-term bonus awards); perquisites to which the executive was entitled on the date of the change in control; a limited amount of group health care benefits; contributions for benefits expected to be made to First Midwest's tax-qualified and nonqualified retirement plans; and a limited amount of outplacement counseling.

     Supplemental compensation will also be provided to mitigate the effects of any excise taxes applicable to executive employment payments. Each executive is subject to a confidentiality agreement, and if the executive voluntarily terminates employment prior to a change in control, the executive will be subject to noncompetition and nonsolicitation agreements.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     General. The Compensation Committee (the "Committee") believes that First Midwest's compensation strategy reflects the following: compensation should focus executives on achieving performance objectives that enhance Stockholder value; compensation should motivate executives, both individually and collectively, to take actions that support the attainment of First Midwest's mission and long and short-term objectives; and compensation should enable First Midwest to attract and retain individuals who are in a position to contribute materially to First Midwest's growth, development and financial success.

     Executive compensation consists of three primary, variable elements: a base salary; a potential cash bonus award under First Midwest's Short-Term Incentive Plan; and a potential stock option or other award under First Midwest's 1989 Omnibus Stock and Incentive Plan. In determining the appropriate mix among these elements, the Committee considers the results of compensation comparisons performed by First Midwest itself, First Midwest's independent compensation consultant, Hewitt Associates, and various industry associations. Additionally, the specific factors considered by the Committee in establishing executive compensation under each of these elements are discussed below.

     Base Salary. Executive base salaries are reviewed annually by the Committee and presented to the full Board for approval; executives who are members of the First Midwest Board do not participate in the approval process. Executive base salaries are typically targeted at the competitive median for services performed in similar capacities in similarly-sized financial institutions, adjusted primarily for individual performance and also for other factors, such as experience, responsibility and internal equity. Based upon the foregoing, the annual base salaries of Robert P. O'Meara, John M. O'Meara and Donald J. Swistowicz were fixed for 1997 as disclosed in the Summary Compensation Table.

     First Midwest Bancorp, Inc. Short-Term Incentive Plan. The First Midwest Bancorp, Inc. Short-Term Incentive Plan (the "Incentive Plan"), established in 1989, is an integral element of the compensation mix because the Incentive Plan specifically aligns the short-term performance goals of First Midwest and its subsidiaries with the goals of the individual employees responsible for achieving such goals. Approximately 279 employees were designated Incentive Plan participants during 1997. Such employees are placed into one of eight participant categories based upon salary grade. Target awards are expressed as a percentage of base salary and range from 5% to 25%, depending upon participant category. (The 1997 target award for Robert P. O'Meara and John M. O'Meara was 25% each, while the target award for Donald J. Swistowicz was 20%.) Based upon the level of attainment of predetermined annual corporate performance goals as well as predetermined individual performance goals, an award ranging between 0% to 150% of the target can be earned. Based upon the foregoing criteria, Robert
P. O'Meara, John M. O'Meara and Donald J. Swistowicz earned the Incentive Plan cash bonus awards for 1997 as disclosed in the Summary Compensation Table.

     First Midwest Bancorp, Inc. 1989 Omnibus Stock and Incentive Plan. The First Midwest Bancorp, Inc. 1989 Omnibus Stock and Incentive Plan (the "Omnibus Plan") allows the granting of both incentive and nonstatutory stock options, stock appreciation rights, restricted stock, performance units and performance shares. To date, only nonstatutory stock options have been awarded. The Omnibus Plan is administered by the Committee, and participants in the Omnibus Plan are selected from those employees who are in a position to contribute materially to First Midwest's long-term growth, development and financial success. Approximately sixty-five employees were Omnibus Plan participants during 1997. The exercise price of each stock option reflects the fair market value of a share of First Midwest Common Stock on the date of grant. By featuring a long-term vesting schedule, the Committee seeks to motivate Omnibus Plan participants to enhance the long-term performance of First Midwest

     The number of options awarded a participant is determined by taking a Committee-established percentage of that participant's base salary and dividing that amount by the fair market value of a share of First Midwest Common Stock on the date of grant. (The percentage of base salary utilized in 1997 for Robert
P. O'Meara and John M. O'Meara was 70% while that for Donald J. Swistowicz was 60%.) Such number of options, however, may be reduced through application of a multiplier of 0% or 50% to reflect the Committee's assessment of a participant's individual performance. Based upon the foregoing criteria, Robert P. O'Meara, John M. O'Meara and Donald J. Swistowicz earned the Omnibus Plan stock option awards as disclosed in the Summary Compensation Table.

     Chief Executive Officer Compensation. Each element of Robert P. O'Meara's compensation is determined on the same basis, as previously described in this report, as the compensation of the other two named executives. Accordingly: his base salary was fixed for 1997 as disclosed in the Summary Compensation Table; his Incentive Plan cash bonus award for 1997 reflected First Midwest's substantial attainment of the predetermined annual performance goals previously described; and his 1997 stock option award under the Omnibus Plan reflected utilization of the Committee-established percentage of his base salary with no reduction based upon his performance.

     Deductibility of Executive Compensation. The Committee does not believe that the limitations on the deductibility of executive compensation imposed by
Section 162(m) of the Code will affect the deductibility of compensation expected to be paid under First Midwest's existing plans and programs during 1998. The Committee will continue to evaluate any impact which Section 162(m) may have and take such actions as it deems appropriate.

     Responsibility for Report on Executive Compensation. This Compensation Committee Report on Executive Compensation was prepared by the Committee, whose members during 1997 were: O. Ralph Edwards, Chairman; Sister Norma Janssen, until her resignation in November, 1997; and subsequent to her resignation, J. Stephen Vanderwoude.

     The Committee's Report on Executive Compensation and the following Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Joint Proxy Statement/Prospectus into any filing under the Securities Act or under the Exchange Act, except to the extent First Midwest specifically incorporates this information by reference, and shall not otherwise be deemed "filed" under such Acts.

STOCK PERFORMANCE GRAPH

     The graph below that follows, over a five-year period, the cumulative total return (defined as stock price appreciation and dividends) to Stockholders for First Midwest Common Stock against a broad-market total return equity index and a commonly-published industry total return equity index. The broad-market total return equity index utilized in this comparison is the Standard & Poor's 500 Stock Index (the "S & P 500"), which is a composite index of the equity performance of 500 representative companies within those industry groups deemed significant by Standard & Poor's. The published industry total return equity index utilized in the comparison is the Keefe, Bruyette &

Woods, Inc. KBW 50 Total Return Index (the "KBW 50 TR"), which is a composite index of the equity performance of fifty banking companies located throughout the United States which range in asset size from $11 billion to $323 billion and are of a median asset size of $36 billion.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG FIRST MIDWEST, THE S & P 500 INDEX & THE KBW 50 TR INDEX *


                             [GRAPH APPEARS HERE]

     ---------------------------------------------------------------------
                     1992        1993      1994     1995    1996     1997
     =====================================================================
      First Midwest   100         133       129      160     233      319
     ---------------------------------------------------------------------
      KBW 50 TR       100         106       100      160     227      332
     ---------------------------------------------------------------------
      S&P 500         100         110       112      153     189      252
     ---------------------------------------------------------------------



 * Assumes $100 invested on December 31, 1992 in First Midwest Common Stock, the S & P 500 and the KBW 50 TR and the reinvestment of all related dividends.

OWNERSHIP REPORTS

     Section 16 of the Exchange Act requires directors, certain officers and certain other owners to periodically file notices of changes in beneficial ownership of Common Stock with the Commission. To the best of First Midwest's knowledge, during 1997 all required filings were timely submitted.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     First Midwest, through certain of its subsidiaries, has made loans and had transactions with certain of its executive officers and directors. However, all such loans and transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

INDEPENDENT AUDITORS

     For 1997 and 1998, the First Midwest Board retained Ernst & Young LLP as First Midwest's independent auditors. First Midwest expects that representatives of Ernst & Young LLP will be present at the First Midwest Meeting, will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

     On August 21, 1996, upon the unanimous recommendation of the Audit Committee, the First Midwest Board engaged the accounting firm of Ernst & Young LLP as First Midwest's independent auditors for 1996, replacing KPMG Peat Marwick LLP. During First Midwest's two fiscal years prior to 1996 and any interim period subsequent to December 31, 1995 through August 21, 1996, there were no disagreements with KPMG Peat Marwick LLP on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, or any reportable events. KPMG Peat Marwick LLP's report on First Midwest's consolidated statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 1995, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

                                   OPINIONS

     Certain legal matters in connection with the Merger will be passed upon for Heritage by Barack Ferrazzano Kirschbaum Perlman & Nagelberg, 333 West Wacker Drive, Suite 2700, Chicago, Illinois 60606, and the Law Offices of Joel S. Corwin, Two First National Plaza, Suite 2200, Chicago, Illinois 60603, and for First Midwest by Hinshaw & Culbertson, 222 North LaSalle Street, Suite 300, Chicago, Illinois 60601-1081. Mr. Corwin or members of his immediate family are directly or indirectly the beneficial owners of approximately 33,000 shares of Heritage Common Stock.

                                    EXPERTS

     The consolidated financial statements of First Midwest at December 31, 1997 and 1996, and for each of the two years in the period ended December 31, 1997, included in First Midwest's Annual Report (Form 10-K) and incorporated by reference in this Joint Proxy Statement/Prospectus, which is referred to and made a part of this Joint Proxy Statement/Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of First Midwest for the year ended December 31, 1995 have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is incorporated by reference herein upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of SparBank as of December 31, 1996, and for each of the two years in the period ended December 31, 1996, have been incorporated in this Joint Proxy Statement/Prospectus by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, which report is incorporated by reference herein upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Heritage as of December 31, 1997 and for each of the years in the three-year period ended December 31, 1997 have been incorporated by reference herein in reliance upon the report of Arthur Andersen LLP, independent certified public accountants, which report is incorporated by reference herein upon the authority of such firm as experts in accounting and auditing.

     First Midwest expects that representatives of Ernst & Young LLP will be present at the First Midwest Meeting with the authority to make a statement if they desire to do so and will be able to respond to appropriate questions. Heritage expects that representatives of Arthur Andersen LLP will be present at the Heritage Meeting with the authority to make a statement if they desire to do so and will be able to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     If the Merger is effected, Shareholders of Heritage will become Stockholders of First Midwest at the Effective Time. First Midwest welcomes comments or suggestions from its Stockholders. First Midwest's 1999 Annual Meeting of Stockholders will be held on or about April ___, 1999 (or on such other date as may be fixed by the First Midwest Board), and for a Stockholder to bring a matter before the annual meeting, the Stockholder must submit such proposals by ____________, 1998. If a Stockholder desires to nominate any person for election as a director at the meeting, the Stockholder must give First Midwest notice of the nomination not fewer than 120 days nor more than 180 days prior to the anticipated meeting date and in accordance with the requirements of the Certificate.

                                                                      APPENDIX A



                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                         FIRST MIDWEST BANCORP, INC.,

                     FIRST MIDWEST ACQUISITION CORPORATION

                                      AND

                       HERITAGE FINANCIAL SERVICES, INC.



                               JANUARY 14, 1998

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into this 14th day of January, 1998, by and among FIRST MIDWEST BANCORP, INC., a Delaware corporation ("Acquiror"), HERITAGE FINANCIAL SERVICES, INC., an Illinois corporation ("Heritage"), and FIRST MIDWEST ACQUISITION CORPORATION, an Illinois corporation and a wholly-owned subsidiary of Acquiror ("Acquisition Corp").

                                    RECITALS

     A. The parties hereto desire to effect a reorganization whereby Acquiror desires to acquire control of Heritage through the merger (the "Merger") of Heritage with and into Acquisition Corp with Acquisition Corp being the surviving corporation (the "Surviving Corporation").

     B. Pursuant to the terms of this Agreement, each common share of Heritage, no par value per share ("Heritage Common Stock"), issued and outstanding at the time of the closing of the Merger (the "Closing") shall be converted into the right to receive the number of common shares of Acquiror, $0.01 par value per share ("Acquiror Common Stock"), as provided in Section 3.2, and each outstanding common share of Acquisition Corp shall be converted into and thereafter represent one common share of the Surviving Corporation, $0.01 par value per share.

     C. Pursuant to the terms of this Agreement, at the time of the Closing each then-outstanding right to acquire shares of Heritage Common Stock shall be converted into the right to acquire shares of Acquiror Common Stock.

     D. The parties desire to effect the Merger as a "pooling of interests" for accounting purposes and as a tax-free "reorganization" under Section 368 of the Code.

                                   AGREEMENTS

     In consideration of the foregoing premises and the mutual promises, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     SECTION 1.1    DEFINITIONS.  In addition to those terms defined throughout
                    -----------
this Agreement, the following terms, when used herein, shall have the following meanings.

          (a) "Affiliate" means with respect to:

              (i) a particular individual: (A) each other member of such individual's Family; (B) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (C) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity); and

              (ii) a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;
(B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Affiliate of any individual described in clause (B) or
(C) of this subsection (ii).

          (b) "Applicable Contract" means any Contract: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

          (c) "Bank" means Heritage Bank, an Illinois state bank with its main office located in Blue Island, Illinois, and a wholly-owned subsidiary of Heritage.

          (d) "Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to be received by such Person under this Agreement and the Contemplated Transactions.

          (e) "Breach" means with respect to a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement: (i) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision; or (ii) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

          (f) "Business Day" means any day except Saturday, Sunday and any day on which the Bank is authorized or required by law or other government action to close.

          (g) "Code" means the Internal Revenue Code of 1986, as amended.

          (h) "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including: (i) the merger of Heritage and Acquisition Corp; (ii) the performance by

Acquiror, Acquisition Corp and Heritage of their respective covenants and obligations under this Agreement; (iii) Acquiror's acquisition of control of Heritage and all of Heritage's Subsidiaries; (iv) Acquiror's issuance of registered shares of Acquiror Common Stock in exchange for shares of Heritage Common Stock; (v) the merger of the Bank, the Trust Bank and the Trust Company into Subsidiaries of the Acquiror following the Effective Time, as contemplated in Section 3.6; and (vi) approval by Acquiror's stockholders of an amendment to Acquiror's certificate of incorporation increasing the number of authorized shares of Acquiror Common Stock to not less than 60,000,000 shares.

          (i) "Contract" means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding.

          (j) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (k) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (l) "Family" means with respect to an individual:  (i) the individual;
(ii) the individual's spouse and former spouses; (iii) any other natural person who is related to the individual or the individual's spouse within the second degree; and (iv) any other natural person who resides with such individual.

          (m) "Heritage Stock Option Plan" means any of the Heritage Employee Benefit Plans under which Heritage grants options to purchase shares of Heritage Common Stock.

          (n) "Knowledge" with respect to:

              (i) an individual means that such person will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter; and

              (ii) a Person (other than an individual) means that such Person will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

          (o) "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

          (p) "Material Adverse Effect" with respect to a Person (other than an individual) means a material adverse effect on the consolidated financial condition, assets or business of such Person and its Subsidiaries, if any, provided, however, that with respect to a party to this Agreement, means, to the extent the effect is quantifiable, any Material Adverse Effect that would cause or would reasonably be likely to cause such party to reduce its consolidated stockholders' equity by more than

$3,000,000 in the case of Heritage and $8,400,000 in the case of First Midwest.

          (q) "Material Interest" means the direct or indirect beneficial ownership (as currently defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

          (r) "Merger" means the merger of Acquisition Corp and Heritage provided for in this Agreement.

          (s) "Order" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

          (t) "Ordinary Course of Business" shall include any action taken by a Person only if such action:

              (i) is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

              (ii) is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution or purchases or sales of loan pools; and

              (iii) is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

          (u) "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

          (v) "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

          (w) "Regulatory Authorities" means any federal, state or local governmental body, agency or authority which under applicable statutes and regulations: (i) has supervisory, judicial, administrative, police, taxing or other power or authority over Heritage or Acquiror or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith, including in any case, the Securities and Exchange Commission (the "SEC"), the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Office of the Commissioner of Banks and Real Estate of the State of Illinois (the "Commissioner").

          (x) "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

          (y)  "Securities Act" means the Securities Act of 1933, as amended.

          (z) "Subsidiary" means, with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests representing 10% or more of the power of that corporation's voting stock or other equity interests or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

          (aa) "Tax" means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

          (bb) "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

          (cc) "Threatened" means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

          (dd) "Trust Bank" means the First National Bank of Lockport, a national banking association with business limited to the operation of a trust department and an insurance agency business and activities incidental thereto, with its main office located in Monee, Illinois, and a wholly owned-subsidiary of Heritage.

          (ee) "Trust Company" means Heritage Trust Company, an Illinois trust company with its main office located in Tinley Park, Illinois, and a wholly-owned subsidiary of Heritage.

     SECTION 1.2  PRINCIPLES OF CONSTRUCTION.  (a)  In this Agreement, unless
                  --------------------------
otherwise stated or the context otherwise requires, the following uses apply:
(i) actions permitted under this Agreement may be taken at any time and from time to time in the actor's sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including," and the words "to," "until" and "ending on" (and the like) mean "to, but excluding"; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Blue Island, Illinois time; (vi) "including" means "including, but not limited to"; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; and (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions.

              (b) The Schedules of each of Heritage and Acquiror referred to in this Agreement shall consist of the information, agreements and other documentation described and referred to in this Agreement as being included in the Schedules with respect to such party, which Schedules were delivered by each of Heritage and Acquiror to the other not less than one calendar day before the date of this Agreement. Disclosure of any fact or item in any Schedule or Exhibit hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not an explicit cross-reference appears.

              (c) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States, consistently applied.

                                   ARTICLE 2

                                   THE MERGER

     SECTION 2.1  MANNER OF MERGER.  Upon the terms and subject to the
                  ----------------
conditions of this Agreement, at the Effective Time (as defined below), Heritage shall be merged with and into Acquisition Corp pursuant to the provisions of, and with the effect provided in, the Illinois Business Corporation Act of 1983, as amended (the "Illinois BCA"), and Acquisition Corp shall be the corporation resulting from such merger (the "Surviving Corporation"). As a result of the Merger, each share of Heritage Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined below), will be converted into the right to receive the number of shares of Acquiror Common Stock as provided in Section 3.2. Each right to acquire shares of Heritage Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to acquire shares of Acquiror Common Stock as provided in Section 6.12. The parties agree that they will cooperate and restructure the method of the Merger so as to prevent the recognition of the deferred inter-company tax liability relating to the purchase and assumption transaction consummated by the Bank and the Trust Bank, provided, however, that any such restructuring shall have no adverse effect on the consideration to be received pursuant to the terms of this Agreement by, or the tax effect on, holders of Heritage Common Stock.

     SECTION 2.2  EFFECT OF MERGER.  (a) At the Effective Time, Heritage shall
                  ----------------
be merged with and into Acquisition Corp and Acquisition Corp shall be the Surviving Corporation. Heritage and Acquisition Corp are sometimes referred to collectively herein as the "Merging Corporations."

              (b) Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, as of a public or a private nature, of each of the Merging Corporations, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to or due to each of the Merging Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in any of such corporations shall not revert or be in any way impaired by reason of the Merger. Upon the terms and subject to the conditions of this Agreement, the Surviving Corporation shall assume and thenceforth be responsible and liable for all the liabilities and obligations (including all obligations of indemnification, if any) of each of the Merging Corporations, and any claim existing or action or proceeding pending by or against any of the Merging Corporations may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither rights of creditors nor any liens upon the property of any of the Merging Corporations shall be impaired by the Merger.

     SECTION 2.3  ARTICLES OF INCORPORATION.  From and after the Effective
                  -------------------------
Time and until amended as provided by law, the articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Acquisition Corp as in effect immediately prior to the Effective Time.

     SECTION 2.4  BYLAWS.  From and after the Effective Time and until amended
                  ------
as provided by law, the bylaws of the Surviving Corporation shall be the bylaws of Acquisition Corp as in effect immediately prior to the Effective Time.

     SECTION 2.5  DIRECTORS AND OFFICERS.  The directors and officers of
                  ----------------------
Acquisition Corp immediately prior to the Effective Time shall serve as the directors and officers of the Surviving Corporation until their successors shall have been elected or appointed and shall have qualified in accordance with the Illinois BCA and the articles of incorporation and bylaws of the Surviving Corporation.

     SECTION 2.6  CLOSING.  (a) The closing of the Merger (the "Closing")
                  -------
shall occur at the offices of Hinshaw & Culbertson, at 222 N. LaSalle Street, Chicago, Illinois, on a date which is mutually acceptable to Acquiror and Heritage, but if they fail to agree, at 10:00 a.m. on the date which is 30 calendar days after the latest to occur of the receipt of all required approvals or consents of the Regulatory Authorities for the Contemplated Transactions, the expiration of all statutory waiting periods relating to such regulatory approvals and the receipt of the approvals of the shareholders of Heritage and the stockholders of Acquiror, or at such other time and place as Acquiror and Heritage may agree in writing (the "Closing Date"). Subject to the provisions of Article 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

              (b) The parties hereto agree to file on the Closing Date appropriate articles of merger, as contemplated by Section 11.25 of the Illinois BCA, with the Secretary of State of the State of Illinois. The Merger shall be effective upon the close of business on the day when a certificate of merger has been issued by the Secretary of State of the State of Illinois (the "Effective Time").

     SECTION 2.7  ACQUIROR'S DELIVERIES AT CLOSING.  At the Closing, Acquiror
                  --------------------------------
shall deliver the following items to Heritage:

              (a) evidence of the delivery by Acquiror or its agents to the Exchange Agent (as defined below) of:

                  (i) certificates representing the number of shares of Acquiror Common Stock to be issued in exchange for the shares of Heritage Common Stock pursuant to the terms of this Agreement; and

                  (ii) an aggregate amount of cash equal to the total fractional shares of Acquiror Common Stock which former holders of Heritage Common Stock would be entitled to receive;

              (b) a good standing certificate for Acquiror issued by each of the Secretary of State of the States of Delaware and Illinois, and dated in each case not more than ten Business Days prior to the Closing Date, as defined below;

              (c) a good standing certificate for Acquisition Corp issued by the Secretary of State of the State of Illinois, and dated not more than ten Business Days prior to the Closing Date;

              (d) a copy of the certificate of incorporation of Acquiror certified not more than ten Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

              (e) a copy of the articles of incorporation of Acquisition Corp certified not more that ten Business Days prior to the Closing Date by the Secretary of State of the State of Illinois;

              (f) a certificate of the Secretary or any Assistant Secretary of Acquiror dated the Closing Date certifying a copy of the bylaws of Acquiror;

              (g) copies of resolutions of the board of directors and stockholders of Acquiror authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of Acquiror;

              (h) a certificate of the Secretary or any Assistant Secretary of Acquisition Corp dated the Closing Date certifying a copy of the bylaws of Acquisition Corp;

              (i) a certificate executed by the President of Acquiror dated the Closing Date stating that: (i) all of the representations and warranties of Acquiror set forth in this Agreement are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date and giving full effect to any supplements that were delivered by Acquiror to Heritage prior to the Closing Date in accordance with Section 7.8; and (ii) Acquiror has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by Acquiror under the terms of this Agreement on or prior to the Closing Date;

              (j) a legal opinion of Acquiror's counsel dated the Closing Date to the effect set forth in Exhibit A attached hereto; and

              (k) such other documents as Heritage may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to Heritage and its counsel.

     SECTION 2.8  HERITAGE'S DELIVERIES AT CLOSING.  At the Closing, Heritage
                  --------------------------------
shall deliver the following items to Acquiror:

              (a) a good standing certificate for Heritage issued by the Secretary of State of the State of Illinois and dated not more than ten Business Days prior to the Closing Date;

              (b) a copy of the articles of incorporation of Heritage certified not more than ten

Business Days prior to the Closing Date by the Secretary of State of the State of Illinois;

              (c) a certificate of the Secretary or any Assistant Secretary of Heritage dated the Closing Date certifying a copy of the bylaws of Heritage;

              (d) copies of resolutions of the board of directors and shareholders of Heritage authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of Heritage;

              (e) a good standing certificate for the Bank issued by the Commissioner dated not more than ten Business Days prior to the Closing Date;

              (f) a copy of the charter of the Bank certified by the Commissioner not more than ten Business Days prior to the Closing Date;

              (g) a certificate of the Secretary of the Bank dated the Closing Date certifying a copy of the bylaws of the Bank and stating that there have been no further amendments to the charter of the Bank delivered pursuant to subsection (f) of this Section;

              (h) a good standing certificate for the Trust Company issued by the Secretary of State of the State of Illinois dated not more than ten Business Days prior to the Closing Date;

              (i) a copy of the articles of incorporation of the Trust Company certified by the Secretary of State of the State of Illinois not more than ten Business Days prior to the Closing Date;

              (j) a certificate of the Secretary of the Trust Company dated the Closing Date certifying a copy of the bylaws of the Trust Company and stating that there have been no further amendments to the articles of incorporation of the Trust Company delivered pursuant to subsection (i) of this Section;

              (k) a good standing certificate for the Trust Bank issued by the Office of the Comptroller of the Currency (the "OCC") dated not more than ten Business Days prior to the Closing Date;

              (l) a copy of the articles of association of the Trust Bank certified by the OCC not more than ten Business Days prior to the Closing Date;

              (m) a certificate of the Secretary of the Trust Bank dated the Closing Date certifying a copy of the bylaws of the Trust Bank and stating that there have been no further amendments to the articles of association of the Trust Bank delivered pursuant to subsection (l) of this Section;

              (n) a certificate executed by the President of Heritage stating that: (i) all of the representations and warranties of Heritage set forth in this Agreement are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct and as of such earlier date and giving full effect to any supplements that were delivered by Heritage to Acquiror prior to the Closing Date in accordance with Section 6.6; and (ii) Heritage has performed and complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date;

              (o) a list of Heritage's shareholders as of three Business Days prior to the Closing Date certified by the Secretary or any Assistant Secretary of Heritage;

              (p) a legal opinion of Heritage's counsel dated the Closing Date and to the effect set forth in Exhibit B; and

              (q) such other documents as Acquiror may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to Acquiror and its counsel.

                                   ARTICLE 3

                      TREATMENT OF AND PAYMENT FOR SHARES

     SECTION 3.1  TREATMENT OF ACQUISITION CORP STOCK.  Each common share, $.01
                  -----------------------------------
par value per share, of Acquisition Corp issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding at the Effective Time, shall be unaffected by the Merger and shall thereafter represent all of the issued and outstanding stock of the Surviving Corporation.

     SECTION 3.2  TREATMENT OF HERITAGE COMMON STOCK.  The conversion of each
                  ----------------------------------
issued and outstanding share of Heritage Common Stock into the right to receive Acquiror Common Stock shall be governed by the provisions of this Section, and the replacement of each outstanding right to acquire shares of Heritage Common Stock with the right to acquire shares of Acquiror Common Stock shall be governed by the provisions of Section 6.12.

              (a) Each share of Heritage Common Stock which is issued and outstanding immediately prior to the Effective Time (other than shares of Heritage Common Stock held in the treasury of Heritage or held by Acquiror, which shares shall be cancelled, and shares held by persons seeking appraisal rights under the provisions of Sections 11.65 and 11.70 of the Illinois BCA) shall be converted into and represent the right to receive 0.7695 shares of Acquiror Common Stock (the "Exchange Ratio"). Pursuant to the First Midwest Shareholder Rights Plan, which was adopted on February 15, 1989, and amended on November 15, 1995 and June 18, 1997 (the "Rights Plan"), each share of Acquiror Common Stock issued pursuant to this Section 3.2(a) shall be accompanied by a Right (as defined in the Rights Plan).

              (b) Heritage shall not be obligated to consummate the Merger when both of the following conditions exist:

                  (i) the Acquiror Common Stock Price Per Share (as defined below) is less than $33.90 (the "Lower Limit"); and

                  (ii) the percentage determined by dividing the Acquiror Common Stock Price Per Share by $42.37 (the "Acquiror Base Price Per Share") is more than 20 percentage points less than the percentage determined by dividing the Aggregate Price Per Share of the Comparison Stocks (as defined below) for each of the ten trading days immediately preceding the fifth trading day prior to the Closing Date (the "Pricing Period") by the Aggregate Price Per Share of the Comparison Stocks as of the date of this Agreement ("Comparison Stocks Base Price Per Share").

              (c) The "Acquiror Common Stock Price Per Share" shall be the dollar amount equal to the volume weighted average price of all transactions for Acquiror Common Stock as reported on the Nasdaq Stock Market for the Pricing Period. The "Aggregate Price Per Share of the Comparison Stocks" means the weighted average of the closing prices of all of the Comparison Stocks as reported in the Wall Street Journal (or an equivalent source) for each day in question.

              (d) The "Comparison Stocks" mean the most widely held class of common stock of each of the following corporations listed below, the common stock of which is publicly traded and as to which there shall not have been, between the date of this Agreement and the end of the Pricing Period, a publicly announced proposed merger, acquisition or business combination of such corporation or a tender offer, exchange offer or other transaction involving the acquisition of such corporation or the publicly announced proposed merger, acquisition or business combination by such corporation involving the acquisition of another company or companies in transactions with an aggregate value exceeding 20% of the acquiring corporation's market capitalization as of the date of this Agreement. In the event that common stock of any such corporation ceases to be publicly traded or any such announcement is made, as described above, with respect to any such corporation, such corporation shall be removed from the Comparison Stocks, and the weights (which have been determined based on the publicly reported number of outstanding shares of common stock on the date of this Agreement) redistributed proportionately for purposes of determining the Aggregate Price Per Share of the Comparison Stocks as of the date of this Agreement and during the Pricing Period. Further, if any of the corporations comprising the Comparison Stocks declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange or shares or similar transaction between the date of the Agreement and the end of the Pricing Period, the price for the common stock of such corporation shall be appropriately adjusted for the purposes of applying this Section 3.2(d).

              CORPORATION                     WEIGHTING (%)
              -----------                     -------------

              First Citizens BancShares              6.58
              UMB Financial Corp.                    5.33
              Old National Bancorp                   6.36
              Valley National Bancorp                7.71
              Cullen/Frost Bankers Inc.              6.16
              One Valley Bancorp Inc.                5.05
              Citizens Banking Corp.                 4.28
              Fulton Financial Corp.                 6.36
              Whitney Holding Corp.                  5.61
              BancorpSouth Inc.                      4.88
              Commerce Bancorp Inc.                  3.59
              AMCORE Financial Inc.                  3.26
              Banknorth Group Inc.                   2.37
              First Commonwealth Financial           3.23
              United Bankshares Inc.                 3.52
              F&M National Corp.                     3.31
              Hancock Holding Co.                    3.28
              TrustCo Bank Corp. of NY               3.19
              Park National Corp.                    4.41
              Corus Bankshares Inc.                  2.96
              Mid Am Inc.                            3.32
              Firstbank of Illinois Co.              2.87
              Chittenden Corp.                       2.37


              (e) If the conditions set forth in Section 3.2(b) exist, Heritage may, at its sole option: (i) terminate this Agreement; (ii) renegotiate with Acquiror over the payment terms described herein; or (iii) proceed with the Merger pursuant to the terms of this Agreement. If Heritage elects to exercise this termination right, it will give prompt written notice to Acquiror as of the close of business on the second Business Day after the end of the Pricing Period.

              (f) After the Effective Time, no holder of Heritage Common Stock which is issued and outstanding immediately prior to the Effective Time will have any rights in respect of such Heritage Common Stock except to receive shares of Acquiror Common Stock for the shares of Heritage Common Stock converted as provided in this Section, or to receive payment for such shares of Heritage Common Stock in the manner and to the extent provided in Sections 11.65 and 11.70 of the Illinois BCA.

     SECTION 3.3  ADJUSTMENTS. The Exchange Ratio and related amounts and
                  -----------
related computations described in Section 3.2 shall be adjusted in the manner provided in this Section upon the occurrence of any of the following events:

              (a) If Acquiror declares a stock dividend, stock split or other general distribution of Acquiror Common Stock to holders of Acquiror Common Stock and the ex-dividend or ex-distribution date for such stock dividend, stock split or distribution occurs after the date of this Agreement or at any time through and including the last day of the Pricing Period, then the Lower Limit, Acquiror Base Price Per Share and, if necessary, the Acquiror Stock Price Per Share, shall be adjusted by multiplying them by that ratio (i) the numerator of which shall be the total number of shares of Acquiror Common Stock outstanding immediately prior to such dividend, split, or distribution, and (ii) the denominator of which shall be the total number of shares of Acquiror Common Stock outstanding immediately after such dividend, split or distribution.

              (b) If Acquiror declares a stock dividend, stock split or other general distribution of Acquiror Common Stock to holders of Acquiror Common Stock and the ex-dividend or ex-distribution date for such stock dividend, stock split or distribution occurs at any time after the date of this Agreement and prior to the Closing, then the Exchange Ratio shall be adjusted by multiplying them by that ratio (i) the numerator of which shall be the total number of shares of Acquiror Common Stock outstanding immediately after such dividend, split or distribution, and (ii) the denominator of which shall be the total number of shares of Acquiror Common Stock outstanding immediately prior to such dividend, split, or distribution.

              (c) Acquiror and Heritage agree not to convene the Closing at any time which would result in there being an ex-dividend or ex-distribution date for any transaction described in Section 3.3(a) during the Pricing Period.

              (d) If prior to the last day of the Pricing Period there occurs with respect to one or more of the Comparison Stocks any stock dividend, stock split, distribution of stock with respect to stock or similar transactions changing the number and value of issued and outstanding shares of that stock, then an adjustment shall be made to the price of that Comparison Stock that was used in computing the Comparison Stocks Base Price Per Share in the manner of the adjustment described in Section 3.3(a) (unless such transaction results in excluding that Comparison Stock from the definition of "Comparison Stocks").

              (e) Notwithstanding the foregoing subsections of this Section 3.3, no adjustment shall be made to the Exchange Ratio, the Lower Limit or the Acquiror Base Price Per Share in the event of the issuance of additional shares of Acquiror Common Stock pursuant to the grant or sale of shares to, or for the account of, employees of Acquiror pursuant to Acquiror's (i) stock option, (ii) qualified and non-qualified retirement and (iii) dividend reinvestment plans.

              (f) Notwithstanding the other provisions of this Section 3.3, no adjustment shall be made to the Exchange Ratio, the Lower Limit or the Acquiror Base Price Per Share in the event of the issuance of additional shares of Acquiror Common Stock or other securities pursuant to a public offering, private placement, or an acquisition of one or more banks, corporations, or business assets for consideration which the Board of Directors, or a duly authorized committee of the Board of Directors, of Acquiror in its reasonable business judgment determines to be fair and reasonable.

              (g) Subject only to making any adjustment to the Exchange Ratio and related computations prescribed by this Section 3.3, nothing contained in this Agreement is intended to preclude Acquiror from amending its restated certificate of incorporation to change its capital structure or from issuing additional shares of Acquiror Common Stock, preferred stock, shares of other capital stock or securities which are convertible into shares of capital stock.

              (h) In the event that the number of shares of Heritage Common Stock outstanding is greater than 12,090,402 for any reason whatsoever (whether such increase constitutes a breach of this Agreement), other than as a result of the exercise of Heritage Stock Options identified in Section 6.12, then the Exchange Ratio shall be adjusted to that ratio determined by multiplying the Exchange Ratio by a fraction (i) the numerator of which shall be 12,090,402 (the total number of shares of Heritage Common Stock outstanding as of the date of this Agreement), and (ii) the denominator of which shall be the total number of shares of Heritage Common Stock outstanding as of the Effective Time of the Merger, excluding not more than 548,336 shares, if any, issued after the date of this Agreement upon exercise of Heritage Stock Options identified in Section 6.12.

     SECTION 3.4  STEPS OF TRANSACTION.
                  --------------------

              (a) No later than ten Business Days after the date of the special and/or annual meeting of shareholders (the "Meeting Date") to be held pursuant to Section 6.10 (the "Heritage Special Meeting"), Acquiror shall mail or cause to be mailed to each then current holder of record of a certificate or certificates representing outstanding shares of Heritage Common Stock (the "Certificates") transmittal materials for use in surrendering such Certificates in exchange for certificates representing shares of Acquiror Common Stock (the Certificates with all properly completed transmittal materials, collectively referred to as the "Transmittal Materials"). The instructions for completion of the Transmittal Materials shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or a lost certificate affidavit and/or indemnity bond in a form or forms reasonably acceptable to Acquiror). Pursuant to the terms of an exchange agent agreement in the form of Exhibit C, the parties hereto agree to appoint American Securities Transfer & Trust, Inc., Lakewood, Colorado, as exchange agent (the "Exchange Agent"), for the parties to effect the surrender of the Certificates in exchange for Acquiror Common Stock. Acquiror shall use all reasonable efforts to mail or cause to be mailed the appropriate transmittal materials to all persons who become holders of Heritage Common Stock subsequent to the Meeting Date and no later than the close of business on the Business Day which is ten Business Days prior to the Closing Date.

              (b) The Exchange Agent may, in the exercise of its reasonable discretion, disregard any defects in Transmittal Materials submitted to it that it determines are immaterial. Acquiror shall cause the Exchange Agent to use its Best Efforts promptly to notify any person of any defect in Transmittal Materials submitted to the Exchange Agent. Acquiror and Heritage or their duly authorized Representatives shall make and approve all computations contemplated by Section 3.2, and all such computations shall be conclusive and binding on the Exchange Agent.

              (c) As promptly as practicable, but in no event later than five Business Days after the submission by a holder of Heritage Common Stock of all necessary Transmittal Materials (but in no event earlier than five Business Days after the Effective Time), Acquiror shall cause the Exchange Agent to deliver to each such holder certificates representing the number of whole shares of Acquiror Common Stock into which the shares of Heritage Common Stock represented by the Certificates so surrendered were converted, plus cash as hereinafter provided for any fractional share of Acquiror Common Stock which such holder would have been entitled to receive.

              (d) As promptly as practicable, but in no event later than 60 days after the Effective Time, Acquiror shall send to each holder of record of Heritage Common Stock immediately prior to the Effective Time who has not previously submitted his or her Certificates, additional transmittal materials for use in surrendering such Certificates to the Exchange Agent.

              (e) No dividends or other distributions declared after the Effective Time with respect to Acquiror Common Stock which are payable to shareholders of record of Acquiror after the Effective Time shall be paid to a shareholder of Heritage who is entitled to receive shares of Acquiror Common Stock pursuant to this Agreement and who holds any unsurrendered Certificate with respect to Acquiror Common Stock represented thereby, until such shareholder shall surrender such Certificate (or an appropriate lost certificate affidavit and/or indemnity bond). Until so surrendered and exchanged, each such outstanding Certificate shall for all purposes, other than the payment of dividends or other distributions, if any, to holders of record of shares of Acquiror Common Stock, represent the shares of Acquiror Common Stock into and for which such shares have been so converted; provided, however, that upon surrender of a Certificate, there shall be paid to the record holder or holders of the Certificate, the amount, without interest thereon, of such dividends and other distributions, if any, which theretofore have become payable with respect to the number of whole shares of Acquiror Common Stock represented by such Certificate.

              (f) No fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of Certificates; no dividend or distribution of Acquiror shall relate to any fractional share interest; and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Acquiror. Instead, each holder of shares of Heritage Common Stock who has a fractional interest in shares of Acquiror Common Stock arising upon the conversion or exchange of shares of Heritage Common Stock for Acquiror Common Stock shall, at the time of surrender of the Certificates theretofore representing Heritage Common Stock, be paid by Acquiror an amount in cash, without interest, determined by multiplying such fractional share of Acquiror Common Stock by the Acquiror Base Price Per Share.

              (g) All rights to receive shares of Acquiror Common Stock into and for which shares of Heritage Common Stock shall have been converted and exchanged pursuant to this Agreement, shall be deemed to have been paid or issued, as the case may be, in full satisfaction of all rights pertaining to such converted and exchanged shares of Heritage Common Stock.

              (h) If any certificate representing shares of Acquiror Common Stock is to be issued in the name of a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed, accompanied by all documents required to evidence and effect such transfer and otherwise in proper form for transfer.

     SECTION 3.5  DISSENTING SHARES.  Notwithstanding anything to the contrary
                  -----------------
contained in this Agreement, to the extent appraisal rights are available to Heritage shareholders pursuant to the Illinois BCA, any shares held by a person who objects to the Merger, whose shares either were not entitled to vote or were not voted in favor of the Merger and who complies with all of the provisions of the Illinois BCA concerning the rights of such person to dissent from the Merger and to require appraisal of such person's shares and who has not withdrawn such objection or waived such rights prior to the Closing Date ("Dissenting Shares") shall not be converted pursuant to Section 3.2 but shall become the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the Illinois BCA; provided, however, that each Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the Illinois BCA, shall be deemed to be converted, as of the Effective Time, into the right to receive Acquiror Common Stock as provided in this Article.

     SECTION 3.6  MERGER OF HERITAGE SUBSIDIARIES.  The parties understand
                  -------------------------------
that it is the present intention of Acquiror to merge the Bank, the Trust Bank and the Trust Company at or after the Effective Time into one or more of Acquiror's Subsidiaries. Heritage shall take all such actions as are reasonably requested by Acquiror so that Acquiror may accomplish such mergers as aforesaid, provided, however, that: (a) any such merger will be effective no earlier than the Effective Time; (b) none of Acquiror's actions in connection with any such merger will unreasonably interfere with any of the operations of Heritage or any of its Subsidiaries prior to the Effective Time; (c) none of Heritage or any of its Subsidiaries will be required to take any irrevocable action prior to the Closing in connection with any such merger; and (d) no action taken or caused to be taken by Heritage or any of its Subsidiaries pursuant to this Section will result in any unreimbursed cost or expense to Heritage or any of its Subsidiaries. Nothing contained in this Section is intended to impose an obligation on Heritage or any of its Subsidiaries to alter the manner in which they conduct their respective businesses.

                                  ARTICLE 4


                  REPRESENTATIONS AND WARRANTIES OF HERITAGE

     Heritage hereby represents and warrants to Acquiror as follows:

     SECTION 4.1    HERITAGE ORGANIZATION.  Heritage:  (a) is a corporation duly
                    ---------------------
organized, validly existing and in good standing under the laws of the State of Illinois and in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary and where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Heritage; (b) is registered with the Federal Reserve as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHCA"); (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted; and (d) except as set forth on Schedule 4.1, owns no voting stock or equity securities of any corporation, association, partnership or other entity, other than all of the issued and outstanding stock of the Bank, the Trust Company and the Trust Bank.

     SECTION 4.2    BANK ORGANIZATION.  The Bank is an Illinois state bank duly
                    -----------------
organized, validly existing and in good standing under the laws of the State of Illinois and is not required to qualify to do business in any other jurisdiction where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Heritage. The Bank has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, the deposits of which are insured to the extent allowed by applicable law by the FDIC under the Bank Insurance Fund or the Savings and Loan Insurance Fund. The copies of the charter and bylaws of the Bank and all amendments thereto are substantially complete and correct and set forth on Schedule 4.2.

     SECTION 4.3    TRUST COMPANY AND TRUST BANK ORGANIZATION.  (a) The Trust
                    -----------------------------------------
Company is an Illinois trust company duly organized, validly existing and in good standing under the laws of the State of Illinois and is not required to qualify to do business in any other jurisdiction where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Heritage. The Trust Company has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the articles of incorporation and bylaws of the Trust Company and all amendments thereto are complete and correct and set forth on Schedule 4.3(a).

              (b) The Trust Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States and is not required to qualify to do business in any other jurisdiction where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Heritage. The Trust Bank has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the articles of association and bylaws of the Trust Bank and all amendments thereto are substantially complete and correct and set forth on Schedule 4.3(b).

     SECTION 4.4    AUTHORIZATION; ENFORCEABILITY.  (a) Heritage has the
                    -----------------------------
requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Stock Option Agreement (as defined below). The execution, delivery and performance of this Agreement and the Stock Option Agreement by Heritage, and the consummation by it of its obligations under this Agreement and the Stock Option Agreement, have been authorized by all necessary corporate action (except for approval by the shareholders of Heritage), and this Agreement, subject to the receipt of such shareholder approval and all required regulatory approvals, constitutes a legal, valid and binding obligation of Heritage enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws and subject to general principles of equity.

          (b) Except as set forth on Schedule 4.4 and except for ordinary corporate requirements, no "business combination," "moratorium," "control share" or other state anti-takeover statute or regulation or any provision contained in the articles of incorporation or bylaws of Heritage: (i) prohibits or restricts Heritage's ability to perform its obligations under this Agreement or the Stock Option Agreement, or its ability to consummate the transactions contemplated hereby and thereby; (ii) would have the effect of invalidating or voiding this Agreement or the Stock Option Agreement, or any provision hereof or thereof; or
(iii) would subject Acquiror to any material impediment or condition in connection with the exercise of any of its rights under this Agreement or the Stock Option Agreement. Not less than 66-2/3% of the members of the Board of Directors of Heritage has approved the execution of this Agreement and the Stock Option Agreement.

     SECTION 4.5    NO CONFLICT.  Except as set forth on Schedule 4.5 and where
                    -----------
the occurrence of any of the following would not reasonably be expected to have a Material Adverse Effect on Heritage, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions or the Stock Option Agreement will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with, or result in a violation of any provision of the articles of incorporation or charter, and the bylaws, of Heritage or any of its Subsidiaries, or any resolution adopted by the board of directors or shareholders of Heritage or any of its Subsidiaries; (b) contravene, conflict with, or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Heritage or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, other than any of the foregoing that would be satisfied by compliance with the provisions of the BHCA, the Illinois Bank Holding Company Act of 1957, as amended (the "IBHCA"), the Securities Act, the Exchange Act, the Illinois Banking Act (the "Illinois Act") and the Illinois BCA; (c) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Applicable Contract to which Heritage or any of its Subsidiaries is a party or by which any of their respective assets is bound; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by Heritage or any of its Subsidiaries. Except as contemplated by clause (b) of this Section and as set forth in Schedule 4.5, and except for notice to and the approval of Heritage's shareholders, neither Heritage nor any of its Subsidiaries is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     SECTION 4.6    HERITAGE CAPITALIZATION. The authorized capital stock of
                    -----------------------
Heritage consists exclusively of: (a) 16,000,000 common shares, no par value per share, of which (i) 12,090,402 shares were duly issued and outstanding, fully paid and non-assessable; (ii) 548,336 shares (the "Heritage Stock Options") were issuable under the outstanding option agreements described on
Schedule 4.6; and (iii) 37,911 shares were held by Heritage as treasury stock, all as of December 31, 1997; and (b) 12,000,000 preferred shares, no par value per share, none of which shares is issued or outstanding. Except as set forth in this Section: (x) there are no unexpired or pending preemptive rights with respect to any shares of capital stock of Heritage; (y) there are no outstanding securities of Heritage which are convertible into or exchangeable for any shares of Heritage's capital stock; and (z) Heritage is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of Heritage. None of the shares of Heritage Common Stock were issued in violation of any federal or state securities laws or any other Legal Requirement. Heritage does not own or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except as set forth on Schedule 4.6.

     SECTION 4.7    SUBSIDIARY CAPITALIZATION.  The authorized capital stock of
                    -------------------------
the Bank consists, and immediately prior to the Closing will consist, exclusively of 1,231,241 shares of capital stock, $5.00 par value per share, all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable (the "Bank Shares"). The authorized capital stock of the Trust Company consists, and immediately prior to the Closing will consist, exclusively of 1,000 common shares, no par value per share, all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable (the "Trust Company Shares"). The authorized capital stock of the Trust Bank consists, and immediately prior to the Closing will consist, exclusively of 20,000 shares of capital stock, $5.00 par value per share, all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable (the "Trust Bank Shares," and collectively with the Bank Shares and the Trust Company Shares, the "Heritage Subsidiary Shares"). Except as set forth on
Schedule 4.7, Heritage is and will be on the Closing Date the record and beneficial owner of 100% of the Heritage Subsidiary Shares, free and clear of any lien or encumbrance whatsoever. The Heritage Subsidiary Shares are and will be on the Closing Date freely transferable and are and will be on the Closing Date subject to no claim of right except pursuant to this Agreement. There are no unexpired or pending preemptive rights with respect to any shares of capital stock of Heritage's Subsidiaries. There are no outstanding securities of Heritage's Subsidiaries which are convertible into or exchangeable for any shares of the capital stock of any of Heritage's Subsidiaries, and none of Heritage's Subsidiaries is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of any of Heritage's Subsidiaries. None of the Heritage Subsidiary Shares was issued in violation of any federal or state securities laws or any other Legal Requirement. None of Heritage's Subsidiaries owns or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except as set forth on Schedule 4.7.

     SECTION 4.8    FINANCIAL STATEMENTS AND REPORTS.  True, correct and
                    --------------------------------
complete copies of the following financial statements of Heritage are included in Schedule 4.8:

          (a) for each of the years ended December 31, 1994, 1995 and 1996, Consolidated Balance Sheets and the related Statements of Income, Statements of Changes in Shareholders' Equity and Statements of Cash Flows, and the footnotes thereto; and

          (b) for each of the quarters ended March 31, June 30 and September 30, 1997, the Consolidated Balance Sheets and the related Statements of Income, Statements of Changes in Shareholders' Equity and Statements of Cash Flows, and the footnotes thereto.

     The financial statements described in clause (a) above are audited statements and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. The financial statements described in clause (b) above have been prepared on a basis consistent with past accounting practices and as required by applicable rules or regulations and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented, subject to year-end audit adjustments (which changes in the aggregate would not reasonably be expected to have a Material Adverse Effect on Heritage). Taken together, the financial statements described in clauses (a) and (b) above (collectively, the "Heritage Financial Statements") fairly and accurately present in all material respects the respective financial position, assets, liabilities and results of operations of Heritage and its Subsidiaries as at the respective dates of and for the periods referred to in the Heritage Financial Statements.

     SECTION 4.9    BOOKS AND RECORDS.  The books of account, minute books,
                    -----------------
stock record books and other records of Heritage and its Subsidiaries are complete and correct in all material respects, and have been maintained in accordance with sound business practices and all material applicable Legal Requirements, including the maintenance of any adequate system of internal controls. The minute books of Heritage and its Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the shareholders, the board of directors, and committees of the board of directors of Heritage and its Subsidiaries, respectively. At the Closing, all of those books and records will be in the possession of Heritage or its Subsidiaries.

     SECTION 4.10   TITLE TO PROPERTIES.  Each of Heritage and its Subsidiaries
                    -------------------
has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, which it purports to own and which it depreciates or amortizes for purposes of its federal Tax Returns (including other real estate owned), subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent Heritage Financial Statement or on Schedule 4.10; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the Heritage Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held and which would not reasonably be expected to have a Material Adverse Effect on Heritage. Each of Heritage and its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective material property leased by it. All buildings and structures owned by each of Heritage and its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person, except where any such encroachment would not reasonably be expected to have a Material Adverse Effect on Heritage.

     SECTION 4.11   CONDITION AND SUFFICIENCY OF ASSETS.  The material
                    -----------------------------------
buildings, structures and equipment of Heritage and its Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. The buildings, structures and equipment of Heritage and its Subsidiaries are sufficient for the continued conduct of the business of Heritage and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing.

     SECTION 4.12   UNDISCLOSED LIABILITIES; ADVERSE CHANGES.  Except as set
                    ----------------------------------------
forth in Schedule 4.12, neither Heritage nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Heritage Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Since the date of the latest Heritage Financial Statement, no event has occurred or circumstance exists that would reasonably be expected to result in a Material Adverse Effect on Heritage and no facts or circumstances have been discovered by Heritage from which it appears that there is a significant risk and reasonable probability that Heritage will suffer a Material Adverse Effect.

     SECTION 4.13   TAXES.  (a) Each of Heritage and its Subsidiaries has duly
                    -----
filed or will duly file all Tax Returns required to be filed by it for all periods prior to the Closing Date, and each such Tax Return is complete and accurate in all material respects. Each of Heritage and its Subsidiaries has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Heritage or any of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, by setting up adequate reserves therefor, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no material claim or assessment pending or, to the Knowledge of Heritage, Threatened against Heritage or any of its Subsidiaries for any material Taxes owed by any of them. No audit, examination or investigation related to Taxes paid or payable by Heritage or any of its Subsidiaries is presently being conducted or, to the Knowledge of Heritage, Threatened by any Regulatory Authority. Heritage has delivered to Acquiror true, correct and complete copies of all Tax Returns previously filed by each of Heritage and its Subsidiaries and any tax examination reports and statements of deficiencies assessed or agreed to for any of Heritage or its Subsidiaries with respect to the last three fiscal years. Deferred taxes of

Heritage have been accounted for in accordance with generally accepted accounting principles. Neither Heritage nor any of its Subsidiaries is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to any Person other than Heritage or any of its Subsidiaries.

          (b) Except where any of the following would not reasonably be expected to result in a Material Adverse Effect on Heritage, each of Heritage and its Subsidiaries has withheld amounts from its employees, shareholders or holders of public deposit accounts in compliance with the tax withholding provisions of applicable federal, state and local laws, has filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made and, except as set forth in Schedule 4.13, has notified all employees, shareholders and holders of public deposit accounts of their obligations to file all forms, statements or reports with it in accordance with applicable federal, state and local tax laws and has taken reasonable steps to insure that such employees, shareholders and holders of public deposit accounts have filed all such forms, statements and reports with it.

     SECTION 4.14   COMPLIANCE WITH ERISA.  (a) Except as set forth on Schedule
                    ---------------------
4.14, all employee benefit plans (as defined in Section 3(3) of ERISA) established or maintained by Heritage or any of its Subsidiaries or to which Heritage or any of its Subsidiaries contributes, are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. For purposes of this Section, non-compliance with the Code and ERISA is material if such non-compliance would reasonably be expected to have a Material Adverse Effect on Heritage. No such employee benefit plan has, or as of the Closing will have, any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which Heritage or any of its Subsidiaries would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing, which amounts would be material to Heritage or its Subsidiaries. Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations which would be material to Heritage or any of its Subsidiaries under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if Heritage or any of its Subsidiaries withdrew from any such plan as of the Closing.

          (b) Except as set forth in Schedule 4.14, Heritage neither maintains nor has entered into any Heritage Employee Benefit Plan (as defined below) which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of Heritage or any of its Subsidiaries or their respective beneficiaries, or other provisions, which would cause an increase in the liability of Heritage or any of its Subsidiaries or of Acquiror as a result of the Contemplated Transactions or any related action thereafter. All payments and other compensation paid or payable by Heritage or any of its Subsidiaries under this Agreement, any Heritage Employee Benefit Plan or otherwise, to or for the benefit of any employee or director of Heritage or any of its Subsidiaries, are in compliance with all applicable rules, regulations and bulletins promulgated by the Federal Deposit Insurance Corporation.

          (c) Except as set forth in Schedule 4.14, each of the Heritage Employee Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under
Section 401(a) of the Code ("Heritage Qualified Plans") has been determined by the Internal Revenue Service to qualify under Section 401(a) of the Code, or an application for determination of such qualification has been timely made to the Internal Revenue Service prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of each such determination letter or pending application has been provided to Acquiror), and, to the Knowledge of Heritage, there exist no circumstances (other than circumstances caused by transactions contemplated in this Agreement or any related actions) likely to materially adversely affect the qualified status of any such Heritage Qualified Plan.

          (d) There is no pending or, to the Knowledge of Heritage, threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the Heritage Employee Benefit Plans (or with respect to the administration of any of such plans) now or heretofore maintained by Heritage or any of its Subsidiaries which allege violations of applicable state or federal law which are reasonably likely to result in a Material Adverse Effect on Heritage or any such plan.

          (e) Schedule 4.14 describes any obligation that Heritage or any of its Subsidiaries has to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of retirees, other former employees or directors and dependents entitled to such coverages and their ages.

          (f) Except as set forth in Schedule 4.14, all accrued contributions and other payments required to be made by Heritage to any Heritage Employee Benefit Plan through the Closing Date have been made or reserves adequate for such purposes have been set aside therefor and reflected on the Heritage Financial Statements.

          (g) Heritage has filed, and will continue to file in a timely manner, all returns/reports and etc. pertaining to each Heritage Employee Benefit plan with the Internal Revenue Service, the Pension Benefit Guaranty Corporation and the Department of Labor. All such filings, as amended, were and will be complete and accurate in all material respects.

     SECTION 4.15   COMPLIANCE WITH LEGAL REQUIREMENTS.  Each of Heritage and
                    ----------------------------------
its Subsidiaries is, and at all times since January 1, 1994, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets where the failure to so comply had, or would reasonably be expected to have, a Material Adverse Effect on Heritage. No event has occurred or circumstance exists that (with or without notice or lapse of time):
(a) may constitute or result in a violation by Heritage or any of its Subsidiaries of, or a failure on the part of Heritage or any of its Subsidiaries to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of Heritage or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, in either case of such clauses (a) or (b) above, that would reasonably be expected to have a Material Adverse Effect on Heritage. Except as set forth on Schedule 4.15, neither Heritage nor any of its Subsidiaries has received, at any time since January 1, 1994, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible, or potential obligation on the part of Heritage or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, in either case of such clauses (x) or (y) above, that would reasonably be expected to have a Material Adverse Effect on Heritage.

     SECTION 4.16   LEGAL PROCEEDINGS; ORDERS.  Schedule 4.16 is a true and
                    -------------------------
correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of Heritage, Threatened against or affecting Heritage or any of its Subsidiaries or any of their respective assets or businesses or the Contemplated Transactions, during the past three years which had, or would reasonably be expected to have, a Material Adverse Effect on Heritage, and there is no fact known to Heritage which would provide a basis for any Proceeding or Order which could have such an effect. To the Knowledge of Heritage, no officer, director, agent, or employee of Heritage or any of its Subsidiaries is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of Heritage or any of its Subsidiaries. Neither Heritage nor any of its Subsidiaries has received, at any time since January 1, 1994, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement to which Heritage or any of its Subsidiaries or any of their respective businesses or the assets owned or used by them, is or has been subject where such violation or failure would reasonably be expected to have a Material Adverse Effect on Heritage.

     SECTION 4.17   ABSENCE OF CERTAIN CHANGES AND EVENTS.  Except as set forth
                    -------------------------------------
in Schedule 4.17, since December 31, 1996, each of Heritage and its Subsidiaries has conducted its business only in the Ordinary Course of Business and with respect to each there has not been any:

              (a) change in the authorized or issued capital stock (except as otherwise contemplated by this Agreement); grant of any stock option or right to purchase shares of capital stock of Heritage or its Subsidiaries (except pursuant to the Stock Option Agreement); issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by Heritage or any of its Subsidiaries of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of the capital stock of Heritage or any of its Subsidiaries (other than dividends paid by any of the Subsidiaries solely to Heritage);

              (b) amendment to the articles of incorporation, charter or bylaws of Heritage or any of the Subsidiaries (except as otherwise contemplated by this Agreement);

          (c) payment or increase by Heritage or any of its Subsidiaries of any bonuses, salaries or other compensation to any shareholder, director, officer or employee (except for periodic payments or increases in the Ordinary Course of Business or otherwise in accordance with past compensation practices) or entry by Heritage or any of its Subsidiaries into any employment, severance or similar Contract with any director, officer or employee;

          (d) adoption, material amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Heritage Employee Benefit Plan (as defined below);

          (e) damage to or destruction or loss of any asset or property of Heritage or any of its Subsidiaries not covered by insurance that had, or would reasonably be expected to have, a Material Adverse Effect on Heritage;

          (f) entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement, or any material Contract (other than relating to a loan made by the Bank in the Ordinary Course of Business) or transaction involving a total remaining commitment by or to Heritage or any of its Subsidiaries of at least $800,000;

          (g) material change in any existing material lease of real or personal property;

          (h) sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any material asset or property of Heritage or any of its Subsidiaries or mortgage, pledge or imposition of any lien or other encumbrance on any material asset or property of Heritage or any of its Subsidiaries except for tax and other liens which arise by operation of law and with respect to which payment is not past due, and except for pledges or liens:
(i) required to be granted in connection with the acceptance by the Bank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the Ordinary Course of Business;

          (i) incurrence of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

          (j) cancellation or waiver of any claims or rights with a value to Heritage or any of its Subsidiaries in excess of $200,000 other than in the Ordinary Course of Business;

          (k) any investment in, or purchase of, a depreciable or amortizable capital asset exceeding $200,000, or aggregate investments of a capital nature exceeding $400,000 (other than in the Ordinary Course of Business);

          (l) except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

          (m) transaction for the borrowing or loaning of monies, other than in the Ordinary

Course of Business;

              (n) material change in the accounting methods used by Heritage or any of its Subsidiaries; or

              (o) agreement, whether oral or written, by Heritage or any of its Subsidiaries to do any of the foregoing.

     SECTION 4.18   PROPERTIES, CONTRACTS, EMPLOYEE BENEFIT PLANS AND OTHER
                    -------------------------------------------------------
AGREEMENTS. Schedule 4.18 lists or describes the following:
----------

              (a) All real property owned by each of Heritage and its Subsidiaries and the principal buildings and structures located thereon, together with a legal description of such real estate, and each lease of real property to which each of Heritage and its Subsidiaries is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of Heritage or its Subsidiaries;

              (b) each Applicable Contract (other than with respect to a loan made in the Ordinary Course of Business) that involves performance of services or delivery of goods or materials by Heritage or any of its Subsidiaries of an amount or value in excess of $100,000;

              (c) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Heritage or any of its Subsidiaries in excess of $100,000;

              (d) each lease, rental, license, installment and conditional sale agreement and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any personal property (except financing leases entered into in the Ordinary Course of Business, and except for personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with terms of less than one year);

              (e) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, but not including any software commercially available from retail outlets (collectively, "Heritage Intellectual Property Assets"), including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Heritage Intellectual Property Assets of Heritage or any of its Subsidiaries;

              (f) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

              (g) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs or liabilities by Heritage or any of its Subsidiaries with any other Person;

            (h) each Applicable Contract containing covenants that in any way purport to restrict the business activity of Heritage or any of its Subsidiaries or limit the freedom of Heritage or any of its Subsidiaries to engage in any line of business or to compete with any Person;

            (i) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

            (j) any employment agreement or arrangement with any director, officer or employee of each of Heritage and its Subsidiaries;

            (k) each profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, deferred compensation, stock bonus, stock purchase or other employee welfare or benefit agreements, plans or arrangements established, maintained, sponsored or undertaken by Heritage or any of its Subsidiaries for the benefit of the officers, directors or employees of Heritage or any of its Subsidiaries, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other Contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by Heritage or any of its Subsidiaries for the benefit of the employees of Heritage or any of its Subsidiaries (collectively, the "Heritage Employee Benefit Plans"), and, in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective IRS private rulings or determination letters obtained by or for the benefit of Heritage or any of its Subsidiaries;

            (l) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Heritage or any of its Subsidiaries to be responsible for special or consequential damages;

            (m) each Applicable Contract for the purchase of a depreciable or amortizable capital asset with a purchase price in excess of $250,000;

            (n) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by Heritage or any of its Subsidiaries other than in the Ordinary Course of Business; and

            (o) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

     Copies of each document, plan or Contract listed and described on Schedule
4.18 are appended to such Schedule.

     SECTION 4.19  NO DEFAULTS.  Except as set forth in Schedule 4.19, each
                   -----------
material Contract
identified or required to be identified in Schedule 4.18 is in full force and effect and is valid and enforceable in accordance with its terms. Each of Heritage and its Subsidiaries is, and at all times since January 1, 1994, has been, in full compliance with all applicable terms and requirements of each Contract under which any of Heritage or its Subsidiaries has or had any obligation or liability or by which Heritage or any of its Subsidiaries or any of the respective assets owned or used by them is or was bound where the failure to be in such full compliance had, or would reasonably be expected to have, a Material Adverse Effect on Heritage. To the Knowledge of Heritage, each other Person that has or had any obligation or liability under any Contract under which Heritage or any of its Subsidiaries has or had any rights is, and at all times since January 1, 1994, has been, in full compliance with all applicable terms and requirements of such Contract where the failure to be in such full compliance had, or would reasonably be expected to have, a Material Adverse Effect on Heritage. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Heritage, any of its Subsidiaries or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract, any of which would reasonably be expected to have a Material Adverse Effect on Heritage. Neither Heritage nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 1994, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract where such violation, breach or default had, or would reasonably be expected to have, a Material Adverse Effect on Heritage. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Heritage or any of the Subsidiaries under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

     SECTION 4.20   INSURANCE.  Schedule 4.20 lists and briefly describes the
                    ---------
policies of insurance (including bankers blanket bond and insurance providing benefits for employees) owned or held by Heritage or any of its Subsidiaries on the date hereof. Each such policy is, and Heritage will use its Best Efforts to keep each such policy, in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive) until the Closing. All premiums due on such policies have been paid.

     SECTION 4.21   COMPLIANCE WITH ENVIRONMENTAL LAWS.  (a) Except as set forth
                    ----------------------------------
on Schedule 4.21, there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving Heritage or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of Heritage, Threatened, nor to the Knowledge of Heritage is there any factual basis for any of the foregoing, as a result of any asserted failure of Heritage or any of its Subsidiaries, or any predecessor thereof, to comply (or the assertion of liability even if in compliance) with any Legal Requirements designed to minimize, prevent, punish or remedy the consequences of actions that damage or threaten the soil, land surface or subsurface strata, surface waters (including navigable waters, oceans waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource, any of which would reasonably be expected to have a

Material Adverse Effect on Heritage.

          (b) With respect to the real estate owned (including other real estate owned) or leased by Heritage or any of its Subsidiaries (the "Heritage Premises"), to the Knowledge of Heritage: (i) no part of the Heritage Premises has been used for the generation, manufacture, handling, storage or disposal of Hazardous Substances (as defined below); (ii) except as disclosed in Schedule 4.21, the Heritage Premises do not contain, and have never contained, an underground storage tank; and (iii) the Heritage Premises do not contain and are not contaminated by any material quantity of a Hazardous Substance from any source. For purposes of this Agreement, "Hazardous Substance" has the meaning set forth in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.A., (S)9601 et seq., and also includes any substance now or hereafter regulated by or subject to any Environmental Laws (as defined below) and any other pollutant, contaminant or waste, including, petroleum, asbestos, fiberglass, radon and polychlorinated biphenyls. For purposes of this Agreement, "Environmental Laws" means all laws (civil or common), ordinances, rules, regulations, guidelines and orders that:
(w) regulate air, water, soil and solid waste management, including the generation, release, containment, storage, handling, transportation, disposition or management of any Hazardous Substance; (x) regulate or prescribe requirements for air, water or soil quality; (y) are intended to protect public health or the environment; or (z) establish liability for the investigation, removal or cleanup of, or damage caused by, any Hazardous Substance.

     SECTION 4.22   REGULATORY FILINGS.  Since January 1, 1996, each of Heritage
                    ------------------
and its Subsidiaries has filed in a timely manner all required filings with all Regulatory Authorities, including the Securities and Exchange Commission (the "SEC"), the Federal Reserve, the Federal Deposit Insurance Corporation and the Commissioner. To the Knowledge of Heritage, all such filings were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

     SECTION 4.23   FIDUCIARY POWERS.  Each of the Subsidiaries of Heritage has
                    ----------------
properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulations and common law where the failure to so administer such accounts would reasonably be expected to have a Material Adverse Effect. None of the Subsidiaries of Heritage or any of its respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account, where any such failures or inaccuracies would reasonably be expected to have a Material Adverse Effect.

     SECTION 4.24   DISCLOSURE. No representation or warranty of Heritage in
                    ----------
this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 6.6 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

     SECTION 4.25   BROKERAGE COMMISSIONS.  Except as set forth on Schedule
                    ---------------------
4.25, none of Heritage or any of its Subsidiaries or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     SECTION 4.26   APPROVAL DELAYS.  To the Knowledge of Heritage, there is no
                    ---------------
reason why the granting of any of the regulatory approvals referred to in
Section 7.4 would be denied or unduly delayed.

     SECTION 4.27   ALLOWANCE FOR LOAN AND LEASE LOSSES. The allowance for loan
                    -----------------------------------
and lease losses shown on the Heritage Financial Statement, dated as of December 31, 1996 (and as shown on any Subsequent Heritage Financial Statement), to the Knowledge of Heritage, as of such date was (and will be as of the date of each such Subsequent Heritage Financial Statement) adequate in all material respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, on loans outstanding, and contained an additional amount of unallocated reserves for unanticipated future losses at a level considered adequate under the standards applied by applicable Regulatory Authorities and based upon generally accepted accounting practices applicable to financial institutions. To the Knowledge of Heritage, the aggregate principal amount of loans contained (or that will be contained) in the loan portfolio of Heritage as of December 31, 1996 (and as of the date of any Subsequent Heritage Financial Statement), in excess of such reserve, was (and will be) fully collectible.

     SECTION 4.28   INDEMNIFICATION.  To the Knowledge of Heritage, except as
                    ---------------
set forth in Schedule 4.28, no action or failure to take action by any director, officer, employee or agent of Heritage or any of its Subsidiaries has occurred which would give rise to a claim or a potential claim by any such person for indemnification from Heritage or any of its Subsidiaries under the corporate indemnification provisions of Heritage or any of its Subsidiaries in effect on the date of this Agreement.

     SECTION 4.29   INSIDER INTERESTS.  All outstanding loans and other
                    -----------------
contractual arrangements (including deposit relationships) between Heritage or any of its Subsidiaries and any officer, director or employee of Heritage or any of its Subsidiaries conform in all material respects to the applicable rules and regulations and requirements of all Regulatory Authorities which were in effect when such loans and other contractual arrangements were entered into. Except as disclosed in Heritage's most recent proxy statement to its shareholders, no officer, director or employee of Heritage or any of its Subsidiaries has any Material Interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Heritage or any of its Subsidiaries.

     SECTION 4.30   POOLING AND TAX.  To the Knowledge of Heritage, neither it
                    ---------------
nor any of its Subsidiaries has engaged in any act that would preclude or adversely affect the Merger from qualifying for pooling of interests accounting treatment or as a tax-free reorganization under Section 368(a) of the Code, and, to the Knowledge of Heritage, there is no basis or reason why the conditions set forth in Sections 8.12 and 9.11 will not be satisfied.

     SECTION 4.31   STAY BONUS PLAN.  Heritage has established a "stay bonus"
                    ---------------
plan pursuant to which Heritage may offer cash payments to such employees of Heritage and its Subsidiaries as it may choose in an effort to induce such employees to remain in the employment of Heritage or any of its Subsidiaries, but under the terms of which the aggregate payments made by Heritage may not exceed $1,000,000 (the "Stay Bonus Plan").

                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

     Acquiror hereby represents and warrants to Heritage as follows:

     SECTION 5.1    ACQUIROR ORGANIZATION.  Acquiror:  (a) is a corporation duly
                    ---------------------
organized, validly existing and in good standing under the laws of the State of Delaware, and in good standing under the laws of the State of Illinois and in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary and where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Acquiror; (b) is registered with the Federal Reserve as a bank holding company under the BHCA; (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted; and (d) owns no voting stock or equity securities of any corporation, association, partnership or other entity, other than all of the issued and outstanding stock of the entities listed on Schedule 5.1.

     SECTION 5.2    SUBSIDIARIES' ORGANIZATION.  Each of Acquiror's Subsidiaries
                    --------------------------
is duly organized, validly existing and in good standing under the laws of the respective jurisdiction of their incorporation or formation. Each of Acquiror's Subsidiaries has full power and authority, corporate and otherwise, to own, operate and lease its respective properties as presently owned, operated and leased, and to carry on its respective business as it is now being conducted. The copies of the certificate or articles of incorporation or charter, bylaws or any other document of formation or governance of Acquiror's Subsidiaries and all amendments thereto are complete and correct and set forth on Schedule 5.2.

     SECTION 5.3    AUTHORIZATION; ENFORCEABILITY.  (a) Each of Acquiror and
                    -----------------------------
Acquisition Corp has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Acquiror and Acquisition Corp, and the consummation by each of them of their respective obligations under this Agreement, have been authorized by all necessary corporate action (except for the approval by the stockholders of Acquiror), and this Agreement, subject to the receipt of such stockholder approval and all required regulatory approvals, constitutes a legal, valid and binding obligation of Acquiror and Acquisition Corp enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws and subject to general principles of equity.

     (b) Except as set forth on Schedule 5.3 and except for ordinary corporate requirements, no "business combination," "moratorium," "control share" or other state anti-takeover statute or regulation or any provision contained in the certificate of incorporation or bylaws of Acquiror: (i) prohibits or restricts Acquiror's ability to perform its obligations under this Agreement or its ability to consummate the transactions contemplated hereby; (ii) would have the effect of invalidating or voiding this Agreement or any provision hereof; or (iii) would subject Acquiror to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. Not less than 66-2/3% of the members of the Board of Directors of Acquiror has approved the execution of this Agreement.

     SECTION 5.4    NO CONFLICT. Except as set forth on Schedule 5.4 and except
                    -----------
where the occurrence of any of the following would not reasonably be expected to have a Material Adverse Effect on Acquiror, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with, or result in a violation of any provision of the articles of incorporation or charter, and the bylaws, of Acquiror or any of its Subsidiaries, or any resolution adopted by the board of directors or shareholders of Acquiror or any of its Subsidiaries; (b) contravene, conflict with, or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Acquiror or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, other than any of the foregoing that would be satisfied by compliance with the provisions of the BHCA, the IBHCA, the Securities Act, the Exchange Act, the Illinois Act and the Illinois BCA; (c) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Applicable Contract to which Acquiror or any of its Subsidiaries is a party or by which any of their respective assets is bound; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by Acquiror or any of its Subsidiaries. Except as contemplated by clause (b) of this Section and as set forth in Schedule 5.4, neither Acquiror nor any of its Subsidiaries is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     SECTION 5.5    ACQUIROR CAPITALIZATION. The authorized capital stock of
                    -----------------------
Acquiror consists exclusively of: (a) 30,000,000 common shares, $.01 par value per share, of which (i) 20,072,442 shares were duly issued and outstanding, fully paid and non-assessable; (ii) 964,935 shares were issuable under the outstanding option agreements described on Schedule 5.5; and (iii) 664,707 shares were held by Acquiror as treasury stock, all as of December 31, 1997; and
(b) 1,000,000 preferred shares, no par value per share, none of which shares is issued or outstanding, but 300,000 of which are reserved for issuance under the Rights Plan. Except as set forth in this Section: (x) there are no unexpired or pending preemptive rights with respect to any shares of capital stock of Acquiror; (y) there are no outstanding securities of Acquiror which are convertible into or exchangeable for any shares of Acquiror's capital stock; and
(z) Acquiror is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of Acquiror. None of the shares of Acquiror Common Stock were issued in violation of any federal or state securities laws or any other Legal Requirement. Acquiror does not own or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except as set forth on Schedule 5.5.

     SECTION 5.6    SUBSIDIARY CAPITALIZATION.  All of the issued and
                    -------------------------
outstanding shares of capital stock of Acquiror's Subsidiaries are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable (collectively, the "Acquiror Subsidiary Shares"). Except as set forth on Schedule 5.6, Acquiror is and will be on the Closing Date the record and beneficial owner of 100% of the Acquiror Subsidiary Shares, free and clear of any lien or encumbrance whatsoever. The Acquiror Subsidiary Shares are and will be on the Closing Date freely transferable and are and will be on the Closing Date subject to no claim of right except pursuant to this Agreement. There are no unexpired or pending preemptive rights with respect to any shares of capital stock of Acquiror's Subsidiaries. There are no outstanding securities of any of Acquiror's Subsidiaries which are convertible into or exchangeable for any shares of the capital stock of any of Acquiror's Subsidiaries nor is any of Acquiror's Subsidiaries a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of any of Acquiror's Subsidiaries. None of the Acquiror Subsidiary Shares was issued in violation of any federal or state securities laws or any other Legal Requirement. None of Acquiror's Subsidiaries owns or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except as set forth on Schedule 5.6.

     SECTION 5.7    FINANCIAL STATEMENTS AND REPORTS.  True, correct and
                    --------------------------------
complete copies of the following financial statements of Acquiror are included in Schedule 5.7:

             (a) for each of the years ended December 31, 1994, 1995 and 1996, Consolidated Balance Sheets and the related Statements of Income, Statements of Changes in Stockholders' Equity and Statements of Cash Flows, and the footnotes thereto; and

             (b) for each of the quarters ended March 31, June 30 and September 30, 1997, the Consolidated Balance Sheets and the related Statements of Income, Statements of Changes in Stockholders' Equity and Statements of Cash Flows, and the footnotes thereto.

     The financial statements described in clause (a) above are audited statements and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. The financial statements described in clause (b) above have been prepared on a basis consistent with past accounting practices and as required by applicable rules or regulations and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented, subject to year-end audit adjustments (which changes in the aggregate would not reasonably be expected to have a Material Adverse Effect on Acquiror). Taken together, the financial statements described in clauses (a) and (b) above (collectively, the "Acquiror Financial Statements") fairly and accurately present in all material respects the respective financial position, assets, liabilities and results of operations of Acquiror and its Subsidiaries as at the respective dates of and for the periods referred to in the Acquiror Financial Statements.

     SECTION 5.8    BOOKS AND RECORDS.  The books of account, minute books,
                    -----------------
stock record books and other records of Acquiror and its Subsidiaries are complete and correct in all material respects, and have been maintained in accordance with sound business practices and all material applicable Legal Requirements, including the maintenance of any adequate system of internal controls. The minute books of Acquiror and its Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the shareholders, the board of directors, and committees of the board of directors of Acquiror and its Subsidiaries, respectively. At the Closing, all of those books and records will be in the possession of Acquiror or its Subsidiaries.

     SECTION 5.9    TITLE TO PROPERTIES.  Each of Acquiror and its Subsidiaries
                    -------------------
has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, which it purports to own and which it depreciates or amortizes for purposes of its federal Tax Returns (including the other real estate owned), subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent Acquiror Financial Statement or on Schedule 5.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the Acquiror Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held and which would not reasonably be expected to have a Material Adverse Effect on Acquiror. Each of Acquiror and its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective material property leased by it. All buildings and structures owned by each of Acquiror and its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person, except where any such encroachment would not reasonably be expected to have a Material Adverse Effect on Acquiror.

     SECTION 5.10   CONDITION AND SUFFICIENCY OF ASSETS.  The material
                    -----------------------------------
buildings, structures and equipment of Acquiror and its Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. The buildings, structures and equipment of Acquiror and its Subsidiaries are sufficient for the continued conduct of the business of Acquiror and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing.

     SECTION 5.11   UNDISCLOSED LIABILITIES; ADVERSE CHANGES.  Except as set
                    ----------------------------------------
forth in Schedule 5.11, neither Acquiror nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Acquiror Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Since the date of the latest Acquiror Financial Statement, no event has occurred or circumstance exists that would reasonably be expected to result in a Material Adverse Effect on Acquiror and no facts or circumstances have been discovered by Acquiror from which it appears that there is a significant risk and reasonable probability that Acquiror will suffer a Material Adverse Effect.

     SECTION 5.12   TAXES.  (a) Each of Acquiror and its Subsidiaries has duly
                    -----
filed or will duly file all Tax Returns required to be filed by it for all periods prior to the Closing Date, and each such Tax Return is complete and accurate in all material respects. Each of Acquiror and its Subsidiaries has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Acquiror or any of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, by setting up adequate reserves therefor, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no material claim or assessment pending or, to the Knowledge of Acquiror, Threatened against Acquiror or any of its Subsidiaries for any material Taxes owed by any of them. No audit, examination or investigation related to Taxes paid or payable by Acquiror or any of its Subsidiaries is presently being conducted or, to Acquiror's Knowledge, Threatened by any Regulatory Authority. Acquiror has delivered to Acquiror true, correct and complete copies of all Tax Returns previously filed by each of Acquiror and its Subsidiaries and any tax examination reports and statements of deficiencies assessed or agreed to for Acquiror or any of its Subsidiaries with respect to the last three fiscal years. Deferred taxes of Acquiror have been accounted for in accordance with generally accepted accounting principles. Neither Acquiror nor any of its Subsidiaries is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to any Person other than Acquiror or any of its Subsidiaries.

              (b) Except where any of the following would not reasonably be expected to result in a Material Adverse Effect on Acquiror, each of Acquiror and its Subsidiaries has withheld amounts from its employees, shareholders or holders of public deposit accounts in compliance with the tax withholding provisions of applicable federal, state and local laws, has filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made and, except as set forth in Schedule 5.12, has notified all employees, stockholders and holders of public deposit accounts of their obligations to file all forms, statements or reports with it in accordance with applicable federal, state and local tax laws and has taken reasonable steps to insure that such employees, shareholders and holders of public deposit accounts have filed all such forms, statements and reports with it.

     SECTION 5.13   COMPLIANCE WITH ERISA.  (a) Except as set forth on Schedule
                    ---------------------
5.13, all employee benefit plans (as defined in Section 3(3) of ERISA) established or maintained by Acquiror or any of its Subsidiaries or to which Acquiror or any of its Subsidiaries contributes, are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. For purposes of this Section, non-compliance with the Code and ERISA is material if such non-compliance would reasonably be expected to have a Material Adverse Effect on Acquiror. No such employee benefit plan has, or as of the Closing will have, any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which Acquiror or any of its Subsidiaries would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing, which amounts would be material to Acquiror or its Subsidiaries. Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations which would be material to Acquiror or any of its Subsidiaries under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if Acquiror or any of its Subsidiaries withdrew from any such plan as of the Closing.

          (b) Except as set forth in Schedule 5.13, Acquiror neither maintains nor has entered into any Acquiror Employee Benefit Plan (as defined below) which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of Acquiror or any of its Subsidiaries or their respective beneficiaries, or other provisions, which would cause an increase in the liability of Acquiror or any of its Subsidiaries or of Acquiror as a result of the Contemplated Transactions or any related action thereafter. All payments and other compensation paid or payable by Acquiror or any of its Subsidiaries under this Agreement, any Acquiror Employee Benefit Plan or otherwise, to or for the benefit of any employee or director of Acquiror or any of its Subsidiaries, are in compliance with all applicable rules, regulations and bulletins promulgated by the Federal Deposit Insurance Corporation.

          (c) Except as set forth in Schedule 5.13, each of the Acquiror Employee Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under
Section 401(a) of the Code ("Acquiror Qualified Plans") has been determined by the Internal Revenue Service to qualify under Section 401(a) of the Code, or an application for determination of such qualification has been timely made to the Internal Revenue Service prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of each such determination letter or pending application has been provided to Acquiror), and, to the Knowledge of Acquiror, there exist no circumstances (other than circumstances caused by transactions contemplated in this Agreement or any related actions) likely to materially adversely affect the qualified status of any such Acquiror Qualified Plan.

          (d) There is no pending or, to the Knowledge of Acquiror, threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the Acquiror Employee Benefit Plans (or with respect to the administration of any of such plans) now or heretofore maintained by Acquiror or any of its Subsidiaries which allege violations of applicable state or federal law which are reasonably likely to result in a Material Adverse Effect on Acquiror or any such plan.

          (e) Schedule 5.13 describes any obligation that Acquiror or any of its Subsidiaries has to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of retirees, other former employees or directors and dependents entitled to such coverages and their ages.

          (f) All accrued contributions and other payments required to be made by Acquiror to any Acquiror Employee Benefit Plan through the Closing Date have been made or reserves adequate for such purposes have been set aside therefor and reflected on the Acquiror Financial Statements.

          (g) Acquiror has filed, and will continue to file in a timely manner, all returns/reports and etc. pertaining to each Acquiror Employee Benefit plan with the Internal Revenue Service, the Pension Benefit Guaranty Corporation and the Department of Labor. All such filings, as amended, were and will be complete and accurate in all material respects.

     SECTION 5.14   COMPLIANCE WITH LEGAL REQUIREMENTS.  Each of Acquiror and
                    ----------------------------------
its Subsidiaries is, and at all times since January 1, 1994, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets where the failure to so comply had, or would reasonably be expected to have, a Material Adverse Effect on Acquiror. No event has occurred or circumstance exists that (with or without notice or lapse of time):
(a) may constitute or result in a violation by Acquiror or any of its Subsidiaries of, or a failure on the part of Acquiror or any of its Subsidiaries to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of Acquiror or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, in either case of such clauses (a) or (b) above, that would reasonably be expected to have a Material Adverse Effect on Acquiror. Except as set forth on Schedule 5.14, neither Acquiror nor any of its Subsidiaries has received, at any time since January 1, 1994, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible, or potential obligation on the part of Acquiror or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, in either case of such clauses (x) or (y) above, that would reasonably be expected to have a Material Adverse Effect on Acquiror.

     SECTION 5.15   LEGAL PROCEEDINGS; ORDERS.  Schedule 5.15 is a true and
                    -------------------------
correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of Acquiror, Threatened against or affecting Acquiror or any of its Subsidiaries or any of their respective assets or businesses, or the Contemplated Transactions, during the past three years which had, or would reasonably be expected to have, a Material Adverse Effect on Acquiror, and there is no fact known to Acquiror which would provide a basis for any Proceeding or Order which could have such an effect. To the Knowledge of Acquiror, no officer, director, agent, or employee of Acquiror or any of its Subsidiaries is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of Acquiror or any of its Subsidiaries. Neither Acquiror nor any of its Subsidiaries has received, at any time since January 1, 1994, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement to which Acquiror or any of its Subsidiaries or any of their respective businesses or the assets owned or used by them, is or has been subject where such violation or failure would reasonably be expected to have a Material Adverse Effect on Acquiror.

     SECTION 5.16   ABSENCE OF CERTAIN CHANGES AND EVENTS.  Except as set forth
                    -------------------------------------
in Schedule 5.16, since December 31, 1996, each of Acquiror and its Subsidiaries has conducted its business only in the Ordinary Course of Business and with respect to each there has not been any:

               (a) change in the authorized or issued capital stock (except as otherwise contemplated by this Agreement); grant of any stock option or right to purchase shares of capital stock of Acquiror or its Subsidiaries (except in the Ordinary Course of Business or otherwise in accordance with past compensation practices); issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by Acquiror or any of its Subsidiaries of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of the capital stock of Acquiror or any of its Subsidiaries (other than dividends paid by any of the Subsidiaries solely to Acquiror or dividends paid by Acquiror to its stockholders in accordance with past practice);

               (b) amendment to the certificate or articles of incorporation or charter, bylaws or any other document of formation or governance of Acquiror or any of its Subsidiaries (except as otherwise contemplated by this Agreement);

               (c) payment or increase by Acquiror or any of the Subsidiaries of any bonuses, salaries or other compensation to any shareholder, director, officer or employee (except for periodic payments or increases in the Ordinary Course of Business or otherwise in accordance with past compensation practices) or entry by Acquiror or any of its Subsidiaries into any employment, severance or similar Contract with any director, officer or employee;

               (d) adoption, material amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Acquiror Employee Benefit Plan (as defined below);

               (e) damage to or destruction or loss of any asset or property of Acquiror or any of its Subsidiaries not covered by insurance that had, or would reasonably be expected to have, a Material Adverse Effect on Acquiror;

               (f) entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement, or any material Contract (other than relating to a loan made by any of Acquiror's banking Subsidiaries in the Ordinary Course of Business) or transaction involving a total remaining commitment by or to Acquiror or any of its Subsidiaries of at least $2,000,000;

               (g) material change in any existing material lease of real or personal property;

               (h) sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any material asset or property of Acquiror or any of its Subsidiaries or mortgage, pledge or imposition of any lien or other encumbrance on any material asset or property of Acquiror or any of its Subsidiaries except for tax and other liens which arise by operation of law and with respect to which payment is not past due, and except for pledges or liens: (i) required to be granted in connection with the acceptance by any of Acquiror's banking Subsidiaries of government deposits;
(ii) granted in connection with repurchase or reverse repurchase agreements; or
(iii) otherwise incurred in the Ordinary Course of Business;

               (i) incurrence of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

               (j) cancellation or waiver of any claims or rights with a value to Acquiror or any of its Subsidiaries in excess of $500,000 other than in the Ordinary Course of Business;

               (k) any investment in, or purchase of, a depreciable or amortizable capital asset exceeding $500,000, or aggregate investments of a capital nature exceeding $1,000,000 (other than in the Ordinary Course of Business);

               (l) transaction for the borrowing or loaning of monies, other than in the Ordinary Course of Business;

               (m) material change in the accounting methods used by Acquiror or any of its Subsidiaries; or

               (n) agreement, whether oral or written, by Acquiror or any of its Subsidiaries to do any of the foregoing.

     SECTION 5.17   PROPERTIES, CONTRACTS, EMPLOYEE BENEFIT PLANS AND OTHER
                    -------------------------------------------------------
AGREEMENTS. Schedule 5.17 lists or describes the following:
----------

               (a) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Acquiror or any of its Subsidiaries in excess of $500,000;

               (b) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

               (c) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs or liabilities by Acquiror or any of its Subsidiaries with any other Person where the investment of Acquiror or any of its Subsidiaries is in excess of $500,000;

               (d) each Applicable Contract containing covenants that in any way purport to restrict the business activity of Acquiror or any of its Subsidiaries or limit the freedom of Acquiror or any of its Subsidiaries to engage in any line of business or to compete with any Person;

               (e) any employment agreement or arrangement with any director, officer or employee of each of Acquiror and its Subsidiaries;

               (f) each profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, deferred compensation, stock bonus, stock purchase or other employee welfare or benefit agreements, plans or arrangements established, maintained, sponsored or undertaken by Acquiror or any of its Subsidiaries for the benefit of the officers, directors or employees of Acquiror or any of its Subsidiaries, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other Contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by Acquiror or any of its Subsidiaries for the benefit of the employees of Acquiror or any of its Subsidiaries (collectively, the "Acquiror Employee Benefit Plans"), and, in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective IRS private rulings or determination letters obtained by or for the benefit of Acquiror or any of its Subsidiaries;

               (g) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Acquiror or any of its Subsidiaries to be responsible for special or consequential damages; and

               (h) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

     SECTION 5.18   NO DEFAULTS.  Except as set forth in Schedule 5.18, each
                    -----------
material Contract of Acquiror is in full force and effect and is valid and enforceable in accordance with its terms. Each of Acquiror and its Subsidiaries is, and at all times since January 1, 1994, has been, in full compliance with all applicable terms and requirements of each Contract under which any of Acquiror or its Subsidiaries has or had any obligation or liability or by which Acquiror or any of its Subsidiaries or any of the respective assets owned or used by them is or was bound where the failure to be in such full compliance had, or would reasonably be expected to have, a Material Adverse Effect on Acquiror. To the Knowledge of Acquiror, each other Person that has or had any obligation or liability under any Contract under which Acquiror or any of its Subsidiaries has or had any rights is, and at all times since January 1, 1994, has been, in full compliance with all applicable terms and requirements of such Contract where the failure to be in such full compliance had, or would reasonably be expected to have, a Material Adverse Effect on Acquiror. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Acquiror, any of its Subsidiaries or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract, any of which would reasonably be expected to have a Material Adverse Effect on Acquiror. Neither Acquiror nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 1994, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract where such violation, breach or default had, or would reasonably be expected to have, a Material Adverse Effect on Acquiror. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Acquiror or any of the Subsidiaries under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

     SECTION 5.19   INSURANCE.  Schedule 5.19 lists and briefly describes the
                    ---------
policies of insurance (including bankers blanket bond and insurance providing benefits for employees) owned or held by Acquiror or any of its Subsidiaries on the date hereof. Each such policy is, and Acquiror will use its Best Efforts to keep each such policy, in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive) until the Closing. All premiums due on such policies have been paid.

     SECTION 5.20   COMPLIANCE WITH ENVIRONMENTAL LAWS.  (a) Except as set forth
                    ----------------------------------
on Schedule 5.20, there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving Acquiror or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of Acquiror, Threatened, nor to the Knowledge of Acquiror is there any factual basis for any of the foregoing, as a result of any asserted failure of Acquiror or any of its Subsidiaries, or any predecessor thereof, to comply (or the assertion of liability even if in compliance) with any Legal Requirements designed to minimize, prevent, punish or remedy the consequences of actions that damage or threaten the soil, land surface or subsurface strata, surface waters (including navigable waters, oceans waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource, any of which would reasonably be expected to have a Material Adverse Effect on Acquiror.

               (b) With respect to the real estate owned (including other real estate owned) or leased by Acquiror or any of its Subsidiaries (the "Acquiror Premises"), to the Knowledge of Acquiror: (i) no part of the Acquiror Premises has been used for the generation, manufacture, handling, storage or disposal of Hazardous Substances; (ii) except as disclosed in Schedule 5.20, the Acquiror Premises do not contain, and have never contained, an underground storage tank; and (iii) the Acquiror Premises do not contain and are not contaminated by any material quantity of a Hazardous Substance from any source.

     SECTION 5.21   REGULATORY FILINGS.  Since January 1, 1996, each of Acquiror
                    ------------------
and its Subsidiaries has filed in a timely manner all required filings with all Regulatory Authorities, including the SEC, the Federal Reserve, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Office of Thrift Supervision and the Commissioner. To the Knowledge of Acquiror, all such filings were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

     SECTION 5.22   FIDUCIARY POWERS.  Each of the Subsidiaries of Acquiror has
                    ----------------
properly
administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulations and common law where the failure to so administer such accounts would reasonably be expected to have a Material Adverse Effect. None of the Subsidiaries of Acquiror or any of its respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account, where any such failures or inaccuracies would reasonably be expected to have a Material Adverse Effect.

     SECTION 5.23   DISCLOSURE. No representation or warranty of Acquiror in
                    ----------
this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 7.8 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

     SECTION 5.24   BROKERAGE COMMISSIONS.  None of Acquiror or any of its
                    ---------------------
Subsidiaries or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     SECTION 5.25   APPROVAL DELAYS.  To the Knowledge of Acquiror, there is no
                    ---------------
reason why the granting of any of the regulatory approvals referred to in
Section 7.4 would be denied or unduly delayed.

     SECTION 5.26   ALLOWANCE FOR LOAN AND LEASE LOSSES. The allowance for loan
                    -----------------------------------
and lease losses shown on the Acquiror Financial Statement, dated as of December 31, 1996 (and as shown on any Subsequent Acquiror Financial Statement), to the Knowledge of Acquiror, as of such date was (and will be as of the date of each such Subsequent Acquiror Financial Statement) adequate in all material respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, on loans outstanding, and contained an additional amount of unallocated reserves for unanticipated future losses at a level considered adequate under the standards applied by applicable Regulatory Authorities and based upon generally accepted accounting practices applicable to financial institutions. To the Knowledge of Acquiror, the aggregate principal amount of loans contained (or that will be contained) in the loan portfolio of Acquiror as of December 31, 1996 (and as of the date of any Subsequent Acquiror Financial Statement), in excess of such reserve, was (and will be) fully collectible.

     SECTION 5.27   INDEMNIFICATION.  To the Knowledge of Acquiror, except as
                    ---------------
set forth in Schedule 5.27, no action or failure to take action by any director, officer, employee or agent of Acquiror or any of its Subsidiaries has occurred which would give rise to a claim or a potential claim by any such person for indemnification from Acquiror or any of its Subsidiaries under the corporate indemnification provisions of Acquiror or any of its Subsidiaries in effect on the date of this Agreement.

     SECTION 5.28   INSIDER INTERESTS.  All outstanding loans and other
                    -----------------
contractual arrangements (including deposit relationships) between Acquiror or any of its Subsidiaries and any officer, director or employee of Acquiror or any of its Subsidiaries conform in all material respects to the applicable rules and regulations and requirements of all Regulatory Authorities which were in effect when such loans and other contractual arrangements were entered into. Except as disclosed in Acquiror's most recent proxy statement to its stockholders, no officer, director or employee of Acquiror or any of its Subsidiaries has any Material Interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Acquiror or any of its Subsidiaries.

     SECTION 5.29   POOLING AND TAX.  To the Knowledge of Acquiror, neither it
                    ---------------
nor any of its Subsidiaries has engaged in any act that would preclude or adversely affect the Merger from qualifying for pooling of interests accounting treatment or as a tax-free reorganization under Section 368(a) of the Code, and, to the Knowledge of Acquiror, there is no basis or reason why the conditions set forth in Sections 8.12 and 9.11 will not be satisfied.

                                   ARTICLE 6

                              HERITAGE'S COVENANTS

     SECTION 6.1    ACCESS AND INVESTIGATION.  (a) Acquiror and its
                    ------------------------
Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of Heritage and its Subsidiaries in accordance with the provisions of this Section. Acquiror and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of each of Heritage and its Subsidiaries and of their respective financial and legal condition as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, that such access or investigation shall not interfere unnecessarily with the normal operations of Heritage and its Subsidiaries. Upon request, each of Heritage and its Subsidiaries will furnish to Acquiror or its Representatives, attorneys' responses to auditors' requests for information regarding Heritage or any of its Subsidiaries, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror (provided with respect to attorneys, such disclosure would not result in the waiver by Heritage or any of its Subsidiaries of any claim of attorney-client privilege), and will permit Acquiror or its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for Heritage or any of its Subsidiaries, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Acquiror or its Representatives. No investigation by Acquiror shall affect the representations and warranties made by Heritage in this Agreement. This Section shall not require the disclosure of any information the disclosure of which to Acquiror would be prohibited by law.

               (b) Heritage shall allow a representative of Acquiror to attend as an observer: (i) all meetings of the Board of Directors of Heritage and its Subsidiaries; and (ii) all meetings of the committees of each such Board, including without limitation the audit and executive committees thereof, except for any such meeting if and to the extent that any amendment to this Agreement or the Stock Option Agreement or the merits of any Acquisition Transaction described in Section 6.7 hereof is discussed. Heritage shall give reasonable notice to Acquiror of any such meeting and, if known, the agenda for or business to be discussed at such meeting. Heritage shall provide to Acquiror all information provided to the directors on all such Boards and committees in connection with all such meetings or otherwise provided to the directors. It is understood by the parties that Acquiror's representative will not have any voting rights with respect to matters discussed at these meetings and that Acquiror is not managing the business or affairs of Heritage. All information obtained by Acquiror at these meetings shall be treated in confidence as provided in Section 11.6.

     SECTION 6.2    OPERATIONS OF HERITAGE. Between the date of this Agreement
                    ----------------------
and the Closing Date, Heritage will, and will cause each of its Subsidiaries, to

               (a) conduct its respective business only in the Ordinary Course of Business;

               (b) use its Best Efforts to preserve intact its respective current business organization, keep available the services of the current officers, employees and agents and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it and will inform Acquiror as soon as it becomes aware of the potential loss or diminution in the relationship with any consequential customer, the term "consequential customer" to include the twenty largest loan, depository or trust customers;

               (c) confer with Acquiror concerning operational matters that would reasonably be expected to have a Material Adverse Effect on Heritage;

               (d) enter into loan and other business transactions only in accordance with its current credit and other internal policies (and not amend such policies except as may be required by any Regulatory Authority) and only on terms and conditions consistent with arm's-length transactions and conduct its investment activities and its asset liability management activities only in accordance with Heritage's current investment policies and asset liability management policies (and not amend such policies except as may be required by any Regulatory Authority);

               (e) consistent with past practice, maintain a reserve for possible loan and lease losses which is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable);

               (f) maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

               (g) file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects; and

             (h) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and comply in all material respects with all Legal Requirements.

     SECTION 6.3    NEGATIVE COVENANT.  Except as otherwise expressly permitted
                    -----------------
by this Agreement, as set forth on Schedule 6.3, pursuant to an existing Contract disclosed in this Agreement or on Heritage's Schedules or pursuant to the Stay Bonus Plan, between the date of this Agreement and the Closing Date, Heritage will not, and will cause each of its Subsidiaries not to, without the prior written consent of Acquiror, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.17 is likely to occur other than those occurring in the Ordinary Course of Business or in a manner consistent with past practices.

     SECTION 6.4    HERITAGE DIVIDENDS.  Beginning with the first calendar
                    ------------------
quarter of 1998 and for each succeeding calendar quarter thereafter prior to that calendar quarter in which the Effective Time shall occur, Heritage: (a) will not declare or pay any dividends or make any distributions with respect to outstanding Heritage Common Stock, except quarterly cash dividends which shall not exceed $0.11 per share; (b) except as provided below, will not declare or pay any dividends or make any distributions in any amount on Heritage Common Stock in the calendar quarter in which the Effective Time shall occur and in which the holders of Heritage Common Stock are entitled to receive regular quarterly dividends on the shares of Acquiror Common Stock into which the shares of Heritage Common Stock have been converted. It is the intent of clause (b) of this Section to provide that the holders of Heritage Common Stock will receive either payment of dividends on their shares of Heritage Common Stock as permitted under (a) of this Section or the payment of cash dividends as the holders of shares of Acquiror Common Stock received in exchange for the shares of Heritage Common Stock for the calendar quarter during which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a permitted dividend as shareholders of Heritage and the payment of a cash dividend as the holders of the shares of Acquiror Common Stock received in exchange for the shares of Heritage Common Stock. In the event that Heritage does not declare and pay permitted dividends on its Heritage Common Stock in a particular calendar quarter because of Heritage's expectation that the Effective Time would occur in said calendar quarter wherein the holders of Heritage Common Stock would have become entitled to receive cash dividends for such calendar quarter on the shares of Acquiror Common Stock to have been exchanged for the shares of Heritage Common Stock, and the Effective Time does not in fact occur in said calendar quarter, then, as a result thereof, Heritage shall be entitled to declare and pay a permitted dividend (within the limitations of this Section) on said shares of Heritage Common Stock for said calendar quarter as soon as reasonably practicable.

     SECTION 6.5    SUBSEQUENT HERITAGE FINANCIAL STATEMENTS.  As soon as
                    ----------------------------------------
available after the date hereof, Heritage will furnish Acquiror copies of the monthly unaudited consolidated balance sheets and profit and loss statements of Heritage prepared for its internal use for each month completed after the date of this Agreement and prior to the Closing, and all other financial reports or statements submitted by Heritage or any of its Subsidiaries to Regulatory Authorities after the date hereof, to the extent permitted by law (collectively, the "Subsequent Heritage Financial Statements").

The Subsequent Heritage Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present the financial condition and results of operations for the dates and periods presented. The Subsequent Heritage Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such financial statements misleading in any material respect.

     SECTION 6.6    ADVICE OF CHANGES.  Between the date of this Agreement and
                    -----------------
the Closing Date, Heritage will promptly notify Acquiror in writing if Heritage acquires Knowledge of any fact or condition that causes or constitutes a Breach of any of Heritage's representations and warranties as of the date of this Agreement, or if Heritage acquires Knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, Heritage will promptly deliver to Acquiror a supplement to the Schedules specifying such change. During the same period, Heritage will promptly notify Acquiror of the occurrence of any Breach of any covenant of Heritage in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.

     SECTION 6.7    CERTAIN ACTIONS.  (a) Neither Heritage (nor any of its
                    ---------------
Subsidiaries): (i) shall solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to an Acquisition Transaction (as defined below) or a potential Acquisition Transaction with respect to itself or any of its Subsidiaries; or (ii) shall (A) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or proposal, or (B) enter into any agreement, arrangement, or understanding (whether written or oral), regarding any proposal or transaction providing for or requiring it to abandon, terminate or fail to consummate this Agreement, or compensating it or any of its Subsidiaries under any of the instances described in this clause. Heritage shall immediately instruct and otherwise use its Best Efforts to cause its Representatives (including any Representative of any of its Subsidiaries) to comply with such prohibitions. Heritage shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to such activities. Notwithstanding the foregoing, Heritage may provide information at the request of or enter into discussions or negotiations with a Person with respect to an Acquisition Transaction if the Board of Directors of Heritage determines, in good faith, that the exercise of its fiduciary duties to Heritage's shareholders under applicable law requires it to take such action, provided further, that Heritage may not, in any event, provide to such Person any information which it has not provided to Acquiror. Heritage shall promptly notify Acquiror orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries. This Section shall not prohibit accurate disclosure by Heritage in any document, including the Proxy Statement-Prospectus and the Registration Statement (as each such term is defined below), or other disclosure to the extent required by applicable law if, in the opinion of the Board of Directors of Heritage, disclosure is required under applicable law as to transactions contemplated hereby.

             (b) "Acquisition Transaction" shall, with respect to Heritage, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either Heritage or any significant subsidiary (as defined in Rule 1.02 of Regulation S-X of the SEC) (a "Significant Subsidiary") of Heritage, (ii) a purchase, lease or other acquisition of all or substantially all the assets of either Heritage or any Significant Subsidiary of Heritage, (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 20% or more of the voting power of either Heritage or any Significant Subsidiary of Heritage, but excluding the acquisition of beneficial ownership by any employee benefit plan maintained or sponsored by Heritage, (iv) a tender or exchange offer to acquire securities representing 20% or more of the voting power of Heritage, (v) a public proxy or consent solicitation made to shareholders of Heritage seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement that has been recommended by the Board of Directors of Heritage, (vi) the filing of an application or notice with the Federal Reserve or any other Regulatory Authority seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above, or
(vii) the making of a bona fide proposal to Heritage or its shareholders by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

     SECTION 6.8    BEST EFFORTS; COOPERATION.  Heritage agrees to use its Best
                    -------------------------
Efforts in good faith to satisfy the various covenants and conditions to Closing in this Article and Article 8, respectively, and to consummate the transactions contemplated hereby as promptly as possible. Heritage will not intentionally take or intentionally permit to be taken any action that would be a Breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, Heritage will, and will cause each of its Subsidiaries to, cooperate with Acquiror with respect to all filings that Acquiror is required by Legal Requirements to make in connection with the Contemplated Transactions.

     SECTION 6.9    INFORMATION PROVIDED TO ACQUIROR.  Heritage agrees that none
                    --------------------------------
of the information concerning Heritage or any of its Subsidiaries which is provided or to be provided by Heritage or any of its Subsidiaries to Acquiror for inclusion or which is included in the Registration Statement or Proxy Statement-Prospectus and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement-Prospectus, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement-Prospectus, or any amendment thereof or supplement thereto, at the time of the Heritage Special Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement-Prospectus shall be mailed. Notwithstanding the foregoing, Heritage shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or any of its Subsidiaries contained in the Registration Statement or the Proxy Statement-Prospectus or in any document submitted to, or other communication with, any Regulatory Authority.

     SECTION 6.10   SHAREHOLDERS' MEETING.  Heritage shall cause the Heritage
                    ---------------------
Special Meeting to be held at the earliest practicable date after the Registration Statement has become effective and the Proxy Statement-Prospectus has been sent to Heritage's shareholders for the purpose of acting upon this Agreement. In connection with the Heritage Special Meeting and in accordance with the Illinois BCA, Heritage shall send to its shareholders at least 30 days prior to such meeting, notice of the Heritage Special Meeting together with the Proxy Statement-Prospectus which shall include a copy of this Agreement and a copy of Section 11.70 of the Illinois BCA governing the procedures for dissenting shareholders. Heritage shall recommend the approval of this Agreement and the Merger and shall solicit proxies voting in favor thereof from its shareholders.

     SECTION 6.11   AFFILIATE LETTERS.  Heritage shall use its Best Efforts to
                    -----------------
obtain and deliver to Acquiror within five Business Days after the date hereof a signed representation letter substantially in the form of Exhibit D hereto from each executive officer and director of Heritage and each shareholder of Heritage who may reasonably be deemed an "affiliate" of Heritage within the meaning of such term as used in Rule 145 under the Securities Act and for purposes of qualifying for pooling of interests accounting treatment for the Merger, and shall use its Best Efforts to obtain and deliver to Acquiror a signed representation letter substantially in the form of Exhibit D from any person who becomes an executive officer or director of Heritage or any shareholder who becomes such an "affiliate" after the date hereof and shall use its Best Efforts to obtain and deliver such letter within five Business Days after such person achieves such status.

     SECTION 6.12   HERITAGE STOCK OPTIONS.  At the Effective Time, each
                    ----------------------
Heritage Stock Option shall be converted into and represent an option solely to purchase shares of Acquiror Common Stock (a "Converted Stock Option"), increased to the nearest full share, determined by multiplying (i) the number of shares of Heritage Common Stock subject to such Heritage Stock Option immediately prior to the Effective Time by (ii) 0.7695, at a per share exercise price achieved by dividing the per share exercise price under such Heritage Stock Option by 0.7695 and rounding down to the nearest cent; provided, however, that each Heritage Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time, and shall be exercisable on the same terms and conditions as were applicable to the Heritage Stock Options. The number of shares of Acquiror Common Stock issuable pursuant to any Converted Stock Option shall also be adjusted to reflect any change made in the Exchange Ratio pursuant to Section 3.3 or otherwise. The Board of Directors of Heritage and the committee or committees established under the Heritage Stock Option Plans shall take such actions or make such determinations as may be required under such plans, subject to the approval of Acquiror, to effect the provisions of this Section.

     SECTION 6.13   ENVIRONMENTAL INVESTIGATION.  (a) Heritage shall engage an
                    ---------------------------
environmental consultant acceptable to Acquiror to conduct a preliminary ("Phase I") environmental assessment of each of the parcels of real estate used in the operation of the businesses of Heritage and any Heritage Subsidiary and any other real estate owned by Heritage or a Heritage Subsidiary (other than single family residences). The fees and expenses of the consultant with respect to the Phase I assessments shall be shared equally by Acquiror and Heritage. The consultant shall complete and deliver the Phase I assessments not later than 60 days after the date of this Agreement. If any environmental conditions are found, suspected, or would tend to be indicated by the report of the consultant which may be contrary to the representations and warranties of Heritage set forth herein without regard to any exceptions that may be contained in Heritage's Schedules, then the parties shall obtain from one or more mutually acceptable consultants or contractors, as appropriate, an estimate of the cost of any further environmental investigation, sampling, analysis, remediation or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations.

               (b) Upon receipt of the estimate of the costs of all follow-up work to the Phase I assessments or any subsequent investigation phases that may be conducted, the parties shall attempt to agree upon a course of action for further investigation and remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the report of the consultant. All post-Phase I investigations or assessments (the cost of which shall be paid by Heritage), all work plans for any post-Phase I assessments or remediation, and any removal or remediation actions that may be performed, shall be mutually satisfactory to Acquiror and Heritage. If such work plans or removal or remediation actions would cost more than $3,000,000 (individually or in the aggregate on a tax affected basis) to complete, Acquiror and Heritage shall discuss a mutually acceptable modification of this Agreement. Acquiror and Heritage shall cooperate in the review, approval and implementation of all work plans.

               (c) If the parties are unable to agree upon a course of action for further investigation and remediation of an environmental condition or issue raised by an environmental assessment and/or a mutually acceptable modification to this Agreement, and the condition or issue is not one for which it can be determined to a reasonable degree of certainty that the risk and expense to which the Surviving Corporation and its Subsidiaries would be subject as owner of the property involved can be quantified, in good faith, and limited to an amount less than $3,000,000 (on a tax affected basis), then Acquiror may terminate this Agreement by the earlier to occur of (i) 120 days after the receipt of the Phase I assessments, or (ii) the receipt of all consents and approvals of government regulatory authorities as legally required to consummate the Merger and the expiration of all statutory waiting periods.

     SECTION 6.14   EXECUTION OF THE STOCK OPTION AGREEMENT.  Simultaneously
                    ---------------------------------------
with the execution of this Agreement and as a condition thereto, Heritage shall execute and deliver the Stock Option Agreement, which grants to Acquiror an option to acquire up to 19.9% of the issued and outstanding shares of Heritage Common Stock upon the occurrence of certain circumstances, substantially in the form attached hereto as Exhibit E (the "Stock Option Agreement").

     SECTION 6.15   CAPITAL STOCK.  Except for or as otherwise permitted in or
                    -------------
contemplated by this Agreement, or the Stock Option Agreement, without the prior written consent of Acquiror, from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement,

Heritage shall not, and shall not enter into any agreement to, issue, sell or otherwise permit to become outstanding any additional shares of Heritage Common Stock, preferred stock, or any other capital stock of Heritage, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock, other than pursuant to the Heritage Stock Option Plans, the aggregate number of shares of Heritage Common Stock covered by all existing grants being no more than 548,336 shares. No additional shares of Heritage Common Stock shall become subject to new grants of employee stock options, stock appreciation rights or similar stock based employee compensation rights.

     SECTION 6.16   TITLE TO REAL ESTATE.  As soon as practical after the date
                    --------------------
hereof, but in any event no later than 60 days after the date hereof, Heritage shall obtain and deliver to Acquiror, with respect to all real estate owned or held pursuant to a ground lease by Heritage and its Subsidiaries, an owner's preliminary report of title covering a date subsequent to the date hereof, issued by Chicago Title Company or such other title insurance company as is reasonably acceptable to Acquiror, showing fee simple title in Heritage or its Subsidiaries in such real estate or the appropriate leasehold interest of Heritage or its Subsidiaries subject only to liens, mortgages, security interests, encumbrances or charges of any kind except: (a) liens, mortgages, security interests or encumbrances or other charges as noted in the most recent Heritage Financial Statement or on Schedule 4.10; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the Heritage Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; (d) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held and which would not reasonably be expected to have a Material Adverse Effect on Heritage; and (e) the standard exceptions to title customarily contained in a policy on ALTA Owner's Form B. The cost of such preliminary title reports shall be shared equally by Heritage and Acquiror.

     SECTION 6.17   POOLING OF INTERESTS; TAX TREATMENT.  Neither Heritage nor
                    -----------------------------------
any of its Subsidiaries shall voluntarily take any action that would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" that would be tax free or deferred to the shareholders of Heritage pursuant to Section 368(a) of the Code; provided, however, that Heritage, after consultation with Acquiror, may acquire additional treasury shares, provided further, that Heritage acquires and disposes of such shares in a manner that does not disqualify the Merger from being accounted for on a "pooling of interests" method of accounting.

                                   ARTICLE 7

                              ACQUIROR'S COVENANTS

     SECTION 7.1    ACCESS AND INVESTIGATION.  Heritage and its Representatives
                    ------------------------
shall, at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of Acquiror and its Subsidiaries in accordance with the provisions of this Section. Heritage and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of each of Acquiror and its Subsidiaries and their respective financial and legal condition as Heritage shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, that such access or investigation shall not interfere unnecessarily with the normal operations of Acquiror and its Subsidiaries. Upon request, Acquiror will furnish to Heritage or its Representatives, attorneys' responses to auditors' requests for information regarding Acquiror and its Subsidiaries and such financial and operating data and other information reasonably requested by Heritage (provided with respect to attorneys, such disclosure would not result in the waiver by Acquiror or any of its Subsidiaries of any claim of attorney-client privilege), and will permit Heritage or its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for Acquiror or its Subsidiaries, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Heritage or its Representatives. No investigation by Heritage shall affect the representations and warranties made by Acquiror in this Agreement. This Section shall not require the disclosure of any information the disclosure of which to Heritage would be prohibited by law.

     SECTION 7.2    OPERATIONS OF ACQUIROR. Between the date of this Agreement
                    ----------------------
and the Closing Date, Acquiror will, and will cause each of its Subsidiaries, to

               (a) conduct its respective business only in the Ordinary Course of Business;

               (b) use its Best Efforts to preserve intact its respective current business organization, keep available the services of the current officers, employees and agents and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it and will inform Heritage as soon as it becomes aware of the potential loss or diminution in the relationship with any consequential customer, the term "consequential customer" to include the twenty largest loan, depository or trust customers;

               (c) confer with Heritage concerning operational matters that would reasonably be expected to have a Material Adverse Effect on Acquiror;

               (d) enter into loan and other business transactions only in accordance with its current credit and other internal policies (and not amend such policies except as may be required by any Regulatory Authority) and only on terms and conditions consistent with arm's-length transactions and conduct its investment activities and its asset liability management activities only in accordance with Acquiror's current investment policies and asset liability management policies (and not amend such policies except as may be required by any Regulatory Authority);

               (e) consistent with past practice, maintain a reserve for possible loan and lease losses which is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable);

               (f) maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

               (g) file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects; and

               (h) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and comply in all material respects with all Legal Requirements.

     SECTION 7.3    NEGATIVE COVENANT.  Except as otherwise expressly permitted
                    -----------------
by this Agreement or as set forth on Schedule 7.3 or pursuant to existing Contracts disclosed in this Agreement or on Acquiror's Schedules, between the date of this Agreement and the Closing Date, Acquiror will not, and will cause each of its Subsidiaries not to, without the prior written consent of Heritage, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section
5.16 is likely to occur other than those occurring in the Ordinary Course of Business or in a manner consistent with past practices.

     SECTION 7.4    REGULATORY APPROVALS.  Except as otherwise provided in this
                    --------------------
Agreement, as promptly as practicable, but in no event later than 30 calendar days after the date of this Agreement, Acquiror will make all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions (including all filings under the BHCA, the IHBCA and the Illinois
Act). Acquiror shall use its Best Efforts to pursue all necessary regulatory approvals; provided, however, that Acquiror shall have no obligation to accept non-standard conditions or restrictions with respect to the aforesaid approvals of Regulatory Authorities if it shall reasonably determine that such conditions or restrictions would be materially burdensome to Acquiror, the Surviving Corporation and/or their respective Subsidiaries. In the event of an adverse or unfavorable determination by any Regulatory Authority, or in the event the Merger is challenged or opposed by any Proceeding brought by any Regulatory Authority (including the Department of Justice), Acquiror shall use its Best Efforts to reverse such determination or resolve any such Proceeding without the imposition of any conditions or restrictions that would be materially burdensome to Acquiror, the Surviving Corporation and/or their respective Subsidiaries. If Acquiror is unsuccessful in such efforts, the determination of whether and to what extent to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be made by Acquiror. In advance of filing any of the documents required to be filed pursuant to this Section, Acquiror shall provide
Heritage and its counsel with a copy of such documents and provide Heritage and its counsel a reasonable opportunity to comment thereon, and thereafter shall promptly advise, and provide copies to, Heritage and its counsel of any material communication received by Acquiror or its counsel from any Regulatory Authorities with respect to any of such documents.

     SECTION 7.5    SEC REGISTRATION.  Acquiror shall file with the SEC as
                    ----------------
promptly as practicable, but in no event later than 45 calendar days after the execution of this Agreement, a Registration Statement on an appropriate form under the Securities Act covering Acquiror Common Stock to be issued pursuant to this Agreement and shall use its best efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such Registration Statement and any amendments and supplements thereto are referred to herein as the "Registration Statement." The Registration Statement shall include a Proxy Statement-Prospectus thereto reasonably acceptable to Acquiror and Heritage (the "Proxy Statement-Prospectus"), prepared by Acquiror and Heritage for use in connection with the Special Meeting, all in accordance with the rules and regulations of the SEC. Acquiror shall, as promptly as practicable, but in no event later than 45 calendar days after the execution of this Agreement, make all filings required to obtain all Blue Sky permits, authorizations, consents or approvals required for the issuance of Acquiror Common Stock. In advance of filing any of the documents required to be filed pursuant to this Section, Acquiror shall provide Heritage and its counsel with a copy of such documents and provide Heritage and its counsel a reasonable opportunity to comment thereon, and thereafter shall promptly advise, and provide copies to, Heritage and its counsel of any material communication received by Acquiror or its counsel from any Regulatory Authorities with respect to any of such documents.

     SECTION 7.6    AUTHORIZATION AND RESERVATION OF ACQUIROR COMMON STOCK;
                    -------------------------------------------------------
HERITAGE STOCK OPTIONS.  (a) The board of directors of Acquiror shall, prior to
----------------------
the Effective Time, authorize and reserve the maximum number of shares of Acquiror Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.

          (b) Acquiror agrees to assume and honor each of the Converted Stock Options in accordance with their terms. Acquiror shall cause the shares of Acquiror Common Stock covered by such Converted Stock Options to be covered by an effective registration statement filed on Form S-8 with the SEC and such shares of Acquiror Common Stock shall be duly authorized and validly issued in compliance with all applicable federal and state securities laws, fully paid and nonassessable and not subject to or in violation of any preemptive rights. Acquiror shall at and after the Effective Time have reserved sufficient shares of Acquiror Common Stock for issuance with respect to such options. Acquiror shall also take any action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of such shares.

     SECTION 7.7    INDEMNIFICATION.  Except as may be limited by applicable
                    ---------------
law, Acquiror hereby agrees to maintain all rights of indemnification currently provided by Heritage and its Subsidiaries in favor of their current and former employees, directors, officers and agents on terms no less favorable than those provided in the articles of incorporation or bylaws of Heritage or any of its Subsidiaries or otherwise in effect on December 31, 1997 for a period of not less than four years from the Effective Time with respect to matters occurring prior to the Effective Time. In the event Acquiror or any of its successors or assigns (a) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation, merger or transaction, or (b) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision will be made so that such surviving corporation or transferee and its successors and assigns assume the obligations set forth in this Section. Acquiror agrees that, prior to or at the Effective Time, it will provide under its directors' and officers' liability insurance prior acts and omissions coverage for current and former officers and directors of Heritage and its Subsidiaries for at least four years after the Effective Time.

     SECTION 7.8    ADVICE OF CHANGES.  Between the date of this Agreement and
                    -----------------
the Closing Date, Acquiror will promptly notify Heritage in writing if Acquiror acquires Knowledge of any fact or condition that causes or constitutes a Breach of any of Acquiror's or Acquisition Corp's representations and warranties as of the date of this Agreement, or if Acquiror acquires Knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition requires any change in the Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, Acquiror will promptly deliver to Heritage a supplement to the Schedules specifying such change. During the same period, Acquiror will promptly notify Heritage of the occurrence of any Breach of any covenant of Acquiror or Acquisition Corp in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Article 9 impossible or unlikely.

     SECTION 7.9    RESOLUTION OF HERITAGE EMPLOYEE BENEFIT PLANS.  Heritage and
                    ---------------------------------------------
Acquiror shall cooperate in effecting the following treatment of the Heritage Employee Benefit Plans, except as mutually agreed upon by Acquiror and Heritage prior to the Effective Time:

               (a) At the Effective Time, Acquiror shall be substituted for Heritage as the sponsoring employer under those Heritage Employee Benefit Plans with respect to which Heritage or any of its Subsidiaries is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in Heritage or its Subsidiary with respect to each such plan. Except as otherwise provided herein, each such plan and any Heritage Employee Benefit Plan sponsored by Heritage or any Heritage Subsidiary shall be continued in effect by Acquiror or any applicable Acquiror Subsidiary after the Effective Time without a termination or discontinuance thereof as a result of the Merger, subject to the power reserved to Acquiror or any applicable Acquiror Subsidiary under each such plan to subsequently amend or terminate the plan, which amendments or terminations shall comply with applicable law. Heritage, each Heritage Subsidiary, and Acquiror will use all reasonable efforts (i) to effect said substitutions and assumptions, and such other actions contemplated under this Agreement, and (ii) to amend such plans as to the extent necessary to provide for said substitutions and assumptions, and such other actions contemplated under this Agreement.

               (b) At or as promptly as practicable after the Effective Time as Acquiror shall reasonably determine, Acquiror shall provide, or cause any Acquiror Subsidiary to provide, to each employee of Heritage and any Heritage Subsidiary as of the Effective Time ("Heritage Employees") the opportunity to participate in each employee benefit plan and program maintained by Acquiror or the Acquiror Subsidiaries for similarly-situated employees (the "Acquiror Benefit Plans") provided that with respect to such Acquiror Benefit Plans, Heritage Employees shall be given credit for service with Heritage or any Heritage Subsidiary in determining eligibility for, vesting in and accrual of, benefits thereunder, but not for purposes of any benefit accruals under Acquiror's pension plan; and provided further that to the extent that the initial period of coverage for Heritage Employees under any Acquiror Benefit Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Heritage Employees shall be given credit under the applicable Acquiror Benefit Plans for any deductibles and co-insurance payments made by such Heritage Employees under the Heritage Employee Benefit Plans during the balance of such 12-month period of coverage. Nothing in the preceding sentence shall obligate Acquiror to provide or cause to be provided any benefits duplicative to those provided under any Heritage Employee Benefit Plan continued pursuant to subparagraph (a) above. Except as otherwise provided in this Agreement, the power of Acquiror or any Heritage or Acquiror Subsidiary to amend or terminate any benefit plan or program, including any Heritage Employee Benefit Plan shall not be altered or affected. Moreover, this Agreement shall not constitute a contract of employment or create any rights, to be retained or otherwise, in employment at Acquiror, any Heritage Subsidiary or any Acquiror Subsidiary.

     SECTION 7.10   DATA PROCESSING AGREEMENT.  As a result of the Contemplated
                    -------------------------
Transactions and Heritage's receipt of a letter dated July 14, 1997, from ALLTEL Financial Information Services, Inc., the current provider to Heritage and its Subsidiaries of data processing services ("ALLTEL"), Acquiror acknowledges and agrees to the delivery by Heritage to ALLTEL on or before February 1, 1998, of written notice by Heritage of its intent to terminate its current agreement with ALLTEL effective on or before December 31, 1998. Acquiror further acknowledges and agrees to the negotiation and execution by Heritage prior to March 31, 1998, of a new agreement for the provision of data processing services to Heritage and its Subsidiaries, which agreement shall be reasonably acceptable to Acquiror and which agreement will provide for a conversion of Heritage and its Subsidiaries to such new data processor on or before November 15, 1998, using a vendor reasonably acceptable to Acquiror.

     SECTION 7.11   APPOINTMENT OF DIRECTORS.  As soon as practicable after the
                    ------------------------
Effective Time, Acquiror shall take such steps as may be necessary to add each Person named on Exhibit F as a director of Acquiror to serve for the longest term possible under Acquiror's certificate of incorporation or bylaws, and further, to cause each such Person to be nominated for re-election as a director of Acquiror after the expiration of such Person's first term of office.

     SECTION 7.12   BEST EFFORTS.  Acquiror agrees to use its Best Efforts in
                    ------------
good faith to satisfy the various covenants and conditions to Closing in this Article and Article 9, respectively, and to consummate the transactions contemplated hereby as promptly as possible. Acquiror will not intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement or that would cause any of the representations or warranties contained herein to be or become untrue.

     SECTION 7.13   STOCK EXCHANGE LISTING.  Acquiror shall use its Best Efforts
                    ----------------------
to list on the Nasdaq Stock Market, subject to official notice of issuance, the shares of Acquiror Common Stock to be issued in the Merger.

     SECTION 7.14   STOCKHOLDERS' MEETING.  Acquiror shall cause a special
                    ---------------------
and/or annual meeting of its stockholders (the "Acquiror Special Meeting") to be held at the earliest practicable date after the Registration Statement has become effective and the Proxy Statement-Prospectus has been sent to Acquiror's stockholders for the purpose of acting upon the actions contemplated by this Agreement that require the approval of Acquiror's stockholders. In connection with the Acquiror Special Meeting and in accordance with the Delaware General Corporation Law, Acquiror shall send to its stockholders at least 30 days prior to such meeting, notice of the Acquiror Special Meeting together with the Proxy Statement-Prospectus which shall include a copy of this Agreement. Acquiror shall recommend the approval of such actions required to be approved by its stockholders and shall solicit proxies voting in favor thereof from its stockholders.

     SECTION 7.15   PUBLICATION OF COMBINED FINANCIAL RESULTS.  Acquiror shall
                    -----------------------------------------
use its Best Efforts to publish as soon as practicable, and shall publish no later than 90 days after the Effective Time, at least 30 days of post-Merger combined operations, combined sales and net income figures and any other financial information necessary as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135 and any related accounting rules.

     SECTION 7.16   POOLING OF INTERESTS; TAX TREATMENT.  Neither Acquiror nor
                    -----------------------------------
any of its Subsidiaries shall voluntarily take any action that would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" that would be tax free or deferred to the shareholders of Heritage pursuant to Section 368(a) of the Code; provided, however, that Acquiror, after consultation with Heritage, may acquire additional treasury shares, provided further, that Acquiror acquires and disposes of such shares in a manner that does not disqualify the Merger from being accounted for on a "pooling of interests" method of accounting. The exercise by Acquiror of its rights under the Stock Option Agreement shall not be deemed to be a violation of this Section.

                                   ARTICLE 8

      CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR AND ACQUISITION CORP

     The obligations of Acquiror and Acquisition Corp to consummate the Merger and to take the other actions required to be taken by each of Acquiror and Acquisition Corp at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror, in whole or in part):

     SECTION 8.1    ACCURACY OF REPRESENTATIONS AND WARRANTIES.  All of
                    ------------------------------------------
Heritage's representations and warranties in this Agreement (considered collectively) must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to any Schedules.

     SECTION 8.2    HERITAGE'S PERFORMANCE.  All of the covenants and
                    ----------------------
obligations that Heritage is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) must have been duly performed and complied with in all material respects.

     SECTION 8.3    DOCUMENTS SATISFACTORY.  All proceedings, corporate or
                    ----------------------
other, to be taken by Heritage in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Acquiror and its counsel, and Heritage shall have made available to Acquiror for examination the originals or true and correct copies of all records and documents relating to the business and affairs of Heritage and its Subsidiaries which Acquiror may reasonably request in connection with said transactions.

     SECTION 8.4    NO PROCEEDINGS.  Since the date of this Agreement, there
                    --------------
must not have been commenced or Threatened against Heritage, or against any of Heritage's Affiliates, any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect on Heritage.

     SECTION 8.5    ABSENCE OF MATERIAL ADVERSE CHANGES.  From the date hereof
                    -----------------------------------
to the Closing, there shall be and have been no event or occurrence that had or would reasonably be expected to have a Material Adverse Effect on Heritage.

     SECTION 8.6    CONSENTS AND APPROVALS. Any consents or approvals required
                    ----------------------
to be secured by either party by the terms of this Agreement or otherwise reasonably necessary in the opinion of Acquiror to consummate the Contemplated Transactions shall have been obtained and shall be reasonably satisfactory to Acquiror, and all applicable waiting periods shall have expired.

     SECTION 8.7    NO PROHIBITION.  Neither the consummation nor the
                    --------------
performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of, or cause Heritage or any of Heritage's Affiliates to suffer any adverse consequence under: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority, where any of the foregoing would reasonably be expected to have a Material Adverse Effect on Heritage.

     SECTION 8.8    REGISTRATION STATEMENT.  The Registration Statement filed by
                    ----------------------
Acquiror with the SEC with respect to the Acquiror Common Stock to be issued pursuant to this Agreement shall have become effective and no stop order proceedings with respect thereto shall be pending or

Threatened.

     SECTION 8.9    CORPORATE APPROVALS.  This Agreement and the Contemplated
                    -------------------
Transactions shall have been duly and validly authorized as required by all applicable Legal Requirements by the shareholders of Heritage and the stockholders of Acquiror. Such approvals shall have been obtained in conformity with all applicable laws at meetings for which proxies are solicited in compliance with applicable laws and requirements.

     SECTION 8.10   DISSENTING SHARES.  The total number of Dissenting Shares
                    -----------------
shall be no greater than 5% of the number of shares of Heritage Common Stock issued and outstanding immediately prior to the Effective Time.

     SECTION 8.11   FAIRNESS OPINION.  Prior to distribution of the Proxy
                    ----------------
Statement-Prospectus to the stockholders of Acquiror, an opinion shall have been received by Acquiror from Goldman Sachs & Co. to the effect that the consideration to be paid to Heritage's shareholders by Acquiror in connection with the Merger, from a financial point of view, is fair to Acquiror's stockholders and such opinion shall not have been withdrawn or materially modified prior to the Closing.

     SECTION 8.12   POOLING OPINION.  Acquiror shall have received an opinion
                    ---------------
paid for by Acquiror from Ernst & Young to the effect that the Merger shall be accounted for on the "pooling of interests" method of accounting.

     SECTION 8.13   TAX OPINION.  Acquiror shall have received the opinion
                    -----------
described in Section 9.11 hereof.

                                   ARTICLE 9

              CONDITIONS PRECEDENT TO THE OBLIGATIONS OF HERITAGE

      Heritage's obligation to consummate the Merger and to take the other actions required to be taken by Heritage at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Heritage, in whole or in part):

     SECTION 9.1    ACCURACY OF REPRESENTATIONS AND WARRANTIES.  All of the
                    ------------------------------------------
representations and warranties of Acquiror and Acquisition Corp in this Agreement (considered collectively) must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to any Schedules.

     SECTION 9.2    ACQUIROR'S PERFORMANCE.  All of the covenants and
                    ----------------------
obligations that Acquiror and Acquisition Corp are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) must have been duly performed and complied with in all material respects.

     SECTION 9.3    DOCUMENTS SATISFACTORY.  All proceedings, corporate or
                    ----------------------
other, to be taken by Acquiror in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Heritage and its counsel, and Acquiror shall have made available to Heritage for examination the originals or true and correct copies of all records and documents relating to the business and affairs of Acquiror and its Subsidiaries which Heritage may reasonably request in connection with said transactions.

     SECTION 9.4    NO PROCEEDINGS.  Since the date of this Agreement, there
                    --------------
must not have been commenced or Threatened against Acquiror, or against any of Acquiror's Affiliates, any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect on Acquiror.

     SECTION 9.5    ABSENCE OF MATERIAL ADVERSE CHANGES.  From the date hereof
                    -----------------------------------
to the Closing, there shall be and have been no event or occurrence that had or would reasonably be expected to have a Material Adverse Effect on Acquiror.

     SECTION 9.6    CONSENTS AND APPROVALS. Any consents or approvals required
                    ----------------------
to be secured by either party by the terms of this Agreement or otherwise reasonably necessary in the opinion of Heritage to consummate the Contemplated Transactions shall have been obtained and shall be reasonably satisfactory to Heritage, and all applicable waiting periods shall have expired.

     SECTION 9.7    NO PROHIBITION.  Neither the consummation nor the
                    --------------
performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of, or cause Acquiror or any of Acquiror's Affiliates to suffer any adverse consequence under: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority, where any of the foregoing would reasonably be expected to have a Material Adverse Effect on Acquiror.

     SECTION 9.8    REGISTRATION STATEMENT.  The Registration Statement filed by
                    ----------------------
Acquiror with the SEC with respect to the Acquiror Common Stock to be issued pursuant to this Agreement shall have become effective and no stop order proceedings with respect thereto shall be pending or Threatened.

     SECTION 9.9    DIRECTORS' AND OFFICERS' INSURANCE COVERAGE.  Acquiror shall
                    -------------------------------------------
have delivered to Heritage satisfactory evidence that commencing immediately after the Effective Time the officers and directors of Heritage and its Subsidiaries are covered for events occurring after the Effective Time under Acquiror's directors' and officers' liability insurance policy, in a manner consistent with Section 7.7.

     SECTION 9.10   FAIRNESS OPINION.  Prior to distribution of the Proxy
                    ----------------
Statement-Prospectus to the shareholders of Heritage, an opinion shall have been received by Heritage from McDonald &

Company Securities, Inc. to the effect that the consideration to be received by Heritage's shareholders from Acquiror in connection with the Merger, from a financial point of view, is fair to Heritage's shareholders and such opinion shall not have been withdrawn or materially modified prior to the Closing.

     SECTION 9.11   TAX OPINION.  At Acquiror's expense, Acquiror and Heritage
                    -----------
shall have received a written opinion of Hinshaw & Culbertson addressed to Acquiror and Heritage, dated the Closing Date, subject to the customary representations and assumptions referred to therein, and substantially to the effect that: (a) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and that Acquiror and Heritage will each be a party to the reorganization; (b) the exchange in the Merger of Acquiror Common Stock for Heritage Common Stock will not give rise to the recognition of any income, gain or loss to Acquiror, Heritage or the shareholders of Heritage with respect to such exchange (except, with respect to the shareholders of Heritage, to the extent of any cash paid in lieu of fractional shares and except for treatment of the inter-company tax liability referred to in Section 2.1); (c) the adjusted tax basis of the Acquiror Common Stock received by Heritage shareholders who exchange all of their Heritage Common Stock in the Merger will be the same as the adjusted tax basis of the shares of the Heritage Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and (d) the holding period of the shares of Acquiror Common Stock received in the Merger will include the period during which the shares of Heritage Common Stock surrendered in exchange therefor were held, provided such shares of Heritage Common Stock were held as capital assets at the Effective Time.

                                  ARTICLE 10

                                  TERMINATION

     SECTION 10.1   REASONS FOR TERMINATION AND ABANDONMENT.  This Agreement
                    ---------------------------------------
may, by prompt written notice given to the other parties prior to or at the Closing, be terminated:

          (a) by mutual consent of the boards of directors of Heritage, Acquiror and Acquisition Corp;

          (b) by either Acquiror or Heritage if: (i) a Breach of any provision of this Agreement has been committed by the other party; (ii) such Breach has had, or would reasonably be expected to have, a Material Adverse Effect upon the non-breaching party or its shareholders if the Closing were to occur; (iii) such Breach has not been waived; and (iv) such Breach cannot be or is not cured within 30 days after written notice is delivered to the breaching party, provided, however, in no case shall Acquiror be permitted to terminate this Agreement as a result of any Breach by Acquisition Corp, and provided further, that the condition set forth in clauses (iii) and (iv) of this paragraph need not be satisfied to terminate this Agreement if such Breach was the result of any intentional or grossly negligent: (A) action, (B) failure to act or (C) misrepresentation, of or by the breaching party;

          (c) by Acquiror if: (i) any of the conditions in Article 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Acquiror or Acquisition Corp to comply with its respective obligations under this Agreement); (ii) the failure to satisfy such condition would reasonably be expected to have a Material Adverse Effect upon Acquiror or its stockholders or Heritage or its shareholders if the Closing were to occur; and (iii) Acquiror has not waived such condition on or before the Closing Date, provided, however, that the condition set forth in clause (iii) of this paragraph need not be satisfied to terminate this Agreement if such Breach was the result of any intentional or grossly negligent: (A) action, (B) failure to act or (C) misrepresentation, of or by Heritage;

          (d) by Heritage if: (i) any of the conditions in Article 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Heritage to comply with its obligations under this Agreement); (ii) the failure to satisfy such condition would reasonably be expected to have a Material Adverse Effect upon Acquiror or its stockholders or Heritage or its shareholders if the Closing were to occur; and (iii) Heritage has not waived such condition on or before the Closing Date, provided, however, that the condition set forth in clause (iii) of this paragraph need not be satisfied to terminate this Agreement if such Breach was the result of any intentional or grossly negligent: (A) action, (B) failure to act or (C) misrepresentation, of or by Acquiror or Acquisition Corp;

          (e) by either Acquiror or Heritage if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the date which is nine months after the date of this Agreement, or twelve months after the date of this Agreement in the event a protest is filed with the Regulatory Authorities alleging the failure of either party to comply with the Community Reinvestment Act of 1977, as amended, or such later date as the parties may agree upon;

          (f)  by Acquiror pursuant to the provisions of Section 6.13; and

          (g)  by Heritage pursuant to the provisions of Section 3.2.

In the event either Acquiror or Heritage elects to effect any termination pursuant to Sections 10.1(b) -10.1(g) above, it shall give written notice to the other specifying the basis for such termination and certifying that such termination has been approved by the vote of a majority of the members of its Board of Directors.

     SECTION 10.2   EFFECT OF TERMINATION.  If this Agreement is terminated
                    ---------------------
pursuant to Section 10.1, all further obligations of the parties under this Agreement (except those set forth in Sections 10.3, 10.4 and 11.6 and any other obligations set forth herein that are expressly stated to survive any such termination) will terminate, provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

     SECTION 10.3   PAYMENT TO ACQUIROR.  If the Merger contemplated herein is
                    -------------------
not consummated because Heritage willfully Breaches any of its representations, warranties, covenants or obligations under this Agreement, unless such Breach is a result of the failure by Acquiror or Acquisition Corp to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder, then, in addition to any other legal remedies available to Acquiror, Heritage shall pay to Acquiror, upon its written demand, an amount equal to Acquiror's costs and expenses incurred in connection with this Agreement, provided, however, that such amount shall in no event be greater than $1,000,000. Notwithstanding anything contained herein or in the Stock Option Agreement to the contrary, Acquiror agrees that it shall have no further legal or equitable remedy available to it as a result of any Breach by Heritage if Acquiror has exercised all or any part of the Option granted under the Stock Option Agreement, provided, however, that the provisions of this Section shall in no way limit Acquiror's rights against any third party who is neither an Affiliate nor a Representative of Heritage.

     SECTION 10.4   PAYMENT TO HERITAGE.  If the Merger contemplated herein is
                    -------------------
not consummated because Acquiror willfully Breaches any of its representations, warranties, covenants or obligations under this Agreement, unless such Breach is a result of the failure by Heritage to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder, then, in addition to any other legal remedies available to Heritage, Acquiror shall pay to Heritage, upon its written demand, an amount equal to Heritage's costs and expenses incurred in connection with this Agreement (including any amounts paid in contemplation of the Closing), provided, however, that such amount shall in no event be greater than $1,000,000.

                                  ARTICLE 11
                                 MISCELLANEOUS

     SECTION 11.1   GOVERNING LAW.  All questions concerning the construction,
                    -------------
validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

     SECTION 11.2   ASSIGNMENTS, SUCCESSORS AND NO THIRD PARTY RIGHTS.  None of
                    -------------------------------------------------
the parties to this Agreement may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to those Persons who are clearly contemplated to receive the benefits of Acquiror's covenants in Sections 7.6, 7.7 and 7.9, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

     SECTION 11.3   WAIVER. The rights and remedies of the parties to this
                    ------
Agreement are
cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     SECTION 11.4   EXPENSES.  Except as otherwise expressly provided in this
                    --------
Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, provided, however, that Acquiror and Heritage agree to bear and pay one-half of the costs in connection with the printing and mailing of the Registration Statement and the Proxy Statement-Prospectus. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by the other party.

     SECTION 11.5   PUBLICITY.  Any public announcement or similar publicity
                    ---------
with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Acquiror and Heritage shall jointly determine. Unless consented to by the other in advance or required by Legal Requirements, prior to the Closing neither Acquiror nor Heritage shall, and shall cause each of its respective Subsidiaries to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Heritage and Acquiror will consult with each other concerning the means by which their respective employees, customers and suppliers and others having dealings with either of them and their respective Subsidiaries will be informed of the Contemplated Transactions.

     SECTION 11.6   CONFIDENTIALITY.  Between the date of this Agreement and the
                    ---------------
Closing Date, each of Acquiror and Heritage will maintain in confidence, and will cause each of its respective Representatives to maintain in confidence, and not use to the detriment of the other or its Subsidiaries any written, oral, or other information obtained in confidence from the other of any of its Subsidiaries in connection with this Agreement or the Contemplated Transactions, unless: (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

     SECTION 11.7   NOTICES.  All notices, consents, waivers and other
                    -------
communications under this Agreement must be in writing (which shall include telecopier communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed with first class postage prepaid or telecopied if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by mail with first class postage prepaid:

     (a)  If to Acquiror, to:

               First Midwest Bancorp, Inc.
               300 Park Boulevard, Suite 405
               Itasca, Illinois  60143-0459
               Telephone:  (630) 875-7455
               Telecopier: (630) 875-7474
               Attention:  Mr. Robert P. O'Meara
                           President

          with copies to:

               Hinshaw & Culbertson
               222 North LaSalle Street, Suite 300
               Chicago, Illinois  60603
               Telephone:  (312) 704-3852
               Telecopier: (312) 704-3001
               Attention:  Timothy M. Sullivan, Esq.

     (b)  if to Heritage, to:

               Heritage Financial Services, Inc.
               12015 South Western Avenue
               Blue Island, Illinois  60406
               Attention:  Richard T. Wojcik
                           Chairman and Chief Executive Officer
               Telephone:  (708) 385-2900
               Telecopier: (708) 385-2926

          with copies to:

               Barack Ferrazzano Kirschbaum Perlman & Nagelberg
               333 West Wacker
               Suite 2700
               Chicago, Illinois  60606
               Attention:  John E. Freechack, Esq.
               Telephone:  (312) 984-3100

               Telecopier: (312) 984-3193

          and to:

               Joel S. Corwin, Esq.
               Two First National Plaza
               20 South Clark Street, Suite 2200
               Chicago, Illinois 60603
               Telephone:  (312) 357-0100
               Telecopier: (312) 357-0333


or to such other Person or place as Heritage shall furnish to Acquiror or Acquiror shall furnish to Heritage in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, five Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by telecopier, on the next Business Day if also confirmed by mail in the manner provided in this Section.

     SECTION 11.8   ENTIRE AGREEMENT.  This Agreement and any documents executed
                    ----------------
by the parties pursuant to this Agreement and referred to herein constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties, provided, however, that the provisions of that certain Confidentiality Agreement dated as of November 19, 1997, between McDonald & Company Securities, Inc., as agent for Heritage, and Acquiror shall only terminate concurrently with the Closing, if any, and otherwise shall only terminate in accordance with its terms.

     SECTION 11.9   MODIFICATION.  This Agreement may not be amended except by a
                    ------------
written agreement executed by the party to be charged with the amendment.

     SECTION 11.10  SEVERABILITY.  Whenever possible, each provision of this
                    ------------
Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

     SECTION 11.11  FURTHER ASSURANCES.  The parties agree:  (a) to furnish upon
                    ------------------
request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     SECTION 11.12  JURISDICTION AND SERVICE OF PROCESS.  Any action or
                    -----------------------------------
proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Illinois, County of Cook or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of the State of Illinois, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     SECTION 11.13  COUNTERPARTS.  This Agreement and any amendments thereto may
                    ------------
be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.



                     [THIS SPACE LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.


ATTEST                                        HERITAGE FINANCIAL SERVICES, INC.


By:  /s/ RONALD P. GROEBE                     By: /s/ RICHARD T. WOJCIK
     ----------------------------                 ------------------------------
     Ronald P. Groebe                             Richard T. Wojcik
     Secretary                                    Chairman and Chief Executive
                                                  Officer

ATTEST                                        FIRST MIDWEST ACQUISITION
                                              CORPORATION


By: /s/ JAMES M. ROOLF                        By: /s/ DONALD J. SWISTOWICZ
    ------------------------------                ------------------------------
    Name: JAMES M. ROOLF                          Name: DONALD J. SWISTOWICZ
          ------------------------                      ------------------------
    Title: SR. V.P. & CORP. SEC                   Title: EXECUTIVE V.P.
           --=--------------------                       -----------------------

ATTEST                                        FIRST MIDWEST BANCORP, INC.


By: /s/ JAMES M. ROOLF                        By: /s/ DONALD J. SWISTOWICZ
    ------------------------------               -------------------------------
    Name: JAMES M. ROOLF                         Name: DONALD J. SWISTOWICZ
          ------------------------                     -------------------------
    Title: SR. V.P. & CORP. SEC                  Title: EXECUTIVE V.P.
           -----------------------                      ------------------------

EXHIBITS TO AGREEMENT AND PLAN OF MERGER DATED JANUARY 14, 1998 AMONG FIRST MIDWEST BANCORP, INC., HERITAGE FINANCIAL SERVICES, INC. AND FIRST MIDWEST
        ------------------------------------------------------------------
ACQUISITION CORPORATION*
------------------------


EXHIBIT             DESCRIPTION                                 SECTION
-----------------------------------------------------------------------


Exhibit A -         Legal Opinion of First Midwest's Counsel    2.7(j)


Exhibit B -         Legal Opinion of Heritage's Counsel         2.8(p)


Exhibit C -         Exchange Agent Agreement                    3.4(a)


Exhibit D -         Affiliate's Representation Letter           6.11


Exhibit E -         Stock Option Agreement                      6.14


Exhibit F -         List of Directors to be Appointed           7.11

___________

*Pursuant to Regulation S-K Item 601(b)(2), the exhibits listed on this page (other than Exhibit E which is filed as a separate exhibit) have been omitted from the filing of the Agreement and Plan of Merger with the Securities and Exchange Commission ("Commission"). The Registrant agrees to furnish supplementally a copy of any omitted exhibit to the Commission on request.

                                  APPENDIX B



                                 ______, 1998



Board of Directors
Heritage Financial Services, Inc.
17500 South Oak Park Avenue
Tinley Park, IL   60477

Ladies and Gentlemen:

  You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of the common stock, no par value ("Heritage Common"), of Heritage Financial Services, Inc.("Heritage"), of the Exchange Ratio, as set forth in Section 3.2(a) of the Agreement and Plan of Merger (the "Agreement"), between Heritage and First Midwest Bancorp, Inc. ("First Midwest").

  The Agreement provides for the merger (the "Merger") of Heritage with and into First Midwest Acquisition Corporation, pursuant to which, among other things, at the Closing (as defined in the Agreement), each outstanding share of Heritage Common (other than shares held in the treasury of Heritage), will be converted in the right to receive 0.7695 shares of the common stock, $.01 par value ("First Midwest Common") of First Midwest, as set forth in Section 3.2(a) of the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

  McDonald & Company Securities, Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Board of Directors
________, 1998
Page 2

  We have acted as Heritage's financial advisor in connection with, and have participated in certain negotiations leading to, the Agreement. In connection with rendering our opinion set forth herein, we have among other things:

(i) Reviewed Heritage's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1996, December 31, 1995 and December 31, 1994, including the audited financial statements contained therein, and Heritage's Quarterly Reports on Form 10-Q for each of the first three quarters of 1997, including the unaudited financial statements contained therein;

(ii) Reviewed First Midwest's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1996, December 31, 1995 and December 31, 1994, including the audited financial statements contained therein, and First Midwest's Quarterly Reports on Form 10-Q for each of the first three quarters of 1997, including the unaudited financial statements contained therein;

(iii) Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Heritage and First Midwest provided to us or publicly available;

(iv) Participated in meetings and telephone conferences with members of senior management of Heritage and First Midwest concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters we believed relevant to our inquiry;

(v) Reviewed certain stock market information for Heritage Common and First Midwest Common, and compared it with similar information for certain companies, the securities of which are publicly traded;

(vi) Compared the results of operations and financial condition of Heritage and First Midwest with that of certain companies which we deemed to be relevant for purposes of this opinion;

(vii) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we deemed to be relevant for purposes of this opinion;

Board of Director
_______, 1998
Page 3

(viii) Reviewed the Agreement dated January 13, 1998 and its schedules and exhibits and certain related documents; and

(ix) Performed such other reviews and analyses as we have deemed appropriate.


  In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of Heritage and First Midwest contained in the Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we have not conducted a physical inspection of any of the assets, properties or facilities of either Heritage or First Midwest, nor have we made or obtained or been furnished with any independent valuation or appraisal of any of such assets, properties or facilities or any of the liabilities of either Heritage or First Midwest. With respect to financial forecasts used in our analysis, we have assumed that such forecasts have been reasonably prepared by management of Heritage and First Midwest, as the case may be, on a basis reflecting the best currently available estimates and judgments of the management of Heritage and First Midwest, as to the future performance of Heritage, First Midwest, and Heritage and First Midwest combined, as the case may be. We have not been engaged to and we have not assumed any responsibility for, nor have we conducted any independent investigation or verification of such matters, and we express no view as to such financial forecasts or the assumptions on which they are based. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Agreement, including the tax-free treatment of the Merger to the holders of Heritage Common, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

  We will receive a fee for our services as financial advisor to Heritage, a substantial portion of which is contingent upon closing of the Merger. We will also receive a fee for our services in rendering this opinion.

  In the ordinary course of business, we may actively trade securities of First Midwest and Heritage for our own account and for the accounts of customers and accordingly, we may at any time hold a long or short position in such securities.

  This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event,

Board of Directors
_______, 1998
Page 4

limited to the fairness, as of the date hereof, from a financial point of view, of the Exchange Ratio, to the holders of Heritage Common, and does not address the underlying business decision by Heritage's Board of Directors to effect the Merger, does not compare or discuss the relative merits of any competing proposal or any other terms of the Merger, and does not constitute a recommendation to any Heritage shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent an opinion as to what the value of Heritage Common or First Midwest Common may be at the Effective Time of the Merger or as to the prospects of Heritage's business or First Midwest's business.

  This opinion is directed to the Board of Directors of Heritage and may not be reproduced, summarized, described or referred to or given to any other person without our prior written consent. Notwithstanding the foregoing, this opinion may be included in the Joint Proxy Statement/Prospectus to be mailed to the holders of Heritage Common and First Midwest Common Stock in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement, will be in a form reasonably acceptable to us and our counsel.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Heritage Common from a financial point of view.

                             Very truly yours,



                             MCDONALD & COMPANY SECURITIES, INC.

                                   APPENDIX D

               DISSENTERS' APPRAISAL RIGHTS UNDER SECTIONS 11.65
                 AND 11.70 OF THE ILLINOIS BUSINESS CORPORATION
                            ACT OF 1983, AS AMENDED


SECTION 11.65. RIGHT TO DISSENT

     Section 11.65. Right to Dissent. (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

     (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

     (2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

     (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

          (i)   alters or abolishes a preferential right of such shares;

          (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

          (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

     (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

     (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

     (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights

SECTION 11.70. PROCEDURE TO DISSENT

     Section 11.70. Procedure to Dissent. (a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

     (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation 30 days from the date of mailing the notice a written demand for payment for his or her shares.

     (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

     (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are canceled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

     (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of the interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

     (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

     (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

     (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

     (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection
(c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

     (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

     (2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

     (j)  As used in this Section:

     (1) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

     (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

                                                                      APPENDIX E

                             STOCK OPTION AGREEMENT
                             ----------------------

     THIS STOCK OPTION AGREEMENT (the "Agreement"), dated as of January 14, 1998, between First Midwest Bancorp, Inc. ("Acquiror"), a Delaware corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and Heritage Financial Services, Inc. ("Heritage"), an Illinois corporation registered as a bank holding company under the BHCA.


                                   WITNESSETH
                                   ----------

     WHEREAS, the Boards of Directors of Acquiror and Heritage have approved an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for the merger of Heritage with and into a wholly owned subsidiary of Acquiror (the "Merger"); and

     WHEREAS, to induce Acquiror to enter into the Merger Agreement, Acquiror has required that Heritage agree, and Heritage has agreed, to grant to Acquiror the option set forth herein to purchase shares of Heritage's authorized but unissued common stock, no par value per share ("Heritage Common Stock").

     NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

          1.   DEFINITIONS. Capitalized terms defined in the Merger Agreement
               ------------
and used herein shall have the same meaning as in the Merger Agreement unless otherwise specified herein.

          2.   OPTION.
               ------

               (A) GRANT OF OPTION. Subject to the terms and conditions set
                   ----------------
forth herein, Heritage hereby grants to Acquiror an unconditional, irrevocable option (the "Option") to purchase up to 2,400,000 shares of Heritage Common Stock (the "Option Shares") at an exercise price of $21.25 per share (with the number of Option Shares and price per share being subject to adjustment pursuant to Section 7 hereof), payable in cash as provided in Section 4 hereof; provided, however, that in the event Heritage issues or agrees to issue any shares of Heritage Common Stock (except for shares issued pursuant to Heritage Stock Option Plans) after the date hereof at a price less than $21.25 per share (as adjusted pursuant to Section 7 hereof), the exercise price shall be equal to such lesser price; and provided further that in no event shall the aggregate number of Option Shares issuable under the Option exceed 19.9 percent of the number of shares of Heritage Common Stock then issued and outstanding before giving effect to the issuance of the Option Shares.

               (B) EXERCISE PRICE. Upon any exercise of the Option, in the event
                   --------------
the "Aggregate Value" of the Option, as defined below, exceeds the Aggregate Value Cap (as defined below), the exercise price shall be increased so that the Aggregate Value is reduced to the amount of the Aggregate Value Cap. The term "Aggregate Value" shall mean the amount arrived at by (i) subtracting the exercise price from the then market value of a share of Heritage Common Stock and (ii) multiplying the result by the total number of Option Shares purchasable upon exercise of the Option. The market value of a share of Heritage Common Stock shall be the most recent closing sale price for a share as reported on any exchange or the Nasdaq Stock Market as of the close of the Business Day preceding the date on which Acquiror consummates its purchase of the Option Shares, or, if the shares of Heritage Common Stock are not traded on an exchange or such market, the value of a share of Heritage Common Stock as determined as of such Business Day by a nationally recognized investment banking firm selected by Acquiror. The term "Aggregate Value Cap" means $12,000,000 reduced by the sum of Aggregate Values of all previous Option exercises.

          3.   EXERCISE OF OPTION.
               -------------------

               (A) EXPIRATION OF OPTION.  Subject to compliance with applicable
                   --------------------
provisions of law, Acquiror may exercise the Option, in whole or part, at any time or from time to time upon the occurrence or during the continuance of a Purchase Event (as defined below); provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect (i) at the Effective Time of the Merger; (ii) upon a termination of the Merger Agreement pursuant to Section 10.1(a) thereof; (iii) the acquisition by upon a termination of the Merger Agreement by Heritage pursuant to Sections 10.1(b), 10.1(d), 10.1(e) or 10.l(f) of the Merger Agreement; (iv) on the 360th day after the termination of the Merger Agreement (such 360-day period after termination of the Merger Agreement is referred to herein as the "Post-Termination Period") for any other reason if no Purchase Event has occurred or continued during the term of the Merger Agreement or during the Post-Termination Period; or (v) on the 360th day after the discontinuance of all Purchase Events that occurred or continued during the term of the Merger Agreement or during the Post-Termination Period if a Purchase Event occurred or continued during any such term or period.

               (B) PURCHASE EVENT. As used herein, "Purchase Event" shall mean:
                   --------------
(i) the Board of Directors of Heritage shall not have recommended that the shareholders of Heritage reject a publicly disclosed offer to Heritage's shareholders to engage in an Acquisition Transaction with any person other than Acquiror or its Subsidiaries; (ii) Heritage, without having received Acquiror's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any person (other than Acquiror or its Subsidiaries); (iii) Heritage or any of its Representatives shall have breached
Section 6.7 of the Merger Agreement; or (iv) a proposal is made by a third party to Heritage or its shareholders to engage in an Acquisition Transaction and Heritage shall have willfully breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement which breach would entitle Acquiror to terminate the Merger Agreement (without regard to the cure periods provided for therein) and such breach shall not have been cured prior to the Notice Date (as defined below). If more than one of the transactions giving rise to a Purchase Event under this Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereof until all such transactions are abandoned. As used in this Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended.

               (C) NOTICE OF PURCHASE EVENT. Heritage shall notify Acquiror
                   ------------------------
promptly in writing of the occurrence of any Purchase Event; provided, however, that the giving of such notice by Heritage shall not be a condition to the right of Acquiror to exercise the Option.

               (D) NOTICE OF EXERCISE. In the event Acquiror wishes to exercise
                   ------------------
the Option, it shall send to Heritage a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than ten business days nor later than twenty business days from the Notice Date for the closing of such purchase. Notwithstanding the foregoing, if prior notification to or approval of the Federal Reserve or any other Regulatory Authority is required in connection with such purchase, Acquiror shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to the preceding sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

               (E) ELECTION OF REMEDIES.  First Midwest shall not be entitled to
                   --------------------
exercise the Option in the event it elects to sue Heritage for damages because of Heritage's Breach of the Merger Agreement. The exercise of the Option by First Midwest shall not be deemed to deprive First Midwest of any right to pursue any remedies it might have against any Person who is neither Heritage nor an Affiliate or Representative of Heritage.

          4.   PAYMENT AND DELIVERY OF CERTIFICATES.
               -------------------------------------

               (A) PAYMENT.  At the closing referred to in Section 3(d) hereof,
                   -------
Acquiror shall pay to Heritage the aggregate purchase price for the shares purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Heritage; provided that the failure or refusal of Heritage to designate such a bank account shall not preclude Acquiror from exercising the Option.

               (B) DELIVERY OF CERTIFICATES. At such closing, simultaneously
                   ------------------------
with the delivery of cash as provided in subsection (a) above, Heritage shall deliver to Acquiror a certificate or certificates representing the number of shares of Heritage Common Stock purchased by Acquiror, which certificates may bear the legend set forth in Section 4(c) below, and Acquiror shall deliver to Heritage a letter agreeing that Acquiror will not offer to sell or otherwise dispose of such shares in violation of this Agreement or applicable law or in a manner that would result in Acquiror becoming an "underwriter" within the meaning of that term under the Securities Act. Heritage shall pay all expenses and any and all United States federal, state and local taxes (other than income taxes) and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 4 in the name of Acquiror or its assignee, transferee or designee. Upon the giving by Acquiror to Heritage of the written notice of exercise of the Option provided for under
Section 3(d) above and the tender of the applicable purchase price in immediately available funds, Acquiror shall be deemed to be the holder of record of the shares of Heritage Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Heritage shall then be closed or that certificates representing such shares of Heritage Common Stock shall not then be actually delivered to Acquiror.

               (C) RESTRICTIVE LEGEND.  Certificates for Heritage Common Stock
                   ------------------
delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

               "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and the Issuer and to resale restrictions arising under the Securities Act of 1933, as amended, and any applicable state securities laws, a copy of which agreement is on file at the principal office of the Issuer. A copy of such agreement will be mailed to the holder hereof without charge within five days after the receipt by the Issuer of a written request."

It is understood that (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without reference if Acquiror shall have delivered to Heritage a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Heritage, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and
(iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

          5.   HERITAGE REPRESENTATIONS.  Heritage hereby represents and
               ------------------------
warrants to Acquiror as follows:

               (A) RESERVATION OF SHARES. Heritage has taken all necessary
                   ---------------------
corporate action to authorize and reserve for issuance a sufficient number of shares of Heritage Common Stock to satisfy its obligations upon the exercise of the Option without additional authorization of Heritage Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Heritage Common Stock. Heritage shall not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Heritage.

               (B) DULY AUTHORIZED SHARES. The shares of Heritage Common Stock
                   ----------------------
to be issued upon exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and will not be subject to any preemptive rights.

               (C) ADDITIONAL ACTIONS. Heritage shall promptly take all
                   ------------------
reasonable action as may from time to time be required to be taken by it (including (A) complying with all premerger notification, reporting and waiting period requirements applicable to it specified in 15 U.S.C. Section 18a and regulations promulgated thereunder, and (B) in the event, under the BHCA or a state banking law, prior approval of or notice to the Federal Reserve or to any other Regulatory Authority is necessary before the Option may be exercised, cooperating fully with Acquiror in preparing such applications or notices and providing such information to the applicable Regulatory Authority as may be required) in order to permit Acquiror to exercise the Option and Heritage duly and effectively to issue shares of Heritage Common Stock pursuant thereto. Heritage shall promptly take all other reasonable action provided herein to protect the rights of Acquiror against dilution.

               (D) PRINCIPAL STOCKHOLDERS. To the Knowledge of Heritage, as of
                   ----------------------
the date of this Agreement, no person owns beneficially more than ten percent of the outstanding shares of its Common Stock, except as set forth on Heritage's 1997 Proxy Statement.

          6.   ACQUIROR REPRESENTATIONS.  Acquiror hereby represents and
               ------------------------
warrants to Heritage that Acquiror will not transfer or otherwise dispose of any shares purchased by Acquiror pursuant to this Agreement except in a transaction registered or exempt from registration under the Securities Act, and otherwise in accordance with the terms of this Agreement.

          7.   ADJUSTMENT UPON CHANGES IN CAPITALIZATION.
               -----------------------------------------

               (A) STOCK DIVIDENDS. In the event of any change in the
                   ---------------
outstanding Heritage Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares, or the like (but excluding any exercise of stock options pursuant to any of the Heritage Stock Option Plans), the type and number of shares subject to the Option, or the purchase price per share, as the case may be, shall be adjusted appropriately, and proper provision shall be made in the agreements governing any such transaction so that Acquiror shall receive upon exercise of the Option the number and class of shares, other securities or property that Acquiror would have received in respect of the shares of Heritage Common Stock subject to the Option if the Option had been exercised and the Heritage Common Stock subject to the Option had been issued to Acquiror immediately prior to such event or the record date therefor, as applicable.

               (B) ISSUANCE OF ADDITIONAL SHARES. In the event that any
                   -----------------------------
additional shares of Heritage Common Stock are issued after the date of this Agreement (other than pursuant to this Agreement or as provided in Section 7(a) above or pursuant to any exercise of stock options pursuant to any of the Heritage Stock Option Plans), the number of shares subject to the Option shall be adjusted after such issuance, so that it equals 19.9 percent of the number of shares of Heritage Common Stock then issued and outstanding before giving effect to the issuance of the

Option Shares; provided, however, that nothing contained in this Section 7 shall be deemed to authorize Heritage to issue any shares of its Common Stock in breach of the provisions of the Merger Agreement; and provided further that in no event shall the number of shares subject to the Option exceed 19.9 percent of Heritage's issued and outstanding Common Stock, before giving effect to the issuance of the Option Shares.

          8.   REPURCHASE.
               ----------

               (A) REPURCHASE PRICE. In the event that after the date hereof any
                   ----------------
person, other than Acquiror or any of its Subsidiaries, acquires beneficial ownership of 20% or more of the outstanding shares of Heritage Common Stock; or the Board of Directors of Heritage shall accept or publicly recommend that the shareholders of Heritage accept an offer from a person, other than Acquiror or its Subsidiaries, to acquire 20% or more of either the outstanding shares of Heritage Common Stock or the consolidated assets of Heritage (a "Repurchase Event"), at the request of Acquiror and subject to any regulatory requirements, Heritage shall repurchase the Option but only prior to the expiration thereof from Acquiror together with any of the Option Shares purchased by Acquiror pursuant thereto, at a price equal to the sum of:

               (i) the exercise price paid by Acquiror for any of the Option Shares;

               (ii) the difference between the "market/tender offer price" (as defined below) for shares of Heritage Common Stock and the exercise price as determined pursuant to Section 2 hereof, multiplied by the number of shares of Heritage Common Stock with respect to which the Option has not been exercised, but only if the market/tender offer price is greater than such exercise price;

               (iii) the difference between the market/tender offer price (as defined below) and the exercise price paid by Acquiror for any Option Shares, multiplied by the number of shares so purchased, but only if the market/tender offer price is greater than such exercise price;

               (iv) Acquiror's costs and expenses as provided in Section 10.3(a) of the Merger Agreement; provided there shall be no duplication of payment under this Agreement and the Merger Agreement. Any payment under this Section 8(a)(iv) shall only be made if no payment has been made under Section 10.3(a) of the Merger Agreement, and any payment under this Section 8(a)(iv) shall discharge any and all obligations to Heritage to make a payment under Section 10.3(a) of the Merger Agreement; and

               (v) Notwithstanding the foregoing, the maximum amount payable by Heritage to Acquiror pursuant to the provisions of this Section 8(a) shall not exceed the sum of (i) the aggregate exercise price paid by Acquiror to Heritage in connection with the actual purchase by Acquiror of any Option Shares, (ii) $12,000,000, and (iii) the amount specified in Section 8(a)(iv) above.

As used herein, the phrase "market/tender offer price" shall mean the greater of
(x) the price per share at which a tender or exchange offer has been made if such tender or exchange offer shall have given rise to the Repurchase Event, or
(y) the highest price paid by a person, whose actions shall have given rise to the Repurchase Event, for shares of Heritage Common Stock at any time after the date of this Agreement, or (z) the highest closing price for shares of Heritage Common Stock within the four-month period immediately preceding the date Acquiror gives notice of the required repurchase of the Option. In the event the consideration used in a Repurchase Event is payable, in whole or in part, in securities or other property, the value of such securities or other property shall be determined by a nationally recognized investment banking firm selected by Acquiror.

               (B) REPURCHASE DATE. In the event Acquiror exercises its right to
                   ---------------
require the repurchase of the Option and/or the Option Shares, Heritage shall, within three business days thereafter, pay the required amount to Acquiror in immediately available funds to an account designated by Acquiror and Acquiror shall surrender the Option and the certificates evidencing the Option Shares.

               (C) HERITAGE'S REPURCHASE RIGHT. At Heritage's option, Heritage
                   ---------------------------
may repurchase the Option and the Option Shares from Acquiror at the price specified in Section 8(a) (as limited by Section 8(a)(v)) at any time beginning on the 360th day after the discontinuance of all Purchase Events that occurred or continued during the term of the Merger Agreement or during the Post-Termination Period if a Purchase Event occurred or continued during any such term or period.

               (D) HERITAGE'S FIRST RIGHT OF REFUSAL.  If, at any time within
                   ---------------------------------
eighteen months after the acquisition of Option Shares by Acquiror, it shall desire to sell, assign, transfer or otherwise dispose of all or any of the Option Shares, it shall give Heritage written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Acquiror to Heritage, which may be accepted within five business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which Acquiror is proposing to transfer the Option Shares to a third party. The purchase of the number of the Option Shares by Heritage specified in the Offeror's Notice shall be closed within ten business days of the date of the acceptance of the offer and the purchase price shall be paid to Acquiror by wire transfer of immediately available funds to an account designated by Acquiror. In the event of the failure or refusal of Heritage to purchase all the Option Shares covered by the Offeror's Notice or if any Regulatory Authority disapproves Heritage's proposed purchase of the Option Shares, Acquiror may, within sixty days from the latter to occur of Heritage's failure or refusal or the date of such disapproval, sell the number of Option Shares specified in the Offeror's Notice to such third party at no less than the price specified and on terms no more favorable to the purchaser than those set forth in the Offeror's Notice. The requirements of this Section 8(d) shall not apply to any disposition as a result of which the proposed transferee would beneficially own not more than 2% of the voting power of Heritage.

     9.   REGISTRATION RIGHTS.
          -------------------

               (A) REGISTRATION PROCEDURE. If a Purchase Event shall have
                   ----------------------
occurred and be continuing, if requested by Acquiror at any time during the three-year period beginning on the date of the acquisition of any of the Option Shares, as expeditiously as possible, use its best efforts to effect the registration of the Option Shares, on a form of general use under the Securities Act, in order to permit the sale or other disposition of such shares in accordance with the intended method of sale or other disposition requested by Acquiror and by any underwriter selected by Acquiror; provided, however, that Acquiror may effect only two registrations pursuant to this Section 9. The first registration effected under this Section 9(a) shall be at Heritage's expense. If a second registration is requested hereunder by Acquiror, it shall be paid for equally by Acquiror and Heritage. In connection with such registrations, each party shall pay the fees and expenses of its own legal counsel and Acquiror shall pay all blue sky fees and any underwriting discounts and commissions incurred in connection with such registrations. Acquiror shall provide such information as may be necessary for Heritage's preparation of the registration statement. Heritage will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. The obligations of Heritage hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time that do not exceed 120 days in the aggregate if the Board of Directors of Heritage shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require a special audit of Heritage or any of its Subsidiaries or the disclosure of nonpublic information that would materially and adversely affect Heritage. The foregoing notwithstanding, if, at the time of any request by Acquiror for registration of the Option Shares as provided above, Heritage is in registration with respect to an underwritten public offering of shares of its Common Stock, and if, in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the inclusion of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Heritage, the number of shares represented by Option Shares which are to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of Acquiror shall constitute at least 25% of the total number of shares to be sold by Acquiror and Heritage in such offering in the aggregate; provided, further, however, that if such reduction occurs, then Heritage shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur.

               (B) REGISTRATION INDEMNIFICATION. In connection with the filing
                   ----------------------------
of any such registration statement, Heritage shall indemnify and hold harmless Acquiror or its transferee against any losses, claims, damages or liabilities, joint or several, to which Acquiror or its transferee may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement, including any prospectus included therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and Heritage shall reimburse Acquiror or its transferee for any legal or other expense reasonably incurred by Acquiror or its transferee in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Heritage shall not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or an alleged untrue statement or omission made in such registration statement, and any prospectus included therein, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished by or on behalf of Acquiror or its transferee specifically for use in the preparation thereof. Acquiror or its transferee shall indemnify and hold harmless Heritage to the same extent as set forth in the immediately preceding sentence but only with reference to written information furnished by or on behalf of Acquiror or its transferee for use in the preparation of such registration statement, and any prospectus included therein, or any amendment or supplement thereto; and Acquiror or its transferee shall reimburse Heritage for any legal or other expenses reasonably incurred by Heritage in connection with investigation or defense of any such loss, claim, damage, liability or action.

     10.  SEVERABILITY. If any term, provision, covenant or restriction
          ------------
contained in this Agreement is held by a court or a Regulatory Authority of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or Regulatory Authority determines that the Option will not permit the holder to acquire the full number of Option Shares of Heritage Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 7 hereof), it is the express intention of Heritage to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

     11.  MISCELLANEOUS.
          -------------

               (A) EXPENSES.  Except as otherwise provided herein, each of the
                   --------
parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

               (B) ENTIRE AGREEMENT. Except as otherwise expressly provided
                   ----------------
herein, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

               (C) ASSIGNMENT. Neither of the parties hereto may assign any of
                   ----------
its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred and be continuing Acquiror may assign in whole or in part the Option, and its rights and obligations hereunder; provided, however, that until the date thirty days following the date on which the Federal Reserve approves an application by Grantee (as defined below) under the BHCA to acquire the Option Shares, if such approvals are necessary, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution,
(ii) a private placement in which no one party acquires the right to purchase in excess of two percent of the voting shares of Heritage, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve. "Grantee" means Acquiror or any person, corporation or other entity to which this Agreement or the Option created hereby is assigned pursuant to this Section 11(c).

               (D) NOTICES. All notices or other communications which are
                   -------
required or permitted hereunder shall be in writing and sufficient if delivered personally or by reliable overnight courier or sent by registered or certified mail, postage prepaid, addressed as follows:


     IF TO ACQUIROR:          First Midwest Bancorp, Inc.
                              300 Park Boulevard
                              Suite 405
                              Itasca, Illinois  60143-0459
                              Attention: Mr. Donald J. Swistowicz,
                              Executive Vice President

     WITH A COPY TO:          Timothy M. Sullivan, Esquire
                              Hinshaw & Culbertson
                              222 North LaSalle Street, Suite 300
                              Chicago, Illinois 60601

     IF TO HERITAGE:          Heritage Financial Services, Inc.
                              12015 South Western Avenue
                              Blue Island, IL 60406
                              Attention: Richard T. Wojcik, Chairman and Chief
                              Executive Officer

     WITH A COPY TO:          John E. Freechack, Esquire
                              Barack Ferrazzano Kirschbaum Perlman & Nagelberg
                              333 W. Wacker Drive
                              Suite 2700
                              Chicago, IL 60606

                              Joel S. Corwin, Esquire
                              Two First National Plaza
                              20 South Clark Street
                              Suite 2200
                              Chicago, Illinois 60603

A party may change its address for notice purposes by written notice to the other party hereto. All such notices and communications shall be deemed delivered when received by all parties entitled to such receipt hereunder.

               (E) EXTENSION OF TIME. All time periods specified herein shall be
                   -----------------
extended, if necessary, by the length of time required for any necessary governmental approval to be sought and received or governmental notice to be given and the waiting period to expire, provided that any governmental application or notice shall be made or given promptly. All of the parties hereto shall use their best efforts to secure any required governmental approval and to give any required governmental notice. Notwithstanding anything to the contrary contained herein, no party shall be required to proceed with any transaction described herein if any required governmental approval is not obtained or if, upon the giving of any required governmental notice, the notified governmental agency prohibits any such transaction. If any required governmental approval is not obtained or if a governmental agency prohibits any such transaction upon receipt of a required notice, the decision to appeal such governmental action shall be solely that of Acquiror; provided, however, that Acquiror shall bear all of the costs and expenses, including legal and accounting fees, incurred by any of the parties hereto in prosecuting such an appeal. Periods of time that otherwise would run under the terms of this Agreement shall also be extended to the extent necessary to avoid liability under Section 16(b) of the Securities Exchange Act of 1934, as amended.

               (F) COUNTERPARTS. This Agreement may be executed in any number of
                   ------------
counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

               (G) SPECIFIC PERFORMANCE. The parties agree that damages would be
                   --------------------
an inadequate remedy for a breach of the provisions of this Agreement by Heritage and that this Agreement may be enforced by Acquiror through injunctive or other equitable relief.

               (H) GOVERNING LAW. This Agreement shall be governed by and
                   -------------
construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

                              FIRST MIDWEST BANCORP, INC.


                              By:   DONALD J. SWISTOWICZ
                                 ---------------------------------
                                    Its Executive Vice President



                              HERITAGE FINANCIAL SERVICES, INC.


                              By       RICHARD T. WOJCIK
                                ----------------------------------
                                    Its President

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made
(1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement or otherwise.

          First Midwest's Restated Certificate of Incorporation (the "Certificate") and its Amended and Restated Bylaws (the "Bylaws") provide for indemnification of First Midwest's directors, officers, employees and other agents to the fullest extent not prohibited by Delaware law.

          First Midwest has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in First Midwest's Restated Certificate and its Bylaws. These agreements, among other things, will indemnify First Midwest's directors and executive officers for all direct and indirect expenses and costs (including, without limitation, all reasonable attorneys' fees and related disbursements, other than out of pocket costs and reasonable compensation for time spent by such persons for which they are not otherwise compensated by First Midwest or any third party) and liabilities of any type whatsoever (including, but not limited to,

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

judgments, fines and settlement fees) actually and reasonably incurred by such person in connection with either the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or other proceeding, including any action by or in the right of First Midwest, arising out of such person's services as a director, officer, employee or other agent of First Midwest, any subsidiary of First Midwest or any other company or enterprise to which the person provides services at the request of First Midwest. First Midwest believes that these provisions and agreements are necessary to attract and retain talented and experienced directors and officers.

          First Midwest's Certificate is consistent with Section 102(b)(7) of the Delaware General Corporation Law, which generally permits a company to include a provision limiting the personal liability of a director in the company's certificate of incorporation. With limitations, this provision eliminates the personal liability of First Midwest's directors to First Midwest or its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision does not eliminate director liability: (1) for breaches of the duty of loyalty to First Midwest and its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for transactions from which a director derives improper personal benefit; or (4) under Section 174 of the Delaware General Corporation Law ("Section 174"). Section 174 makes directors personally liable for unlawful dividends and stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability. While this provision protects the directors from awards for monetary damages for breaches of their duty of care, it does not eliminate their duty of care. The limitations in this provision have no effect on claims arising under the federal securities laws.

          First Midwest maintains liability insurance for the benefit of its directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          The exhibits filed pursuant to this Item 21 immediately follow the
Exhibit Index. The following is a description of the applicable exhibits required for Form S-4 as provided by Item 601 of Regulation S-K.

Exhibit
Number    Description
---------------------

2.1 Agreement and Plan of Merger, dated January 14, 1998, between First Midwest Bancorp, Inc. ("First Midwest"), First Midwest Acquisition Corporation and Heritage Financial Services, Inc. ("Heritage"). This document is filed as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

2.2 Stock Option Agreement, dated January 14, 1998, between First Midwest and Heritage. This document is filed as Appendix E to the Proxy Statement/Prospectus forming a part of this Registration Statement.

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

2.3 Agreement of Affiliates, dated as of January 14, 1998, between First Midwest and certain of the directors and executive officers of Heritage.

3.1 Restated Certificate of Incorporation of First Midwest is incorporated herein by reference to Exhibit 3 to First Midwest's Quarterly Report on Form 10-Q for the quarter ended on March 31, 1996.

3.2 Restated Bylaws of First Midwest are incorporated herein by reference to Exhibit 3.1 to First Midwest's Annual Report on Form 10-K for the year ended December 31, 1994.

4.1 Amended and Restated Rights Agreement, Form of Rights Certificate and Designation of Series A Preferred Stock of First Midwest dated November 15, 1995, are incorporated herein by reference to Exhibits
          (1) through (3) of First Midwest's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on November 21, 1995, and the First Amendment to Rights Agreement, dated June 18, 1997, is incorporated herein by reference to Exhibit (4) of First Midwest's Amendment No. 2 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 30, 1997.

4.2 Certificate of Amendment of Certificate of Designation of Series A Preferred Stock is incorporated herein by reference to Exhibit 4.1 to First Midwest's Annual Report on Form 10-K for the year ended December 31, 1997.

5.1 Opinion of Hinshaw & Culbertson regarding legality of First Midwest Common Stock to be issued in the Merger.

8.1 Draft of Opinion of Hinshaw & Culbertson regarding certain tax matters. Original to be filed by amendment.

23.1      Consent of Ernst & Young LLP.

23.2      Consent of KPMG Peat Marwick LLP.

23.3      Consent of Arthur Andersen LLP.

23.4      Consent of Grant Thornton LLP.

23.5      Consent of Hinshaw & Culbertson (included in Exhibits 5.1 and 8.1).

23.6      Consent of Barack Ferrazzano Kirschbaum Perlman & Nagelberg.

23.7      Consent of Joel S. Corwin.

23.8      Consent of McDonald & Company Securities, Inc.

23.9      Consent of Goldman, Sachs & Co.*

24.       Power of Attorney (contained on the Signature page).

99.1      Form of Letter to Shareholders of Heritage.

99.2      Form of Notice of Special Meeting of Shareholders of Heritage.

99.3      Form of Proxy to be delivered to the Shareholders of Heritage.

99.4      Form of Letter to Stockholders of First Midwest.

99.5      Form of Notice of Annual Meeting of Stockholders of First Midwest.

99.6      Form of Proxy to be delivered to the Stockholders of First Midwest.

          *To be filed by amendment.

ITEM 22.  UNDERTAKINGS.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to, and meeting the requirements of, Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          The undersigned registrant hereby undertakes that every prospectus:
(i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

          The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

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

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, First Midwest Bancorp, Inc., has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Itasca, State of Illinois, this 27th day of February, 1998.

                                    FIRST MIDWEST BANCORP, INC.


                                    By: /s/ Robert P. O'Meara
                                        ---------------------------------
                                    Robert P. O'Meara
                                    President and Chief Executive Officer


                               POWER OF ATTORNEY

          The undersigned officers and directors of First Midwest Bancorp, Inc., do hereby constitute and appoint Robert P. O'Meara and Donald J. Swistowicz, and either one of them, as their attorneys-in fact with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys-in-fact, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to the Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereto, and each of the undersigned hereby ratifies and confirms all that said attorneys-in-fact or any of them shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney has been signed on February 27, 1998 by the following persons in their capacities indicated.

          SIGNATURE                      CAPACITY

                                         Chairman of the Board of Directors
__________________________________
     Clarence D. Oberwortmann

/s/ Andrew B. Barber                     Vice Chairman of the Board of Directors
----------------------------------
     Andrew B. Barber

/s/ Robert P. O'Meara                    President, Principal Executive
----------------------------------
     Robert P. O'Meara                   Officer and Director

/s/ John P. O'Meara                      Executive Vice President, Principal
----------------------------------
     John P. O'Meara                     Operating Officer and Director

/s/ Donald J. Swistowicz                 Executive Vice President, Principal
----------------------------------
     Donald J. Swistowicz                Financial and Accounting Officer

/s/ Vernon A. Brunner                    Director
----------------------------------
     Vernon A. Brunner

/s/ Bruce S. Chelberg                    Director
----------------------------------
     Bruce S. Chelberg

/s/ William J. Cowlin                    Director
----------------------------------
     William J. Cowlin

/s/ O. Ralph Edwards                     Director
----------------------------------
     O. Ralph Edwards

/s/ Joseph W. England                    Director
----------------------------------
     Joseph W. England

/s/ Thomas M. Garvin                     Director
----------------------------------
     Thomas M. Garvin

/s/ J. Stephen Vanderwoude               Director
----------------------------------
     J. Stephen Vanderwoude

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